                                                                    Exhibit 99.1

    As filed with the Securities and Exchange Commission on January 27, 2004
                                                     Registration No. 333-112258
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                       Endurance Specialty Holdings Ltd.
             (Exact Name of Registrant as Specified in Its Charter)

                Bermuda                                       6331                                       98-0392908
    (State or Other Jurisdiction of               (Primary Standard Industrial                        (I.R.S. Employer
     Incorporation or Organization)                Classification Code Number)                      Identification No.)

                                ----------------

                                                                                         CT Corporation System
               Wellesley House, 90 Pitts Bay Road                                    111 Eighth Avenue, 13th Floor
                     Pembroke HM 08, Bermuda                                           New York, New York 10011
                         (441) 278-0400                                                     (212) 590-9200
  (Address, Including Zip Code, and Telephone Number, Including        (Name, Address, Including Zip Code, and Telephone Number,
     Area Code, of Registrant's Principal Executive Offices)                  Including Area Code, of Agent For Service)

                                ----------------

                                   Copies To:

                    Susan J. Sutherland, Esq.                                            John V. Del Col, Esq.
            Skadden, Arps, Slate, Meagher & Flom LLP                                 General Counsel and Secretary
                        Four Times Square                                                   Wellesley House
                    New York, New York 10036                                               90 Pitts Bay Road
                         (212) 735-3000                                                 Pembroke HM 08, Bermuda
                   (212) 735-2000 (facsimile)                                               (441) 278-0400

                                ----------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. |_|

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                ----------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                                                  Proposed Maximum        Proposed Maximum
       Title of Each Class of               Amount to be         Offering Price Per      Aggregate Offering            Amount of
    Securities to be Registered             registered(1)             Share(2)               Price(1)(2)           Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares, $1.00 par value ...          8,050,000                $33.93               $273,136,500              $22,096.74
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes shares subject to the underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices on the New York Stock Exchange on January 23, 2004.

                                ----------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

                 Subject to Completion, dated January 27, 2004

PROSPECTUS

                                7,000,000 Shares

                                [Endurance Logo]

                       Endurance Specialty Holdings Ltd.

                                Ordinary Shares

                                ----------------

    The selling shareholders identified in this prospectus are offering up to 7,000,000 ordinary shares of Endurance Specialty Holdings Ltd. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

    Our ordinary shares are listed on the New York Stock Exchange ("NYSE") under the trading symbol "ENH." The last reported sale price of our ordinary shares on the NYSE on January 26, 2004 was $34.90 per share.

    Investing in our ordinary shares involves risk. See "Risk Factors" beginning on page 8 to read about factors you should consider before buying ordinary shares.

                                ----------------

                                                                   Per Share   Total
                                                                   ---------   -----
    Public offering price .....................................       $          $
    Underwriting discount .....................................       $          $
    Proceeds, before expenses, to selling shareholders ........       $          $

    The selling shareholders have granted the underwriters the right to purchase up to an additional 1,050,000 ordinary shares from them to cover over-allotments.

    Neither the Securities and Exchange Commission, any state securities commission, the Registrar of Companies in Bermuda, the Bermuda Monetary Authority nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about        , 2004.

                                ----------------








                                ----------------

                 The date of this prospectus is        , 2004.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary ......................................................      1
Risk Factors ............................................................      8
Cautionary Statement Regarding Forward-Looking Statements ...............     27
Use of Proceeds .........................................................     28
Price Range of our Ordinary Shares ......................................     28
Dividend Policy .........................................................     29
Selected Consolidated Financial Information .............................     30
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................     32
Industry Background .....................................................     53
Business ................................................................     55
Regulatory Matters ......................................................     70
Management ..............................................................     81
Principal and Selling Shareholders ......................................     94
Certain Relationships and Related Transactions ..........................     98
Description of Share Capital ............................................     99
Certain Indebtedness ....................................................    110
Shares Eligible for Future Sale .........................................    112
Material Tax Considerations .............................................    114
Underwriting ............................................................    123
Legal Matters ...........................................................    126
Experts .................................................................    126
Where You Can Find More Information .....................................    126
Enforceability of Civil Liabilities under United States Federal
  Securities Laws and Other Matters......................................    127
Index to Consolidated Financial Statements ..............................    F-1
Glossary of Selected Insurance and Other Terms ..........................    G-1

                                ----------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus. Neither we nor the selling shareholders are making, nor will make, an offer to sell the ordinary shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of time of delivery of this prospectus or of any sale of our ordinary shares.

    Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 1998 of Bermuda which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority (the "BMA") must approve all issuances and transfers of shares of a Bermuda exempted company. We have received from the BMA their permission for the issue and free transferability of the ordinary shares in the Company being offered pursuant to this prospectus, as long as the shares are listed on the NYSE, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

                               PROSPECTUS SUMMARY


    This summary highlights information contained elsewhere in this prospectus. While we have highlighted what we believe is the most important information about the Company and this offering in this summary, you should read the entire prospectus carefully, including the "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" sections and our consolidated financial statements and the notes to those financial statements before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to "we," "us," "our" and "the Company" refer to the consolidated operations of Endurance Specialty Holdings Ltd., and its direct and indirect subsidiaries, including Endurance Specialty Insurance Ltd. ("Endurance Bermuda"), Endurance Worldwide Holdings Limited, Endurance Worldwide Insurance Limited ("Endurance U.K."), Endurance U.S. Holdings Corp., Endurance Reinsurance Corporation of America ("Endurance U.S.") and Endurance Services Ltd. ("Endurance Services"). "Endurance Holdings" refers solely to Endurance Specialty Holdings Ltd. In this prospectus, amounts are expressed in U.S. dollars and the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), except as otherwise indicated. We have included a glossary of insurance and other terms, commencing on page G-1. Each term defined in the glossary is printed in boldface the first time it appears in this prospectus. On December 17, 2002, we effected a share premium issuance to our existing shareholders at that time. Except as otherwise indicated, all share data in this prospectus assumes the share premium issuance to such existing shareholders of four additional shares for each common share outstanding had occurred as of the date such data is presented. As used in this prospectus, "common shares" refers to our ordinary shares and class A shares collectively. Unless otherwise indicated, all data in this prospectus assumes no exercise of either the underwriters' overallotment option or of any outstanding warrants or options to purchase common shares of Endurance Holdings.

                                  The Company
Overview

    Endurance Holdings is a holding company domiciled in Bermuda. Through our operating subsidiaries based in Bermuda, the United Kingdom and the United States, we focus on writing specialty lines of personal and commercial property and casualty insurance and reinsurance on a global basis. We define specialty lines as those lines of insurance and reinsurance that require dedicated, specialized underwriting skills and resources in order to be profitably underwritten. Our portfolio of specialty lines of business is organized into the following segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and aerospace and other specialty lines.

    We seek to create a portfolio of specialty lines which are profitable and have limited correlation with one another. We believe that a well constructed portfolio of diversified risks will produce less volatile results than each of the individual lines of business independently, allow for greater capital efficiency, and provide a superior risk-adjusted return on our capital. We identify and underwrite attractive insurance and reinsurance business through our experienced underwriting staff and apply a centralized quantitative framework of risk analysis across all of our business segments. We produce our business through the leading worldwide insurance and reinsurance intermediaries.

    We have been able to achieve significant success in the development of our business since our inception in December, 2001. Our accomplishments include:

         o growing our business from a startup in 2001 to $1.6 billion in gross premiums and $263.4 million in net income for the year ended December 31, 2003 and $3.5 billion in assets at December 31, 2003, while generating an 18.4% return on average equity in 2003;

         o     successfully launching multiple specialty business segments;

         o     building a substantial base of clients around the world;

         o     recruiting a highly experienced management team;

         o     building a staff of approximately 250;

         o licensing insurance subsidiaries in Bermuda, the United Kingdom and the United States;

         o acquiring the property catastrophe business of LaSalle Re Limited ("LaSalle");

         o acquiring the majority of the reinsurance business of The Hartford Fire Insurance Company and HartRe Company, L.L.C. (collectively, "HartRe");

         o establishing a $192 million multi-year term loan facility and a $108 million one-year revolving credit facility that was expanded to $500 million, and;

         o successfully completing our initial public offering in February 2003, and obtaining a NYSE listing.

    Current conditions in the global insurance and reinsurance markets continue to present an attractive opportunity for us to deploy our capital. Many global property and casualty insurers and reinsurers are currently experiencing significantly reduced capital resulting from several years of excessively competitive pricing, expanding coverage terms, significant increases in losses from asbestos liability, under-reserving, and poor investment performance. In addition, Standard & Poor's and A.M. Best have lowered the financial strength ratings of a significant number of reinsurers in 2002 and 2003, further reducing available reinsurance capacity with sufficient financial security.

Our Competitive Strengths

    We believe certain characteristics distinguish us from our competitors, including:

         o Extensive Specialized Underwriting and Risk Management Capabilities. We have made significant initial investments in our technical capabilities, including hiring 103 experienced underwriters and an actuarial risk analysis and modeling staff of 28.

         o Underwriting and Risk Management Discipline. We remain highly selective in our underwriting. In 2003, despite significant expansion in our business, we only provided insurance quotes on 36.7% of the 8,637 submissions we received. Our quotation rate in 2003 was similar to that in 2002. All of our underwriting activity is supported by detailed, upfront pricing analyses. We limit the exposures that we are willing to accept on any single contract, geographic and catastrophic peril.

         o Experienced Management Team. Our senior management team averages over 20 years of experience in the insurance and reinsurance industry and participates in our stock-based compensation plan that ties compensation to the achievement of goals aligned with those of our shareholders.

         o Strong Market Relationships. The underwriting expertise and extensive industry relationships previously developed by our senior management team and underwriters have allowed us to quickly establish our presence in the global insurance and reinsurance markets. We have strong relationships with major insurance and reinsurance brokers, including: Aon Corporation ("Aon"), Marsh & McLennan Companies, Inc. ("Marsh"), Willis Group Holdings, Ltd. ("Willis"), Benfield Group plc ("Benfield") and Towers Perrin Reinsurance ("Towers Perrin").

         o Bermuda-Based Operations. Bermuda is our principal base of operations, which allows us to benefit from its well developed network of insurance and reinsurance brokers, an experienced pool of employees with significant insurance expertise and a responsive regulatory environment that allows for rapid innovation in insurance and reinsurance products.

         o Conservative Investment Policy. We have a conservative investment policy aimed at minimizing the volatility of our investment results. At December 31, 2003, 100% of our invested assets were held in cash and cash equivalents and fixed maturity securities, 86% of which were rated AAA and 100% were rated A or better.

         o Excellent Financial Strength. The Company's operating subsidiaries are rated "A" (Excellent) by A.M. Best Company and "A-" (Strong) by Standard & Poor's. We were one of a small number of companies to be upgraded by A.M. Best in 2003 when we received our upgrade to "A" ("Excellent"). These ratings reflect A.M. Best Company's and Standard & Poor's opinions of our financial strength and are not applicable to the ordinary shares offered by this prospectus and are not recommendations to buy, sell or hold such shares.

         o Unencumbered Capital Base. At December 31, 2003, we had shareholders' equity of approximately $1.6 billion. As a recently formed company, we are unencumbered by any historical losses relating to asbestos liabilities, the World Trade Center tragedy and other historical pre-December 2001 liability exposures currently affecting many of our competitors. By choosing to form and license new subsidiaries rather than assuming unknown liabilities through the acquisition of existing licensed "shell" companies, we have no risk that loss reserve development relating to historical exposures prior to our formation will negatively impact our future financial results.

Business Strategy

    Our goal is to generate a superior long-term return on capital by leveraging our competitive strengths and successfully executing our strategy. The key elements of our strategy are:

         o Maintain a Portfolio of Profitable Specialty Lines. We believe there are significant opportunities in a number of lines of business in the current market environment. We participate in those specific specialty lines that we believe have the potential to offer the highest risk-adjusted return on capital and in which we believe we can establish a competitive advantage through our specialized teams of expert underwriters. We intend to use our ability to participate in multiple lines of business to deploy capital and resources to the most attractive business lines at the most opportune times.

         o     Utilize Monoline Level of Expertise in Each Line of
               Business. We have formed teams of highly experienced professionals to manage each of our specific lines of business. Each team is led by a senior executive and is supported by highly experienced underwriting personnel who are specialists in their unique business line.

         o Apply Extensive Technical Analysis to Our Underwriting. We manage our portfolio of risks through the utilization of catastrophe modeling and dynamic financial analysis techniques that provide a quantitative basis for the management of risk aggregation and correlation. We license a broad array of catastrophe modeling products. We have our own proprietary underwriting risk management system and have built a proprietary suite of individual contract, portfolio, capital allocation, and market risk management and price monitoring tools around this system.

         o Maintain an Efficient Expense Structure. Several factors contribute to our low cost structure, including our utilization of variable cost brokerage distribution, our presence in the Bermuda market which targets large insurance and reinsurance programs for clients, our current emphasis on high severity, low frequency lines which can be underwritten by relatively small teams, and our centralized risk management structure which limits redundant expenses and systems.

         o Proactively Manage Our Capital Base. We actively manage our capital by allocating resources to underwriting opportunities which we believe will offer the highest risk-adjusted return on capital. Over the long term, we will seek to return excess capital to our shareholders rather than use excess capital to underwrite business at unattractive pricing levels. We have already undertaken a number of capital management initiatives including two acquisitions at prices which were accretive to our earnings, selective repurchases of our ordinary shares on favorable terms, and the payment of shareholder dividends.

Risks Relating to Our Company

    As part of your evaluation of the Company, you should take into account the risks we face in our business. These risks include:

         o Limited Operating History. We have a limited operating and financial history. As a result, there is limited historical financial and operating information to help you evaluate our past performance or to make a decision about an investment in our ordinary shares.

         o Uncertainty of Establishing Loss Reserves. Establishing and maintaining an appropriate level of loss reserves is an inherently uncertain process, especially for recently formed insurers like us without an established loss history. Because of this uncertainty, it is possible that our loss reserves at any given time will prove inadequate. This could cause a material increase in our liabilities and a reduction in our profitability, including operating losses and reduction of capital.

         o Vulnerability to Losses from Catastrophes. Our property and property catastrophe insurance and reinsurance operations expose us to claims arising from catastrophes. In the event that we experience catastrophe losses, there is a possibility that our unearned premium and loss reserves will be inadequate to cover these risks, which could have a material adverse effect on our financial condition and our results of operations.

         o Failure of Our Loss Limitation Methods. Limitations or exclusions from coverage or choice of forum, or other loss limitation methods we employ may not be effective or may not be enforceable in the manner we intend, which could have a material adverse effect on our financial condition and our results of operations, possibly to the extent of eliminating our shareholders' equity.

         o Non-renewal of existing contracts. Our contracts are generally for a one year term. In our financial forecasting process, we make assumptions about renewal of our prior year's contracts. If actual renewals do not meet expectations it could have a material adverse effect on our expectation for gross premium written in future years and our future results of operations. This risk is especially prevalent in the first quarter of each year when a large number of reinsurance contracts are subject to renewal.

         o Constraints Related to Our Holding Company Structure. As a holding company, Endurance Holdings has no substantial operations of its own. Dividends and other permitted distributions from insurance subsidiaries are expected to be Endurance Holdings' sole source of funds to meet ongoing cash requirements. These payments will be limited by the regulations in the jurisdictions in which our subsidiaries operate. The inability of these subsidiaries to pay dividends in sufficient amounts for Endurance Holdings to meet its cash requirements could have a material adverse affect on its operations.

         o     Cyclical Nature of the Insurance and Reinsurance
               Business. Historically, the property and casualty reinsurance business has been a cyclical industry characterized by periods of intense price competition. Although premium levels for many products have generally increased during the past two years, the supply of insurance and reinsurance capacity may increase, either by capital provided by new entrants or by the commitment of additional capital by existing insurers and reinsurers, which may cause prices to decrease.

    For more information about these and other risks, see "Risk Factors" beginning on page 8. You should carefully consider these risk factors together with all the other information included in this prospectus before making an investment decision.

                                ----------------

    Our principal executive offices are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and our telephone number is (441) 278-0400.

                                  The Offering


Ordinary shares offered by the
selling shareholders.....................   7,000,000 ordinary shares

Over-allotment option granted by the
selling shareholders.....................   1,050,000 ordinary shares

Common shares outstanding before and
after this offering......................   63,912,000 ordinary shares

Use of proceeds..........................   We will not receive any proceeds
                                            from the sale of ordinary shares by
                                            the selling shareholders.

Voting Rights............................   On all matters submitted to a vote
                                            of shareholders, holders of our
                                            ordinary shares are entitled to one
                                            vote per share, subject to the
                                            adjustments regarding voting set
                                            forth in "Description of Share
                                            Capital -- Voting Adjustments."

Dividend policy..........................   We paid dividends of $0.08 per
                                            ordinary share on June 30, 2003,
                                            $0.12 per ordinary share on
                                            September 30, 2003 and $0.12 per
                                            ordinary share on December 31,
                                            2003. Any future payment of
                                            dividends will be at the discretion
                                            of our board of directors and will
                                            be subject to significant
                                            restrictions which are described
                                            under "Dividend Policy,"
                                            "Regulatory Matters" and elsewhere
                                            in this prospectus.

Risk factors.............................   See "Risk Factors" and other
                                            information included in this
                                            prospectus for a discussion of
                                            factors you should carefully
                                            consider before deciding to invest
                                            in our ordinary shares.

NYSE symbol..............................   ENH.

    As of January 26, 2004, the selling shareholders beneficially held approximately 65% of our outstanding ordinary shares and warrants exercisable for an additional 10.5% of our outstanding common shares. After giving effect to this offering, assuming no exercise of the over-allotment option, the selling shareholders would have held approximately 57% of our outstanding ordinary shares and warrants exercisable for an additional 10.5% of our outstanding common shares, as of that date. See "Principal and Selling Shareholders".

                   Summary Consolidated Financial Information


    The following table sets forth our summary consolidated financial information for the periods ended and as of the dates indicated. As described in Note 1 to our consolidated financial statements included elsewhere in this prospectus, our consolidated financial statements include the accounts of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Bermuda was incorporated on November 30, 2001 and commenced operations on December 17, 2001. Endurance Holdings was incorporated on June 27, 2002 and effected an exchange offer in July 2002 with the shareholders of Endurance Bermuda. The exchange offer was accounted for as a business combination of companies under common control. On December 17, 2002, we effected a share premium issuance to our existing shareholders. Except as otherwise indicated, all share data in this prospectus assumes the share premium issuance to our existing shareholders of four additional shares for each common share outstanding had occurred as of the date such data is presented.

    The summary consolidated financial information presented below is derived from our consolidated financial statements included elsewhere in this prospectus. These historical results are not necessarily indicative of results to be expected from any future period. You should read this summary consolidated financial information together with our consolidated financial statements and related notes and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                             Year Ended          Year Ended          Period Ended
                                                                         December 31, 2003    December 31, 2002   December 31, 2001
                                                                         -----------------    -----------------   -----------------
                                                                               (in thousands, except earnings per share data)
Summary Income Statement Data:
Gross premiums written and acquired (a)..............................        $1,601,997           $798,760             $   376
Net premiums written and acquired (b)................................         1,597,844            764,918                 376
Net premiums earned (includes $0.3 million and $30.7 million from
  related parties in 2003 and 2002, respectively)....................         1,173,947            369,489                   1
Net investment income................................................            71,010             42,938                 838
Net realized gains on sales of investments...........................             5,718              6,730                  --
Losses and loss expenses (includes $0.2 million and $17.5 million
  from related parties in 2003 and 2002, respectively)...............           663,696            204,455                  --
Acquisition expenses (includes $0.0 million and $7.0 million from
  related parties in 2003 and 2002, respectively)....................           230,549             64,013                  --
General and administrative expenses..................................           100,657             49,999                 527
Net income...........................................................           263,437            102,066                 312
Per Share Data:
Basic earnings per share.............................................        $     4.19           $   1.74             $  0.01
Diluted earnings per share...........................................        $     4.00           $   1.73             $  0.01
Weighted average number of common shares outstanding:
 Basic...............................................................            62,933             58,699              39,630
 Diluted.............................................................            65,900             58,858              39,630

                                                                               As of                As of               As of
                                                                         December 31, 2003    December 31, 2002   December 31, 2001
                                                                         -----------------    -----------------   -----------------
                                                                              (in thousands, except book value per share data)
Summary Balance Sheet Data:
Cash and investments.................................................        $2,674,232          $1,663,249           $1,162,498
Total assets.........................................................         3,458,964           2,054,594            1,165,099
Reserve for losses and loss expenses.................................           833,158             200,840                   --
Reserve for unearned premiums........................................           824,685             403,305                  375
Bank debt............................................................           103,029             192,000                   --
Total shareholders' equity...........................................         1,644,815           1,217,500            1,162,312
Per Share Data:
Book value per share (c).............................................        $    25.68          $    22.14           $    19.37
Diluted book value per share (d).....................................        $    24.03          $    21.73           $    19.37

Selected Ratios (Based on U.S. GAAP income statement data):

                                                   Year Ended           Year Ended
                                                December 31, 2003   December 31, 2002
                                                -----------------   -----------------
     Loss ratio (e) ........................          56.5%                55.3%
     Acquisition expense ratio (f) .........          19.6%                17.3%
     General and administrative expense
       ratio (g)............................           8.6%                13.6%
                                                      ----                 ----
     Combined ratio (h) ....................          84.7%                86.2%
                                                      ====                 ====

---------------
(a) Gross premiums written and acquired for the year ended December 31, 2003 included $400.3 million of gross premiums acquired in the HartRe transaction. Gross premiums written and acquired for the year ended December 31, 2002 included $90.0 million of gross premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Years Ended December 31, 2003 and December 31, 2002 -- Premiums".
(b) Net premiums written and acquired for the year ended December 31, 2003 included $400.3 million of gross premiums acquired in the HartRe transaction. Net premiums written and acquired for the year ended December 31, 2002 included $69.0 million of net premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Years Ended December 31, 2003 and December 31, 2002 -- Premiums".
(c) Book value per share is based on total shareholders' equity divided by basic common shares outstanding of 64,046,776 at December 31, 2003, 55,000,000 at December 31, 2002 and 60,000,000 at December 31, 2001. Common
    shares outstanding include 134,776 vested restricted stock units for purposes of the December 31, 2003 book value per share calculation.
(d) Diluted book value per share is a non-GAAP measure based on total shareholders' equity divided by the number of common shares and common share equivalents outstanding at the end of the period, using the treasury stock method. Common share equivalents include options and warrants which are dilutive when the market price of the Company's shares exceeds the exercise price of the options or warrants. Diluted shares outstanding were 68,444,576 at December 31, 2003, 56,016,679 at December 31, 2002 and
    60,000,000 at December 31, 2001. Common shares outstanding include 134,776 vested restricted stock units for purposes of the December 31, 2003 book value per share calculation. We believe that this is an effective measure of the per share value of the Company as it takes into account the effect of all outstanding dilutive securities.
(e) The loss ratio is calculated by dividing losses and loss expenses by net premiums earned.
(f) The acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.
(g) The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.
(h) The combined ratio is the sum of the loss ratio, the acquisition expense ratio and the general and administrative expense ratio. As a recently formed company, our historical combined ratio may not be indicative of future underwriting performance.

                                  RISK FACTORS


    Before investing in our ordinary shares you should carefully consider the following risk factors and all other information set forth in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the trading price of our ordinary shares to decline. You could lose all or part of your investment.

                         Risks Relating to Our Business

Since we have a limited operating history, it is difficult to predict our future performance.

    Our Bermuda insurance subsidiary, Endurance Bermuda, was formed on November 30, 2001 and began operations on December 17, 2001. Endurance Holdings was formed on June 27, 2002. Endurance U.S. was formed on September 5, 2002 and received a license to write certain lines of reinsurance business in the State of New York from the New York State Department of Insurance (the "New York Department") on December 18, 2002. Endurance U.K. was formed on April 10, 2002 and on December 4, 2002 was authorized by the United Kingdom's Financial Services Authority ("FSA") to begin writing certain lines of insurance and reinsurance in the United Kingdom and European Union. As a result, there is limited historical financial and operating information available to help you evaluate our past performance or to make a decision about an investment in our ordinary shares. Companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. These new companies must successfully develop business relationships, establish operating procedures, hire staff, install management information and other systems, establish facilities and obtain licenses, as well as take other steps necessary to conduct their intended business activities. As a result of these risks, it is possible that we may not be successful in implementing our business strategy or in completing the development of the infrastructure necessary to run our business. In addition, because of our limited operating history, our historical financial results may not accurately predict our future performance. As a result of industry factors or factors specific to us, we may have to alter our anticipated methods of conducting our business, such as the nature, amount and types of risks we assume.

If actual claims exceed our reserve for losses and loss expenses, our financial condition and results of operations could be adversely affected.

    Our success depends upon our ability to accurately assess the risks associated with the businesses that we insure or reinsure. We establish loss reserves to cover our estimated liability for the payment of all losses and loss expenses incurred with respect to premiums earned on the policies that we write. Loss reserves do not represent an exact calculation of liability. Rather, loss reserves are estimates of what we expect the ultimate settlement and administration of claims will cost. These estimates are based upon actuarial and statistical projections and on our assessment of currently available data, as well as estimates of future trends in claims severity and frequency, judicial theories of liability and other factors. Loss reserve estimates are refined continually in an ongoing process as experience develops and claims are reported and settled. Establishing an appropriate level of loss reserves is an inherently uncertain process. Moreover, these uncertainties are greater for insurers like us than for insurers with a longer operating history because we do not yet have an established loss history. Because of this uncertainty, it is possible that our reserves at any given time will prove inadequate.

    To the extent we determine that actual losses and loss expenses exceed our expectations and reserves recorded in our financial statements, we will be required to immediately increase reserves. This could result in a material increase in our liabilities and a reduction in our profitability, including operating losses and reduction of capital. The number and size of reported claims that we have received to date have been moderate, resulting in $162.5 million in case reserves on our balance sheet at December 31, 2003. In the future, the number of claims could increase, and their cumulative size could exceed our loss reserves.

As a property and property catastrophe insurer and reinsurer, we are particularly vulnerable to losses from catastrophes.

    Our property and property catastrophe insurance and reinsurance operations expose us to claims arising out of catastrophes. Catastrophes can be caused by various unpredictable events, including earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, explosions and other natural or man-made disasters. We also face substantial exposure to losses resulting from acts of war, acts of terrorism and political instability. The global geographic distribution of our business subjects us to catastrophe exposure for natural events occurring in a number of areas throughout the world, including, but not limited to, windstorms in Europe, hurricanes in Florida, the Gulf Coast and the Atlantic coast regions of the United States, typhoons and earthquakes in Japan and earthquakes in California and the New Madrid region of the United States. The loss experience of property catastrophe insurers and reinsurers has generally been characterized as low frequency but high severity in nature. We expect that increases in the values and concentrations of insured property will increase the severity of such occurrences in the future. In the event that we experience catastrophe losses, there is a possibility that our unearned premium and loss reserves will be inadequate to cover these risks. In addition, because accounting regulations do not permit insurers and reinsurers to reserve for such catastrophic events until they occur, claims from catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could have a material adverse effect on our financial condition and results of operations. Our ability to write new business also could be adversely impacted. See "Business -- Underwriting and Risk Management."

As a property and casualty insurer and reinsurer, we could face losses from war, terrorism and political unrest.

    We may have substantial exposure to losses resulting from acts of war, acts of terrorism and political instability. These risks are inherently unpredictable, although recent events may lead to increased frequency and severity. It is difficult to predict their occurrence with statistical certainty or to estimate the amount of loss an occurrence will generate. Accordingly, it is possible that our loss reserves will be inadequate to cover these risks. Although we generally exclude acts of terrorism from insurance policies and reinsurance treaties where practicable, we also provide coverage in circumstances where we believe we are adequately compensated for assuming such risk. Even in cases where we have deliberately sought to exclude coverage, we may not be able to eliminate completely our exposure to terrorist acts and thus it is possible that these acts will have a material adverse effect on us.

The risks associated with property and casualty reinsurance underwriting could adversely affect us.

    Because we participate in property and casualty reinsurance markets, the success of our underwriting efforts depends, in part, upon the policies, procedures and expertise of the ceding companies making the original underwriting decisions. We face the risk that these ceding companies may fail to accurately assess the risks that they assume initially, which, in turn, may lead us to inaccurately assess the risks we assume. If we fail to establish and receive appropriate premium rates, we could face significant losses on these contracts.

If actual renewals of our existing contracts do not meet expectations it could have a material adverse effect on our expectation for gross premium written in future years and our future results of operations.

    Our contracts are generally for a one year term. In our financial forecasting process, we make assumptions about renewal of our prior year's contracts. If actual renewals do not meet expectations it could have a material adverse effect on our expectation for gross premium written in future years and our future results of operations. This risk is especially prevalent in the first quarter of each year when a large number of reinsurance contracts are subject to renewal.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or on our results of operations.

    We seek to limit our loss exposure by writing many of our insurance and reinsurance contracts on an excess of loss basis, adhering to maximum limitations on policies written in defined geographical zones, limiting program size for each client, establishing per risk and per occurrence limitations for each event and prudent underwriting guidelines for each program written. In the case of proportional treaties, we seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one event. Most of our direct liability insurance policies include maximum aggregate limitations. We also seek to limit our loss exposure through geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and whether a policy falls within particular zone limits. Disputes relating to coverage and choice of legal forum may also arise. As a result, various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, may not be enforceable in the manner we intend and some or all of our other loss limitation methods may prove to be ineffective. Underwriting is a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition and our results of operations, possibly to the extent of eliminating our shareholders' equity.

Since we are dependent on key executives, the loss of any of these executives or our inability to retain other key personnel could adversely affect our business.

    Our success substantially depends upon our ability to attract and retain qualified employees and upon the ability of our senior management and other key employees to implement our business strategy. We believe there are only a limited number of available qualified executives in the business lines in which we compete. Although we are not aware of any planned departures, we rely substantially upon the services of Kenneth J. LeStrange, our Chief Executive Officer, President and Chairman of the board of directors, Steven W. Carlsen, Chairman of Endurance U.S. and President of Endurance Services, and James R. Kroner, our Chief Financial Officer. Each of Messrs. LeStrange, Carlsen and Kroner have employment agreements with the Company. We believe we have been successful in attracting and retaining key personnel since our inception. The loss of any of their services or the services of other members of our management team or the inability to attract and retain other talented personnel could impede the further implementation of our business strategy, which could have a material adverse effect on our business. We do not currently maintain key man life insurance policies with respect to any of our employees.

Our business could be adversely affected by Bermuda employment restrictions.

    We will need to continue to hire employees to work in Bermuda. Under
Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. All of our 48 Bermuda-based professional employees who require work permits, including Messrs. LeStrange and Kroner, have been granted permits by the Bermuda government. The terms of these permits range from three to five years depending on the individual. None of our current Bermuda employees for whom we have applied for a work permit have been denied. It is possible that we could lose the services of one or more of our key employees if we are unable to obtain or renew their work permits, which could have a material adverse affect on our business.

A decline in the financial strength ratings of Endurance Bermuda, Endurance U.K. or Endurance U.S. could affect our standing among brokers and customers and cause our premiums and earnings to decrease.

    Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. A.M. Best assigned to Endurance Bermuda, Endurance U.K. and

Endurance U.S. a financial strength rating of "A" (Excellent) and Standard & Poor's assigned a financial strength rating to Endurance Bermuda, Endurance U.K. and Endurance U.S. of "A-" (Strong). The objective of A.M. Best's and Standard & Poor's rating system is to provide an opinion of an insurer's or reinsurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect A.M. Best's and Standard & Poor's opinions of Endurance Bermuda's, Endurance U.K.'s and Endurance U.S.'s initial capitalization, performance, management and sponsorship, and are not applicable to the ordinary shares offered by this prospectus and are not a recommendation to buy, sell or hold such shares. A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (In Liquidation), and includes 16 separate ratings categories. Within these categories, "A++" (Superior) and "A+" (Superior) are the highest, followed by "A" (Excellent) and "A-" (Excellent). Publications of A.M. Best indicate that the "A" and "A-" ratings are assigned to those companies that, in A.M. Best's opinion, have demonstrated an excellent ability to meet their obligations to policyholders. These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best. The rating "A" (Excellent) by A.M. Best is the third highest of 15 rating levels (the rating of "S" (Suspended) is considered a rating category but not a rating level). Standard & Poor's maintains a letter rating system ranging from "AAA" (Extremely Strong) to "R" (Under Regulatory Supervision). Within these categories, "AAA" (Extremely Strong) is the highest, followed by "AA+", "AA" and "AA-" (Very Strong) and "A+", "A" and "A-" (Strong). Publications of Standard & Poor's indicate that the "A+", "A" and "A-" ratings are assigned to those companies that, in Standard & Poor's opinion, have demonstrated strong financial security characteristics. These ratings may be changed, suspended, or withdrawn at the discretion of Standard & Poor's. The rating "A-" (Strong) by Standard & Poor's is the seventh highest of twenty-one rating levels.

    If Endurance Bermuda's, Endurance U.K.'s or Endurance U.S.'s rating is reduced from its current level by A.M. Best or Standard & Poor's, our competitive position in the insurance and reinsurance industry would suffer, and it would be more difficult for us to market our products. A downgrade could result in a significant reduction in the number of insurance and reinsurance contracts we write and in a substantial loss of business as client companies, and brokers that place such business, move to other competitors with higher ratings.

Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments.

    Endurance Holdings is a holding company and, as such, has no substantial operations of its own. Dividends and other permitted distributions from insurance subsidiaries are expected to be Endurance Holdings' primary source of funds to meet ongoing cash requirements, including debt service payments and other expenses, and to pay dividends, if any, to shareholders. Bermuda law and regulations, including, but not limited to, Bermuda insurance regulations, restrict the declaration and payment of dividends and the making of distributions by Endurance Bermuda unless certain regulatory requirements are met. The inability of Endurance Bermuda to pay dividends in an amount sufficient to enable Endurance Holdings to meet its cash requirements at the holding company level could have a material adverse effect on its operations. In addition, Endurance U.K. and Endurance U.S. are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. We therefore do not expect to receive dividends from either of those subsidiaries for the foreseeable future.

    Endurance Holdings is subject to Bermuda regulatory constraints that will affect its ability to pay dividends on its ordinary shares and make other payments. Under the Bermuda Companies Act 1981, as amended (the "Companies Act"), Endurance Holdings may declare or pay a dividend or make a distribution out of retained earnings or contributed surplus only if it has reasonable grounds for believing that it is, or would after the payment be, able to pay its liabilities as they become due and if the realizable value of its assets would thereby not be less than the aggregate of its liabilities and issued share capital and share premium accounts. In addition, our credit facilities prohibit Endurance Holdings from declaring or paying any dividends if a default or event of default has occurred and is continuing at the time of such declaration or payment or would result from such declaration or payment. For a discussion of the legal limitations on our subsidiaries' ability to pay dividends to Endurance Holdings and of Endurance Holdings to pay dividends to its shareholders, see "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and

Results of Operations -- Liquidity and Capital Resources," "Certain Indebtedness" and "Regulatory Matters."

The cost of reinsurance security arrangements may materially impact our margins.

    As a Bermuda reinsurer, Endurance Bermuda is required to post collateral security with respect to reinsurance liabilities it assumes from ceding insurers domiciled in the U.S. The posting of collateral security is generally required in order for U.S. ceding companies to obtain credit on their U.S. statutory financial statements with respect to reinsurance liabilities ceded to unlicensed or unaccredited reinsurers. Under applicable statutory provisions, the security arrangements may be in the form of letters of credit, reinsurance trusts maintained by third-party trustees or funds-withheld arrangements whereby the trusted assets are held by the ceding company. Endurance Bermuda has the ability to issue up to $500 million in letters of credit under the Company's revolving credit facility that expires on August 11, 2004. If this facility is not sufficient or if the Company is unable to renew this facility or is unable to arrange for other types of security on commercially acceptable terms, the ability of Endurance Bermuda to provide reinsurance to U.S.-based clients may be severely limited.

    Security arrangements may subject our assets to security interests and/or require that a portion of our assets be pledged to, or otherwise held by, third parties. Although the investment income derived from our assets while held in trust typically accrues to our benefit, the investment of these assets is governed by the investment regulations of the state of domicile of the ceding insurer, which may be more restrictive than the investment regulations applicable to us under Bermuda law. The restrictions may result in lower investment yields on these assets, which could have a material adverse effect on our profitability.

The right of certain significant investors to designate a majority of our directors may prevent or frustrate attempts by shareholders to replace or remove the current management of the Company.

    As of the date of this prospectus, our founding shareholders beneficially own ordinary shares aggregating approximately 86% of the equity interest in our ordinary shares on a fully diluted basis assuming the full exercise of all vested share options, restricted share units and warrants exercisable for ordinary shares or class A shares. Certain of our significant investors have contractual rights to nominate designees as candidates for election to our board of directors and select from our directors members of committees of our board of directors, and have so designated eight of our existing twelve directors. See "Description of Share Capital -- Amended and Restated Shareholders Agreement -- Composition of Board and Board Committees."

    As a result of their ownership position and contractual rights, our significant investors and their board representatives, independently and voting together with our other existing shareholders, will have the ability to significantly influence matters requiring shareholder approval, including, without limitation, the election of directors and amalgamations, consolidations and sales of all or substantially all of our assets.

The commercial and investment activities of our significant investors may lead to conflicts of interest.

    Certain of our significant investors engage in commercial activities and enter into transactions or agreements with us or in competition with us, which may give rise to conflicts of interest. We derive a significant portion of our business through reinsurance relationships and other arrangements in which Aon, one of the selling shareholders, has acted as a broker or insurance or reinsurance intermediary. Due to Aon's investment in us and their involvement in our formation, it is possible that certain brokers and intermediaries that compete with Aon will perceive a conflict of interest in our relationships with Aon and may, therefore, be hesitant to present insurance and reinsurance proposals and opportunities to us. As of the date of this prospectus, Aon held approximately 21.9% of our outstanding ordinary shares on a fully diluted basis. After giving effect to this offering, assuming no exercise of the over-allotment option, Aon would have held approximately 19.9% of our outstanding ordinary shares on a fully diluted basis as of that date. See "Principal and Selling Shareholders."

    Some of our significant investors or their affiliates have sponsored, and may in the future sponsor, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which, together with our significant investors, may compete with us. Certain of our significant investors and their affiliates have also entered into agreements with and made investments in numerous companies that may compete with us.

Profitability may be adversely impacted by inflation.

    The effects of inflation could cause the cost of claims from catastrophes or other events to rise in the future. Our reserve for losses and loss expenses includes assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above reserves established for these claims, we will be required to increase our loss reserves with a corresponding reduction in our net income in the period in which the deficiency is identified.

Our investment performance may affect our financial assets and ability to conduct business.

    We derive a significant portion of our income from our invested assets. As a result, our operating results depend in part on the performance of our investment portfolio, which currently consists of fixed maturity securities. Our income derived from our invested assets was $76.7 million or 29.1% of our net income for the year ended December 31, 2003. Our operating results are subject to a variety of investment risks, including risks relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk. Additionally, with respect to certain investments, we are subject to pre-payment or reinvestment risk.

    With respect to our longer-term liabilities, we strive to structure our investments in a manner that recognizes our liquidity needs for our future liabilities. In that regard, we attempt to correlate the maturity and duration of our investment portfolio to our general and specific liability profile. However, if our liquidity needs or general and specific liability profile unexpectedly change, we may not be successful in continuing to structure our investment portfolio in that manner. The market value of our fixed maturity investments will be subject to fluctuation depending on changes in various factors, including prevailing interest rates. To the extent that we are unsuccessful in correlating our investment portfolio with our liabilities, we may be forced to liquidate our investments at times and prices that are not optimal, which could have a material adverse affect on the performance of our investment portfolio.

    Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Our mitigation efforts include maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. A significant portion of the investment portfolio matures each year, allowing for reinvestment at current market rates. The portfolio is actively managed and trades are made to balance our exposure to interest rates. However, a significant increase in interest rates could have a material adverse effect on our book value.

We may be adversely affected by foreign currency fluctuations.

    We have made a significant investment in the capitalization of Endurance U.K., which is denominated in British Sterling. In addition, we enter into reinsurance and insurance contracts where we are obligated to pay losses in currencies other than U.S. dollars. For the year ended December 31, 2003, approximately 9% of our gross premiums were written in currencies other than the U.S. dollar. A portion of our cash and cash equivalents, investments and loss reserves are also denominated in non-U.S. currencies. The majority of our operating foreign currency assets and liabilities are denominated in Euros, British Sterling, Canadian dollars, Japanese Yen and Australian Dollars ("Major Currencies"). We may, from time to time, experience losses from fluctuations in the values of these and other non-U.S. currencies, which could have a material adverse affect on our results of operations.

    We periodically buy and sell Major Currencies or investment securities denominated in Major Currencies in an attempt to match our non-U.S. dollar assets to our related non-U.S. dollar liabilities. We have no currency hedges in place; however, as part of our matching strategy, we consider the use of hedges when we become aware of probable significant losses that will be paid in non-U.S. currencies. However, it is possible that we will not successfully match our exposures or structure the hedges so as to effectively manage these risks.

We may require additional capital in the future which may not be available or only available on unfavorable terms.

    Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. We may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the ordinary shares offered hereby. If we cannot obtain adequate capital, our business, results of operations and financial condition could be adversely affected.

Since we depend on a few brokers for a large portion of our revenues, loss of business provided by any one of them could adversely affect us.

    We market our insurance and reinsurance worldwide primarily through insurance and reinsurance brokers. In the year ended December 31, 2003, our top five brokers represented approximately 86% of our gross premiums written, excluding gross premiums acquired in the HartRe transaction. See "Business -- Distribution". One of those brokers, Aon, is currently one of our investors and is a selling shareholder in the offering being made by this prospectus. Affiliates of two of these brokers, Marsh and Benfield, have also co-sponsored the formation of other Bermuda reinsurers that may compete with us, and those brokers may decide to favor the reinsurers they sponsored over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

Our reliance on brokers subjects us to their credit risk.

    In accordance with industry practice, we frequently pay amounts owed on claims under our insurance or reinsurance contracts to brokers, and these brokers, in turn, pay these amounts over to the clients that have purchased insurance or reinsurance from us. If a broker fails to make such a payment, in a significant majority of business that the Company writes, it is highly likely that the Company will be liable to the client for the deficiency because of local laws or contractual obligations. Likewise, when the client pays premiums for these policies to brokers for payment over to us, these premiums are considered to have been paid and, in most cases, the client will no longer be liable to us for those amounts, whether or not we have actually received the premiums. Consequently, we assume a degree of credit risk associated with brokers around the world with respect to most of our insurance and reinsurance business. To date we have not experienced any losses related to such credit risks.

The effects of emerging claim and coverage issues on our business are uncertain.

    As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued.

    Recent examples of emerging claims and coverage issues include:

         o larger settlements and jury awards for professionals and corporate directors and officers covered by professional liability and directors' and officers' liability insurance; and

         o a growing trend of plaintiffs targeting property and casualty insurers in purported class action litigations relating to claims-handling, insurance sales practices and other practices related to the conduct of our business.

    The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict and could harm our business.

We operate in a highly competitive environment which could adversely impact our operating margins.

    The insurance and reinsurance industries are highly competitive. We compete with major U.S. and non-U.S. insurers and reinsurers, including other Bermuda-based insurers and reinsurers. For information regarding competition in each of our business segments, see "Business -- Business Segments." Many of our competitors have greater financial, marketing and management resources. A number of newly-organized, Bermuda-based insurance and reinsurance entities compete in the same market segments in which we operate. In addition, we may not be aware of other companies that may be planning to enter the segments of the insurance and reinsurance market in which we operate or of existing companies that may be planning to raise additional capital. Increasing competition could result in fewer submissions, lower premium rates and less favorable policy terms and conditions, which could have a material adverse impact on our growth and profitability.

    Further, insurance/risk-linked securities and derivative and other non-traditional risk transfer mechanisms and vehicles are being developed and offered by other parties, including non-insurance company entities, which could impact the demand for traditional insurance or reinsurance. A number of new, proposed or potential industry or legislative developments could further increase competition in our industry. These developments include:

         o several new insurance and reinsurance companies have been formed and capitalized in excess of $500 million since September 2001 and a number of these companies compete with us in the same markets;

         o legislative mandates for insurers to provide certain types of coverage in areas where we or our ceding clients do business, such as the mandated terrorism coverage in the Terrorism Risk Insurance Act of 2002, could eliminate the opportunities for us to write those coverages; and

         o programs in which state-sponsored entities provide property insurance in catastrophe prone areas or other "alternative markets" types of coverage could eliminate the opportunities for us to write those coverages.

    In addition, insurance companies that merge may be able to enhance their negotiating position when buying reinsurance and may be able to spread their risks across a consolidated, larger capital base so that they require less reinsurance.

    New competition from these developments could cause the demand for insurance or reinsurance to fall or the expense of customer acquisition and retention to increase, either of which could have a material adverse affect on our growth and profitability.

Efforts to comply with the Sarbanes-Oxley Act will entail significant expenditure; non-compliance with the Sarbanes-Oxley Act may adversely affect us.

    The Sarbanes-Oxley Act of 2002 that became law in July 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission ("Commission") and the NYSE, have required, and will require, changes to some of our accounting and corporate governance practices, including the requirement that we issue a report on our internal controls as required by
Section 404 of the Sarbanes-Oxley Act of 2002. We expect these new rules and regulations to continue to increase our accounting, legal and other costs, and to make some activities more difficult, time consuming and/or costly. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 is required by December 31, 2004. In the event that we are unable to achieve compliance with the Sarbanes-Oxley Act of 2002 and related rules, it may have a material adverse effect on us.

The historical cyclicality of the property and casualty reinsurance industry may cause fluctuations in our results.

    Historically, property and casualty reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for reinsurance is influenced significantly by underwriting results of primary property and casualty insurers and prevailing general economic conditions. The supply of reinsurance is related to prevailing prices, the levels of insured losses and the levels of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry. As a result, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. Although rates for many products have generally increased since our formation, and remain above technical rates, the supply of reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing reinsurers, which may cause prices to decrease. We are beginning to see more competition across many of the lines of business in which we participate. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and conditions and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insurers may affect the cycles of the reinsurance business significantly, and we expect to experience the effects of such cyclicality. For a description of recent trends in the property and casualty insurance and reinsurance industries, see "Industry Background."

The regulatory system under which we operate, and potential changes thereto, could have a material adverse effect on our business.

    General. Our insurance subsidiaries may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations, or may be able to do so only at great cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. Failure to comply with or to obtain appropriate exemptions under any applicable laws could result in restrictions on our ability to do business in one or more of the jurisdictions in which we operate and fines and other sanctions, which could have a material adverse effect on our business. See "Regulatory Matters."

    Endurance Bermuda. Endurance Bermuda is a registered Class 4 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes, regulations and policies of the BMA require Endurance Bermuda to maintain minimum levels of statutory capital, statutory capital and surplus, and liquidity, to meet solvency standards, to obtain prior approval of ownership and transfer of shares and to submit to certain periodic examinations of its financial condition. These statutes and regulations may, in effect, restrict Endurance Bermuda's ability to write insurance and reinsurance policies, to make certain investments and to distribute funds.

    Endurance Bermuda does not maintain a principal office, and its personnel do not solicit, advertise, settle claims or conduct other activities that may constitute the transaction of the business of insurance or reinsurance, in any jurisdiction in which it is not licensed or otherwise not authorized to engage in such activities. Although Endurance Bermuda does not believe it is or will be in violation of insurance laws or regulations of any jurisdiction outside Bermuda, inquiries or challenges to Endurance Bermuda's insurance or reinsurance activities may still be raised in the future.

    The offshore insurance and reinsurance regulatory environment has become subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States. Compliance with any new laws regulating offshore insurers or reinsurers could have a material adverse effect on our business.

    Endurance U.K. On December 4, 2002, Endurance U.K. received authorization from the FSA to begin writing certain lines of insurance and reinsurance in the United Kingdom. As an authorized insurer in the United Kingdom, Endurance U.K. is able to operate throughout the European Union, subject to compliance with certain notification requirements of the FSA and in some cases, certain local regulatory requirements. As an FSA authorized insurer, the insurance and reinsurance businesses of Endurance U.K. is subject to close supervision by the FSA. During 2004, the FSA will strengthen its requirements for senior management arrangements, systems and controls of insurance and reinsurance companies under its jurisdiction and will place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance and reinsurance business in the United Kingdom. Though, in many respects, the 2004 changes in the FSA's requirements amplify existing FSA principles and rules and codify good business practice, certain of these changes, and any new guidance given by the FSA, may have an adverse impact on the business of Endurance U.K.

    In addition, given that the framework for supervision of insurance and reinsurance companies in the United Kingdom is largely formed by E.U. directives (which are implemented by member states through national legislation), changes at the E.U. level may affect the regulatory scheme under which Endurance U.K. operates. A general review of E.U. insurance solvency directives is currently in progress and may lead to changes such as increased minimum capital requirements. Before this, however, the FSA proposes to introduce new enhanced capital requirements ("ECR") for insurers and reinsurers which will include capital charges based on assets, claims and premiums. The level of ECR seems likely to be at least twice the existing required minimum solvency margin for most companies, although the FSA has already adopted an informal approach of encouraging companies to hold at least twice the EU minimum. In addition, the FSA is proposing to give guidance regularly to insurers under "individual capital assessments", which may result in guidance that a company should hold in excess of the ECR. These changes may increase the required regulatory capital of Endurance U.K.

    Endurance U.S. Endurance U.S. is organized in and licensed to write certain lines of reinsurance business in the State of New York and, as a result, is subject to New York law and regulation under the supervision of the Superintendent of Insurance of the State of New York. The New York Superintendent also has regulatory authority over a number of affiliate transactions between Endurance U.S. and other members of our holding company system. The purpose of the state insurance regulatory statutes is to protect U.S. insureds and U.S. ceding insurance companies, not our shareholders. Among other matters, state insurance regulations require Endurance U.S. to maintain minimum levels of capital, surplus and liquidity, require Endurance U.S. to comply with applicable risk-based capital requirements and impose restrictions on the payment of dividends and distributions. These statutes and regulations may, in effect, restrict the ability of Endurance U.S. to write new business or distribute assets to Endurance Holdings.

    In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners ("NAIC"), which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations. Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business.

    For example, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the World Trade Center tragedy, the Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law establishes a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This has increased underwriting capacity for certain of our competitors as a result of the Act's requirement that coverage for terrorist acts be offered by insurers. To date, this law has resulted in an increase of certain terrorism coverages which we are required to offer. We have taken steps to provide that our insurance operations are able to receive the benefit of this law. We are currently unable to predict the extent to which the foregoing new initiative may affect the demand for our products or the risks which may be available for us to consider underwriting.

               Risks Related to Ownership of Our Ordinary Shares


Future sales of ordinary shares may affect their market price.

    We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public market following this offering, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and may make it more difficult for you to sell your ordinary shares at a time and price which you deem appropriate. See "Description of Share Capital -- Registration Rights Agreement" and "Shares Eligible for Future Sale" for further information regarding circumstances under which additional ordinary shares may be sold. As of January 27, 2004, 63,912,000 ordinary shares were outstanding and an additional 9,138,652 common shares were issuable upon the full exercise or conversion of outstanding vested options, warrants and restricted share units.

    We, our directors and officers, all of our warrant holders and certain of our founding shareholders have agreed, with limited exceptions, for a period of 90 days after the date of this prospectus, that we and they will not,
without the prior written consent of            on behalf of the underwriters,
directly or indirectly, offer to sell, sell or otherwise dispose of or hedge any of our ordinary shares.

    In connection with an exchange offer in July of 2002 with all of our existing shareholders at the time, we granted rights to such shareholders to require us to register their ordinary shares under the Securities Act of 1933, as amended ("Securities Act") for sale into the public markets pursuant to a registration rights agreement, dated as of July 22, 2002. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. We have filed this registration statement pursuant to the exercise of demand registration rights under such agreement by Aon, Capital Z Financial Services, Perry Corp., Texas Pacific Group and various Thomas H. Lee entities. See "Principal and Selling Shareholders."

    Pursuant to the registration rights agreement, we are required to give notice to our other founding shareholders that we have received notice of the exercise of demand registration rights under the registration rights agreement and to give such other shareholders the opportunity to include their shares in the registration statement and this prospectus. The other founding shareholders will have up to 21 days after receipt of notice to elect to include their shares in this offering to be made by this prospectus. It is therefore possible that the number of our ordinary shares to be offered and sold by this prospectus will increase. It is also possible that shareholders may decide to withdraw their shares from registration, as they have no obligation to sell any shares even though they may have exercised demand or other registration rights under our registration rights agreement. The actual number of shares to be sold by the selling shareholders pursuant to this offering (including pursuant to the over-allotment option) will be reflected in the final prospectus. Upon effectiveness of the registration statement, all shares included in such registration statement will be freely transferable.

    Upon consummation of this offering, the shareholders under the registration rights agreement and their transferees will continue to have the right to require us to register their ordinary shares for sale under the Securities Act, subject to the 90-day lock-up agreements described above and certain other exceptions. See "Description of Share Capital -- Registration Rights Agreement."

There are provisions in our charter documents that may reduce or increase the voting rights of our ordinary shares.

    As used in this prospectus, all references to "bye-laws" refer to the amended and restated bye-laws of Endurance Holdings. The bye-laws generally provide that any shareholder owning, directly, indirectly or, in the case of any U.S. Person, by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group." A "control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the "controlled shares" of such person. "Controlled shares" means all ordinary shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Internal Revenue

Code of 1986, as amended (the "Code")) or, in the case of a U.S. Person, constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a "related group." A "related group" means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes will generally be allocated proportionately among members of the shareholder's "control group" or "related group," as the case may be. The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of Endurance Holdings who were not members of these groups so long as such reallocation does not cause any person to become a 9.5% shareholder.

    Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. The bye-laws of Endurance Holdings provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders. See "Description of Share Capital -- Voting Adjustments."

    As a result of any reallocation of votes, your voting rights might increase above 5% of the aggregate voting power of the outstanding ordinary shares, thereby possibly resulting in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the reallocation of your votes could result in your becoming subject to filing requirements under
Section 16 of the Exchange Act.

    The Company also has the authority to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to the bye-laws. If a shareholder fails to respond to a request for information from the Company or submits incomplete or inaccurate information (after a reasonable cure period) in response to a request, the Company, in its reasonable discretion, may reduce or eliminate the shareholder's voting rights.

Provisions of Endurance Holdings' bye-laws may restrict the ability to transfer shares of Endurance Holdings.

    Endurance Holdings' board of directors may decline to register a transfer of any ordinary shares if the relevant instrument of transfer (if any) is in favor of five persons or more jointly or is not properly executed, the transferred shares are not fully paid shares or if the transferor fails to comply with all applicable laws and regulations governing the transfer.

A shareholder may be required to sell its shares of Endurance Holdings.

    Endurance Holdings' bye-laws provide that we have the option, but not the obligation, to require a shareholder to sell its ordinary shares for their fair market value to us, to other shareholders or to third parties if we determine, based on the written advice of legal counsel, that failure to exercise our option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares. In the latter case, our right to require a shareholder to sell its ordinary shares to us will be limited to the purchase of a number of ordinary shares that will permit avoidance of those adverse tax consequences. See "Description of Share Capital -- Bye-laws -- Acquisition of Ordinary Shares by Endurance Holdings."

A shareholder may be required to indemnify us for any tax liability that results from the acts of that shareholder.

    Our bye-laws provide certain protections against adverse tax consequences to us resulting from laws that apply to our shareholders. If a shareholder's death or non-payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to us, (i) the shareholder (or his executor or administrator) is required to indemnify us against any tax liability that we incur as a result,
(ii) we will have a lien on any dividends or any other distributions payable to the shareholder by us to the extent of the tax liability, and (iii) if any amounts not covered by our lien on dividends and distributions are owed to us by the shareholder as a result of our tax liability, we have the right to refuse to register any transfer of the shareholder's shares.

There are regulatory limitations on the ownership and transfer of our ordinary shares.

    Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 1998 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company. We have received from the BMA their permission for the issue and free transferability of the ordinary shares in the Company being offered pursuant to this prospectus, as long as the shares are listed on the NYSE, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

    The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares of a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of FSMA, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. A purchaser of more than 10% of our ordinary shares would therefore be considered to have acquired "control" of Endurance U.K. Under the FSMA, any person proposing to acquire "control" over a U.K. authorized insurance company must notify the FSA of his intention to do so and obtain the FSA's prior approval. The FSA would then have three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA must be satisfied both that the acquirer is a fit and proper person to have such "control" and that the interests of consumers would not be threatened by such acquisition of "control." Failure to make the relevant prior application would constitute a criminal offense.

    State laws in the United States also require prior notices or regulatory agency approval of changes in control of an insurer or its holding company. The insurance laws of the State of New York, where Endurance U.S. will be domiciled, provide that no corporation or other person except an authorized insurer may acquire control of a domestic insurance or reinsurance company unless it has given notice to such company and obtained prior written approval of the New York Superintendent. Any purchaser of 10% or more of our ordinary shares could become subject to such regulations and could be required to file certain notices and reports with the New York Superintendent prior to such acquisition.

U.S. persons who own our ordinary shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

    The Companies Act, which applies to Endurance Holdings and Endurance Bermuda, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight those differences, set forth below is a summary of certain significant provisions of the Companies Act, including, where relevant, information on Endurance Holdings' bye-laws, which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to Endurance Holdings and our shareholders.

    Interested Directors. Under Bermuda law and Endurance Holdings' bye-laws, we cannot void any transaction we enter into in which a director has an interest, nor can such director be accountable to us for any benefit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing, to the directors. In addition, Endurance Holdings' bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest, but the resolution with respect to such transactions will fail unless it is approved by a majority of the disinterested directors voting on such a transaction. Under Delaware law such transaction would not be voidable if:

         o the material facts as to such interested director's relationship or interests were disclosed or were known to the board of directors and the board had in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

         o such material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction were specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

         o the transaction was fair as to the corporation as of the time it was authorized, approved or ratified.

    Under Delaware law, the interested director could be held liable for a transaction in which the director derived an improper personal benefit.

    Business Combinations with Large Shareholders or Affiliates. As a Bermuda company, Endurance Holdings may enter into business combinations with its large shareholders or one or more wholly-owned subsidiaries, including asset sales and other transactions in which a large shareholder or a wholly-owned subsidiary receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders or other wholly-owned subsidiaries, without obtaining prior approval from our shareholders and without special approval from our board of directors. Under Bermuda law, amalgamations require the approval of the board of directors, and in some instances, shareholder approval. However, when the affairs of a Bermuda company are being conducted in a manner which is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to a Bermuda court, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or the company. If we were a Delaware company, we would need prior approval from our board of directors or a supermajority of our shareholders to enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute. Bermuda law or Endurance Holdings' bye-laws would require board approval and in some instances, shareholder approval, of such transactions.

    Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under Bermuda law. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence a derivative action in the name of a company where the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of Endurance Holdings' memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The successful party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Endurance Holdings' bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance Holdings, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to any claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of fraud or dishonesty on the part of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.

    Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

    Indemnification of Directors and Officers. Under Bermuda law and Endurance Holdings' bye-laws, Endurance Holdings will indemnify its directors or officers or any person appointed to any committee by the board of directors and any resident representative (and their respective heirs, executors or administrators) against all actions, costs, charges, liabilities, loss, damage or expense, to the full extent permitted by law, incurred or suffered by such officer, director or other person by reason of any act done, conceived in or omitted in the conduct of the company's business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not be opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

    For more information on the differences between Bermuda and Delaware corporate laws, see "Description of Share Capital -- Differences in Corporate Law."

Anti-takeover provisions in our bye-laws could impede an attempt to replace or remove our directors, which could diminish the value of our ordinary shares.

    Endurance Holdings' bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.

    Examples of provisions in our bye-laws that could have such an effect include:

         o election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

         o the total voting power of any shareholder owning more than 9.5% of our ordinary shares will be reduced to 9.5% of the total voting power of our ordinary shares;

         o our directors may, in their discretion, decline to record the transfer of any ordinary shares on our share register, unless the instrument of transfer is in favor of less than five persons jointly or if they are not satisfied that all required regulatory approvals for such transfer have been obtained; and

         o we have the option, but not the obligation, to require a shareholder to sell its ordinary shares to us, to our other shareholders or to third parties at fair market value if we determine, based on the advice of legal counsel, that failure to exercise our option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares.

It may be difficult to enforce service of process and enforcement of judgments against us and our officers and directors.

    Endurance Holdings is a Bermuda company and certain of its officers and directors are residents of various jurisdictions outside the United States. A substantial portion of its assets and its officers and directors, at any one time, are or may be located in jurisdictions outside the United States. Although Endurance Holdings has irrevocably appointed CT Corporation System as an agent in New York, New York to receive service of process with respect to actions against Endurance Holdings arising out of violations of the U.S. federal securities laws in any federal or state court in the United States relating to the transactions covered by this prospectus, it may be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to enforce against us or our directors and officers judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

    We have been advised by Appleby Spurling & Kempe, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not United States) law.

    In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a United States federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling & Kempe that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

                           Risks Related to Taxation

We may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our financial condition.

    The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given Endurance Holdings and Endurance Bermuda an assurance that if any legislation is enacted in Bermuda that would "impose tax computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition" of any such tax will not be applicable to Endurance Holdings, Endurance Bermuda or any of their respective operations, shares, debentures or other obligations until March 28, 2016. See "Material Tax Considerations -- Certain Bermuda Tax Considerations." Given the limited duration of the Minister of Finance's assurance, however, it is possible that after March 28, 2016 we may be subject to Bermuda taxes.

We and our subsidiaries may be subject to U.S. tax which may have a material adverse effect on our financial condition and results of operations.

    Endurance Holdings and Endurance Bermuda are Bermuda companies and Endurance U.K. is an English company. Endurance Holdings, Endurance Bermuda and Endurance U.K. each intends to operate in such a manner that none of these companies will be deemed to be engaged in the conduct of a trade or business within the United States. Nevertheless, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Code, or regulations or court decisions, the Internal Revenue Service ("IRS"), might contend that any of Endurance Holdings, Endurance Bermuda and/or Endurance U.K. are/is engaged in a trade or business in the United States. If Endurance Holdings, Endurance Bermuda and/or Endurance U.K. were engaged in a trade or business in the United States, and if Endurance U.K. or Endurance Bermuda were to qualify for benefits under the applicable income tax treaty with the United States, but such trade or business were attributable to a "permanent establishment" in the United States (or in the case of Endurance Bermuda, with respect to investment income, arguably even if such income were not attributable to a "permanent establishment"), Endurance Holdings, Endurance U.K. and/or Endurance Bermuda would be subject to U.S. federal income tax at regular corporate rates on the income that is effectively connected with the U.S. trade or business, plus an additional 30% "branch profits" tax in certain circumstances, in which case our financial condition and results of operations and your investment could be materially adversely affected. See "Material Tax Considerations -- Certain

United States Federal Income Tax Considerations -- United States Taxation of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S."

    Endurance Holdings and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income that is earned from U.S. sources if any of them are considered to be a personal holding company, or a PHC, for U.S. federal income tax purposes. This status will depend on whether more than 50% of our shares could be deemed to be owned by five or fewer individuals and the percentage of our income, or that of our subsidiaries, that consists of "personal holding company income," as determined for U.S. federal income tax purposes. We believe, based upon information made available to us regarding our existing shareholder base, that neither we nor any of our subsidiaries will be considered a PHC, but due to the lack of complete information regarding our ultimate share ownership, we cannot be certain that this will be the case, or that the amount of U.S. tax that would be imposed if it were not the case would be immaterial. See "Material Tax Considerations -- Certain United States Federal Income Tax Considerations -- United States Taxation of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. -- Personal Holding Companies."

We and our subsidiaries may be subject to U.K. tax which may have a material adverse effect on our financial condition and results of operations.

    Endurance Holdings and Endurance Bermuda are organized in Bermuda and Endurance U.S. is a company incorporated in the United States. Accordingly, because they are not incorporated in the United Kingdom, none of Endurance Holdings, Endurance Bermuda or Endurance U.S. will be treated as being resident in the United Kingdom unless their central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. The directors of Endurance Holdings, Endurance Bermuda and Endurance U.S. intend to manage their affairs so that none of them are resident in the United Kingdom for tax purposes.

    A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a branch or agency in the United Kingdom but the charge to U.K. corporation tax is limited to profits (including revenue profits and capital gains) connected with such branch or agency. The directors of Endurance Holdings, Endurance Bermuda and Endurance U.S. intend that each will operate in such a manner that none of these companies carry on a trade through a branch or agency in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a branch or agency, the U.K. Inland Revenue might contend that any of Endurance Holdings, Endurance Bermuda and/or Endurance U.S. are/is trading in the United Kingdom through a branch or agency in the United Kingdom. If Endurance U.S. were trading in the U.K. through a branch or agency and Endurance U.S. were to qualify for benefits under the applicable income tax treaty between the United Kingdom and the United States, only those profits which were attributable to a permanent establishment in the United Kingdom would be subject to U.K. corporation tax. The United Kingdom has no income tax treaty with Bermuda.

    If Endurance Holdings, Endurance Bermuda or Endurance U.S. were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or as carrying on a trade in the United Kingdom through a branch or agency, our financial condition and results of operations and your investment could be materially adversely affected.

If you acquire 10% or more of Endurance Holdings' ordinary shares, you may be subject to taxation under the "controlled foreign corporation" ("CFC") rules.

    Each "10% U.S. Shareholder" of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if "10% U.S. Shareholders" own more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. Person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign corporation in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. For purposes of determining whether a corporation is a CFC, and therefore whether the 50% (or 25%, in the case of insurance income) and 10% ownership tests have been satisfied, "own" means owned directly, indirectly through foreign entities or is considered as owned by application of certain constructive ownership rules. Due to the anticipated dispersion of Endurance Holdings' share ownership among holders, its bye-law provisions that impose limitations on the concentration of voting power of its ordinary shares and authorize the board of directors to purchase such shares under certain circumstances, and other factors, no U.S. Person that owns shares in Endurance Holdings directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a CFC. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. See "Material Tax Considerations -- Certain United States Federal Income Tax Considerations -- United States Taxation of Holders of Ordinary Shares -- Shareholders Who Are U.S. Persons."

U.S. Persons who hold ordinary shares may be subject to U.S. income taxation on their pro rata share of our "related party insurance income" ("RPII").

    If Endurance U.K.'s or Endurance Bermuda's RPII were to equal or exceed 20% of Endurance U.K.'s or Endurance Bermuda's gross insurance income in any taxable year and direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly) 20% or more of the voting power or value of the shares of Endurance U.K. or Endurance Bermuda, a U.S. Person who owns ordinary shares of Endurance Holdings directly or indirectly through foreign entities on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes the shareholder's pro rata share of Endurance U.K.'s or Endurance Bermuda's RPII for the entire taxable year, determined as if such RPII were distributed proportionately to such U.S. shareholders at that date regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization would be treated as unrelated business taxable income. The amount of RPII earned by Endurance U.K. or Endurance Bermuda (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of Endurance U.K. or Endurance Bermuda or any person related to such shareholder) depends on a number of factors, including the geographic distribution of Endurance U.K.'s or Endurance Bermuda's business and the identity of persons directly or indirectly insured or reinsured by Endurance U.K. or Endurance Bermuda. Although we believe that our RPII has not in the recent past equaled or exceeded 20% of our gross insurance income, and do not expect it to do so in the foreseeable future, some of the factors, which determine the extent of RPII in any period, may be beyond Endurance U.K.'s or Endurance Bermuda's control. Consequently, Endurance U.K.'s or Endurance Bermuda's RPII could equal or exceed 20% of its gross insurance income in any taxable year and ownership of its shares by direct or indirect insureds and related persons could equal or exceed the 20% threshold described above.

    The RPII rules provide that if a shareholder who is a U.S. Person disposes of shares in a foreign insurance corporation that has RPII (even if the amount of RPII is less than 20% of the corporation's gross insurance income or the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold) and in which U.S. Persons own 25% or more of the shares, any gain from the disposition will generally be treated as ordinary income to the extent of the shareholder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the shareholder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the shareholder. These rules should not apply to dispositions of ordinary shares because Endurance Holdings will not itself be directly engaged in the insurance business. The RPII provisions, however, have not been interpreted by the courts or the U.S. Treasury Department, and regulations interpreting the RPII provisions of the Code exist only in proposed form. Accordingly, the IRS might interpret the proposed regulations in a different manner and the applicable proposed regulations may be promulgated in final form in a manner that would cause these rules to apply to dispositions of our ordinary shares. See "Material Tax Considerations -- Certain United States Federal Income Tax Considerations -- United States Taxation of Holders of Ordinary Shares -- Shareholders Who Are U.S. Persons."

U.S. Persons who hold ordinary shares will be subject to adverse tax consequences if we are considered a "passive foreign investment company" (a "PFIC") for U.S. federal income tax purposes.

    We believe that we should not be considered a PFIC for U.S. federal income purposes for the year ended December 31, 2003. Moreover, we do not expect to conduct our activities in a manner that would cause us to become a PFIC in the future. However, it is possible that we could be deemed a PFIC by the IRS for 2003 or any future year. If we were considered a PFIC it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, including subjecting the investor to a greater tax liability than might otherwise apply or subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on a shareholder that is subject to U.S. federal income taxation. See "Material Tax Considerations -- Certain United States Federal Income Tax Considerations -- United States Taxation of Holders of Ordinary Shares -- Shareholders Who Are U.S. Persons -- Passive Foreign Investment Companies."

U.S. Persons who hold ordinary shares will be subject to adverse tax consequences if we or any of our subsidiaries are considered a "foreign personal holding company" ("FPHC") for U.S. federal income tax purposes.

    Endurance Holdings and/or any of its non-U.S. subsidiaries could be considered to be a FPHC for U.S. federal income tax purposes. This status will depend on whether more than 50% of our shares could be deemed to be owned by five or fewer individuals who are citizens or residents of the United States, and the percentage of our income, or that of our subsidiaries, that consists of "foreign personal holding company income," as determined for U.S. federal income tax purposes. We believe, based upon information made available to us regarding our existing shareholder base, that neither we nor any of our subsidiaries are, and we currently do not expect any of them or us to become, a FPHC for U.S. federal income tax purposes. Due to the lack of complete information regarding our ultimate share ownership, however, we cannot be certain that we will not be considered a FPHC. If we were considered a FPHC it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. See "Material Tax Considerations -- Certain United States Federal Income Tax Considerations -- United States Taxation of Holders of Ordinary Shares -- Shareholders Who Are U.S. Persons -- Foreign Personal Holding Companies."

Changes in U.S. federal income tax law could materially adversely affect shareholders' investment.

    Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there is no currently pending legislative proposal which, if enacted, would have a material adverse effect on us, our subsidiaries or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, our subsidiaries or our shareholders.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will," and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

    All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

         o the effects of competitors' pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products;

         o     the impact of acts of terrorism and acts of war;

         o the effects of terrorist related insurance legislation and laws;

         o greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated;

         o decreased level of demand for property and casualty insurance or reinsurance or increased competition due to an increase in capacity of property and casualty insurers and reinsurers;

         o the inability to obtain or maintain financial strength or claims-paying ratings by one or more of our subsidiaries;

         o     uncertainties in our reserving process;

         o Endurance Holdings or Endurance Bermuda becomes subject to income taxes in the United States or the United Kingdom;

         o changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers;

         o acceptance of our products and services, including new products and services;

         o the inability to renew business previously underwritten or acquired;

         o changes in the availability, cost or quality of reinsurance or retrocessional coverage;

         o     loss of key personnel;

         o     political stability of Bermuda;

         o     changes in accounting policies or practices; and

         o changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates, and other factors.

    The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

                                USE OF PROCEEDS


    All the ordinary shares to be sold in the offering are being sold by the selling shareholders. Consequently, we will not receive any proceeds from the sale of ordinary shares by the selling shareholders. We will pay certain expenses related to this offering including certain expenses incurred by the selling shareholders estimated at approximately $1.0 million.


                       PRICE RANGE OF OUR ORDINARY SHARES

    Our ordinary shares began publicly trading on February 28, 2003 on the NYSE under the symbol "ENH". Prior to that time, there was no trading market for our ordinary shares. The following table sets forth, for the fiscal quarters and periods indicated, the high and low sales prices per ordinary share as reported on the NYSE since our initial public offering on February 28, 2003:

                                                                      High      Low
                                                                     ------    ------
     2003
     From February 28, 2003 through March 31, 2003 ...............   $25.40    $22.40
     Second quarter ..............................................    31.65     23.95
     Third quarter ...............................................    32.17     27.05
     Fourth quarter ..............................................    34.00     28.46
     2004
     First Quarter (through January 26, 2004) ....................    35.16     32.00

    On January 26, 2004, the closing price of our ordinary shares as reported on the NYSE was $34.90 per share. The approximate number of record holders of our ordinary shares as of January 23, 2004 was 61, not including beneficial owners of shares registered in nominee or street name.

                                DIVIDEND POLICY


    We paid dividends of $0.08 per ordinary share on June 30, 2003, $0.12 per ordinary share on September 30, 2003 and $0.12 per ordinary share on December 31, 2003. Any determination to pay future dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant.

    Endurance Holdings is a holding company and has no direct operations. The ability of Endurance Holdings to pay dividends or distributions depends almost exclusively on the ability of its subsidiaries to pay dividends to Endurance Holdings. Under Bermuda law, Endurance Bermuda may not declare or pay a dividend if there are reasonable grounds for believing that Endurance Bermuda is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of Endurance Bermuda's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Endurance Bermuda, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or other distributions. Endurance U.K. is subject to significant regulatory restrictions limiting its ability to pay dividends. In addition, Endurance U.S. has agreed with the New York Department to not pay a dividend until December 2004 without prior regulatory approval. For a further description of the restrictions on the ability of our subsidiaries to pay dividends, see "Regulatory Matters -- Bermuda -- Minimum Solvency Margin and Restrictions on Dividends and Distributions," "Regulatory Matters -- U.K. Regulation -- Restrictions on Dividend Payments" and "Regulatory Matters -- U.S. Regulation -- New York State Dividend Limitations." In addition, our credit facilities prohibit Endurance Holdings from declaring or paying any dividends if a default or event of default has occurred and is continuing at the time of such declaration or payment or would result from such declaration or payment. See "Certain Indebtedness."

    As of December 31, 2003, the maximum amount of distributions that Endurance Bermuda could pay to Endurance Holdings under applicable insurance and Companies Act regulations without prior regulatory approval was approximately $230 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


    The following table sets forth our selected consolidated financial information for the periods ended and as of the dates indicated. As described in Note 1 to our consolidated financial statements included elsewhere in this prospectus, our consolidated financial statements include the accounts of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Bermuda was incorporated on November 30, 2001 and commenced operations on December 17, 2001. Endurance Holdings was incorporated on June 27, 2002 and effected an exchange offer in July 2002 with the shareholders of Endurance Bermuda. The exchange offer was accounted for as a business combination of companies under common control. On December 17, 2002, we effected a share premium issuance to our existing shareholders. Except as otherwise indicated, all share data in this prospectus assumes the share premium issuance to our existing shareholders of four additional shares for each common share outstanding had occurred as of the date such data is presented.

    We derived the following selected consolidated financial and additional data for the period from November 30, 2001 (inception) through December 31, 2001 and for the years ended December 31, 2002 and December 31, 2003 from our audited consolidated financial statements and related notes. These historical results are not necessarily indicative of results to be expected from any future period.

    You should read the following selected consolidated financial information along with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                             Year Ended          Year Ended          Period Ended
                                                                         December 31, 2003    December 31, 2002   December 31, 2001
                                                                         -----------------    -----------------   -----------------
                                                                               (in thousands, except earnings per share data)
Selected Income Statement Data:
Gross premiums written and acquired (a)..............................        $1,601,997           $798,760             $   376
Net premiums written and acquired (b)................................         1,597,844            764,918                 376
Net premiums earned (includes $0.3 million and $30.7 million from
  related parties in 2003 and 2002, respectively)....................         1,173,947            369,489                   1
Net investment income................................................            71,010             42,938                 838
Net realized gains on sales of investments...........................             5,718              6,730                  --
Losses and loss expenses (includes $0.2 million and $17.5 million
  from related parties in 2003 and 2002, respectively)...............           663,696            204,455                  --
Acquisition expenses (includes $0.0 million and $7.0 million from
  related parties in 2003 and 2002, respectively)....................           230,549             64,013                  --
General and administrative expenses..................................           100,657             49,999                 527
Net income...........................................................           263,437            102,066                 312
Per Share Data:
Basic earnings per share.............................................        $     4.19           $   1.74             $  0.01
Diluted earnings per share...........................................        $     4.00           $   1.73             $  0.01
Weighted average number of common shares outstanding:
 Basic...............................................................            62,933             58,699              39,630
 Diluted.............................................................            65,900             58,858              39,630

                                                                               As of                As of               As of
                                                                         December 31, 2003    December 31, 2002   December 31, 2001
                                                                         -----------------    -----------------   -----------------
                                                                              (in thousands, except book value per share data)
Selected Balance Sheet Data:
Cash and investments.................................................        $2,674,232          $1,663,249           $1,162,498
Total assets.........................................................         3,458,964           2,054,594            1,165,099
Reserve for losses and loss expenses.................................           833,158             200,840                   --
Reserve for unearned premiums........................................           824,685             403,305                  375
Bank debt............................................................           103,029             192,000                   --
Total shareholders' equity...........................................         1,644,815           1,217,500            1,162,312
Per Share Data:
Book value per share (c).............................................        $    25.68          $    22.14           $    19.37
Diluted book value per share (d).....................................        $    24.03          $    21.73           $    19.37

Selected Ratios (based on U.S. GAAP income statement data):

                                                   Year Ended          Year Ended
                                               December 31, 2003    December 31, 2002
                                               -----------------    -----------------
     Loss ratio (e) ........................          56.5%               55.3%
     Acquisition expense ratio (f) .........          19.6%               17.3%
     General and administrative expense
      ratio (g) ............................           8.6%               13.6%
                                                      ----                ----
     Combined ratio (h) ....................          84.7%               86.2%
                                                      ====                ====

---------------
(a) Gross premiums written and acquired for the year ended December 31, 2003 included $400.3 million of gross premiums acquired in the HartRe transaction. Gross premiums written and acquired for the year ended December 31, 2002 included $90.0 million of gross premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Years Ended December 31, 2003 and December 31, 2002 -- Premiums".
(b) Net premiums written and acquired for the year ended December 31, 2003 included $400.3 million of gross premiums acquired in the HartRe transaction. Net premiums written and acquired for the year ended December 31, 2002 included $69.0 million of net premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Years Ended December 31, 2003 and December 31, 2002 -- Premiums".
(c) Book value per share is based on total shareholders' equity divided by basic common shares outstanding of 64,046,776 at December 31, 2003, 55,000,000 at December 31, 2002 and 60,000,000 at December 31, 2001. Common
    shares outstanding include 134,776 vested restricted stock units for purposes of the December 31, 2003 book value per share calculation.
(d) Diluted book value per share is a non-GAAP measure based on total shareholders' equity divided by the number of common shares and common share equivalents outstanding at the end of the period, using the treasury stock method. Common share equivalents include options and warrants which are dilutive when the market price of the Company's shares exceeds the exercise price of the options or warrants. Diluted shares outstanding were 68,444,576 at December 31, 2003, 56,016,679 at December 31, 2002 and
    60,000,000 at December 31, 2001. Common shares outstanding include 134,776 vested restricted stock units for purposes of the December 31, 2003 book value per share calculation. We believe that this is an effective measure of the per share value of the Company as it takes into account the effect of all outstanding dilutive securities.
(e) The loss ratio is calculated by dividing losses and loss expenses by net premiums earned.
(f) The acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.
(g) The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.
(h) The combined ratio is the sum of the loss ratio, the acquisition expense ratio and the general and administrative expense ratio. As a recently formed company, our historical combined ratio may not be indicative of future underwriting performance.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risk and uncertainties. Please see the "Cautionary Statement Regarding Forward-Looking Statements" for more information. You should review the "Risk Factors" set forth elsewhere in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein.

Overview

    Endurance Holdings was organized as a Bermuda holding company on June 27, 2002. Endurance Holdings has three wholly-owned operating subsidiaries:
Endurance Bermuda, based in Pembroke, Bermuda; Endurance U.K., based in London, England; and Endurance U.S., based in White Plains, New York. Endurance Holdings and its wholly-owned subsidiaries are collectively referred to in this discussion and analysis as the "Company".

    The Company writes specialty lines of personal and commercial property and casualty insurance and reinsurance on a global basis, and seeks to create a portfolio of specialty lines which are profitable and have limited correlation with one another. Our portfolio of specialty lines of business is organized into the following segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk, and aerospace and other specialty lines.

    The insurance lines that the Company writes are included in the property individual risk, casualty individual risk, and aerospace and other specialty lines segments. The reinsurance lines that the Company writes are included in the property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, and aerospace and other specialty lines segments.

    Property insurance and reinsurance provides coverage of an insurable interest in tangible property for property loss, damage or loss of use. The Company writes property lines through its property per risk treaty reinsurance, property catastrophe reinsurance, property individual risk, and aerospace and other specialty lines segments.

    Casualty insurance and reinsurance is primarily concerned with the losses caused by injuries to third parties, i.e., not the insured, or to property owned by third parties and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, employers' liability, workers' compensation, automobile liability, personal liability and aviation liability insurance. The Company writes casualty lines through its casualty treaty reinsurance, casualty individual risk, and aerospace and other specialty lines segments.

    Our results of operations are affected by the following business and accounting factors and critical accounting policies:

Revenues

    The Company derives its revenues primarily from premiums from its insurance policies and reinsurance contracts. The premiums the Company charges for the risks assumed are priced based on many assumptions and are a function of the amount and type of policies and contracts the Company writes as well as prevailing market prices. The Company prices these risks before our ultimate costs are known, which may extend many years into the future. In addition, the Company's revenues include income generated from its investment portfolio. The Company's investment portfolio is comprised primarily of fixed maturity investments that are held as available for sale. Under U.S. GAAP, these investments are carried at fair market value and unrealized gains and losses on our investments are excluded from earnings. These unrealized gains and losses are included on our balance sheet in accumulated other comprehensive income as a separate component of shareholders' equity.

Expenses

    Our expenses consist primarily of losses and loss expenses, acquisition expenses and general and administrative expenses. Losses and loss expenses are estimated by management and reflect our best estimate of ultimate losses and costs arising during the reporting period and revisions of prior period estimates. The Company records losses and loss expenses based on an actuarial analysis of the estimated losses the Company expects to be reported on policies and contracts written. The ultimate losses and loss expenses will depend on the actual costs to settle claims. Acquisition expenses consist principally of commissions and brokerage expenses that are typically a percentage of the premiums on insurance policies or reinsurance contracts written. General and administrative expenses consist primarily of personnel expenses and general operating expenses. Interest expense and amortization of intangible assets are disclosed separately from general and administrative expenses.

    In general, the Company believes operating conditions in the insurance and reinsurance marketplace continued to be favorable during 2003. This improvement reflects the industry response to losses arising from the events of September 11, 2001, as well as recognition that intense competition in the late 1990s led to inadequate pricing and overly broad terms, conditions and coverages. Such industry developments resulted in impaired financial results of market participants and erosion of the industry's capital base. Additionally, many established insurers and reinsurers have exited key markets. These developments have provided recently formed insurers and reinsurers, such as ourselves, with an opportunity to provide needed underwriting capacity at what the Company believes to be attractive rates in conjunction with improved terms and conditions. Although the Company is beginning to see increased competition across a number of its business segments, the Company believes premium levels are still attractive in the lines of business in which the Company participates.

Critical Accounting Policies and Estimates

    The Company's consolidated financial statements contain certain amounts that are inherently subjective in nature and require management to make assumptions and best estimates to determine the reported values. If factors such as those described in the "Risk Factors" section of this prospectus cause actual events or results to differ materially from management's underlying assumptions or estimates, there could be a material adverse effect on the Company's results of operations and financial condition and liquidity.

    The Company believes that the following critical accounting policies affect significant estimates used in the preparation of our consolidated financial statements.

    Premiums. Premiums written, acquired and ceded are earned over the terms of the risk period. Contracts and policies written on a losses occurring basis cover losses which occur during the term of the contract or policy, typically 12 months. Accordingly, the premium is earned evenly over the term. Contracts written on a policies attaching basis cover losses which attach to the underlying insurance policies written during the terms of the contracts. Premiums earned on a policies attaching basis usually extend beyond the original term of the reinsurance contract, typically resulting in recognition of premiums earned over a 24 month period rather than the traditional 12 month period. Policies attaching contracts accounted for 51% and 34% of our gross premiums written and acquired during the years ended December 31, 2003 and 2002, respectively.

    Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. Premiums on our excess of loss and proportional reinsurance contracts are estimated by management when the business is underwritten. For excess of loss contracts, the minimum and deposit premium, as defined in the contract, is generally considered to be the best estimate of the contract's written premium at inception. Accordingly, this is the amount the Company generally records as written premium in the period the underlying risks incept. Estimates of premiums assumed under proportional contracts, primarily written on a policies attaching basis, are recorded in the period in which the underlying risks are expected to incept and are based on information provided by brokers and ceding companies and estimates of the underlying economic conditions at the time the risk is underwritten. As actual premiums are reported by the ceding companies, management evaluates the appropriateness of the premium estimate and any adjustment to this estimate is recorded in the period in which it becomes known. Adjustments to original premium estimates could be material and such adjustments may directly and significantly impact earnings in the period they are determined because the subject premium may be fully or substantially earned.

    Reserve for Losses and Loss Expenses. The reserve for losses and loss expenses includes reserves for unpaid reported losses and losses incurred but not reported ("IBNR"). The reserve for unpaid reported losses and loss expenses is established by management based on reports from brokers, ceding companies and insureds and consultations with independent legal counsel, and represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company. The reserve for IBNR losses and loss expenses is established by management based on estimates of ultimate losses and loss expenses. Inherent in the estimates of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled. Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they become known.

    Losses and loss expense reserves are initially estimated by the Company using information either developed by the Company from internal or independent external sources, or by using pricing information provided to the Company by ceding companies, insureds and brokers at the time individual contracts and policies are bound. This information is used to develop individual point estimates of carried reserves for each business segment. These individual point estimates are then aggregated along with actual losses reported to reach the total reserve carried in the Company's consolidated financial statements. All of the Company's loss reserving is currently performed on a point estimate basis. Neither the Company nor its actuarial advisors utilize any form of range estimation in our loss reserving process. The reserving method currently used is an expected loss method that is commonly applied when limited loss development experience exists. The methodology, known as the Modified Bornheuter-Ferguson method, establishes an initial loss estimate for each underwriting quarter by segment and type of contract. The portion of the initial loss estimate that is the IBNR reserve is then reduced each subsequent quarter by an amount equal to the amount of losses expected to be reported for that business segment during that quarter. Over time, the IBNR reserve will be reduced to zero and be replaced with the actual losses reported to the Company. The time period over which all losses are expected to be reported to the Company varies significantly by line of business. This period can range from a few quarters for some lines, such as property catastrophe, to many years for some casualty lines. To the extent that actual reported losses for specific lines of business and segments exceed expected reported losses, the carried estimate of ultimate loss will be correspondingly increased, and to the extent that actual reported losses are less than expected reported losses, the carried estimate of ultimate losses will be reduced.

    The most significant assumptions used on December 31, 2003 to estimate losses and loss expense reserves are as follows:

         1. the information developed from internal and independent external sources can be used to develop meaningful estimates of the likely future performance of business bound by the Company,

         2. the loss and exposure information provided by ceding companies, insureds and brokers in support of their submissions is used to derive meaningful estimates of the likely future performance of business bound with respect to each contract and policy,

         3. historic loss development and trend experience is assumed to be indicative of future loss development and trends, and

         4. no significant emergence of losses or types of losses that are not represented in the information supplied to the Company by its brokers, ceding companies and insureds will occur.

    While there can be no guarantee that any of the above assumptions will prove to be correct, management believes that these assumptions represent a realistic and appropriate basis for estimating loss and loss expense reserves.

    At the time each insurance policy or reinsurance contract is written, an underwriter, generally working in conjunction with an actuary or a risk analyst, estimates an initial expected loss ratio for the contract. The estimate may be based on the prior experience of the insured or ceding company, current exposure profiles, analogous exposures under similar contracts with other insureds or ceding companies, modeled long-term expected losses and/or some combination of these factors. These initial expected loss ratios are utilized along with other factors, including industry experience and the judgment of our actuaries, in establishing loss ratios by line of business.

    Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss expenses resulting from catastrophic events based upon the Company's historical claims experience is inherently difficult because of the Company's short operating history and the possible severity of catastrophe claims. Therefore, the Company utilizes both proprietary and commercially available models, as well as historical reinsurance industry catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

    Several aspects of the Company's casualty insurance and reinsurance operations complicate the actuarial reserving techniques for loss reserves as compared to other insurance and reinsurance operations. Among these aspects are the differences in the Company's policy forms from more traditional forms, the lack of complete historical data for losses of the same type intended to be covered by the policies and contracts written by the Company, and the expectation that a portion of losses in excess of the Company's attachment levels in many of our contracts will be low in frequency and high in severity, limiting the utility of claims experience of other insurers and reinsurers for similar claims.

    The Company uses statistical and actuarial methods to estimate ultimate expected losses and loss expenses. The period of time from the occurrence of a loss, the reporting of a loss to the Company and the settlement of the Company's liability may be several years. During this period, additional facts and trends may be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of IBNR reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. The establishment of new reserves or the adjustment of previously recorded reserves could result in significant upward or downward changes to our financial condition for any particular period. While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and it is possible that losses and loss expenses will exceed the total reserves.

    Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in our consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. A 1% change in the December 31, 2003 reserve for losses and loss expenses would result in a 3.2% change in net income for the year ended December 31, 2003.

    Under U.S. GAAP, the Company is not permitted to establish loss reserves until the occurrence of an actual loss event. Once such an event occurs, the Company establishes reserves based upon estimates of total losses incurred by the ceding companies or insureds as a result of the event, our estimate of the potential losses incurred, and our estimate of the portion of such loss the Company has insured or reinsured. As a result, only loss reserves applicable to losses incurred up to the reporting date may be recorded, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events will be estimated and recognized at the time the loss is incurred and could be substantial. See "-- Reserve for Losses and Loss Expenses" below for further discussion.

    Results for the year ended December 31, 2003 included $35.9 million of positive development of reserves as established at December 31, 2002. This positive prior period development benefited the loss ratio by approximately 3.1% in 2003. This positive development related to reductions in estimated ultimate incurred losses for the accident year 2002 as a result of reported loss emergence in 2003 being less than expected to have occurred in 2003. This absence of reported losses versus expectations occurred primarily in our Property Catastrophe Reinsurance and Property Individual Risk segment. See "--Reserve for Losses and Loss Expenses" below for further discussion.

    Investments. The Company currently classifies all of our fixed maturity investments and short-term investments as "available for sale" and, accordingly, they are carried at estimated fair value. The fair value of fixed maturity securities is estimated using quoted market prices or dealer quotes.

    In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company periodically reviews its investments to determine whether a decline in the fair value below the amortized cost basis is other than temporary. If such a decline in the fair value is judged to be other than temporary, the Company would write down the investment to fair value establishing a new cost basis. The amount of the write-down is charged to income as a realized loss. The new cost basis is not changed for subsequent recoveries in fair value.

    Stock-based Employee Compensation Plans. Effective January 1, 2002, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123") prospectively to all employee awards granted, modified or settled after January 1, 2002. Under the fair value recognition provisions of SFAS No. 123, the estimated grant date fair value of employee stock options and other stock-based compensation is recognized as part of general and administrative expenses over the vesting period.

Results of Operations

Period Ended December 31, 2001

    During the period from November 30, 2001 to December 31, 2001, the Company wrote a small volume of business, with gross premiums written of $0.4 million and an immaterial amount of earned premiums. The Company did not incur any losses during this period. Net investment income resulting from the investment of the proceeds from our private placement contributed $0.8 million to our earnings. General and administrative expenses for the period were $0.5 million and net income was $0.3 million.

Years Ended December 31, 2003 and December 31, 2002

    The following is a discussion and analysis of the Company's consolidated results of operations for the years ended December 31, 2003 and December 31, 2002.

    Results of operations for the years ended December 31, 2003 and 2002 were as follows:

                                                                                         December 31,   December 31,
                                                                                             2003           2002        Change
                                                                                         ------------   ------------    ------
                                                                                                    (in thousands)
     Revenues
      Gross premiums written and acquired............................................     $1,601,997      $798,760      100.6%
                                                                                          ----------      --------      -----
      Net premiums written and acquired..............................................      1,597,844       764,918      108.9%
                                                                                          ----------      --------      -----
      Net premiums earned............................................................      1,173,947       369,489      217.7%
                                                                                          ----------      --------      -----
     Expenses
      Losses and loss expenses.......................................................        663,696       204,455      224.6%
      Acquisition expenses...........................................................        230,549        64,013      260.2%
      General and administrative expenses............................................        100,657        49,999      101.3%
                                                                                          ----------      --------      -----
                                                                                             994,902       318,467      212.4%
                                                                                          ----------      --------      -----
     Underwriting income.............................................................        179,045        51,022      250.9%

     Net investment income...........................................................         71,010        42,938       65.4%
     Net foreign exchange gains......................................................          9,883         2,312      327.5%
     Net realized gains on sales of investments......................................          5,718         6,730      (15.0)%
     Amortization of intangibles.....................................................         (3,237)         (809)     300.1%
     Interest expense................................................................         (4,238)         (984)     330.7%
     Income tax benefit..............................................................          5,256           857      513.3%
                                                                                          ----------      --------      -----
     Net income......................................................................     $  263,437      $102,066      158.1%
                                                                                          ==========      ========      =====

    Premiums. Gross premiums written and acquired increased during 2003 due to growth from Endurance U.S., Endurance U.K. and Endurance Bermuda, and the acquisition of the majority of the in-force reinsurance business of HartRe.
The acquisition of HartRe contributed $400.3 million in premiums acquired across a number of business segments including property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance and aerospace and other specialty lines. For more information on the HartRe transaction, see "--Significant Transaction" below. There was additional contribution to premium growth of over $425.5 million as a result of growth at Endurance U.S. and Endurance U.K. which have observed favorable underwriting opportunities across the property per risk treaty, casualty treaty reinsurance and property individual risk segments. Significant premium growth has also occurred in Endurance Bermuda, especially within the aerospace and other specialty lines segment which has seen an increase in excess of $113.5 million for the year in aerospace premiums written and the casualty individual risk segment which has experienced favorable underwriting conditions in both healthcare and excess general liability lines to produce an increase of $107.5 million in premiums written for the year.

    There were negligible premiums ceded in the year ended December 31, 2003 compared to $33.8 million for the year ended December 31, 2002. The premiums ceded in 2002 resulted from retrocessional contracts acquired from LaSalle in May 2002. The Company currently does not purchase significant amounts of reinsurance protection as part of its overall risk management strategy.

    Net premiums earned increased in 2003 as a result of the higher level of premiums written in the year ended December 31, 2003 compared to 2002, in addition to the earning of premiums that were written 2002.

    The following table provides the geographic distribution of gross premiums written and acquired by location of the related risks for the years ended December 31, 2003 and 2002:

                                                                  2003         2002
                                                               ----------    --------
                                                                   (in thousands)
     United States .........................................   $1,069,675    $561,000
     Worldwide .............................................      383,670     160,897
     Europe ................................................       78,829      32,939
     Japan .................................................       24,697      13,081
     Canada ................................................       15,123       7,487
     Other .................................................       30,003      23,356
                                                               ----------    --------
     Total gross premiums written and acquired .............   $1,601,997    $798,760
                                                               ==========    ========

    The Company attributes gross premiums written and acquired to the geographic region in which the risks originate.

    Net Investment Income. Net Investment Income was derived from interest earned on fixed maturity investments partially offset by investment management fees. The increase in net investment income was principally due to a 61% increase in invested assets, partially offset by declining average yields as a result of a lower interest rate environment in 2003. The increase in invested assets resulted from positive net operating cash flows of $943.2 million. Investment expenses for the year ended December 31, 2003 were $2.6 million, compared to $1.4 million for the year ended December 31, 2002.

    The annualized period book yield (which is the average yield of the invested portfolio after adjusting for accretion and amortization from the purchase price) and total return of the investment portfolio (which includes realized and unrealized gains and losses) for the year ended December 31, 2003 were 3.79% and 4.07%, respectively. For the year ended December 31, 2002, the annualized period book yield and total return were 3.75% and 8.13%, respectively. The interest rate environment in the year ended December 31, 2003 has been volatile. The yield on the benchmark five year US Treasury bond has moved 142 basis points from a high of 3.28%, to a low of 1.86% during the year. The five year US Treasury bond ranged from 4.84% to 2.40% in the year ended December 31, 2002. During 2003, the Company redeployed cash into higher yielding securities thus reducing the overall portfolio cash position to 4.4% of total assets and extending the portfolio duration to 3.08 years at December 31, 2003, from 12.5% and 2.22 years, respectively, at December 31, 2002.

    Losses and Loss Expenses. The reported loss ratio is characterized by various factors. During 2003 there had been a shift in the mix of business towards casualty business. The impact of the HartRe transaction and the other areas of premium growth resulted in a lower mix of property catastrophe reinsurance which produced a low incidence of loss activity over the last year due to the absence of significant catastrophes. While this shift in business mix has resulted in a slightly higher weighted average loss ratio for the current year, some business lines, particularly property individual risk and property catastrophe reinsurance experienced lower levels of reported losses than previously anticipated thereby resulting in favorable adjustments to reserves.

    During 2003, the loss reserves held by the Company for the 2002 accident year proved to be moderately redundant. As of December 31, 2003, the Company's original estimated ultimate losses of $204.5 million for accident year 2002 had been reduced by $35.9 million. This reduction in the Company's initial estimated losses for accident year 2002 was experienced most significantly in the Property Catastrophe segment, the Property Individual Risk segment, and the Casualty Individual Risk segment.

    The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims are the only valid means for estimating ultimate obligations. Ultimate losses and loss expenses may differ materially from the amounts recorded in our consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. The overall loss reserves were established by the Company's actuaries and reflect management's best estimate of ultimate losses. See "--Critical Accounting Policies and Estimates -- Reserve for Losses and Loss Expenses" for further discussion.

    Acquisition Expenses. The acquisition expense ratio for the year ended December 31, 2003 was 19.6% compared to an acquisition expense ratio of 17.3% for the year ended December 31, 2002. The increase in acquisition expense ratio is due to the growth of the Company's underwriting activities, most notably at Endurance U.S. which wrote a number of large treaty contracts.

    General and Administrative Expenses. Growth in general and administrative expenses reflected the establishment of Endurance U.S. and Endurance U.K., as well as additional staff at Endurance Bermuda. At December 31, 2003 the Company had 245 employees compared to 120 employees at December 31, 2002.

    The general and administrative expense ratio for the year ended December 31, 2003 was 8.6% compared to a general and administrative expense ratio of 13.6% for the year ended December 31, 2002. The ratio has declined as a result of growth in premiums earned.

    Net Income. The increase in net income for the year ended December 31, 2003 compared to the same period in 2002 was due to the growth of the Company's premiums, consistent underwriting margin and an increase in invested assets. Net income in 2003, was positively impacted by the results of all of our business segments, most notably our Property Catastrophe Reinsurance and Property Individual Risk segments.

Underwriting Results by Operating Segments

    The determination of the Company's business segments was based on how the Company monitors the performance of its underwriting operations. Management measures segment results on the basis of the combined ratio, which is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. Our historic combined ratios may not be indicative of future underwriting performance. The Company does not manage its assets by segment; accordingly, investment income and total assets are not allocated to the individual segments. General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated based on each segment's proportional share of gross premiums written and acquired.

    The following table summarizes the underwriting results and associated ratios for our six business segments for the year ended December 31, 2003.

                                                                             Property Per      Property      Casualty
                                                                              Risk Treaty    Catastrophe      Treaty
                                                                              Reinsurance    Reinsurance    Reinsurance
                                                                             ------------    -----------    -----------
                                                                                           (in thousands)
     Revenues
      Gross premiums written and acquired.................................     $469,290        $183,594      $390,265
                                                                               --------        --------      --------
      Net premiums written and acquired...................................      469,290         184,303       387,497
                                                                               --------        --------      --------
      Net premiums earned.................................................      296,551         174,158       284,843
                                                                               --------        --------      --------
     Expenses
      Losses and loss expenses............................................      179,031          33,393       178,725
      Acquisition expense ratio...........................................       74,454          19,807        76,643
      General and administrative expense..................................       25,021          13,738        22,537
                                                                               --------        --------      --------
                                                                                278,506          66,938       277,905
                                                                               --------        --------      --------
     Underwriting income..................................................     $ 18,045        $107,220      $  6,938
                                                                               ========        ========      ========
     Ratios
      Loss ratio..........................................................         60.4%           19.2%         62.7%
      Acquisition expense ratio...........................................         25.1%           11.4%         26.9%
      General and administrative expense ratio............................          8.4%            7.9%          7.9%
                                                                               --------        --------      --------
      Combined ratio......................................................         93.9%           38.5%         97.5%
                                                                               --------        --------      --------

                                                                                                             Aerospace
                                                                             Property                        and Other
                                                                            Individual        Casualty       Specialty
                                                                               Risk       Individual Risk      Lines        Total
                                                                            ----------    ---------------    ---------   ----------
                                                                                                 (in thousands)
     Revenues
      Gross premiums written and acquired................................     $85,863         $214,392       $258,593    $1,601,997
                                                                              -------         --------       --------    ----------
      Net premiums written and acquired..................................      83,929          214,232        258,593     1,597,844
                                                                              -------         --------       --------    ----------
      Net premiums earned................................................      65,408          173,266        179,721     1,173,947
                                                                              -------         --------       --------    ----------
     Expenses
      Losses and loss expenses...........................................      23,317          118,515        130,715       663,696
      Acquisition expenses...............................................       7,058           19,069         33,518       230,549
      General and administrative expenses................................       7,955           16,882         14,524       100,657
                                                                              -------         --------       --------    ----------
                                                                               38,330          154,466        178,757       994,902
                                                                              -------         --------       --------    ----------
     Underwriting income.................................................     $27,078         $ 18,800       $    964    $  179,045
                                                                              =======         ========       ========    ==========
     Ratios
      Loss ratio.........................................................        35.6%            68.4%          72.7%         56.5%
      Acquisition expense ratio..........................................        10.8%            11.0%          18.7%         19.6%
      General and administrative expense ratio...........................        12.2%             9.7%           8.1%          8.6%
                                                                              -------         --------       --------    ----------
      Combined ratio.....................................................        58.6%            89.1%          99.5%         84.7%
                                                                              -------         --------       --------    ----------

    The following table summarizes the underwriting results and associated ratios for our six business segments for the year ended December 31, 2002.

                                                 Property Per       Property         Casualty
                                                  Risk Treaty      Catastrophe        Treaty
                                                  Reinsurance      Reinsurance      Reinsurance
                                                 ------------    ---------------    -----------
                                                                 (in thousands)
     Revenues
      Gross premiums written and acquired.....     $168,054         $178,120         $203,566
                                                   --------         --------         --------
      Net premiums written and acquired.......      168,054          145,453          203,566
                                                   --------         --------         --------
      Net premiums earned.....................       59,453          114,823           84,355
                                                   --------         --------         --------
     Expenses
      Losses and loss expenses................       35,577           42,804           56,070
      Acquisition expenses....................       14,607           16,885           20,597
      General and administrative expenses.....       10,520           11,150           12,743
                                                   --------         --------         --------
                                                     60,704           70,839           89,410
                                                   --------         --------         --------
     Underwriting income (loss)...............     $ (1,251)        $ 43,984         $ (5,055)
                                                   ========         ========         ========
     Ratios
      Loss ratio..............................         59.8%            37.3%            66.5%
      Acquisition expense ratio...............         24.6%            14.7%            24.4%
      General and administrative expense ratio         17.7%             9.7%            15.1%
                                                   --------         --------         --------
      Combined ratio..........................        102.1%            61.7%           106.0%
                                                   ========         ========         ========

                                                                                     Aerospace
                                                   Property                          and Other
                                                  Individual        Casualty         Specialty
                                                     Risk        Individual Risk       Lines        Total
                                                 ------------    ---------------    -----------   --------
                                                                       (in thousands)
     Revenues
      Gross premiums written and acquired.....     $ 62,934         $106,903         $ 79,183     $798,760
                                                   --------         --------         --------     --------
      Net premiums written and acquired.......       61,759          106,903           79,183      764,918
                                                   --------         --------         --------     --------
      Net premiums earned.....................       33,907           44,292           32,659      369,489
                                                   --------         --------         --------     --------
     Expenses
      Losses and loss expenses................       13,283           33,958           22,763      204,455
      Acquisition expenses....................        3,406            3,978            4,540       64,013
      General and administrative expenses.....        3,939            6,692            4,955       49,999
                                                   --------         --------         --------     --------
                                                     20,628           44,628           32,258      318,467
                                                   --------         --------         --------     --------
     Underwriting income (loss)...............     $ 13,279         $   (336)        $    401     $ 51,022
                                                   ========         ========         ========     ========
     Ratios
      Loss ratio..............................         39.2%            76.7%            69.7%        55.3%
      Acquisition expense ratio...............         10.0%             9.0%            13.9%        17.3%
      General and administrative expense ratio         11.6%            15.1%            15.2%        13.6%
                                                   --------         --------         --------     --------
      Combined ratio..........................         60.8%           100.8%            98.8%        86.2%
                                                   ========         ========         ========     ========

Property Per Risk Treaty Reinsurance

    Our Property Per Risk Treaty Reinsurance business segment reinsures individual property risks of ceding companies on a treaty basis. Our Property Per Risk Treaty Reinsurance contracts cover claims from individual insurance policies written by our ceding company clients and include both personal lines and commercial lines exposures. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Per Risk Treaty Reinsurance business segment for the years ended December 31, 2003 and 2002, respectively.

                                                                                               Year Ended
                                                                                       ---------------------------
                                                                                       December 31,   December 31,
                                                                                           2003           2002        Change
                                                                                       ------------   ------------    ------
                                                                                             (in thousands)
     Revenues
      Gross premiums written and acquired..........................................      $469,290       $168,054       179.2%
                                                                                         --------       --------      ------
      Net premiums written and acquired............................................       469,290        168,054       179.2%
                                                                                         --------       --------      ------
      Net premiums earned..........................................................       296,551         59,453       398.8%
                                                                                         --------       --------      ------
     Expenses
      Losses and loss expenses.....................................................       179,031         35,577       403.2%
      Acquisition expenses.........................................................        74,454         14,607       409.7%
      General and administrative expenses..........................................        25,021         10,520       137.8%
                                                                                         --------       --------      ------
                                                                                          278,506         60,704       358.8%
                                                                                         --------       --------      ------
     Underwriting income (loss)....................................................      $ 18,045       $ (1,251)       NM(1)
                                                                                         ========       ========      ======
     Ratios
      Loss ratio...................................................................          60.4%          59.8%        0.6
      Acquisition expense ratio....................................................          25.1%          24.6%        0.5
      General and administrative expense ratio.....................................           8.4%          17.7%       (9.3)
                                                                                         --------       --------      ------
      Combined ratio...............................................................          93.9%         102.1%       (8.2)
                                                                                         --------       --------      ------
      Reserve for losses and loss expenses.........................................      $188,757       $ 34,843       441.8%

---------------
(1) -- Not meaningful

    Premiums. The increase in gross premiums written and acquired was in large part due to the acquisition of the HartRe business which contributed $139.8 million in premiums acquired. In addition, part of the increase in premiums written and acquired is a result of the formation of Endurance U.S. and Endurance U.K. which combined have contributed $148.0 million in premium growth for the year. The growth in premiums earned benefited significantly from the earning of premiums written in 2002. During 2003, 67% of premiums in this segment were written on a policies attaching basis which are earned over a 24-month risk period. In 2002, 52% of premiums in this segment were written on a policies attaching basis.

    Losses and Loss Expenses. The low loss ratios in 2003 and 2002 reflected the strong pricing environment experienced by this business segment as well as the generally low level of loss emergence, both catastrophic losses and attritional losses, during both years.

    Acquisition Expenses. The acquisition expense ratio for 2003 was largely consistent with 2002; the slight increase was due to a moderate shift in the mix of business.

    General and Administrative Expenses. The increase in general and administrative expenses reflected the growth in the underwriting staff across all three operating subsidiaries during 2003. General and administrative expenses as a percentage of net premiums earned have decreased as premium earnings have increased significantly.

Property Catastrophe Reinsurance

    Our Property Catastrophe Reinsurance business segment reinsures catastrophic perils for ceding companies on a treaty basis. Our property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by our ceding company clients. Protection under property catastrophe treaties is provided on an occurrence basis, allowing our ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Catastrophe Reinsurance business segment for the years ended December 31, 2003 and 2002, respectively.

                                                                                                  Year Ended
                                                                                         ---------------------------
                                                                                         December 31,   December 31,
                                                                                             2003           2002        Change
                                                                                         ------------   ------------    ------
                                                                                                (in thousands)
     Revenues
      Gross premiums written and acquired............................................      $183,594       $178,120        3.1%
                                                                                           --------       --------      -----
      Net premiums written and acquired..............................................       184,303        145,453       26.7%
                                                                                           --------       --------      -----
      Net premiums earned............................................................       174,158        114,823       51.7%
                                                                                           --------       --------      -----
     Expenses
      Losses and loss expenses.......................................................        33,393         42,804       22.0%
      Acquisition expenses...........................................................        19,807         16,885       17.3%
      General and administrative expenses............................................        13,738         11,150       23.2%
                                                                                           --------       --------      -----
                                                                                             66,938         70,839       (5.5)%
                                                                                           --------       --------      -----
     Underwriting income.............................................................      $107,220       $ 43,984      143.8%
                                                                                           ========       ========      =====
     Ratios
      Loss ratio.....................................................................          19.2%          37.3%     (18.1)
      Acquisition expense ratio......................................................          11.4%          14.7%      (3.3)
      General and administrative expense ratio.......................................           7.9%           9.7%      (1.8)
                                                                                           --------       --------      -----
      Combined ratio.................................................................          38.5%          61.7%     (23.2)
                                                                                           --------       --------      -----
      Reserve for losses and loss expenses...........................................      $ 62,725       $ 40,122       56.3%

    Premiums. The majority of the contracts associated with this segment are written on a losses occurring basis. The growth in premiums earned was a result of the reduction in ceded premiums and the earning of premiums that were written prior to 2003.

    Losses and Loss Expenses. The lower loss ratio experienced in 2003 for this segment can be attributed to the lower than expected severity of catastrophic events experienced in the period. The 2002 loss ratio was heavily influenced by losses from the August 2002 Central European floods. The 2003 losses were impacted by the Midwestern tornados, Hurricanes Fabian and Isabel as well as the California wildfires experienced in the fourth quarter. Although the frequency of catastrophe losses was relatively high in 2003, the loss severity of these events was relatively light compared to the loss events of 2002.

    In addition, during 2003, the Company experienced positive development on its reserves for losses and loss expenses related to 2002. Positive development of loss reserves related to 2002 was due to less than expected reported losses during 2003 related to catastrophic loss events that occurred in 2002.

    Acquisition Expenses. The impact of ceded reinsurance purchased in 2002, which yielded very low ceding commissions overall, resulted in the expense ratio in 2002 being higher than in 2003 when a negligible amount of reinsurance was purchased.

    General and Administrative Expenses. The increase in general and administrative expenses resulted from an increased allocation of corporate overhead in 2003.

Casualty Treaty Reinsurance

    Our Casualty Treaty Reinsurance business segment reinsures third party liability exposures from ceding companies on a treaty basis. The exposures that the Company reinsures include automobile liability, professional liability, directors' and officers' liability, umbrella liability and workers' compensation. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Casualty Treaty Reinsurance business segment for the years ended December 31, 2003 and 2002, respectively.

                                                                                                  Year Ended
                                                                                         ---------------------------
                                                                                         December 31,   December 31,
                                                                                             2003           2002        Change
                                                                                         ------------   ------------    ------
                                                                                                (in thousands)
     Revenues
      Gross premiums written and acquired............................................      $390,265       $203,566       91.7%
                                                                                           --------       --------      -----
      Net premiums written and acquired..............................................       387,497        203,566       90.4%
                                                                                           --------       --------      -----
      Net premiums earned............................................................       284,843         84,355      237.7%
                                                                                           --------       --------      -----
     Expenses
      Losses and loss expenses.......................................................       178,725         56,070      218.8%
      Acquisition expenses...........................................................        76,643         20,597      272.1%
      General and administrative expenses............................................        22,537         12,743       76.9%
                                                                                           --------       --------      -----
                                                                                            277,905         89,410      210.8%
                                                                                           --------       --------      -----
     Underwriting income (loss)......................................................      $  6,938       $ (5,055)        NM
                                                                                           ========       ========      =====
     Ratios
      Loss ratio.....................................................................          62.7%          66.5%      (3.8)
      Acquisition expense ratio......................................................          26.9%          24.4%       2.5
      General and administrative expense ratio.......................................           7.9%          15.1%      (7.2)
                                                                                           --------       --------      -----
      Combined ratio.................................................................          97.5%         106.0%      (8.5)
                                                                                           --------       --------      -----
      Reserve for losses and loss expenses...........................................      $236,521       $ 56,070      321.8%

    Premiums. The increase in gross premiums written and acquired was due to the acquisition of the HartRe business and organic growth due to an increased underwriting staff, in particular at Endurance U.S. The growth in premiums earned was primarily the result of the earning of premiums written prior to 2003. 72% of premiums were written on a policies attaching basis in 2003 and 63% in 2002.

    Losses and Loss Expenses. Claims may not be reported for many years in the lines of business included in this segment. Increased uncertainty exists regarding the development of reserves due to the long tail nature of this business. The slight difference in loss ratio in the year was a result of differences in the mix of business.

    Acquisition Expenses. The higher expense ratio in the year ended December 31, 2003 was due to an increased amount of business in this segment written as proportional reinsurance contracts, which incur higher commissions than excess of loss treaties.

    General and Administrative Expenses. General and administrative expenses have increased in line with the growth in underwriting activity, increased corporate expenses, and higher staffing levels.

Property Individual Risk

    Our Property Individual Risk business segment is comprised of the insurance and facultative reinsurance of commercial properties. The policies written in this segment provide coverage for one insured for each policy. The types of risks insured are generally commercial properties with sufficiently large values to require multiple insurers and reinsurers to accommodate their insurance capacity needs. This business is written by Endurance Bermuda and Endurance U.K. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Property Individual Risk business segment for the years ended December 31, 2003 and 2002, respectively.

                                                                                                  Year Ended
                                                                                         ---------------------------
                                                                                         December 31,   December 31,
                                                                                             2003           2002        Change
                                                                                         ------------   ------------    ------
                                                                                                (in thousands)
     Revenues
      Gross premiums written and acquired............................................      $85,863         $62,934       36.4%
                                                                                           -------         -------      -----
      Net premiums written and acquired..............................................       83,929          61,759       35.9%
                                                                                           -------         -------      -----
      Net premiums earned............................................................       65,408          33,907       92.9%
                                                                                           -------         -------      -----
     Expenses
      Losses and loss expenses.......................................................       23,317          13,283       75.5%
      Acquisition expenses...........................................................        7,058           3,406      107.2%
      General and administrative expenses............................................        7,955           3,939      102.0%
                                                                                           -------         -------      -----
                                                                                            38,330          20,628       85.8%
                                                                                           -------         -------      -----
     Underwriting income.............................................................      $27,078         $13,279      103.9%
                                                                                           =======         =======      =====
     Ratios
      Loss ratio.....................................................................         35.6%           39.2%      (3.6)
      Acquisition expense ratio......................................................         10.8%           10.0%       0.8
      General and administrative expense ratio.......................................         12.2%           11.6%       0.6
                                                                                           -------         -------      -----
      Combined ratio.................................................................         58.6%           60.8%      (2.2)
                                                                                           -------         -------      -----
      Reserve for losses and loss expenses...........................................      $36,117         $13,282      171.9%

    Premiums. Policies written in this segment are written on a losses occurring basis and typically earn over the 12-month period of the contract. Premiums written and acquired in the year ended December 31, 2003 grew largely due to new business generated by Endurance U.K. which wrote no business in the prior year. This segment has seen decreases in pricing due to increased capacity and competition. This has resulted in reduced premiums recorded on those policies renewed and a proportion of policies not being renewed due to less attractive terms. The increase in premiums earned was a result of the earning of premiums that were written prior to December 31, 2003.

    Losses and Loss Expenses. The decrease in the loss ratio was due to positive loss development on 2002 business partially offset by tornado damage in the mid-western United States in May 2003 and hurricane damage in Bermuda in September 2003. In general, losses in this segment were lower than expected reflecting a lack of large individual property losses experienced by the market in 2003.

    In addition, during 2003, the Company experienced a moderate amount of positive development on its reserves for losses and loss expenses related to 2002. Positive development on the Company's losses and loss expense reserves related to 2002 was due to less than expected reported losses during 2003 for 2002 catastrophic loss events.

    Acquisition Expenses. The acquisition expense ratio for 2003 was largely consistent with 2002; the slight increase was due to a moderate shift in the mix of business.

    General and Administrative Expenses. General and administrative expenses have increased in line with the growth in underwriting activity, increased corporate expenses, and higher staffing levels.

Casualty Individual Risk

    Our Casualty Individual Risk business segment is comprised of the insurance and facultative reinsurance of third party liability exposures. This includes third party general liability insurance, directors' and officers' liability insurance, errors and omissions insurance and employment practices liability insurance, all written for a wide range of industry groups, as well as medical professional liability insurance which is written for large institutional healthcare providers.

    The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Casualty Individual Risk business segment for the years ended December 31, 2003 and 2002, respectively.

                                                                                                  Year Ended
                                                                                         ---------------------------
                                                                                         December 31,   December 31,
                                                                                             2003           2002        Change
                                                                                         ------------   ------------    ------
                                                                                                (in thousands)
     Revenues
      Gross premiums written and acquired............................................      $214,392       $106,903      100.5%
                                                                                           --------       --------      -----
      Net premiums written and acquired..............................................       214,232        106,903      100.4%
                                                                                           --------       --------      -----
      Net premiums earned............................................................       173,266         44,292      291.2%
                                                                                           --------       --------      -----
     Expenses
      Losses and loss expenses.......................................................       118,515         33,958      249.0%
      Acquisition expenses...........................................................        19,069          3,978      379.4%
      General and administrative expenses............................................        16,882          6,692      152.3%
                                                                                           --------       --------      -----
                                                                                            154,466         44,628      246.1%
                                                                                           --------       --------      -----
     Underwriting income (loss)......................................................      $ 18,800       $   (336)        NM
                                                                                           ========       ========      =====
     Ratios
      Loss ratio.....................................................................          68.4%          76.7%      (8.3)
      Acquisition expense ratio......................................................          11.0%           9.0%       2.0
      General and administrative expense ratio.......................................           9.7%          15.1%      (5.4)
                                                                                           --------       --------      -----
      Combined ratio.................................................................          89.1%         100.8%     (11.7)
                                                                                           --------       --------      -----
      Reserve for losses and loss expenses...........................................      $152,473       $ 33,958      349.0%

    Premiums. All premiums written by this segment are earned ratably over the terms of the insurance policies, typically a 12-month period. The Company has observed improved market conditions with pricing either holding firm or increasing ahead of loss trend factors. Capacity is increasing across all lines but has not yet impacted pricing adversely. Premiums in all lines have increased in 2003 as a result of an expansion of the underwriting staff dedicated to this segment which totaled 26 at December 31, 2003 versus 8 in December 31, 2002. The increase in premiums earned was a result of higher premiums written in 2003 and the earning of premiums in 2002.

    Losses and Loss Expenses. The Company has received only a limited number of notices of potential losses for this segment, none of which has yet reached a level which would result in our paying a claim. Accordingly, the reserve for losses and loss expenses established by the Company's actuaries was based on historical industry loss data and business segment specific pricing information.

    During 2003, the Company experienced positive development on its reserves for losses and loss expenses related to 2002. The Company's loss ratio for 2003 was explained by a moderate reduction in the initial expected loss ratios estimated for this segment in 2003 and partly accounted for by the moderate positive development for the year-end 2002 loss reserves for the segment.

    Acquisition Expenses. The difference in the acquisition expense ratio reflects variations in individual contract terms.

    General and Administrative Expenses. The increase in general and administrative expenses was due to the increase in the number of staff dedicated to this segment.

Aerospace and Other Specialty Lines

    Our Aerospace and Other Specialty Lines business segment is comprised primarily of the insurance and reinsurance of Aerospace lines and a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others. Aerospace lines include aviation hull, aircraft liability, aircraft products coverage and satellite launch and in-orbit coverage. The following table summarizes the underwriting results, associated ratios and the reserve for losses and loss expenses for the Aerospace and Other Specialty Lines business segment for the years ended December 31, 2003 and 2002, respectively.

                                                                                                  Year Ended
                                                                                         ---------------------------
                                                                                         December 31,   December 31,
                                                                                             2003           2002        Change
                                                                                         ------------   ------------    ------
                                                                                                (in thousands)
     Revenues
      Gross premiums written and acquired............................................      $258,593        $79,183      226.6%
                                                                                           --------        -------      -----
      Net premiums written and acquired..............................................       258,593         79,183      226.6%
                                                                                           --------        -------      -----
      Net premiums earned............................................................       179,721         32,659      450.3%
                                                                                           --------        -------      -----
     Expenses
      Losses and loss expenses.......................................................       130,715         22,763      474.2%
      Acquisition expenses...........................................................        33,518          4,540      638.3%
      General and administrative expenses............................................        14,524          4,955      193.1%
                                                                                           --------        -------      -----
                                                                                            178,757         32,258      454.2%
                                                                                           --------        -------      -----
     Underwriting income.............................................................      $    964        $   401      140.4%
                                                                                           ========        =======      =====
     Ratios
      Loss ratio.....................................................................          72.7%          69.7%       3.0
      Acquisition expense ratio......................................................          18.7%          13.9%       4.8
      General and administrative expense ratio.......................................           8.1%          15.2%      (7.1)
                                                                                           --------        -------      -----
      Combined ratio.................................................................          99.5%          98.8%       0.7
                                                                                           --------        -------      -----
      Reserve for losses and loss expenses...........................................      $156,565        $22,565      593.8%

    Premiums. The increase in gross premiums written and acquired was in large part due to the acquisition of the in-force reinsurance business of HartRe which contributed $67.2 million in aerospace premiums written and acquired and $80.4 million in other specialty accounts. Of this amount $51.9 million represented a large workers' compensation contract. The remaining increase in premiums written and acquired was due primarily to the growth in the Company's aerospace business. The effect of the HartRe addition and the increased aerospace premiums written were partially offset by lower premiums written in other specialty lines. The growth in premiums earned was a result of the earning of premiums that have been written since the inception of the Company given that 83% of this segment's premiums were written on a policies attaching basis in 2003 and 42% in 2002.

    Losses and Loss Expenses. The increase in the loss ratio is a result of two satellite related losses and a relatively high loss ratio on the workers' compensation contract acquired from HartRe.

    Acquisition Expenses. The increase in expense ratio was due to the changes in mix of business towards proportional reinsurance contracts in aerospace lines.

    General and Administrative Expenses. General and administrative expenses have increased in line with the growth in underwriting activity and increased corporate overhead allocation.

Significant Transaction

    On May 15, 2003, Endurance U.S. completed a transaction with The Hartford Fire Insurance Company and HartRe Company, L.L.C. (collectively, "HartRe") to assume the majority of the in-force reinsurance business of HartRe, to acquire exclusive renewal rights to that business and to hire certain employees of HartRe necessary for the operation of the assumed business. The transaction was structured as a quota share retrocession of the majority of HartRe's reinsurance business, a purchase of HartRe's renewal rights with respect to such business and an agreement with respect to claims handling for the business. The effective date of the arrangement was April 1, 2003. Some of the contracts included in HartRe's in-force reinsurance business were proportionally assumed by the Company from the original inception dates of the underlying contracts. The Company did not assume any of HartRe's historical reinsurance liabilities from expired policies. The primary reasons for the transaction were to acquire potentially profitable business, to increase the Company's presence in the U.S. domestic reinsurance marketplace and to increase the U.S. based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS No. 141, "Business Combinations".

    At closing, Endurance U.S. agreed to pay a $15 million minimum override commission on unearned premium acquired and a $10 million minimum advance on renewal rights commissions. On the one year anniversary of the closing, Endurance U.S. agreed to pay an additional $5 million minimum advance on renewal rights commissions. These amounts are guaranteed and constitute part of the initial purchase price.

    In addition to the initial purchase price, Endurance U.S. may be required to pay further amounts to HartRe. Such contingent amounts are based on the actual acquired premiums collected and on the renewal and profitability of the in-force business acquired. Endurance U.S. committed to pay HartRe override commissions on the assumed business. The override commissions vary up to a maximum of 5% depending on the line of business. At closing, unearned premiums assumed by Endurance U.S. were valued at $414.5 million. Upon renewal of the business over the two years following April 1, 2003, renewal rights commissions are due at a range of 1%-5% of premiums depending on the line of business. Contingent renewal commissions are only payable to the extent total renewal rights commissions exceed $10 million for the first year following closing and $5 million for the second year following closing.

    In addition to the override commission and the renewal rights commission, a profit sharing commission will be paid if the net loss ratio of the business acquired which is associated with the property treaty, property catastrophe, and aviation lines is less than a blended target loss ratio for the acquired business. The contingent profit commission will be equal to 50% of underwriting profits generated by the difference between the ultimate loss ratio and target loss ratio multiplied by the earned premiums for the acquired business.

    At December 31, 2003, a material portion of the in-force contracts acquired had not yet come up for renewal, and as such, the amounts potentially payable to HartRe based on renewals were not yet determinable. At December 31, 2003, based on the acquired premiums collected and earnings of the acquired business to date, the Company estimates that an additional $6.3 million of contingent profit and renewal commissions could become payable to HartRe. Contingent profit and renewal commissions will be recorded in the period in which the contingencies are deemed materially resolved and will be recorded as additional goodwill.

Liquidity and Capital Resources

    Endurance Holdings is a holding company that does not have any significant operations or assets other than its ownership of the shares of its direct and indirect subsidiaries, including Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Holdings relies primarily on dividends and other permitted distributions from its insurance subsidiaries to pay its operating expenses, interest on debt and dividends, on its common shares. There are restrictions on the payment of dividends by Endurance Bermuda, Endurance U.K. and Endurance U.S. to Endurance Holdings, which are described in more detail below.

    The ability of Endurance Bermuda to pay dividends is dependent on its ability to meet the requirements of applicable Bermuda law and regulations. Under Bermuda law, Endurance Bermuda may not declare or pay a dividend if there are reasonable grounds for believing that Endurance Bermuda is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of Endurance Bermuda's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Endurance Bermuda, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or distributions. As of December 31, 2003, Endurance Bermuda could pay a dividend or return additional paid-in capital totaling approximately $230 million without prior regulatory approval based upon insurance and Companies Act regulations.

    The Company has agreed with the New York Department not to declare a dividend from Endurance U.S. until December 2004 without prior regulatory approval. Endurance U.K. is subject to significant United Kingdom regulatory restrictions limiting its ability to pay dividends. Accordingly, the Company does not currently intend to declare a dividend from Endurance U.K.

    Our aggregate invested assets as of December 31, 2003 totaled $2.7 billion. The increase in invested assets since December 31, 2002 resulted from collections of premiums on insurance policies and reinsurance contracts, investment income and proceeds from the initial public offering offset by losses and loss expenses paid, acquisition expenses paid, reinsurance premiums paid and general and administrative expenses paid.

    On August 8, 2003, the Company and its lenders amended the Company's existing three-year term loan facility and amended and restated the letter of credit and revolving credit facility. The amendments extended the letter of credit and revolving credit facility for an additional year, increased the size of the letter of credit and revolving credit facility to $500 million and revised certain representations and covenants in the three-year term loan facility and the letter of credit and revolving credit facility. The letter of credit and revolving credit facility now expires on August 11, 2004, at which point any revolving credit balance will be converted into a six-month term loan. The amended agreements contain certain covenants including requirements that debt, as defined in the agreements, to shareholders' equity does not exceed a ratio of 0.35:1; consolidated tangible net worth must exceed $1.0 billion; and the Company's unencumbered cash and investment grade assets must exceed the greater of $400 million or outstanding debt and letters of credit. At December 31, 2003, the debt to shareholders' equity ratio was 0.06:1, the consolidated tangible net worth was $1.6 billion and unencumbered cash and investment grade assets were $2.5 billion. The lenders under the amended letter of credit and revolving credit facility are JPMorgan Chase Bank, Bank One, Bank of Bermuda, Bank of New York, Bank of Nova Scotia, Barclays Bank, Comerica Bank, Commerzbank, Credit Lyonnais, Deutsche Bank, Fleet National Bank, Goldman Sachs, ING Bank, Lloyds TSB, Merrill Lynch, Royal Bank of Scotland and Wachovia Bank. The administrative agent under the amended letter of credit and revolving credit facility is JPMorgan Chase Bank.

    At December 31, 2003, letters of credit totaling $183.3 million were outstanding and $103.0 million of the term loan was outstanding.

    In accordance with the terms of our term loan facility, the Company prepaid $50.6 million of the outstanding principal on its term loan facility on March 5, 2003 with a portion of the proceeds from its initial public offering of its ordinary shares. In addition, the Company made a further scheduled principal payment of $38.4 million on its term loan facility on September 26, 2003. The Company's remaining term loan borrowings are subject to principal payments of $76.8 million in September, 2004 and $26.2 million in September, 2005. The Company's term loan borrowings currently bear interest at the London Interbank Offered Rate ("LIBOR") plus 0.875% (2.0625% per annum at December 31, 2003).

    Endurance Holdings entered into an interest rate swap agreement effective March 27, 2003 in which it has exchanged floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the initial $100 million drawn on the term loan facility.

    Cash flows from operating activities on a consolidated basis are provided by premiums collected and investment income, offset by loss and loss expense payments and other general and administrative expenses. Consolidated cash provided by operating activities for the years ended December 31, 2003 and 2002 was approximately $943 million and $379 million, respectively.

    The Company's underwriting activities are supported by our capital, and the Company expects that its other operational needs for the foreseeable future will be met by our balance of cash and fixed maturity investments, as well as funds generated from underwriting activities, investment income and proceeds from sales and maturities of our investment portfolio. On an ongoing basis, the Company expects its operating cash flows, together with the revolving credit facility and the capital base established by its initial private placement in December of 2001 and its initial public offering in March 2003, to be sufficient to operate its business. However, there can be no assurance that the Company will not be required to incur other indebtedness to continue implementing its business strategy or to pay losses and loss expenses.

    The Company's contractual obligations as of December 31, 2003 are summarized as follows:

                                                                                          Payments due by period
                                                                       ------------------------------------------------------------
                                                                                  Less than 1                             More than
Contractual Obligations                                                 Total         year       1-3 years    3-5 years    5 years
-----------------------                                                --------   -----------    ---------    ---------   ---------
                                                                                              (in thousands)
Long-Term Debt (1).................................................    $103,029     $76,829       $26,200      $   --      $    --
Operating Leases (2)...............................................      49,120       5,468        15,084       4,855       23,713
                                                                       --------     -------       -------      ------      -------
Total..............................................................    $152,149     $82,297       $41,284      $4,855      $23,713
                                                                       ========     =======       =======      ======      =======

---------------
(1) See "Certain Indebtedness" for further discussion.
(2) The Company leases office space and office equipment under operating leases.

Currency and Foreign Exchange

    The Company's functional currency is U.S. dollars for Endurance Bermuda and Endurance U.S. and British Sterling for Endurance U.K. The reporting currency for all entities is U.S. dollars. The Company maintains a portion of its investments and liabilities in currencies other than the U.S. dollar. The Company capitalized Endurance U.K with an investment of (L)100 million. Endurance U.K. is subject to the FSA rules concerning the matching of the currency of its assets to the currency of its liabilities. Depending on the profile of Endurance U.K.'s liabilities, it may be required to hold some of its assets in currencies corresponding to the currencies of its liabilities. The Company may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies, which could have a material adverse effect on its results of operations.

    Assets and liabilities of foreign operations whose functional currency is not the U.S. dollar are translated at exchange rates in effect at the balance sheet date. Revenues and expenses of such foreign operations are translated at average exchange rates during the year. The effect of the translation adjustments for foreign operations is included in accumulated other comprehensive income.

    Other monetary assets and liabilities denominated in foreign currencies are revalued at the exchange rates in effect at the balance sheet date with the resulting foreign exchange gains and losses included in earnings. Revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date.

Effects of Inflation

    The effects of inflation could cause the severity of claims to rise in the future. The Company's estimates for losses and loss expenses include assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above reserves established for these claims, the Company will be required to increase reserves for losses and loss expenses with a corresponding reduction in its earnings in the period in which the deficiency is identified.

Reserve for Losses and Loss Expenses

    As of December 31, 2003 and 2002, the Company had accrued losses and loss expense reserves of $833.2 million and $200.8 million, respectively. These amounts represent the Company's actuarial best estimate of the ultimate liability for payment of losses and loss expenses related to loss events as of December 31, 2003 and 2002, respectively. During the years ended December 31, 2003 and 2002, the Company paid losses and loss expenses of $86.8 million and $4.7 million, respectively.

    As of December 31, 2003, the Company had been notified of a moderate number of claims and potential claims under its insurance policies and reinsurance contracts. Of these notifications, management expects some of the claims to penetrate layers in which the Company provides coverage and case reserves have been established for these expected losses. The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims are currently a valid means for estimating ultimate obligations. Ultimate losses and loss expenses may differ materially from the amounts recorded in the Company's consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they are determined. The overall loss reserves were established by the Company's actuaries and reflect management's best estimate of ultimate losses. See "Critical Accounting Policies and Estimates -- Reserve for Losses and Loss Expenses" for further discussion.

    Incurred losses for the year ended December 31, 2003 are summarized as follows:

                                                                                                               Aerospace
                                       Property per     Property      Casualty      Property      Casualty      & Other
                                       Risk Treaty    Catastrophe      Treaty      Individual    Individual    Specialty
                                       Reinsurance    Reinsurance    Reinsurance      Risk          Risk         Lines       Total
                                       ------------   -----------    -----------   ----------    ----------    ---------   --------
                                                                              (in thousands)
Incurred related to:
 Current year......................      $182,003       $ 48,175      $179,924       $32,012      $123,771     $133,728    $699,613
 Prior years.......................        (2,972)       (14,782)       (1,199)       (8,695)       (5,256)      (3,013)    (35,917)
                                         --------       --------      --------       -------      --------     --------    --------
Total Incurred Losses..............      $179,031       $ 33,393      $178,725       $23,317      $118,515     $130,715    $663,696
                                         --------       --------      --------       -------      --------     --------    --------

    Incurred losses for the year ended December 31, 2003 include approximately $35.9 million in positive development of reserves relating to the 2002 accident year. The positive loss reserve development experienced during the 2003 year benefited the 2003 reported loss ratio by approximately 3.1%.

    During 2003, the reduction in the Company's initial estimated losses for the 2002 accident year was experienced most significantly in the Property Catastrophe segment, where the initial estimate was reduced by $15 million; the Property Individual Risk segment, where the initial estimate was reduced by $9 million; and the Casualty Individual Risk segment, where the initial estimate was reduced by $5 million. The balance of the $35.9 million redundancy was experienced evenly across the remaining business segments.

    The above reduction in estimated losses for the 2002 accident year reflects lower than expected emergence of 2002 catastrophic and attritional losses in 2003.

    Reserves for losses and loss expenses are comprised of the following at December 31, 2003:

                                                                                                               Aerospace
                                       Property per     Property      Casualty      Property      Casualty      & Other
                                       Risk Treaty    Catastrophe      Treaty      Individual    Individual    Specialty
                                       Reinsurance    Reinsurance    Reinsurance      Risk          Risk         Lines       Total
                                       ------------   -----------    -----------   ----------    ----------    ---------   --------
                                                                              (in thousands)
Case Reserves......................      $ 55,523       $30,814       $ 28,464       $15,758      $      0     $ 31,919    $162,478
IBNR...............................       133,234        31,911        208,057        20,359       152,473      124,646     670,680
                                         --------       -------       --------       -------      --------     --------    --------
Reserve for Losses and Loss
 Expenses, December 31.............      $188,757       $62,725       $236,521       $36,117      $152,473     $156,565    $833,158
                                         ========       =======       ========       =======      ========     ========    ========

    Selected quarterly activity in the reserve for losses and loss expenses for the year ended December 31, 2003 is summarized as follows:

                                                           Quarter     Quarter       Quarter         Quarter          Year
                                                            Ended       Ended         Ended           Ended          Ended
                                                          March 31,   June 30,    September 30,   December 31,    December 31,
                                                            2003        2003          2003            2003            2003
                                                          ---------   --------    -------------   ------------    ------------
                                                                                     (in thousands)
     Incurred related to:
     Current year.....................................    $111,011    $174,578      $210,143        $203,881        $699,613
     Prior years......................................      (6,866)     (9,047)      (11,478)         (8,526)        (35,917)
                                                          --------    --------      --------        --------        --------
     Total incurred...................................     104,145     165,531       198,665         195,355         663,696
                                                          --------    --------      --------        --------        --------
     Paid related to:
     Current year.....................................          --      (8,871)       (8,131)        (29,315)        (46,317)
     Prior years......................................      (7,116)    (12,852)      (10,473)        (10,091)        (40,532)
                                                          --------    --------      --------        --------        --------
     Total paid.......................................    $ (7,116)   $(21,723)     $(18,604)       $(39,406)       $(86,849)
                                                          ========    ========      ========        ========        ========

Ceded Reinsurance

    The Company's ceded premiums consist primarily of reinsurance protection in conjunction with the LaSalle transaction. Total premiums ceded were negligible for the year ended December 31, 2003 and approximately $33.8 million for the year ended December 31, 2002. The reinsurance agreements principally provide the Company with protection related to certain identified catastrophes in its Property Catastrophe Reinsurance segment. The Company also cedes premiums related to its Property Individual Risk, Casualty Treaty Reinsurance and Casualty Individual Risk segments. At December 31, 2003, the Company recorded reinsurance recoverables of $1.4 million related to these reinsurance agreements. The Company remains obligated for amounts ceded in the event that its reinsurers or retrocessionaires do not meet their obligations. Accordingly, the Company has evaluated the reinsurers and retrocessionaires that are providing reinsurance and retrocessional protection and will continue to monitor the stability of its reinsurers and retrocessionaires.

Intangible Assets

    Goodwill and other intangibles that arise from business combinations are accounted for in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets". These standards require that identifiable intangible assets are amortized in accordance with their useful lives and goodwill and intangible assets with indefinite useful lives should not be amortized but should be tested for impairment at least annually. As a result of its acquisition of the majority of the reinsurance business of HartRe during the year ended December 31, 2003, the Company recorded goodwill of $0.2 million. The Company also recorded other acquisition related intangibles of $19.6 million. The other acquisition related intangibles are being amortized over periods of up to ten years. As a result of its acquisition of the property catastrophe business of LaSalle during the year ended December 31, 2002, the Company recorded goodwill of $0.9 million and other acquisition related intangibles of $14.2 million. The other acquisition related intangibles are being amortized over periods of up to ten years.

Quantitative and Qualitative Information about Market Risk

    The Company believes that it is principally exposed to three types of market risk: interest rate risk, foreign currency risk and credit risk.

    Interest Rate Risk. The Company's primary market risk exposure is to changes in interest rates. The Company's fixed maturity portfolio is exposed to interest rate risk. Fluctuations in interest rates have a direct impact on the market valuation of these securities. As interest rates rise, the market value of our fixed maturity portfolio falls, and the converse is also true. The Company expects to manage interest rate risk through an active portfolio management strategy that involves the selection, by our managers, of investments with appropriate characteristics, such as duration, yield, currency and liquidity, that are tailored to the anticipated cash outflow characteristics of our liabilities. The Company's strategy for managing interest rate risk also includes maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. A significant portion of the investment portfolio matures each year, allowing for reinvestment at current market rates. The portfolio is actively managed and trades are made to balance the Company's exposure to interest rates. As of December 31, 2003, assuming parallel shifts in interest rates, the impact of an immediate 100 basis point increase in market interest rates on the Company's invested assets of $2.7 billion would have been an estimated decrease in market value of 3.2% or approximately $85 million, and the impact on our invested assets of an immediate 100 basis point decrease in market interest rates would have been an estimated increase in market value of 2.9% or approximately $78 million.

    Endurance Holdings entered into an interest rate swap agreement effective March 27, 2003 in which it has exchanged floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the initial $100 million drawn on the term loan facility.

    Foreign Currency Risk. The Company has made a significant investment in the capitalization of Endurance U.K., which is denominated in British Sterling. In addition, the Company enters into reinsurance and insurance contracts for which it is obligated to pay losses in currencies other than U.S. dollars. For the year ended December 31, 2003, approximately 9% of our gross premiums were written in currencies other than the U.S. dollar. A portion of our cash and cash equivalents, investments and loss reserves are also denominated in non-U.S. currencies. The majority of our operating foreign currency assets and liabilities are denominated in Euros, British Sterling, Canadian Dollars, Japanese Yen and Australian Dollars ("Major Currencies"). The Company may, from time to time, experience losses from fluctuations in the values of these and other non-U.S. currencies, which could have a material adverse effect on its results of operations. The Company will attempt to manage its foreign currency risk by seeking to match its liabilities under insurance and reinsurance contracts that are payable in foreign currencies with investments that are denominated in such currencies. The Company purchases assets which are matched in currency to its case reserves for liabilities incurred in major currencies including U.S. dollars, Euros, British Sterling, Japanese Yen and Australian dollars at the time such reserves are established. The Company has no currency hedges in place; however, as part of its matching strategy, the Company may consider the use of hedges when it becomes aware of probable significant losses that will be paid in non-U.S. dollar currencies. For liabilities incurred in currencies other than those listed above, U.S. dollars are converted to the currency of the loss at the time of claims payment. As a result, the Company may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies.

    Credit Risk. The Company has exposure to credit risk primarily as a holder of fixed maturity securities. The Company's risk management strategy and investment policy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. The Company attempts to limit our credit exposure by purchasing fixed income investments rated A-/A3 or higher. In addition, the Company has limited its exposure to any single corporate issuer to 1% or less of its total portfolio.

                              INDUSTRY BACKGROUND


Industry Conditions and Trends

    The property and casualty insurance and reinsurance industry has historically been a cyclical business. During periods of excess underwriting capacity, competition generally results in lower pricing and less favorable policy terms and conditions for insurers and reinsurers. During periods of diminished underwriting capacity, industry-wide pricing and policy terms and conditions become more favorable for insurers and reinsurers. Underwriting capacity, as defined by capital available to the industry, is affected by a number of factors, including:

    o loss experience for the industry in general, and for specific lines of business or risks, in particular;

    o natural and man-made disasters, such as hurricanes, windstorms, earthquakes, floods, fires and acts of terrorism;

    o court decisions expanding insurance coverage and granting of large awards;

    o investment results including realized and unrealized gains and losses on investment portfolios and annual investment yields; and

    o   ratings and financial strength of competitors.

    In recent years, the insurance and reinsurance industry has gone from a period of excess capacity to one of more constrained capacity. For several years prior to 2000, the market faced increasing excess capital capacity, producing year-over-year rate decreases and coverage increases. Beginning in 2000, an accumulation of losses from asbestos liability, under-reserving, poor investment performance and losses from the World Trade Center tragedy have significantly reduced the industry's capital base.

    The events of September 11, 2001 altered the insurance and reinsurance market landscape dramatically. While the full impact of the losses related to these events is still unknown, a wide range of industry experts estimate ultimate losses at approximately $40 billion. Prior to the World Trade Center tragedy, the largest insured catastrophic event was Hurricane Andrew, with approximately $20 billion of losses. Over the past three years, a number of major property and casualty insurers and reinsurers have announced charges of several hundred million dollars or more. The majority of these charges are related to adverse developments and large asbestos claims losses.

            Ten Largest Global Catastrophic Events by Insured Losses
                                 (in billions)

                                                                                      1987 European
World Trade   Hurricane   Northridge   Typhoon    Windstorm   Windstorm   Hurricane     Storm and     Windstorm   Typhoon
  Center       Andrew     Earthquake   Mireille     Daria      Lothar       Hugo         Floods        Vivian      Bart
-----------   ---------   ----------   --------   ---------   ---------   ---------   -------------   ---------   -------
   $40.2        $19.6        $16.3       $7.1        $6.1       $6.0        $5.9          $4.6          $4.2       $4.2

The Bermuda Insurance Market

    Over the past 15 years, Bermuda has become one of the world's leading insurance and reinsurance markets. Bermuda's favorable regulatory and tax environment, which minimizes governmental involvement for those companies that meet certain solvency and liquidity requirements, creates an attractive platform for insurance and reinsurance companies.

    There are a number of other factors that have made Bermuda the venue of choice for us and other new property and casualty companies over the last several years, including:

    o   a highly reputable business center;

    o   excellent professional and other business services;

    o   a well-developed captive insurance industry;

    o   political and economic stability; and

    o   ease of access to global insurance markets.

    Notwithstanding the positive operating environment, a challenge faced by Bermuda-domiciled companies is the limited number of trained underwriting and professional staff in Bermuda. Many companies have addressed this issue by importing appropriately trained employees into Bermuda. Endurance Bermuda has successfully hired approximately 119 employees through December 31, 2003, through both its recruiting efforts and as a result of the LaSalle transaction, and believes it is adequately staffed.

    Most Bermuda-domiciled insurance and reinsurance companies have also pursued business diversification and international expansion. Although most of the Bermudian insurers were established as monoline specialist underwriters, in order to achieve long-term growth and better risk exposure, virtually all of these companies have diversified their operations, either across property and liability lines, into new international markets, or through a combination of both of these methods.

    Bermuda is now recognized as one of the leading reinsurance and insurance markets, currently serving as the headquarters for an increasing number of global reinsurance and insurance companies.

                                    BUSINESS


Overview

    Endurance Holdings is a holding company domiciled in Bermuda. Through our operating subsidiaries based in Bermuda, the United Kingdom and the United States, we focus on writing specialty lines of personal and commercial property and casualty insurance and reinsurance on a global basis. We define specialty lines as those lines of insurance and reinsurance that require dedicated, specialized underwriting skills and resources in order to be profitably underwritten. Our portfolio of specialty lines of business is organized into the following segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and aerospace and other specialty lines.

    We seek to create a portfolio of specialty lines which are profitable and have limited correlation with one another. We believe that a well constructed portfolio of diversified risks will produce less volatile results than each of the individual lines of business independently, allow for greater capital efficiency and provide a superior risk-adjusted return on our capital. We identify and underwrite attractive insurance and reinsurance business through our experienced underwriting staff and apply a centralized quantitative framework of risk analysis across all of our business segments. We produce our business through the leading worldwide insurance and reinsurance brokers and intermediaries.

    We began operations on December 17, 2001 after Endurance Bermuda completed a private placement of $1.2 billion of its equity securities. Initial investors in Endurance Bermuda included Aon, Zurich Financial Services Group, Thomas H. Lee Partners, L.P., Texas Pacific Group, Capital Z Financial Services Fund II, L.P., Perry Capital, Metro Center Investments Pte Ltd., General Motors Asset Management, Lightyear Capital, Credit Suisse First Boston Private Equity, Golden Gate Capital, Reservoir Capital and TIAA CREF. We have been able to achieve significant success in the development of our business since our inception in December, 2001. Our accomplishments include:

    o growing our business from a startup in 2001 to $1.6 billion in gross premiums and $263.4 million in net income for the year ended December 31, 2003 and $3.5 billion in assets at December 31, 2003, while generating an 18.4% return on average equity in 2003;

    o   successfully launching multiple specialty business segments;

    o   building a substantial base of clients around the world;

    o   recruiting a highly experienced management team;

    o   building a staff of approximately 250;

    o licensing insurance subsidiaries in Bermuda, the United Kingdom and the United States;

    o   acquiring the property catastrophe business of LaSalle;

    o   acquiring the majority of the reinsurance business of HartRe;

    o establishing a $192 million multi-year term loan facility and a $108 million one-year revolving credit facility that was expanded to $500 million; and

    o successfully completing our initial public offering in February 2003, and obtaining a NYSE listing.

    Current conditions in the global insurance and reinsurance markets continue to present an attractive opportunity for us to deploy our capital. Many global property and casualty insurers and reinsurers are currently experiencing significantly reduced capital resulting from several years of excessively competitive pricing, expanding coverage terms, significant increases in losses from asbestos liability, under-reserving and poor investment performance. In addition, Standard & Poor's and A.M. Best have lowered the financial strength ratings of a significant number of reinsurers in 2002 and 2003, further reducing available reinsurance capacity with sufficient financial security.

 Endurance Bermuda

    Endurance Bermuda was incorporated on November 30, 2001. Endurance Bermuda is registered with the BMA as a Class 4 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes, regulations and policies of the BMA require Endurance Bermuda to maintain minimum levels of statutory capital, statutory capital and surplus, and liquidity to meet solvency standards, to obtain prior approval of ownership and transfer of shares and to submit to certain periodic examinations of its financial condition. Endurance Bermuda, headquartered in Pembroke, Bermuda, focuses on property and casualty insurance and reinsurance business that is of a low frequency, high severity nature. Endurance Bermuda is headed by Thomas D. Bell.

 Endurance U.K.

    Endurance U.K. was incorporated on April 10, 2002. On December 4, 2002, Endurance U.K. was authorized by the FSA to begin writing certain lines of insurance and reinsurance in the United Kingdom. Endurance U.K., which is headquartered in London, is able to operate throughout the European Union, subject to compliance with certain notification requirements of the FSA and in some cases, certain local regulatory requirements, and will focus on the origination of property and casualty insurance and reinsurance from non-North American markets. We have capitalized Endurance U.K. with (L)100 million of initial capital. Endurance U.K. is headed by Mark W. Boucher.

 Endurance U.S.

    Endurance U.S. was incorporated on September 5, 2002. On December 18, 2002, Endurance U.S. received a license in the State of New York from the New York Department to conduct business as a property and casualty reinsurer. Certain reinsurance business, known as working layer, is characterized by higher frequency and lower severity of losses as compared to the type of reinsurance business targeted by Endurance Bermuda. We believe that this business, which requires a higher degree of client contact including underwriting, claims, actuarial and accounting reviews, would be difficult to underwrite from a Bermuda location. Endurance U.S. focused on such working layer business and provides us with access to classes of reinsurance business and types of reinsurance clients which we would not otherwise be able to effectively access from Bermuda. We initially capitalized Endurance U.S. with $336 million in equity capital and during 2003 added an additional $135 million of equity capital. Endurance U.S. is headed by William M. Jewett.

 Endurance Services

    Endurance Services was incorporated on January 12, 2004. Endurance Services has been established to provide administrative support to and to improve operational efficiencies between Endurance Bermuda, Endurance U.S. and Endurance U.K. Endurance Services is headed by Steven W. Carlsen.

Our Competitive Strengths

    We believe certain characteristics distinguish us from our competitors, including:

    o Extensive Specialized Underwriting and Risk Management Capabilities. We have made significant initial investments in our technical capabilities, including hiring 103 experienced underwriters and an actuarial, risk analysis and modeling staff of 28.

    o Underwriting and Risk Management Discipline. We remain highly selective in our underwriting. In 2003, despite significant expansion in our business, we only provided insurance quotes on 36.7% of the 8,637 submissions we received. Our quotation rate in 2003 was similar to that in 2002. All of our underwriting activity is supported by detailed, upfront pricing analysis. We limit the exposures that we are willing to accept on any single contract, geographic, and catastrophic peril.

    o Experienced Management Team. Our senior management team averages over 20 years of experience in the insurance and reinsurance industry and participates in our stock-based compensation plan that ties compensation to the achievement of goals aligned with those of our shareholders.

    o Strong Market Relationships. The underwriting expertise and extensive industry relationships previously developed by our senior management team and underwriters have allowed us to quickly establish our presence in the global insurance and reinsurance markets. We have strong relationships with major insurance and reinsurance brokers, including:
        Aon, Marsh, Willis, Benfield and Towers Perrin. In the year ended December 31, 2003, we wrote business with more than 1,150 clients.

    o Bermuda-Based Operations. Bermuda is our principal base of operations. As one of the leading centers of the global insurance industry, Bermuda provides us with ready access to clients who increasingly seek Bermuda-based capacity to meet their insurance and reinsurance needs. Bermuda also has a well developed network of insurance and reinsurance brokers, an experienced pool of employees with significant insurance expertise and a responsive regulatory environment which allows for rapid innovation in insurance and reinsurance products.

    o Conservative Investment Policy. We have a conservative investment policy aimed at minimizing the volatility of our investment results. At December 31, 2003, 100% of our invested assets were held in cash and cash equivalents and fixed maturity securities, 86% of which were rated AAA and 100% were rated A or better, with an average duration of 3.08 years.

    o Excellent Financial Strength. The Company's operating subsidiaries are rated "A" (Excellent) by A.M. Best Company and "A-" (Strong) by Standard & Poor's. We were one of a small number of companies to be upgraded by A.M. Best in 2003 when we received an upgrade to "A" ("Excellent"). These ratings reflect A.M. Best Company's and Standard & Poor's opinions of our financial strength and are not applicable to the ordinary shares offered by this prospectus and are not recommendations to buy, sell or hold such shares.

    o Unencumbered Capital Base. At December 31, 2003, we had shareholders' equity capital of approximately $1.6 billion. As a recently formed company, we are unencumbered by any historical losses relating to asbestos liabilities, the World Trade Center tragedy and other pre-December 31, 2001 historical liability exposures currently affecting many of our competitors. By choosing to form and license new subsidiaries rather than assuming unknown liabilities through the acquisition of existing licensed "shell" companies, we have no risk that loss reserve development relating to historical exposures prior to our formation will negatively impact our future financial results. We believe that our unencumbered capital will allow us to distinguish ourselves from many of our competitors and help to attract clients who are seeking long- term financial stability from their insurers and reinsurers.

Business Strategy

    Our goal is to generate a superior long-term return on capital by leveraging our competitive strengths and successfully executing our strategy.

    The key elements of our strategy are:

    o Maintain a Portfolio of Profitable Specialty Lines. We believe there are significant opportunities in a number of lines of business in the current market environment. We participate in those specific specialty lines that we believe have the potential to offer the highest risk-adjusted return on capital and in which we believe we can establish a competitive advantage through our specialized teams of expert underwriters. We intend to use our ability to participate in multiple lines of business to deploy capital and resources to the most attractive business lines at the most opportune times.

    o Utilize Monoline Level of Expertise in Each Line of Business. We have formed teams of highly experienced professionals to manage each of our specific lines of business. Each team is led by a senior executive and is supported by highly experienced underwriting personnel who are specialists in their unique business line.

    o Apply Extensive Technical Analysis to Our Underwriting. We manage our portfolio of risks through the utilization of catastrophe modeling and dynamic financial analysis techniques that provide a quantitative basis for the management of risk aggregation and correlation. We license a broad array of catastrophe modeling products available from EQE, AIR and RMS. We have also launched our own proprietary underwriting risk management system and have built a proprietary suite of individual contract, portfolio, capital allocation and market risk management and price monitoring tools around this system. We proactively monitor market trends to look for competitive threats to the lines of business in which we are operating as well as analyze potential new lines that may provide attractive opportunities.

        We require significant amounts of data in our underwriting process. All major accounts are underwritten with dedicated actuarial involvement. We avoid writing business for which we believe sufficient underwriting data is not available, and therefore, to date have written no qualifying quota shares and only a limited amount of retrocessional business. We also limit the use of retrocessional protection, relying upon our underwriting analysis and portfolio diversification for risk management purposes.

    o Maintain an Efficient Expense Structure. We believe an efficient expense structure will allow us to produce more profitable results and more easily deploy our resources to those lines of business that become more attractive as market conditions change. Several factors contribute to our low cost structure, including our utilization of variable cost brokerage distribution, our presence in the Bermuda market which targets large insurance and reinsurance programs for clients, our current emphasis on high severity, low frequency lines which can be underwritten by relatively small teams, and our centralized risk management structure which limits redundant expenses and systems.

    o Proactively Manage Our Capital Base. We actively manage our capital by allocating resources to underwriting opportunities which we believe will offer the highest risk-adjusted return on capital. Over the long term, we will seek to return excess capital to our shareholders rather than use excess capital to underwrite business at unattractive pricing levels. We have already undertaken a number of capital management initiatives including two acquisitions at prices which were accretive to our earnings, selective repurchases of our ordinary shares on favorable terms, and the payment of shareholder dividends.

Business Segments

    Our commitment to specialized underwriting requires market knowledge, analytic capabilities and experience more typically found in monoline companies. Accordingly, we have organized our company by business segment, under the direction of managers for each line of business who are recognized leaders in their respective fields. We support these managers with centralized and state of the art analytic expertise and technology. Our six business segments and the related gross premiums written and acquired for the year ended December 31, 2003 are as follows:

                                                           Gross Premiums
     Business Segment                                   Written and Acquired    % of
     ----------------                                       (in millions)       Total
                                                        --------------------    -----
     Property Per Risk Treaty Reinsurance ...........         $  469.3           29.3%
     Property Catastrophe Reinsurance ...............            183.6           11.4
     Casualty Treaty Reinsurance ....................            390.3           24.4
     Property Individual Risk .......................             85.9            5.4
     Casualty Individual Risk .......................            214.4           13.4
     Aerospace and Other Specialty Lines ............            258.5           16.1
                                                              --------          -----
     Total ..........................................         $1,602.0          100.0%
                                                              ========          =====

    These segments and their associated lines of business are described in greater detail below.

    Property Per Risk Treaty Reinsurance. Our Property Per Risk Treaty Reinsurance business segment reinsures individual property risks of ceding companies on a treaty basis. This segment is comprised of a diversified portfolio of property per risk reinsurance contracts covering claims from individual insurance policies issued by our ceding company clients and including both personal lines and commercial exposures (principally covering buildings, structures, equipment, contents and time element coverages). Loss exposures in this segment include the perils of fire, explosion, collapse, riot, vandalism, wind, tornado, flood and earthquake. This segment is comprised of proportional and excess of loss reinsurance agreements. Our current mix of business, as measured by gross premiums written during the year ended December 31, 2003, is approximately 75% excess of loss and 25% proportional. Currently, 82% of the exposures reinsured in this segment are in the United States, although we expect this percentage to gradually decline as we expand our activities in Europe and the United Kingdom through Endurance U.K. The remaining reinsured risks represent worldwide exposures, including the United States. This segment is underwritten by Endurance U.S., Endurance U.K. and Endurance Bermuda. We currently have 20 underwriters dedicated to this segment.

    Because the reinsurance contracts written in this segment are exposed to losses on an individual policy basis, we underwrite and price the agreements based on anticipated claims frequency. We use actuarial techniques to examine our ceding companies' underwriting results as well as the underwriting results from the ceding companies with comparable books of business and pertinent industry results. These experience analyses are compared against actuarial exposure analyses to refine our pricing assumptions. Our pricing also takes into account our variable and fixed expenses and our assessment of an appropriate return on the capital required to support each individual contract relative to our portfolio of risks.

    Reinsurance contracts that provide coverage through individual underlying insurance policies may contain significant risk of accumulation of exposures, both to natural and other perils. Our underwriting process explicitly recognizes these exposures. Natural perils, such as windstorm, earthquake and flood, are analyzed through our catastrophe modeling systems. Other perils, such as fire and terrorism events, are considered on a contract-by-contract basis and monitored for cumulative aggregate exposure. All of our excess of loss agreements have occurrence limits and many have limited reinstatement rights. Proportional contracts can be particularly prone to accumulations of exposure and losses in catastrophic events. Most of our proportional contracts in force at December 31, 2003 are also subject to occurrence limits. The only exceptions made to our occurrence limits requirements are a result of explicit approval by executive management and have been based on complete and ongoing disclosures by our ceding companies of the underlying policies. We do not currently write any qualified quota share agreements emanating from Lloyd's or the London market.

    This business segment operates as a subscription market, with the reinsurance intermediaries seeking participation for specific treaties among a number of reinsurers. Those reinsurers that ultimately subscribe to any given treaty participate at substantially the same pricing and terms and conditions. Our maximum capacity on any one program is $30 million on any one risk and our average commitment has been approximately $6 million.

    Our Property Per Risk Treaty Reinsurance business is produced principally by Aon, Benfield, Willis and Marsh. Our principal competitors in this segment include Arch Capital Group Ltd. ("Arch"), Converium Holding AG ("Converium"), GeneralCologne Re ("General Re"), Montpelier Re Holdings Ltd. ("Montpelier Re"), Munchener Ruckversicherungs-Gesellschaft Aktiengesellschaft ("Munich Re"), PartnerRe Ltd. ("PartnerRe"), Transatlantic Reinsurance Company ("Transatlantic Re") and XL Capital Ltd ("XL").

    Property Catastrophe Reinsurance. Our Property Catastrophe Reinsurance business segment reinsures catastrophic perils for ceding companies on a treaty basis. Our property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by our ceding company clients. The principal perils in our portfolio include hurricane, typhoon, earthquake, flood, tornado, hail and fire. This segment is comprised of reinsurance contracts which incur losses only when events occur that impact more than one risk or insured. Coverage for other perils may be negotiated on a case-by-case basis. Protection under property catastrophe treaties is provided on an occurrence basis, allowing our ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies. The multiple claimant nature of property catastrophe reinsurance requires careful monitoring and control of cumulative aggregate exposure. This business is only underwritten by Endurance Bermuda. We have 16 underwriters dedicated to this segment.

    We have licensed catastrophe modeling software from all of the principal firms, including EQE, RMS and AIR. These software tools use exposure data provided by our ceding company clients to simulate catastrophic losses. We have high standards for the quality and level of detail of such exposure data and have an expressed preference for data at the zip code or postal code level. Data provided at more summary levels, such as counties or CRESTA zones, is conservatively modeled and effectively surcharged for increased uncertainty. Our commitment to detailed exposure data precludes significant involvement as a retrocessionaire in the current market. To date, less than 5% of the gross written premiums in this segment have been derived from other reinsurers, with over 95% coming from the catastrophe programs of insurance companies.

    Data output from the software described above is incorporated in a proprietary model for multiple purposes. First, the data output is used to estimate the amount of reinsurance premium that is required to pay the long term expected losses under the proposed contracts. Second, the data output is used to estimate correlation among the contracts we have written. The degree of correlation is used to estimate the incremental capital required to support our participation on each proposed contract, allowing us to calculate a return on consumed capital. Finally, the data output is used to monitor and control the Company's cumulative exposure to individual perils across all of our businesses.

    Our pricing of property catastrophe reinsurance contracts is based on a combination of modeled loss estimates, actual ceding company loss history, surcharges for potential unmodeled exposures, fixed and variable expense estimates and profit requirements. The profit requirements are based on incremental capital usage estimates described above and the Company's required return on consumed capital.

    Similar to the Property Per Risk Treaty Reinsurance segment, the Property Catastrophe Reinsurance market operates on a subscription basis with all subscribing reinsurers participating at substantially the same pricing, terms and conditions. Our average attachment point is approximately $215 million. Generally, our maximum capacity on any one program is $30 million per event.

    Our property catastrophe business is diversified geographically. As of December 31, 2003, approximately 55% of our property catastrophe premium was associated with exposures in the United States and the remainder from over 20 other countries around the world. Our principal exposures outside the United States are in the United Kingdom, Europe, Australia, Canada and Japan. Our estimates of exposures to the major perils in each of these territories are provided in the "Risk Management" section below.

    Our Property Catastrophe Reinsurance business is produced primarily by Aon, Marsh, Willis and Benfield. Our principal competitors in this segment include ACE Limited ("ACE"), Arch, AXIS Specialty Limited ("AXIS"), IPC Holdings Ltd. ("IPC"), Montpelier Re, PartnerRe, Renaissance Re Holdings Ltd. ("Renaissance Re") and XL.

    Casualty Treaty Reinsurance. Our Casualty Treaty Reinsurance business segment reinsures third party liability exposures from ceding companies on a treaty basis. Approximately 80% of the exposures are in the United States, with the remainder representing worldwide risks, including the United States. The exposures that we reinsure include automobile liability, professional liability, directors' and officers' liability, umbrella liability and workers' compensation. We write severity oriented casualty treaty business such as clash and high excess workers' compensation in Endurance Bermuda. Most other casualty treaty business is underwritten by Endurance U.S. We do not currently write casualty treaty business in Endurance U.K. We have 18 underwriters dedicated to this segment.

    Our customer base includes national, regional and specialty insurance companies. Due to the potential for long claims payment patterns in the underlying business, we target ceding companies with strong financial positions. We look for sophisticated actuarial capabilities, the demonstrated ability to monitor and react to shifts in pricing levels and coverage changes, experienced claims management capabilities and substantial net retentions from our clients. We also favor companies and management teams that have worked through prior property and casualty insurance market cycles.

    The maximum capacity available for casualty treaty programs that are exposed to loss by individual policy limits is $30 million, but we rarely allocate capacity over $15 million. Our average capacity commitment in this segment as of December 31, 2003 was approximately $3 million per program.

    Our Casualty Treaty Reinsurance business is produced primarily by Aon, Marsh, Willis and A.J. Gallagher. Our principal competitors in this segment are American Re, Converium, General Re, Munich Re, Swiss Reinsurance Company ("Swiss Re"), Transatlantic Re and XL.

    Property Individual Risk. Our Property Individual Risk business segment is comprised of the insurance and facultative reinsurance of commercial properties. The policies written in this segment provide coverage for one insured for each policy. The types of risks insured are generally properties with sufficiently large values to require multiple insurers and reinsurers to accommodate their insurance capacity needs. We underwrite property individual risk business at Endurance Bermuda and Endurance U.K. We have 20 underwriters specializing in property individual risk.

    Our risks in this business segment are all well diversified across a range of industries. These industries include real estate, retail, manufacturing, chemicals, financial, utilities, telecommunications, construction and civil engineering, municipalities/institutional properties and other industries.

    As of December 31, 2003, approximately 65% of the insured risks were located in the United States and the remainder in the rest of the world, including worldwide exposures which include U.S. based risks. We expect the proportion of business written outside of the United States to increase as we expand our capabilities in Endurance U.K. Approximately 90% of the business in this segment is written on an excess of loss basis and 10% is written on a proportional basis. The proportional policies are typically written with large deductibles or self-insured retentions.

    Our average attachment point overall is approximately $100 million. We offer gross limits capacity of up to $50 million on any one risk. We limit these lines to no more than $15 million on any one risk on risks located in active catastrophe zones. To date, our average participation has been approximately $17 million on any one risk.

    Our Property Individual Risk business is produced primarily by Marsh, Aon and Jardine Lloyd Thompson. Our competitors in this segment include a large number of insurance and reinsurance companies. Among our most frequent competitors are ACE, Allianz AG ("Allianz"), Allied World Assurance Company Ltd. ("AWAC"), Arch, FM Global, Montpelier Re, Munich Re, Swiss Re, XL and Zurich.

    Casualty Individual Risk. Our Casualty Individual Risk business segment is comprised of the insurance and facultative reinsurance of third party liability exposures. This segment is comprised of three lines of business:
Excess Casualty Insurance, Professional Lines Insurance and Healthcare. For the year ended December 31, 2003, these lines of business represented approximately 33%, 19% and 48% of the gross written premiums for this segment, respectively. This segment is only underwritten in Endurance Bermuda. We have 26 dedicated underwriters who specialize in HealthCare, Excess Casualty, or Professional Lines.

    The Excess Casualty Insurance line of business provides third party liability insurance for a wide range of industry groups. Our clients are typically Fortune 1000 companies with sophisticated risk management practices who generally retain large portions of their own risk and purchase large insurance limits. Our target clients within this group are in strong financial positions, have formal, well-developed risk management programs and proactive claims detection and management procedures. As of December 31, 2003, approximately 20% of our insured risks in this line of business were solely located in the United States and the remainder represented worldwide exposures, including the United States.

    Our minimum attachment point for the Excess Casualty Insurance line of business is $25 million and our average attachment point is approximately $115 million. In all cases, we carefully review and approve our policy forms and endorsements to ensure we are fully comfortable with the scope of coverage we provide. Our maximum line in this category is $50 million, although we only occasionally exceed $25 million, and only do so with explicit approval of executive management. Our average line is approximately $25 million.

    The business in the Excess Casualty Insurance line of business is produced primarily by Marsh, Aon and Jardine Lloyd Thompson. Our principal competitors in this line of business include ACE, Arch, AWAC, Lloyd's of London ("Lloyd's"), Starr Excess Liability Insurance Company, Ltd ("Starr Excess"), XL and Zurich.

    Our Professional Lines Insurance line of business includes a limited range of products: directors' and officers' liability insurance, errors and omissions insurance and employment practices liability insurance. Our clients include both for-profit and non-profit entities. We target clients with strong, stable financial positions, paying particular attention to liquidity, solvency margins and profitability. As of December 31, 2003, approximately 10% of our insured risks in this line of business were located within the United States, with the remainder representing worldwide risks, including the United States.

    We require a minimum attachment point of $25 million and our average attachment point has been approximately $155 million. We have maximum limits capacity of up to $25 million and an average limit of $15 million on any one risk. Business in this segment is written almost exclusively on a claims-made basis and all of the business is written on an excess of loss basis.

    Our Professional Lines Insurance business is produced primarily by Aon, Jardine Lloyd Thompson and Marsh. Our principal competitors in this line of business include ACE, Arch, AWAC, The Chubb Corporation, Lloyd's, Starr Excess, XL and Zurich.

    Our Healthcare business is focused on one narrow niche within the medical professional liability market: hospital malpractice insurance. Within this market, we target large institutional healthcare providers such as hospital groups, university teaching hospitals and integrated healthcare delivery systems. We do not work with smaller entities having 250 beds or less, nor do we seek risks that are principally from long-term-care facilities. We do not insure stand-alone individual physicians, physician groups, or other healthcare professionals. We estimate that the large institutional healthcare niche currently represents approximately $800 million in annual premiums for the industry. As of December 31, 2003, all of our healthcare insureds were based in the United States.

    All of the business in our Healthcare line of business is written on an excess of loss basis. Our average attachment point is approximately $25 million. All of this business is written on a claims-made basis. We do not write any multi-year policies, or programs with profit sharing or swing-rating plans. Our average program participation is approximately $25 million.

    Our principal underwriting considerations from this line of business are based on evaluations of risk management policies and procedures, historical claims activity, current exposures and operating jurisdictions. Pricing is determined based on account-specific experience and exposure ratings. We incorporate the insight that we have gained from a proprietary database of over 400,000 hospital claims.

    Our Healthcare business is produced primarily by Marsh, Aon, Jardine Lloyd Thompson and A.J. Gallagher.

    Our principal competitors in this line of business are American International Group, Inc. ("AIG"), CNA Financial Corporation, Employers Reinsurance Corporation ("Employers Re") and Zurich.

    Aerospace and Other Specialty Lines. Our Aerospace and Other Specialty Lines business segment is comprised primarily of the insurance and reinsurance Aerospace lines, and to a lesser extent, of unique opportunities, including a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others.

    Our Aerospace line is comprised of aviation and space business. The aviation business includes hull, aircraft liability and aircraft products coverages. Currently, approximately 30% of the exposures insured in this line of business are in the United States with the remainder being distributed throughout the world, including the United States. We write these exposures both as insurance and reinsurance, with the reinsurance written both in the form of facultative reinsurance and treaty reinsurance. In all cases, we track our exposures by original insured in order to monitor our maximum exposures by major airline and by major manufacturer. We currently do not write hull war risk, primary general aviation business or workers' compensation for this category. Our average attachment point is $6 million. Our average commitment has been approximately $4 million per program.

    Our expertise in the aviation category stems from an extensive database of historical aviation claims and program structures. Individual account decisions are based on a combination of qualitative evaluations of the risk management programs of the original insureds and quantitative examinations of our clients' track records and the records of peer and comparable operations.

    The space business includes satellite launch and in-orbit coverage. We have chosen to write space business through industry recognized leaders, and currently support three organizations on a treaty reinsurance basis only.

    Our Aerospace business is produced primarily by Aon, Marsh and Willis. Our principal competitors in this line of business are Converium, Hannover Ruckversicherungs-Aktiengesellschaft and Lloyd's.

    Our remaining business in this segment represents a variety of contracts which were underwritten utilizing the expertise of our senior underwriting staff. These contracts are those that do not fit with our other segments. The largest of these programs was a $51.9 million treaty for workers' compensation coverages which was acquired as part of the Hart Re transaction and was not intended to be renewed.

    Our Special Accounts business is produced primarily by Aon, Marsh, Willis and Benfield.

Distribution

    We are a broker-market participant and conduct business almost exclusively through insurance and reinsurance brokers around the world. The brokerage distribution channel provides us with access to an efficient, variable cost, and global distribution system without the significant time and expense which would be incurred in creating wholly owned distribution networks.

    Aon is our largest distributor of our reinsurance lines while Marsh is our largest distributor of our insurance lines. A breakdown of our distribution by broker is provided in the table below.

                                                                 Percentage of Gross
                                                                Premiums Written for
     Broker                                                        the Year Ended
     ------                                                     December 31, 2003 (1)
                                                                ---------------------
     Aon....................................................             29.4%
     Marsh..................................................             26.7
     Willis.................................................             21.1
     Benfield...............................................              6.1
     Towers Perrin..........................................              2.9
     All Other..............................................             13.8
                                                                        -----
      Total.................................................            100.0%
                                                                        =====

---------------
(1) Excludes gross premiums acquired from HartRe.

Claims Management

    We have received a moderate number of reported claims resulting in a total of $162.5 million in case specific reserves on our balance sheet at December 31, 2003. Notwithstanding the moderate claims activity to date, we have a process in place for identifying, tracking and settling potential claims. The responsibilities of the claims department include reviewing loss reports, monitoring claims handling activities of ceding companies, requesting additional information where appropriate, establishing initial case reserves including determining whether the client's reported losses are sufficient and approving payment of individual claims. We have established authority levels for all individuals involved in the reserving and settlement of claims. We have a total claims staff of 11.

    When we receive notification of a potential claim, a member of our staff logs the potential claim into our systems. An initial review is conducted by the underwriter and underwriting manager responsible for the program in coordination with our claims department. Once the validity of the given claim is established, responsibility for management of the claim is transferred to our claims department. As the claim develops, the claims department is empowered to draw on those resources, both internal and external, it deems appropriate to settle the claim appropriately. To date, the Company has worked to establish a network of external legal and claims experts to augment our own in-house team.

    In addition to managing reported claims and conferring with ceding companies on claims matters, the claims department conducts periodic audits of specific claims and the overall claims procedures of our reinsurance clients at the offices of ceding companies. Through these audits, we are able to evaluate ceding companies' claims-handling practices, including the organization of their claims departments, their fact-finding and investigation techniques, their loss notifications, the adequacy of their reserves, their negotiation and settlement practices and their adherence to claims-handling guidelines.

Reserve for Losses and Loss Expenses

    We are required by applicable insurance laws and regulations and U.S. GAAP to establish reserves for losses and loss expenses that arise from our products. These reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss expenses for insured or reinsured claims which have occurred at or before the balance sheet date, whether already known to us or not yet reported. It is our policy to establish these losses and loss reserves prudently after reflecting all information known to us as of the date they are recorded.

    The Company uses statistical and actuarial methods to reasonably estimate ultimate expected losses and loss expenses. The period of time from the reporting of a loss to the Company and the settlement of the Company's liability may be several years. During this period additional facts and trends will be revealed. As these factors become apparent, reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of incurred but not reported reserves to specific case reserves.

    Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation by the Company of losses resulting from catastrophic events based upon its own historical claim experience is inherently difficult because of the Company's short operating history and the potential severity of property catastrophe claims. Therefore, the Company utilizes commercially available models, as well as historical reinsurance industry property catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

    To assist us in establishing appropriate reserves for losses and loss expenses, we analyze a significant amount of insurance industry information with respect to the pricing environment and loss settlement patterns. In combination with our individual pricing analyses, this industry information is used to guide our loss and loss expense estimates. These estimates are reviewed regularly, and such adjustments, if any, are recorded in earnings in the periods in which they are determined. Our losses and loss expense reserves are reviewed annually by our outside actuarial specialists.

    While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and there can be no assurance that losses and loss expenses will not exceed the total reserves.

Underwriting and Risk Management

    Internal underwriting controls are exercised through Kenneth J. LeStrange, our Chief Executive Officer. Underwriting authority is delegated to the managers of our lines of business and to underwriters in accordance with prudent practice and an understanding of each individual's capabilities. Detailed letters of underwriting authority are issued to each of our underwriters. These letters contain our operating guidelines, a description of the analytic process to be followed, referral requirements broken down by sources of business, terms and conditions, situations and the limits capacity and annual premium for any one contract. Our profitability guidelines are attached to each such letter as an exhibit and are stated in terms of maximum combined ratio targets, excluding our general and administrative expenses, by line of business. Our profitability guidelines are regularly reviewed to reflect changes in market conditions, interest rates, capital structure and market-expected returns.

    We have a disciplined approach to underwriting and risk management that relies heavily upon the collective underwriting expertise of our management and staff. This expertise is in turn guided by the following underwriting principles:

    o   We will underwrite and accept only those risks we know and understand;

    o We will perform our own independent pricing or risk review on all risks we accept; and

    o We will accept only those risks that are expected to earn a level of profit commensurate with the risk they present.

    Before we review any program proposal, we consider the appropriateness of the client, including the quality of its management and its risk management strategy. In addition, we require each program to include significant information on the nature of the perils to be included and detailed aggregate information as to the location or locations of the risks covered. We further request information on the client's loss history for the perils being reinsured, together with relevant underwriting considerations. If a program meets the preceding underwriting criteria, we then evaluate the proposal in terms of its risk/reward profile to assess the adequacy of the proposed pricing and its potential impact on our overall return on capital as well as our corporate risk objectives.

    It is our corporate objective to limit the risk of a significant loss on an economic basis, which includes premiums and reinstatement premiums from a one in one hundred year catastrophic event to no more than 10% of our total capital nor from a one in one hundred year series of catastrophic events to no more than 25% of our total capital.

    To achieve the above objectives, we utilize a variety of proprietary and commercially available tools to quantify and monitor the various risks we accept as a company.

    Our proprietary systems include those for modeling risks associated with property catastrophe, hospital professional liability, aviation, individual risk property and workers' compensation business, various casualty and specialty pricing models as well as our proprietary portfolio risk management and capital allocation models. These systems allow us to monitor our pricing and risk on a contract by contract basis across the Company's lines of business.

    We have fully integrated our internal actuarial staff into the underwriting and decision making process. We use in-depth actuarial and risk analysis to evaluate and approve all contracts prior to any authorization. In addition to internal actuaries and risk professionals, we make use of outside consultants as necessary to develop the appropriate analysis for pricing. We require significant amounts of data from our clients and turn down business in which we feel the data provided to us is insufficient for us to make an appropriate analysis.

    To monitor the catastrophe and correlation risk of our direct property and treaty property business, we have subscribed to and utilize natural catastrophe modeling tools from EQE, RMS and AIR. We take an active role in the evaluation of these commercial catastrophe pricing models, providing feedback to the modeling companies to improve the efficiencies of these models. We also supplement the model output in certain territories with the results of our proprietary models. We use modeling not just for the underwriting of individual transactions but also to optimize the total return and risk of our underwriting portfolio.

    Separate from our natural catastrophe exposed businesses, we underwrite and accept casualty and specialty insurance and reinsurance business. We apply the same standards with respect to actuarial and risk analysis to these businesses using commercial data and models licensed from the Insurance Services Office, Inc. ("ISO"), the National Council on Compensation Insurance, Inc. ("NCCI"), the Reinsurance Association of America ("RAA"), A.M. Best, Airclaims Ltd., Bloomberg, and various professional service firms. As with our natural catastrophe exposed businesses, we seek to identify those casualty and specialty exposures that are most likely to be simultaneously influenced by significant events. These exposures are then jointly tracked to ensure that we do not develop an excessive accumulation of exposure to that particular type of event.

    In addition to the above technical and analytical practices, our underwriters use a variety of means, including specific contract terms, to manage the Company's exposure to loss. These include occurrence limits, aggregate limits, reinstatement provisions and loss ratio caps and corridors. Additionally, underwriters use appropriate exclusions, terms and conditions to further eliminate particular risks or exposures that our underwriting team deems to be significant. Accordingly, our Bermuda underwriting location provides us with a particular advantage in this regard because there are no limitations upon our use of coverage restrictions in insurance policies.

Investments

    We follow an investment strategy designed to emphasize the preservation of our invested assets and provide sufficient liquidity for the prompt payment of claims. In determining our investment decisions, we consider the impact of various catastrophic events, particularly those to which our insurance and reinsurance portfolio may be exposed, on our invested assets to protect our financial position. As of December 31, 2003, our portfolio consisted of high investment grade rated, liquid, fixed maturity securities of short to medium term duration. We currently have no investments in equity securities, less than investment grade securities, real estate, or other classes of alternative investments.

    As of December 31, 2003, our aggregate invested assets totaled approximately $2.7 billion. Invested assets have grown significantly as a result of strong operating cash flow. Invested assets include cash and cash equivalents and fixed maturity securities managed by our investment managers. The portfolio is managed by two professional management firms in accordance with investment guidelines set by the investment committee of our Board of Directors. The average credit quality of our investments is AAA/Aaa, with no investments in securities rated below A-/A3 as determined by S&P and Moody's Investor Services ("Moody's") respectively. Short-term instruments must be rated a minimum of A-1/P-1. The target duration is 3.0 years and the portfolio has an income versus total return orientation. At December 31, 2003, the average duration of our invested assets was 3.08 years. There have been no credit losses to date. At December 31, 2003, there were $26.2 million of net unrealized gains in the portfolio.

    The following table sets forth the types of securities in our fixed maturity portfolio, excluding cash equivalents and short term securities, and their fair values and amortized costs as of December 31, 2003:

     Type of Investment                                                     Amortized    Unrealized   Unrealized       Fair
     ------------------                                                       Cost         Gains        Losses        Value
                                                                           ----------    ----------   ----------    ----------
                                                                                              (in thousands)
     U.S. government and agencies.......................................   $  862,945     $ 8,969       $(2,029)    $  869,885
     Non U.S. government securities.....................................      216,469       2,231        (2,477)       216,223
     Corporate securities...............................................      344,575      12,304        (1,732)       355,147
     Mortgage-backed securities.........................................      764,457       8,497        (2,687)       770,267
     Asset-backed securities............................................      308,706       3,875          (794)       311,787
                                                                           ----------     -------       -------     ----------
     Total..............................................................   $2,497,152     $35,876       $(9,719)    $2,523,309
                                                                           ==========     =======       =======     ==========

    U.S. Government and Agencies. U.S. government and agency securities are comprised of bonds issued by the U.S. Treasury, the Federal Home Loan Bank, the Federal Home Loan Mortgage Corporation, and the Federal National Mortgage Association ("Fannie Mae").

    Non U.S. government securities. Non U.S. government securities represent the fixed income obligations of non U.S. governmental entities.

    Corporate Securities. Corporate securities are comprised of bonds issued by corporations rated A-/A3 or higher and are diversified across a wide range of issuers and industries. The principal risk of corporate securities is the potential loss of income and potential realized and unrealized principal losses due to insolvencies or deteriorating credit. The largest corporate credit in the Company's portfolio represented 0.5% of total invested assets at December 31, 2003. We actively monitor our corporate credit exposures and have had no realized credit related losses to date. Our investment guidelines call for the sale of any bond which becomes rated less than the lower of A- or A3 from S&P or Moody's.

    Asset-Backed Securities. Asset-backed securities are purchased both to diversify the overall risks of our fixed maturity portfolio and to provide attractive returns. Our asset-backed securities are diversified both by type of asset and by issuer and are comprised of AAA-rated bonds backed by pools of automobile loan receivables and credit card receivables originated by a variety of financial institutions.

    The principal risks in holding asset-backed securities are structural, credit and capital market risks. Structural risks include the security's priority in the issuer's capital structure, the adequacy of and ability to realize proceeds from the collateral and the potential for prepayments. Credit risks include consumer or corporate credits such as credit card holders and corporate obligors. Capital market risks include the general level of interest rates and the liquidity for these securities in the market place.

    Mortgage-Backed Securities. Mortgage-backed securities are purchased to diversify our portfolio risk characteristics from primarily corporate credit risk to a mix of credit risk and cash flow risk. The majority of the mortgage-backed securities in our investment portfolio have relatively low cash flow variability.

    The principal risks inherent in holding mortgage-backed securities are prepayment and extension risks, which will affect the timing of when cash flow will be received. Our active monitoring of our mortgage-backed securities mitigates exposure to losses from cash flow risk associated with interest rate fluctuations. Our mortgage-backed securities are principally comprised of AAA-rated pools of residential mortgages originated by Fannie Mae and the Government National Mortgage Association.

    The investment ratings (provided by major rating agencies) for fixed maturity securities held as of December 31, 2003 and the percentage of our total fixed maturity securities they represented at such date were as follows:

     Ratings                                               Fair Value      Percentage
     -------                                             --------------    ----------
                                                         (in thousands)
     U.S. government and government agencies .........     $  869,885         34.5%
     AAA/Aaa .........................................      1,303,447         51.7%
     AA/Aa ...........................................         89,668          3.5%
     A/A .............................................        260,309         10.3%
                                                           ----------        -----
     Total ...........................................     $2,523,309        100.0%
                                                           ==========        =====

    The maturity distribution for fixed maturity securities held as of December 31, 2003 was as follows:

     Maturity                                            Amortized Cost    Fair Value
     --------                                            --------------    ----------
                                                                (in thousands)
     Due within one year .............................     $   65,187      $   65,768
     Due after one year through five years ...........        891,142         902,815
     Due after five years through ten years ..........        387,089         392,931
     Due after ten years .............................         80,571          79,741
     Mortgage-backed securities ......................        764,457         770,267
     Asset-backed securities .........................        308,706         311,787
                                                           ----------      ----------
     Total ...........................................     $2,497,152      $2,523,309
                                                           ==========      ==========

    Our investment returns for the year ended December 31, 2003 were as follows (in thousands):

     Net investment income...............................................    $ 71,010
     Net realized gains on sales of investments..........................       5,718
     Net decrease in unrealized gains....................................     (22,225)
     Total net investment return.........................................    $ 54,503
                                                                             --------

    Our investment committee establishes investment guidelines and supervises our investment activity. The investment committee regularly monitors our overall investment results, reviews compliance with our investment objectives and guidelines, and ultimately reports our overall investment results to the board of directors. Our investment guidelines specify minimum criteria on the overall credit quality and liquidity characteristics of the portfolio. They include limitations on the size of certain holdings as well as restrictions on purchasing certain types of securities or investing in certain industries. Currently our investment guidelines restrict the purchase of financial futures, options, swaps, and other derivatives for investment purposes, subject to approval of our investment committee and our board of directors. Our investment managers may be instructed to invest some of the investment portfolio in currencies other than U.S. dollars based upon the business we have written, the currency in which our loss reserves are denominated on our books or regulatory requirements.

    We have engaged our investment managers to provide investment advisory and management services. We have agreed to pay investment management fees based on the month-end market values held under their respective custody. The fees, which vary depending on the amount of assets under management, are included in net investment income. These agreements may be terminated by either party upon 30 days written notice. In the year ended December 31, 2003, we incurred investment management fees of $2.3 million.

Ratings

    Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. A.M. Best assigned to Endurance Bermuda, Endurance U.K. and Endurance U.S. a financial strength rating of "A" (Excellent) and Standard & Poor's assigned a financial strength rating to Endurance Bermuda, Endurance U.K. and Endurance U.S. of "A- " (Strong). A.M. Best upgraded our rating from "A-" to "A" in May 2003, making us one of a small number of companies to receive an upgrade during the year. Of 124 ratings actions by A.M. Best in the period from September 11, 2001 to December 29, 2003, Endurance was one of only six companies worldwide to receive a ratings upgrade by A.M. Best. The objective of A.M. Best's and Standard & Poor's rating system is to provide an opinion of an insurer's or reinsurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect A.M. Best's and Standard & Poor's opinions of Endurance Bermuda's, Endurance U.K.'s and Endurance U.S.'s initial capitalization, performance, management and sponsorship, and are not applicable to the ordinary shares offered by this prospectus and are not a recommendation to buy, sell or hold such shares. A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (In Liquidation), and includes 16 separate ratings categories. Within these categories, "A++" (Superior) and "A+" (Superior) are the highest, followed by "A" (Excellent) and "A-" (Excellent). Publications of A.M. Best indicate that the "A" and "A-" ratings are assigned to those companies that, in A.M. Best's opinion, have demonstrated an excellent ability to meet their obligations to policyholders. These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best. The rating "A" (Excellent) by A.M. Best is the third highest of 15 rating levels (the rating of "S" (Suspended) is considered a rating category but not a rating level). Standard & Poor's maintains a letter rating system ranging from "AAA" (Extremely Strong) to "R" (Under Regulatory Supervision). Within these categories, "AAA" (Extremely Strong) is the highest, followed by "AA+", "AA" and "AA-" (Very Strong) and "A+", "A" and "A-" (Strong). Publications of Standard & Poor's indicate that the "A+", "A" and "A-" ratings are assigned to those companies that, in Standard & Poor's opinion, have demonstrated strong financial security characteristics. These ratings may be changed, suspended, or withdrawn at the discretion of Standard & Poor's. The rating "A-" (Strong) by Standard & Poor's is the seventh highest of twenty-one rating levels.

Competition

    The insurance and reinsurance industries are mature and highly competitive. Insurance and reinsurance companies compete on the basis of many factors, including premium charges, general reputation and perceived financial strength, the terms and conditions of the products offered, ratings assigned by independent rating agencies, speed of claims payments and reputation and experience in the particular risk to be underwritten.

    We expect to compete directly with numerous other parties, including established global insurance and reinsurance companies, other start-up insurance and reinsurance entities, as well as potential capital markets and securitization structures aimed at managing catastrophe and other risks.

    Many of these entities have significantly larger amounts of capital and more employees than the Company.

Employees

    As of January 26, 2004, we had approximately 250 full-time employees. We believe that our employee relations are satisfactory. None of our employees are subject to collective bargaining agreements.

Properties

    We currently lease office space in Pembroke, Bermuda comprised of approximately 36,304 square feet under a ten year lease expiring August 1, 2013, with an option to extend to June 7, 2021.

    Endurance U.S. Holdings Corp. leases office space comprised of approximately 21,625 square feet in White Plains, New York under a lease expiring in 2014.

    Endurance Worldwide Insurance Limited leases office space comprised of approximately 12,050 square feet in London, England under a lease expiring on June 23, 2013.

Legal Proceedings

    We are party to various legal proceedings generally arising in the normal course of our business. While any proceeding contains an element of uncertainty, we do not believe that the eventual outcome of any litigation or arbitration proceeding to which we are presently a party will have a material adverse effect on our financial condition or business. Our subsidiaries are regularly engaged in the investigation and the defense of claims arising out of the conduct of their business. Pursuant to our insurance and reinsurance arrangements, disputes are generally required to be finally settled by arbitration.

                               REGULATORY MATTERS


General

    The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Reinsurers are generally subject to less direct regulation than primary insurers. In Bermuda, we operate under relatively less intensive regulatory regimes. However, in the United States and in the United Kingdom licensed insurers and reinsurers must comply with financial supervision standards comparable to those governing primary insurers. Accordingly, Endurance U.S. is subject to extensive financial regulation under applicable statutes in the U.S. Endurance U.K. is licensed in the U.K. and therefore subject to U.K. regulation.

    We are aware of new legislative changes that may impact the worldwide demand for insurance and reinsurance. For example, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the World Trade Center tragedy, the Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law establishes a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This has increased underwriting capacity for certain of our competitors as a result of it requiring that coverage for terrorist acts be offered by insurers. To date, this law has resulted in an increase of certain terrorism coverages which we are required to offer. We have taken steps to provide that our insurance operations are able to receive the benefit of this law. We are currently unable to predict the extent to which the foregoing new initiative may affect the demand for our products or the risks which may be available for us to consider underwriting.

Bermuda

    The Insurance Act 1978 of Bermuda and related regulations, as amended (the "Insurance Act"), regulates the insurance business of Endurance Bermuda and provides that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer by the BMA under the Insurance Act. Endurance Bermuda is a registered as a Class 4 insurer by the BMA; however, as a holding company, Endurance Holdings is not subject to Bermuda insurance regulations. Insurance as well as reinsurance is regulated under the Insurance Act. The BMA, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise to operate an insurance business. The continued registration of an applicant as an insurer is subject to it complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

    An Insurance Advisory Committee appointed by the Bermuda Minister of Finance (the "Minister") advises the BMA on matters connected with the discharge of the BMA's functions. Sub-committees of the Insurance Advisory Committee supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures. The day-to-day supervision of insurers is the responsibility of the BMA.

    The Insurance Act also imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants the BMA powers to supervise, investigate, require information and the production of documents and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

Classification of Insurers

    The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. Endurance Bermuda, which is incorporated to carry on general insurance and reinsurance business, is registered as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act. Endurance Bermuda is not licensed to carry on long-term business.

Cancellation of Insurer's Registration

    An insurer's registration may be canceled by the Supervisor of Insurance of the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

Principal Representative

    An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, Endurance Bermuda's principal office is its executive offices in Hamilton, Bermuda, and Endurance Bermuda's principal representative is James R. Kroner. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to BMA is given of the intention to do so. It is the duty of the principal representative, within 30 days of reaching the view that there is a likelihood that the insurer will become insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to make a report in writing to the BMA setting forth all the particulars of the case that are available to the principal representative. For example, the failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio would be a reportable "event."

Independent Approved Auditor

    Every registered insurer must appoint an independent auditor who will audit and report annually on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Endurance Bermuda, are required to be filed annually with the BMA. Endurance Bermuda's independent auditor must be approved by the BMA and may be the same person or firm that audits Endurance Holdings' consolidated financial statements and reports for presentation to its shareholders.

Loss Reserve Specialist

    As a registered Class 4 insurer, Endurance Bermuda is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its losses and loss expenses provisions. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the BMA. David S. Cash, a Fellow of the Casualty Actuaries Society, our Chief Actuary and our Chief Risk Officer, has been approved to act as Endurance Bermuda's loss reserve specialist.

Statutory Financial Statements

    An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of these statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act, which financial statements, in the case of the Company, will be prepared in accordance with U.S. GAAP. As a general business insurer, Endurance Bermuda is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by BMA.

Annual Statutory Financial Return

    Endurance Bermuda is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended upon application to the BMA). The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, solvency certificates, the statutory financial statements, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer certifying that the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether, in its opinion, it was reasonable for the directors to make these certifications. If an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

Minimum Solvency Margin and Restrictions on Dividends and Distributions

    Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as Endurance Bermuda, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin.

    Endurance Bermuda:

    1. is required, with respect to its general business, to maintain a minimum solvency margin equal to the greater of:

        a.  $100,000,000;

        b. 50% of net premiums written (being gross premiums written less any premiums ceded by Endurance Bermuda, but Endurance Bermuda may not deduct more than 25% of gross premiums when computing net premiums written); or

        c.  15% of net losses and loss expense reserves;

    2. is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (and if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Endurance Bermuda will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year);

    3. is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files with the BMA (at least 7 days before payment of such dividends) an affidavit stating that it will continue to meet the required margins;

    4. is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements, and any application for such approval must include an affidavit stating that it will continue to meet the required margins; and

    5. is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information.

    Additionally, under the Companies Act, Endurance Holdings and Endurance Bermuda may only declare or pay a dividend if Endurance Holdings or Endurance Bermuda, as the case may be, has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of its assets would not be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

Minimum Liquidity Ratio

    The Insurance Act provides a minimum liquidity ratio for general business insurers, like Endurance Bermuda. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include, but are not limited to, cash and

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time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable, reinsurance balances receivable and funds held by ceding reinsurers. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities, (by interpretation, those not specifically defined) letters of credits and guarantees.

Supervision, Investigation and Intervention

    The BMA may appoint an inspector with extensive powers to investigate the affairs of Endurance Bermuda if the BMA believes that such an investigation is in the best interests of its policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct Endurance Bermuda to produce documents or information relating to matters connected with its business. In addition, the BMA has the power to require the production of documents from any person who appears to be in possession of such documents. Further, the BMA has the power, in respect of a person registered under the Insurance Act, to appoint a professional person to prepare a report on any aspect of any matter about which the BMA has required or could require information. If it appears to the BMA to be desirable in the interests of the clients of a person registered under the Insurance Act, the BMA may also exercise these powers in relation to any company which is or has at any relevant time been (a) a parent company, subsidiary company or related company of that registered person, (b) a subsidiary company of a parent company of that registered person, (c) a parent company of a subsidiary company of that registered person or (d) a company in the case of which a shareholder controller of that registered person, either alone or with any associate or associates, holds 50 per cent or more of the shares or is entitled to exercise, or control the exercise, of more than 50 per cent of the voting power at a general meeting. If it appears to the BMA that there is a risk of Endurance Bermuda becoming insolvent, or that Endurance Bermuda is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct Endurance Bermuda (i) not to effect further contracts of insurance, or any contract of insurance of a specified description; (ii) to limit the aggregate of the premiums to be written by it during a specified period beginning not earlier than 28 days after the direction is given; (iii) not to vary any contract of insurance in force when the direction is given, if the effect of the variation would be to increase the liabilities of the insurer; (iv) not to make any investment of a specified class; (v) before the expiration of a specified period (or such longer period as the BMA may allow) to realise any existing investment of a specified class; (vi) not to declare or pay any dividends or any other distributions, or to restrict the making of such payments to such extent as the BMA thinks fit; (vii) not to enter into any specified transaction with any specified person or persons of a specified class; (viii) to provide such written particulars relating to the financial circumstances of the insurer as the BMA thinks fit; and (ix) to obtain the opinion of a loss reserve specialist with respect to general business, or an actuarial opinion with respect to long-term business, and to submit it to the BMA within a specified time. The BMA intends to meet with each Class 4 insurance company on a voluntary basis, every two years.

Disclosure of Information

    In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to them. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

    Under the Companies Act, the Minister has been given powers to assist a foreign regulatory authority which has requested assistance in connection with enquiries being carried out by it in the performance of its regulatory functions. The Minister's powers include requiring a person to furnish him with information, to

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produce documents to him, to attend and answer questions and to give assistance in connection with enquiries. The Minister must be satisfied that the assistance requested by the foreign regulatory authority is for the purpose of its regulatory functions and that the request is in relation to information in Bermuda which a person has in his possession or under his control. The Minister must consider, among other things, whether it is in the public interest to give the information sought.

Certain Other Bermuda Law Considerations

    Endurance Holdings and Endurance Bermuda will each also need to comply with the provisions of the Companies Act regulating the payment of dividends and making of distributions from contributed surplus. A company is prohibited from declaring or paying a dividend, or making a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

    Although Endurance Bermuda is incorporated in Bermuda, it is classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to its non-resident status, Endurance Bermuda may engage in transactions in currencies other than Bermuda dollars and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of its ordinary shares.

    Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As "exempted" companies, Endurance Holdings and Endurance Bermuda may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister, participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years, or which is used to provide accommodation or recreational facilities for its officers and employees and held with the consent of the Minister, for a term not exceeding 21 years); (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000; (3) to acquire any bonds or debentures secured on any land in Bermuda except bonds or debentures issued by the Government of Bermuda or a public authority or (4) the carrying on of business of any kind for which it is not licensed in Bermuda, except in certain limited circumstances such as doing business with another exempted undertaking in furtherance of Endurance Holdings' business or Endurance Bermuda's business (as the case may be) carried on outside Bermuda. Endurance Bermuda is a licensed insurer in Bermuda, and so may carry on activities from Bermuda that are related to and in support of its insurance business.

    Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 1998 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company. We have received from the BMA their permission for the issue and free transferability of the ordinary shares in the Company being offered pursuant to this prospectus, as long as the shares are listed on the NYSE, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

    The Bermuda government actively encourages foreign investment in "exempted" entities like Endurance Holdings and Endurance Bermuda that are based in Bermuda, but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, Endurance Holdings and Endurance Bermuda are not currently subject to taxes computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax or to any foreign exchange controls in Bermuda. See "Material Tax Considerations -- Certain Bermuda Tax Considerations."

    Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be

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granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. All of our Bermuda-based professional employees who require work permits have been granted permits by the Bermuda government. The terms of these permits range from three to five years depending on the individual.

U.K. Regulation

General

    On December 1, 2001, the FSA assumed its full powers and responsibilities as the single statutory regulator responsible for regulating the financial services industry in respect of the carrying on of "regulated activities" (including deposit taking, insurance, investment management and most other financial services business by way of business in the U.K.), with the purpose of maintaining confidence in the U.K. financial system, providing public understanding of the system, securing the proper degree of protection for consumers and helping to reduce financial crime. It is a criminal offense for any person to carry on a regulated activity in the U.K. unless that person is authorized by the FSA and has been granted permission to carry on that regulated activity or falls under an exemption.

    Insurance business (which includes reinsurance business) is authorized and supervised by the FSA. Insurance business in the United Kingdom is divided between two main categories: long-term insurance (which is primarily investment-related) and general insurance. It is not possible for an insurance company to be authorized in both long-term and general insurance business. These two categories are both divided into "classes" (for example: permanent health and pension fund management are two classes of long-term insurance; damage to property and motor vehicle liability are two classes of general insurance). Under FSMA, effecting or carrying out contracts of insurance, within a class of general or long-term insurance, by way of business in the United Kingdom, constitutes a regulated activity requiring individual authorization. An authorized insurance company must have permission for each class of insurance business it intends to write.

    Endurance U.K. has received authorization from the FSA to effect and carry out in the United Kingdom contracts of insurance in all classes of general business (limited in the case of credit and suretyship to reinsurance only) except sickness, legal expenses and assistance business. As an authorized insurer in the United Kingdom, Endurance U.K. would be able to operate throughout the E.U., subject to certain regulatory requirements of the FSA and in some cases, certain local regulatory requirements. An insurance company with FSA authorization to write insurance business in the United Kingdom can seek consent from the FSA to allow it to provide cross-border services in other member states of the E.U. As an alternative, FSA consent may be obtained to establish a branch office within another member state.

    As an FSA authorized insurer, the insurance and reinsurance businesses of Endurance U.K. is subject to close supervision by the FSA. During 2004, the FSA will strengthen its requirements for senior management arrangements, systems and controls of insurance and reinsurance companies under its jurisdiction and will place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance and reinsurance business in the United Kingdom. There are a number of proposed changes to the FSA's rules that will affect insurance and reinsurance companies authorized in the U.K. With effect from January 14, 2005, the FSA will assume responsibility for the selling of general insurance business, in addition to prudential regulation. Endurance U.K. is likely to have to apply to extend the scope of its regulatory permissions and will become subject to the proposed Insurance Conduct of Business Sourcebook. When the Interim Prudential Sourcebook for Insurers is replaced by the Integrated Prudential Sourcebook (probably towards the end of 2004), new evidential provisions relating to credit exposure to reinsurers will need to be addressed. Changes in the scope of the FSA's regulation may have an adverse impact on the business of Endurance U.K.


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Supervision

    The FSA carries out the prudential supervision of insurance companies through a variety of methods, including the collection of information from statistical returns, review of accountants' reports, visits to insurance companies and regular formal interviews.

    The FSA has adopted a risk-based approach to the supervision of insurance companies. Under this approach the FSA performs a formal risk assessment of insurance companies or groups carrying on business in the U.K. periodically, which varies in length according to the risk profile of the insurer. The FSA performs the risk assessment by analyzing information which it receives during the normal course of its supervision, such as regular prudential returns on the financial position of the insurance company, or which it acquires through a series of meetings with senior management of the insurance company. After each risk assessment, the FSA will inform the insurer of its views on the insurer's risk profile. This will include details of any remedial action that the FSA requires and the likely consequences if this action is not taken.

Solvency Requirements

    The Interim Prudential Sourcebook for Insurers requires that insurance companies maintain a margin of solvency at all times in respect of any general insurance undertaken by the insurance company, the calculation of which in any particular case depends on the type and amount of insurance business a company writes. The method of calculation of the solvency margin is set out in the Interim Prudential Sourcebook for Insurers, and for these purposes, all insurer's assets and liabilities are subject to specific valuation rules which are set out in the Interim Prudential Sourcebook for Insurers. Failure to maintain the required solvency margin is one of the grounds on which wide powers of intervention conferred upon the FSA may be exercised. For financial years ending on or after January 1, 2004, the calculation of the required margin of solvency has been amended as a result of the implementation of the EU Solvency I Directives. In respect of liability business accepted, 150% of the actual premiums written and claims incurred must be included in the calculation.

    Each insurance company writing property, credit insurance business, aviation, marine, business interruption or nuclear insurance or reinsurance business is required by the Interim Prudential Sourcebook for Insurers to maintain an equalization reserve in respect of business written in the financial years ending on or after December 23, 1996 calculated in accordance with the provisions of the Interim Prudential Sourcebook for Insurers where the amount of premiums for such classes exceed the minimum threshold set forth in the provisions.

    When the Interim Prudential Sourcebook for Insurers is replaced by the Integrated Prudential Sourcebook, insurers will be required to calculate an Enhanced Capital Requirement. This represents a more sophisticated formulaic calculation then the existing solvency margin requirements. There will also be a requirement for insurers to maintain financial resources which are adequate, both as to amount and quality, to ensure that there is no significant risk that its liabilities cannot be met as they come due. In order to carry out the assessment as to the necessary financial resources that are required, insurers will be required to identify the major sources of risk to its ability to meet its liabilities as they come due, and to carry out stress and scenario tests to identify an appropriate range of realistic adverse scenarios in which the risk crystallizes and to estimate the financial resources needed in each of the circumstances and events identified. In addition, the FSA is proposing to give guidance regularly to insurers and reinsurers under "individual capital assessments," which may result in guidance that a company should hold capital in excess of the ECR.

    In addition, an insurer (other than a pure reinsurer) that is part of a group, is required to perform and submit to the FSA a solvency margin calculation return in respect of its ultimate parent undertaking, in accordance with the FSA's rules. This return is not part of an insurer's own solvency return and hence will not be publicly available. Although there is no requirement for the parent undertaking solvency calculation to show a positive result, the FSA may take action where it considers that the solvency of the insurance company is or may be jeopardized due to the group solvency position. However, for financial years beginning in 2005, there will be a "hard" group solvency capital requirement calculated at the level of an insurer's ultimate European Economic Area parent undertaking. Further, an insurer is required to report in its annual

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returns to the FSA all material related party transactions (e.g., intra group reinsurance, whose value is more than 5% of the insurer's general insurance business amount).

Restrictions on Dividend Payments

    U.K. company law prohibits Endurance U.K. from declaring a dividend to its shareholders unless it has "profits available for distribution." The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the United Kingdom insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the FSA strictly controls the maintenance of each insurance company's solvency margin within its jurisdiction. The FSA's rules require Endurance U.K., in its early years of trading, to notify the FSA of any proposed or actual payment of a dividend that is greater than forecast in the business plans submitted by Endurance U.K. with its application for authorization. Any such payment or proposal could result in regulatory intervention. In addition, the FSA requires authorized insurance companies to notify the FSA in advance of any significant dividend payment.

Reporting Requirements

    U.K. insurance companies must prepare their financial statements under the Companies Act of 1985 (as amended), which requires the filing with Companies House of audited financial statements and related reports. In addition, U.K. insurance companies are required to file with the FSA regulatory returns, which include a revenue account, a profit and loss account and a balance sheet in prescribed forms. Under the Interim Prudential Sourcebook for Insurers, audited regulatory returns must be filed with the FSA within two months and 15 days (or three months where the delivery of the return is made electronically). As a recently authorized insurer, Endurance U.K. is also required to submit abridged quarterly information to the FSA.

Supervision of Management

    The FSA closely supervises the management of insurance companies through the approved persons regime, by which any appointment of persons to perform certain specified "controlled functions" within a regulated entity, must be approved by the FSA.

Change of Control

    FSMA regulates the acquisition of "control" of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. A purchaser of 10% or more of the ordinary shares would therefore be considered to have acquired "control" of Endurance U.K.

    Under FSMA, any person proposing to acquire "control" over a U.K. authorized insurance company must give prior notification to the FSA of his intention to do so. The FSA would then have three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA must be satisfied that both the acquirer is a fit and proper person to have such "control" and that the interests of consumers would not be threatened by such acquisition of "control." Failure to make the relevant prior application could result in action being taken against the Company by the FSA.

Intervention and Enforcement

    The FSA has extensive powers to intervene in the affairs of an authorized person, culminating in the ultimate sanction of the removal of authorization to carry on a regulated activity. FSMA imposes on the FSA statutory obligations to monitor compliance with the requirements imposed by FSMA, and to enforce the provisions of FSMA related rules made by the FSA. The FSA has power, among other things, to enforce and

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take disciplinary measures in respect of breaches of both the Interim
Prudential Sourcebook for Insurers and breaches of the conduct of business rules generally applicable to authorized persons.

    The FSA also has the power to prosecute criminal offenses arising under FSMA, and to prosecute insider dealing under Part V of the Criminal Justice Act of 1993, and breaches of money laundering regulations. The FSA's stated policy is to pursue criminal prosecution in all appropriate cases.

U.S. Regulation

    Endurance U.S. was organized on September 5, 2002. During 2002, Endurance Bermuda contributed $336 million to the statutory surplus of Endurance U.S. During 2003, we contributed an additional $135 million of equity capital to Endurance U.S. On December 18, 2002, Endurance U.S. received a license to write certain lines of insurance and reinsurance business from the New York Department.

U.S. Insurance Holding Company Regulation of Endurance Holdings

    Endurance Holdings, as the indirect parent of Endurance U.S., and Endurance U.S. Holdings Corp., as the direct parent of Endurance U.S., are subject to the insurance holding company laws of New York, where Endurance U.S. is organized and domiciled. These laws generally require the insurance holding company and each insurance company directly or indirectly owned by the holding company to register with the New York Department and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all material transactions among companies in the holding company system affecting Endurance U.S., including sales, loans, reinsurance agreements, service agreements and dividend payments, must be fair and, if material or of a specified category, require prior notice and approval or non-disapproval by the New York Superintendent.

Changes of Control

    These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Endurance Holdings, including through transactions, and in particular unsolicited transactions, that some or all of the shareholders of Endurance Holdings might consider to be desirable.

    Before a person can acquire control of a domestic insurer or reinsurer, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner where the insurer is domiciled will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquiror's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Generally, state statutes provide that "control" over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, ten percent or more of the voting securities of the domestic insurer. Because a person acquiring ten percent or more of Endurance Holdings' ordinary shares would indirectly acquire the same percentage of Endurance U.S.'s common stock, the U.S. insurance change of control laws will likely apply to such a transaction.

State Insurance Regulation of Endurance U.S.

    The terms and conditions of reinsurance agreements generally are not subject to regulation by any U.S. state insurance department with respect to rates or policy terms. This contrasts with primary insurance agreements, the rates and policy terms of which are generally closely regulated by state insurance departments. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers.

    State insurance authorities have broad regulatory powers with respect to various aspects of the reinsurance business, including: licensing to transact business, admittance of assets to statutory surplus, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, and regulating investments and dividends. State insurance laws and regulations require Endurance U.S. to file

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financial statements with insurance departments everywhere it will be licensed or authorized or accredited to conduct insurance business; and the operations of Endurance U.S. are subject to examination by those departments at any time. Endurance U.S. prepares statutory financial statements in accordance with statutory accounting practices and procedures prescribed or permitted by these departments. State insurance departments also conduct periodic examinations of the books and records, financial reporting, policy filings and market conduct of insurance companies domiciled in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC.

New York State Dividend Limitations

    Under the New York Insurance Law, Endurance U.S. may only pay dividends to us out of "earned surplus," which is defined under New York Insurance Law as the portion of capital surplus that represents net earnings, gains or profits, after deduction of all losses, that have not been distributed to shareholders as dividends or transferred to stated capital or capital surplus or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. In addition, the ability of Endurance U.S. to declare or pay any dividend to us which, together with all dividends declared or distributed by it during the next preceding twelve months, exceeds the lesser of:

    1. 10% of Endurance U.S.'s surplus to policyholders as shown on its last statement on file with the New York Superintendent; or

    2. 100% of Endurance U.S.'s adjusted net investment income during that period will be subject to the prior approval of the New York Superintendent.

    The extraordinary dividend limitation imposed by the New York Insurance Law is based on the statutory financial results of Endurance U.S. determined by using statutory accounting practices which differ in certain respects from accounting principles used in financial statements prepared in conformity with U.S. GAAP. The significant differences relate to deferred acquisition expenses, deferred income taxes, required investment reserves, reserve calculation assumptions and surplus notes. The Company has agreed with the New York Department to not declare a dividend from Endurance U.S. for two years after its license is issued without prior regulatory approval.

New York State Risk-Based Capital Regulations

    The New York Insurance Law requires that New York insurers report their risk-based capital ("RBC") based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The New York Department uses the formula only as an early warning regulatory tool to identify possibly inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. The New York Insurance Law imposes broad confidentiality requirements on those engaged in the insurance business (including insurers, agents, brokers and others) and on the New York Department as to the use and publication of RBC data. The New York Superintendent has explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels.

Statutory Accounting Practices

    Statutory accounting practices, or "SAP," is a basis of accounting developed to assist U.S. insurance regulators in monitoring and regulating the solvency of insurance companies. It is primarily concerned with measuring an insurer's surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer's domiciliary state.

    U.S. GAAP is concerned with a company's solvency, but it is also concerned with other financial measurements, such as income and cash flows. Accordingly, U.S. GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management's stewardship of assets than

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does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with U.S. GAAP as opposed to SAP.

    Statutory accounting practices established by the NAIC and adopted, in part, by the New York Department, determine, among other things, the amount of statutory surplus and statutory net income of our U.S. insurance subsidiary and thus determine, in part, the amount of funds they have available to pay dividends to us.

Operations of Endurance U.K. and Endurance Bermuda

    Endurance U.K. and Endurance Bermuda are not admitted to do business in the United States. However, the insurance laws of each state of the United States and of many other countries regulate or prohibit the sale of insurance and reinsurance within their jurisdictions by non-domestic insurers and reinsurers such as Endurance U.K. and Endurance Bermuda, which are not admitted to do business within such jurisdictions.

    In addition to the regulatory requirements imposed by the jurisdictions in which they are licensed, reinsurers' business operations are affected by regulatory requirements in various states of the United States governing "credit for reinsurance" which are imposed on their ceding companies. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction or state in which the reinsurer files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums (which are that portion of premiums written which applies to the unexpired portion of the policy period) and loss reserves and loss expense reserves ceded to the reinsurer. Endurance U.K. and Endurance Bermuda are not licensed, accredited or approved in any state in the U.S. The great majority of states, however, permit a credit to statutory surplus resulting from reinsurance obtained from a non-licensed or non-accredited reinsurer to be offset to the extent that the reinsurer provides a letter of credit or other acceptable security arrangement. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances and others impose additional requirements that make it difficult to become accredited.

    We do not believe that Endurance U.K. and Endurance Bermuda are in violation of insurance laws of any jurisdiction in the U.S. There can be no assurance however, that inquiries or challenges to Endurance U.K.'s or Endurance Bermuda's reinsurance activities will not be raised in the future.

                                   MANAGEMENT


Directors and Executive Officers

    Set forth below are the names, ages and positions of our directors and executive officers as of the date hereof. All of our directors hold office until the next annual general meeting of our shareholders and until their successors are duly elected and qualified. Executive officers serve at the request of the board of directors.

     Name                               Age   Position
     ----                               ---   --------
     Kenneth J. LeStrange (1).......    46    Chairman of the Board of Directors,
                                              President, Chief Executive Officer and
                                              Director
     Steven W. Carlsen..............    46    President, Endurance Services Ltd. and
                                              Chairman,
                                              Endurance U.S.
     James R. Kroner (2)............    42    Chief Financial Officer and Director
     David S. Cash..................    38    Chief Actuary / Chief Risk Officer
     Thomas D. Bell.................    49    President, Endurance Bermuda
     William M. Jewett..............    45    President, Endurance U.S.
     Mark W. Boucher................    44    Chief Executive Officer of Endurance
                                              U.K.
     John T. Baily (2)..............    59    Director
     William Bolinder (3)...........    60    Director
     David L. Cole (3)..............    56    Director
     Jonathan J. Coslet (1).........    39    Director
     Anthony J. DiNovi (1)..........    41    Director
     Bryon G. Ehrhart (1)...........    39    Director
     Charles G. Froland (2).........    55    Director
     Richard C. Perry (3)...........    49    Director
     Robert A. Spass (3)............    47    Director
     Richard J. Sterne (2)..........    57    Director

---------------
(1) Denotes Class I Director with term expiring in 2006.
(2) Denotes Class II Director with term expiring in 2004.
(3) Denotes Class III Director with term expiring in 2005.

    The bye-laws provide for a classified board comprised of three classes of four directors, with each class elected to serve a term of three years

    Set forth below is certain information concerning our directors and executive officers as of the date of this prospectus.

    Kenneth J. LeStrange has been our Chairman, President and Chief Executive Officer since the Company's formation. Mr. LeStrange has over twenty-five years of experience in property and casualty underwriting. He has significant experience as a treaty and facultative underwriter and manager of treaty underwriting operations at Swiss Reinsurance Company and American Re Corporation. He began his underwriting career with Hartford Insurance Group and held several underwriting management positions at Swiss Re. During his tenure at American Re from 1986 to December 1997, he served as Executive Vice President of American Re and as President of its alternative market subsidiary from 1989 to December 1997, Am Re Managers, Inc. In December 1997, he joined Aon Corporation as Chairman and CEO of its alternative market operations and was later named Chairman and CEO of Aon's retail brokerage operations for the Americas. Mr. LeStrange remained with Aon until he joined us in 2001.

    Steven W. Carlsen has been the Chairman of Endurance U.S. and the President of Endurance Services since January 2004. From the Company's formation until November 2002, Mr. Carlsen was the Company's Chief Underwriting Officer. From November 2002 until the creation of Endurance Services, Mr. Carlsen served as President of Endurance U.S. Mr. Carlsen began his career as a property facultative underwriter in 1979 and later as a treaty account executive for Swiss Reinsurance Company. He joined NAC Re in 1986, ultimately heading their Property and Miscellaneous Treaty Department (which included aviation, marine, surety and finite business). He managed NAC Re's retrocessions and was involved in the formation of their U.K. company. In 1994, Mr. Carlsen left NAC Re to join CAT Limited as their Chief Underwriter-North America and in 1997 was co-founder of CAT Limited's finite insurer, Enterprise Re. From 1999 until he joined us in 2001, Mr. Carlsen worked with three of Morgan Stanley Private Equity's insurance ventures, including Response Insurance and Homesite Insurance in the United States and The Underwriter Insurance Company Ltd. in the United Kingdom.

    James R. Kroner has been our Chief Financial Officer and a director since December 2002, and has been our Chief Investment Officer since our formation in December 2001. Mr. Kroner joined us from the private equity firm, Fox Paine & Co. LLC, where he was a Managing Director since February 2000. From 1998 to 2000, Mr. Kroner served as a Managing Director and co-head of insurance investment banking in the Americas at JP Morgan & Co. Incorporated. From 1997 to 1998, he was a Managing Director and head of the insurance mergers and acquisitions practice at Salomon Smith Barney. Prior to 1997 Mr. Kroner served as Senior Vice President, Treasurer, and a member of the executive committee of American Re Corporation. He is or has been a member of the board of directors of several healthcare and technology companies.

    David S. Cash has been our Chief Actuary/Chief Risk Officer since December 2001. Mr. Cash joined us from Centre Solutions Ltd. in Bermuda where he was a Vice President focused on structured finance and insurance programs since 1996. Mr. Cash was a member of the board of directors of Centre Life Finance
- Centre Solutions' senior settlement financing company. From 1993 to 1996, Mr. Cash was Vice President and Underwriter at Zurich Re Centre. Prior to Zurich Re, Mr. Cash served as a consulting actuary at Tillinghast-Towers Perrin in New York. Mr. Cash received an Msc. in mathematics from Oxford University, which he attended as a Rhodes Scholar. Mr. Cash is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries and is a native of Bermuda.

    Thomas D. Bell has been President of Endurance Bermuda since March 2003. Previously, Mr. Bell was Executive Vice President, Reinsurance Operations of Endurance Bermuda from December 2001 until March 2003. Prior to joining the Company, Mr. Bell spent a total of 21 years at American Re Corporation beginning in 1978, where he was most recently Senior Vice President responsible for the Regional Middle Markets Marketing Group. During this time, he also held various posts within American Re, ranging from property, casualty and ocean marine treaty and facultative underwriter to Senior Vice President and Eastern Region Manager. From 1984 to 1986, he served as a property underwriter at North American Re Insurance Company and with the Hartford Insurance Company in various underwriting capacities from 1973 to 1978.

    William M. Jewett has been President of Endurance U.S. since January 2004. Mr. Jewett joined the Company in December 2002 from Converium Reinsurance (North America) where he was Chief Underwriter of Risk Strategies, the non-traditional reinsurance underwriting division. He had responsibility for the underwriting, marketing, planning and overall management of their non-traditional reinsurance business. While at Converium, Mr. Jewett also had responsibility for general casualty and workers' compensation treaty underwriting, and was a member of the company's board of directors. Prior to Converium, Mr. Jewett was responsible for underwriting and marketing in the U.S. for Centre Reinsurance Company of New York. He started his career at Prudential Re, and spent eight years in management at NAC Re, where he served as Vice President and Manager of the Casualty Treaty department. Mr. Jewett holds an A.B., Magna Cum Laude, from Harvard University and an M.B.A. from the Wharton School of the University of Pennsylvania

    Mark W. Boucher has been Chief Executive Officer of Endurance U.K. since April 2002. He has over 20 years of commercial insurance experience. From 1998 to until joining the Company in January 2002, Mr. Boucher was head of Royal & SunAlliance's London based commercial insurance operations. Prior to that, Mr. Boucher was Chief Operating Officer of Alexander Howden, where he served for 13 years.

    John T. Baily has been a director since August 2003. Mr. Baily was formerly President of Swiss Re Capital Partners, where he worked from 1999 to 2002. Prior to joining Swiss Re, Mr. Baily was a partner at PricewaterhouseCoopers (and its predecessor, Coopers & Lybrand) for 23 years, serving as the head of the Coopers & Lybrand Insurance Practice Group for 13 years. Mr. Baily also serves on the Board of Directors of Erie Indemnity Company, NYMAGIC, Inc., RLI Corp., GAB Robins, and Albright College. A graduate of both Albright College (BA, Economics) and the University of Chicago (MBA), Mr. Baily is a CPA and has served on the Board of Coopers & Lybrand and as Chairman of the AICPA Insurance Companies Committee.

    William H. Bolinder has been a director since December 2001. Mr. Bolinder is President and Chief Executive Officer of Acadia Trust N.A. He was a member of the Group Management Board and head of the Business Development Division Corporate and Commercial for Zurich Financial Services Group. He has been head of the business division North America (excluding US Personal Lines) and Latin America as well as the Corporate Customer Division of Zurich Financial Services Group since 1998. In 1994 he was elected to the Group Executive Board at Zurich Financial Services Group's home office and became responsible for managing the Zurich Financial Services Group companies in the United States and Canada as well as Corporate/Industrial Insurance, Zurich International (Group) and Risk Engineering. Mr. Bolinder joined Zurich American Insurance Company, USA in 1986 as Chief Operating Officer and became Chief Executive Officer in 1987.

    David L. Cole has been a director since December 2001. He has served as Chairman, President and Chief Executive Officer of Virginia Surety Company, Inc., Aon Corporation's principal property and casualty company serving the U.S. domestic market since March 1995. Mr. Cole also has served as Chairman of Aon Warranty Group, which was formed to develop and take advantage of Aon's position in the consumer extended warranty business on a global basis. In that capacity, Mr. Cole has been responsible for Aon's expansion into foreign markets, including Asia, Australia, Europe and South America. Mr. Cole joined Aon Corporation in 1976 and held numerous executive positions until 1989. From 1989 to 1994, Mr. Cole served as President of Ryan Insurance Group Europe and London General Insurance Company, Ltd., Aon Corporation's principal property and casualty company serving the European market.

    Jonathan J. Coslet has been a director since December 2001. Mr. Coslet joined Texas Pacific Group in 1993. He is now a Senior Partner responsible for the Texas Pacific Group's U.S. investment activities. Mr. Coslet is also a member of Texas Pacific Group's Investment Committee and Management Committee. Prior to joining the Texas Pacific Group, Mr. Coslet was in the Investment Banking department of Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high yield finance from 1991-1993. Mr. Coslet serves on the board of directors of Oxford Health Plans, Inc., Quintiles Transnational, Inc., PETCO Animal Supplies, Inc. and Burger King Corporation.

    Anthony J. DiNovi has been a director since December 2001. Mr. DiNovi is a Managing Director of Thomas H. Lee Advisors, LLC, the general partner of Thomas H. Lee Partners, L.P. Mr. DiNovi joined THL in 1988. Prior to joining THL, Mr. DiNovi was in the corporate finance departments of Goldman, Sachs & Co. and Wertheim Schroder & Co., Inc. Mr. DiNovi is currently a director of American Media, Inc., Eye Care Centers of America, Inc., FairPoint Communications, Inc., Fisher Scientific International, Inc., Michael Foods, Inc., National Waterworks, Inc., US LEC Corp., Vertis, Inc. and various private corporations.

    Bryon G. Ehrhart has been a director since December 2001. Mr. Ehrhart is an Executive Vice President of Aon Re Inc., Aon's reinsurance brokerage operations in the United States. Mr. Ehrhart is also the President of Aon Re Services, Inc., a division of Aon Re Inc. that provides actuarial, financial advisory, tax planning, catastrophe modeling and other services. He is also a Managing Director of Aon Capital Markets, a division of Aon Securities Corporation that specializes in risk transfer securitizations and contingent capital products. Prior to joining Aon in 1994, Mr. Ehrhart practiced for eight years in public accounting at Coopers & Lybrand.

    Charles G. Froland has been a director since December 2001. Mr. Froland has been responsible for all of General Motors Investment Management Corporation's internally and externally managed domestic and international private market equity and debt securities since 1998. His prior responsibility at General Motors Asset Management was managing director of North American Fixed Income Investments. Before joining General Motors Asset Management in 1995, Mr. Froland was a managing director with Stanford University Management Company.

    Richard C. Perry has been a director since December 2001. Mr. Perry founded Perry Capital in 1988 and since then the firm has grown to $6.0 billion under management. Prior to 1988, Mr. Perry developed and implemented investment strategies in the equity trading area of Goldman, Sachs & Co. He was also an adjunct associate professor at the Stern School of Business at New York University. He serves as chairman of the board of directors of IOS BRANDS (formerly FTD Corporation) and FTD.COM, and a member of the boards of trustees of the Allen Stevenson School, Milton Academy, and Facing History and Ourselves.

    Robert A. Spass has been a director since December 2001. Mr. Spass is Chairman of the board of directors of Capital Z Partners, Ltd., the general partner of Capital Z, and Capital Z Management, LLC, the management company of Capital Z, and co-founded Capital Z in 1998. Prior to 1998, Mr. Spass was the Managing Partner and co-founder of Insurance Partners Advisors, L.P. Mr. Spass was also President and CEO of International Insurance Advisors, Inc., the management company of International Insurance Investors, L.P. Prior to joining International Insurance Investors, Mr. Spass was a Director of Investment Banking at Salomon Brothers with responsibility for corporate finance relationships with the insurance industry. He currently serves on the board of directors of U.S.I. Holdings Corporation, Universal American Financial Corp., British Marine Holdings, Ceres Group, Inc., and Aames Financial Corporation.

    Richard J. Sterne has been a director since November 2002. Mr. Sterne has been a managing director of Lightyear Capital, LLC since January 2001. From 1999 until joining Lightyear, he was a managing director at PaineWebber Incorporated in the Principal Transactions Group, responsible for the firm's proprietary investments. Prior to joining PaineWebber, Mr. Sterne was the Chairman and Chief Executive Officer of Links Securities, Inc

Committees of the Board of Directors

    The standing committees of the board of directors are:

    Audit Committee. The Audit Committee is comprised of Messrs. Baily, Cole, Spass and Sterne and is chaired by Mr. Baily. The Audit Committee:

    (1) reviews the audit plans and findings of the independent auditors and will review the audit plans and findings of our internal audit and risk review staff, and the results of regulatory examinations and tracks management's corrective actions plans where necessary;

    (2) reviews our accounting policies and controls, compliance programs, and significant tax and legal matters;

    (3) recommends to the board the annual appointment of independent auditors; and

    (4) reviews our risk management processes.

    Compensation Committee. The Compensation Committee is comprised of Messrs. Coslet, DiNovi, Ehrhart, Froland and Spass and is chaired by Mr. DiNovi. This committee oversees our compensation and benefit policies, including administration of annual bonus awards and long-term incentive plans.

    Underwriting Committee. The Underwriting Committee is comprised of Messrs. Bolinder, Ehrhart, Froland and Perry and is chaired by Mr. Bolinder. This committee oversees our underwriting policies and approves any exceptions thereto.

    Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the "Nominating Committee") is comprised of Messrs. Coslet, DiNovi and Ehrhart, and is chaired by Mr. Coslet. This committee nominates candidates for positions on the board of directors and establishes and maintains our corporate governance policies.

    Investment Committee. The Investment Committee is comprised of Messrs. Baily, Bolinder, Cole, Perry and Sterne and is chaired by Mr. Perry. This committee establishes investment guidelines and supervises our investment activity. The Investment Committee regularly monitors our overall investment results, reviews compliance with our investment objectives and guidelines, and ultimately reports the overall investment results to our board of directors. These guidelines specify minimum criteria on the overall credit quality and liquidity characteristics of the Company's portfolio. They include limitations on the size of certain holdings as well as restrictions on purchasing certain types of securities or investing in certain industries.

    Each of the standing committees of the board of directors is comprised entirely of independent directors.

Board and Board Committee Designations under the Amended and Restated Shareholders Agreement

    Pursuant to the terms of our amended and restated shareholders agreement, certain of our current investors have designated the following persons to the Nominating Committee of the board of directors who have subsequently been elected as directors and to committees of our board:

    o David L. Cole, a member of our board of directors and a member of both the Audit Committee and the Investment Committee of our board of directors, is the Chairman, President and Chief Executive Officer of Combined Specialty Insurance Co., an affiliate of Aon;

    o Jonathan J. Coslet, a member of our board of directors and of the Compensation Committee, and Chairman of the Nominating Committee of our board of directors, is a senior partner of TPG;

    o Anthony J. DiNovi, a member of our board of directors, chairman of the Compensation Committee and a member of the Nominating Committee of our board of directors, is a managing director of Thomas H. Lee Advisors, LLC, the general partner of THL;

    o Bryon G. Ehrhart, a member of our board of directors and a member of the Nominating Committee, the Compensation Committee and the Underwriting Committee of our board of directors, is the Executive Vice President of Aon Re Inc. and President of Aon Re Services, Inc., each of which are affiliates of Aon;

    o Charles G. Froland, a member of our board of directors and of the Compensation and Underwriting Committees of our board of directors, is Managing Director of GM Asset Management;

    o Richard C. Perry, a member of our board of directors, a member of the Underwriting Committee and the chairman of the Investment Committee of our board of directors, is the President and Chief Executive Officer of Perry Capital;

    o Robert A. Spass, a member of our board of directors and the Audit Committee and Compensation Committee of our board of directors, is Chairman of the Board of Directors of Capital Z Partners, Ltd., the general partner of Capital Z; and

    o Richard J. Sterne, a member of our board of directors and of the Audit Committee and Investment Committee of our board of directors, is a managing director of Lightyear Capital, LLC.

    Another of our current investors, Metro Center Investments Pte Ltd., has similar rights to designate one director to our board of directors and designated James R. Kroner to the board of directors.

Compensation of Directors and Executive Officers

Compensation of Directors

    The annual compensation for the members of the board of directors who are not otherwise affiliated with the Company as employees or officers (each, a "Non-Employee Director") is $50,000. The chairman of each committee of the board receives an additional $5,000 per annum. Compensation is paid in quarterly installments.

    Non-Employee Directors receive further compensation under the 2003 Non-Employee Director Equity Incentive Plan (the "Directors' Plan"), which is designed to maintain the Company's ability to attract and retain the services of experienced and highly qualified outside directors and to create a proprietary interest in the Company's continued success. On the date of each annual general meeting of the Company, each of the Non-Employee Directors is awarded options to purchase 5,000 of the Company's ordinary shares. These options become fully vested six months following the date of grant. The exercise price for the options is equal to the fair market value of the ordinary shares on the date of grant. As defined in the Directors' Plan, the fair market value is the closing sales price for the ordinary shares on the principal national securities exchange upon which the ordinary shares are traded, or if the ordinary shares are not traded on a national securities exchange, an amount determined in good faith by the board of directors. The Directors' Plan authorizes the issuance of up to 750,000 ordinary shares, subject to adjustment in certain circumstances.

    Each of the Non-Employee Directors received an option to purchase 5,000 ordinary shares at the annual general meeting of the Company held in February 2003 at an exercise price of $22.14.

    The Directors' Plan also provides the Non-Employee Directors with the ability to receive all or a selected portion of their cash director fees in the form of restricted share units. The number of restricted share units credited to a Non-Employee Director's account is determined based upon the fair market value of the ordinary shares at the time the cash compensation would otherwise have been paid to the Non-Employee Director. Each Non-Employee Director's restricted share unit account is credited with additional restricted share units equal to the amount of any dividends which would have been payable on the restricted share units had they been converted into ordinary shares. The restricted share units are converted into ordinary shares and distributed to the Non-Employee Director after termination of such Non-Employee Director's service with the Company.

    Directors are reimbursed for out of pocket expenses incurred in connection with their services to the Company.

Executive Compensation

Summary Compensation Table

    The following Summary Compensation Table sets forth, for the years ended December 31, 2003 and 2002 and the period ended December 31, 2001, the compensation for services in all capacities earned by the Company's Chief Executive Officer and its next most highly compensated executive officers.

                                                                                                 Securities
                                                                          Other Annual           Underlying            All Other
Name and Principal Position              Year    Salary    Bonus (1)    Compensation (2)    Options/SARs (1) (3)   Compensation (4)
---------------------------              ----    -------   ---------    ----------------    --------------------   ----------------
Kenneth J. LeStrange .................   2003    900,000          (1)            284,380                  45,637             26,333
Chairman of the                          2002    900,000   1,000,000             330,790                      --             23,979
Board of Directors,                      2001     37,500   2,500,000                  --               1,094,092                 --
President and Chief
Executive Officer
Steven W. Carlsen ....................   2003    600,000          (1)                                     20,536             18,000
Chairman,                                2002    600,000     900,000                  --                      --              1,553
Endurance U.S.                           2001     25,000          --                  --                 437,637                 --
President,
Endurance Services
James R. Kroner ......................   2003    500,000          (1)            153,327                  17,114             24,168
Chief Financial Officer                  2002    500,000     750,000             125,808                      --             21,672
                                         2001     16,438          --                  --                 364,697                 --

Thomas D. Bell .......................   2003    412,000          (1)            198,771                   4,564             19,645
President, Endurance Bermuda             2002    400,000     400,000             107,193                      --             22,922
                                         2001     14,247     100,000                  --                 291,758                 --

David S. Cash ........................   2003    361,000          (1)            145,995                   3,993             20,000
Chief Actuary / Chief Risk Officer       2002    350,000     350,000             120,000                      --             20,000
                                         2001      5,753          --                  --                 291,758                 --

---------------
(1) The Company has recorded a general bonus accrual for all employees at December 31, 2003; however, individual executive bonuses have not yet been determined. A portion of each named executive's 2002 bonus payment was made in the form of restricted share units. Mr. LeStrange received 100% of his bonus in the form of restricted share units. Mr. Carlsen and Mr. Kroner received 50% of their bonuses in the form of restricted share units. Mr. Bell and Mr. Cash received 25% of their bonuses in the form of restricted share units. The restricted share units were forfeitable only upon violation of a non-competition restriction and become transferable in equal thirds on March 1, 2004, March 1, 2005 and March 1, 2006. Any dividends credited in the form of restricted share units become transferable on March 1, 2006.
(2) Other Annual Compensation in 2003 includes: (i) housing expenses for Mr. LeStrange in the amount of $71,262, (ii) housing expenses for Mr. Kroner in the amount of $52,024, (iii) housing expenses for Mr. Bell in the amount of $71,367 and, (iv) housing expenses for Mr. Cash in the amount of $120,000. Other Annual Compensation in 2002 includes (i) relocation expenses for Mr. LeStrange in the amount of $189,707, (ii) housing expenses for Mr. Kroner in the amount of $107,352, (iii) housing expenses for Mr. Bell in the amount of $55,488 and (iv) housing expenses for Mr. Cash in the amount of $120,000.
(3) Represents options granted in respect of compensation in 2001 and restricted share units granted in 2003 in lieu of a portion of the named executives' annual bonuses earned in 2002.
(4) These amounts represent the following:

                                                                                              Premium Payments      Pension
                                                                                               for Group Term         Plan
                                                                                               Life Insurance    Contributions
                                                                                              ----------------   -------------
     Kenneth J. LeStrange.........................................................    2003         $2,100           $24,233
                                                                                      2002          2,100            23,979
     Steven W. Carlsen............................................................    2003             --            18,000
                                                                                      2002             --                --
     James R. Kroner..............................................................    2003             --            24,168
                                                                                      2002             --            21,672
     Thomas D. Bell...............................................................    2003          1,350            18,295
                                                                                      2002          1,350            21,575
     David S. Cash................................................................    2003             --            20,000
                                                                                      2002             --            20,000

(5) The compensation reported for the executive officers named above for 2001 reflects the period beginning upon their commencement of employment with us and ending on December 31, 2001.

Employment Agreements

    The following information summarizes the employment agreements for our Chief Executive Officer and our other named executive officers who were the most highly compensated for the year ended December 31, 2003.

    Kenneth J. LeStrange. We entered into an employment agreement with Mr. LeStrange that commenced as of December 14, 2002, and extends through December 14, 2006. Under the agreement Mr. LeStrange serves as our Chairman, President and Chief Executive Officer and receives an annual base salary of no less than $900,000 and an annual incentive bonus opportunity not to exceed 150% of his salary, and is eligible to receive a pro rata annual bonus in respect of any periods following the effectiveness of the agreement during which Mr. LeStrange continues to perform services for us. The agreement requires us to provide medical and dental coverage for Mr. LeStrange and his eligible dependents, a suitable pension plan under Bermuda law at a level no less than that which we provide to our other senior executive officers, as well as participation in any other employee benefit and compensation plans made generally available to our executives, including insurance benefits. The agreement further provides that Mr. LeStrange is entitled to travel in a private aircraft or receive reimbursement for first class air accommodations in connection with required business travel and to participate in an air travel club. Mr. LeStrange is entitled to receive reimbursement for reasonable expenses incurred during the course of his employment, a housing allowance of up to $200,000 per annum, a tax gross-up for any United States income, employment and payroll taxes he incurs by virtue of the housing allowance or private aircraft travel, and reimbursement for the dues and reasonable business-related expenses for membership in a country club.

    On August 22, 2003, Mr. LeStrange purchased 50,000 ordinary shares of the Company for an aggregate purchase price of $1,000,000, pursuant to the terms of the employment agreement between the

Company and Mr. LeStrange. These shares are not forfeitable. The agreement provides that 20,000 ordinary shares previously purchased by Mr. LeStrange will be forfeited if, prior to December 14, 2006, the Company terminates Mr. LeStrange's employment for cause, as defined in the agreement, or Mr. LeStrange voluntarily terminates his employment without good reason (as defined in the agreement). The agreement provides a revised vesting schedule for the stock options previously granted to Mr. LeStrange to purchase 1,094,092 ordinary shares at a price of $20 per share. The option became vested with respect to 20% of the ordinary shares covered thereby as of January 1, 2003 and an additional 20% of the ordinary shares covered thereby on December 14, 2003 and will become vested with respect to an additional 20% of the ordinary shares covered thereby on each of December 14, 2004, December 14, 2005 and December 14, 2006. The option becomes fully vested and exercisable upon a change in control (as defined in the agreement).

    If Mr. LeStrange's employment ends as a result of his death or disability, the agreement provides that Mr. LeStrange (or, in the case of Mr. LeStrange's death, the executor, personal representative or administrator of his estate) is entitled to: (i) any accrued base salary, unreimbursed expenses, earned but unpaid bonus and accrued vacation, (ii) payment of base salary in accordance with our executive payroll policy through December 14, 2006, (iii) pro rata vesting of his option through the date of termination and exercisability for eighteen months thereafter and (iv) the continuation through December 14, 2006 of medical, dental, pension and other benefits generally available to our executives.

    If we terminate Mr. LeStrange's employment for cause (as defined in the agreement), or if he terminates his employment without good reason (as defined in the agreement), his previously granted options terminate, and he is entitled to (i) payment of any accrued base salary, unreimbursed expenses and accrued vacation and (ii) payment of any benefits to which he was entitled as of the date of his termination of employment under our applicable employee benefit plans.

    If we terminate Mr. LeStrange's employment without cause or if he terminates his employment with good reason, he is entitled to (i) payment of any accrued base salary, unreimbursed expenses and accrued vacation, (ii) payment of any benefits to which he was entitled as of the date of his termination of employment under our applicable employee benefit plans, (iii) payment of any unpaid annual bonus which has been allocated or awarded in respect of a completed fiscal year, (iv) continued payment of his base salary through the earlier of December 14, 2006 or the second anniversary of his termination of employment (subject to offset by any salary earned from a subsequent employer relating to period ending with such earlier date) (the "Severance Period"), subject to acceleration into one lump sum payment in the event of a change in control, (v) continuation during the Severance Period of employee benefits similar to those provided to Mr. LeStrange and his eligible dependents immediately prior to the date of his termination of employment (subject to offset by any benefits of the same type received by or made available to him) and (vi) continued vesting of his previously granted options during the Severance Period and the continued exercisability of such options for a period of one month thereafter.

    Any payments or benefits we provide to Mr. LeStrange which are contingent on the occurrence of a change in control are subject to a cap to the extent they would result in the application of any excise tax under section 4999 of the Internal Revenue Code, but only if the application of such cap would cause Mr. LeStrange to be in a better after-tax position than he would be, absent the application of such cap. Under the agreement, we are required to indemnify Mr. LeStrange under our directors' and officers' liability insurance policy and to pay Mr. LeStrange all reasonable legal fees incurred by him in connection with the preparation of the agreement as well as his attempt to enforce any right afforded to him thereunder.

    Mr. LeStrange is subject to certain non-competition and non-solicitation requirements while he is employed, and also during the following post-employment periods: (i) in the event we terminate Mr. LeStrange's employment without cause or Mr. LeStrange voluntarily terminates his employment with good reason, the requirements apply for the duration of the Severance Period and
(ii) otherwise, the requirements apply for the one year period immediately following his termination of employment. Mr. LeStrange is also subject to ongoing confidentiality requirements.

Executive Officers

    Endurance Holdings entered into one-year employment agreements with Messrs. Kroner and Cash with an employment term that commenced in December 2003. Endurance Bermuda entered into a one-year employment agreement with Mr. Bell with an employment term that commenced in December 2003. Endurance U.S. entered into a one-year employment agreement with Mr. Carlsen with an employment term that commenced in December 2003. The following descriptions reflect the terms of these agreements.

    Steven W. Carlsen. Under Mr. Carlsen's agreement, Mr. Carlsen originally agreed to serve as President of Endurance U.S. Mr. Carlsen now serves as Chairman of Endurance U.S. and President of Endurance Services. Mr. Carlsen receives an annual base salary of $600,000 and may receive an annual incentive bonus not to exceed 150% of his salary. In addition, Endurance U.S. is required to provide medical and dental coverage for Mr. Carlsen and his eligible dependents, a suitable pension plan under New York and United States federal law, as well as participation in any other employee benefit plan made generally available to our executives. Mr. Carlsen is also entitled to be reimbursed for other reasonable expenses incurred during the course of his employment.

    If at the end of Mr. Carlsen's agreement, Mr. Carlsen is offered further employment with us but does not accept such offer, Mr. Carlsen's stock options will be treated as if his employment had continued through December 17, 2006. Following such date, these options will remain exercisable through and including December 17, 2007 and, to the extent not exercised during such period, will terminate.

    If Mr. Carlsen's employment ceases as a result of his death or disability, Mr. Carlsen's agreement automatically terminates, and Mr. Carlsen (or in the case of Mr. Carlsen's death, his heirs, executors and administrators) is entitled to: (i) any accrued base salary; (ii) the continuation until December 17, 2006 of any medical, dental and pension and any other employee benefits to which he was entitled at the time of his termination of employment; (iii) payment of base salary in accordance with our executive payroll policy through December 17, 2006; (iv) vesting of his stock options as if his employment had continued through December 17, 2006 and the right to exercise them through December 17, 2007; and (v) other ancillary benefits.

    If we terminate Mr. Carlsen's employment as a result of serious misconduct, all of our obligations cease, and Mr. Carlsen will be entitled to receive accrued salary and other ancillary benefits.

    If, at the expiration of the term of Mr. Carlsen's agreement, or any subsequent employment agreements, Endurance U.S. does not offer Mr. Carlsen employment under an agreement with terms at least as favorable to Mr. Carlsen as his current agreement, Mr. Carlsen will enter into a non-solicitation agreement that will remain in effect until December 17, 2006 and will receive Non-Solicitation Payments until December 17, 2006. In addition, Mr. Carlsen's stock options will vest as if he had remained employed until December 17, 2006 and will remain exercisable through December 17, 2007. The obligation to continue to provide base salary during this period would be reduced by the amount of any salary, bonus or other compensation Mr. Carlsen receives from another employer during that period.

    Finally, if Mr. Carlsen voluntarily terminates his employment, he is entitled to accrued base salary, the continuation of any health, medical and pension benefits in accordance with the terms of the applicable plans and programs and vesting of his stock options as if his employment had continued through December 17, 2006. Following such date, these options will remain exercisable through and including December 17, 2007. To the extent not exercised during such period, the options will terminate.

    Mr. Carlsen is also subject to non-competition provisions during the term of the agreement, a one-year post-employment covenant not to solicit employees or customers and ongoing confidentiality requirements.

    Mr. Carlsen is entitled to be indemnified from any claim, loss, damage or expense arising from the performance of his duties as an officer or director to the extent permitted by law and Endurance U.S. bye-laws.

    James R. Kroner. Under Mr. Kroner's employment agreement, Mr. Kroner agreed to serve as Chief Financial Officer of Endurance Holdings and receives an annual base salary of $500,000 and may receive an annual incentive bonus not to exceed 150% of his salary. Mr. Kroner is entitled to reasonable relocation expenses upon the termination of his employment for any reason other than serious misconduct, a housing allowance of up to $100,000 per year, and a tax gross-up for U.S. income taxes related to the housing allowance. The remaining material terms of Mr. Kroner's agreement are substantially identical to Mr. Carlsen's agreement.

    Thomas D. Bell. Under Mr. Bell's employment agreement, Mr. Bell agreed to serve as Executive Vice President, Reinsurance Operations of Endurance Bermuda and receives an annual base salary of $400,000 and may receive an annual incentive bonus not to exceed 125% of his salary. Mr. Bell is entitled to a minimum annual incentive bonus of $100,000 in 2003. Mr. Bell is entitled to participation in a 401(k) type plan with 100% matching contributions, life, accidental death and dismemberment and business travel accident insurance and long-term and short term disability insurance. In addition, Mr. Bell is entitled to reasonable relocation expenses upon his termination of employment for any reason other than serious misconduct, a housing allowance of up to $150,000 per year, a tax gross-up for U.S. income taxes related to the housing allowance, reimbursement for first class air accommodations and participation in an air travel club. Mr. Bell is also entitled to the use of an automobile, reimbursement for dues paid by him for membership at a country club and a health club. Mr. Bell is subject to a covenant not to solicit our employees or customers during the term of his employment. In the event of Mr. Bell's death or disability, he is entitled to the continuation of medical, dental, hospitalization and pension benefits and any other benefits to which he was entitled at the time of his termination of employment, as well as payment of base salary, in each case, through December 19, 2006. In addition, in the event Mr. Bell's employment is terminated by reason of his repeated misconduct, Mr. Bell will be entitled to receive accrued salary; provided, however, that if Mr. Bell executes a general release, he will be entitled to receive his base salary, in accordance with our executive payroll policy, as well as continuation of any medical, dental, hospitalization, and pension benefits and any other benefits to which he was entitled at the time of his termination of employment, through December 17, 2006. Mr. Bell's stock option grant is substantially similar to Mr. Carlsen's option grant, except that if Mr. Bell voluntarily terminates his employment, if his employment is terminated by us due to repeated misconduct, or if at the end of Mr. Bell's agreement, Mr. Bell is offered further employment but does not accept such offer, Mr. Bell's vested options will remain exercisable for a period of 90 days following such termination and, to the extent not exercised during the period, will terminate. In the event Mr. Bell becomes entitled to Non-Solicitation Payments, such payments would be made through December 19, 2007, and would include his automobile allowance and country club dues, and his stock options would vest as if he had remained employed until December 19, 2006, and would remain exercisable for 90 days thereafter. The remaining material terms of Mr. Bell's agreement are substantially identical to Mr. Carlsen's agreement.

    David S. Cash. Under Mr. Cash's employment agreement, Mr. Cash agreed to serve as our Chief Actuary/Risk Officer and receives an annual base salary of $350,000 and may receive an annual incentive bonus not to exceed 100% of his salary. Mr. Cash is entitled to reasonable relocation expenses upon his termination of employment for any reason other than serious misconduct, a housing allowance of up to $120,000 per year and a tax gross-up for U.S. income taxes related to the housing allowance. In the event of Mr. Cash's death or disability, he is entitled to the continuation of medical, dental and pension benefits and any other benefits to which he was entitled at the time of his termination of employment, as well as payment of base salary, in each case, through December 26, 2007. In addition, in the event Mr. Cash's employment is terminated by reason of his repeated misconduct, Mr. Cash will be entitled to receive accrued salary; provided, however, that if Mr. Cash executes a general release, he will be entitled to receive his base salary, in accordance with our executive payroll policy, as well as continuation of any medical, dental and pension benefits and any other benefits to which he was entitled at the time of his termination of employment, for a period of six months following such termination of employment. Mr. Cash's stock option grant is substantially similar to Mr. Carlsen's option grant, except that: (i) if at the end of Mr. Cash's agreement, Mr. Cash is offered further employment with us but does not accept such offer, or if Mr. Cash becomes entitled to Non-Solicitation Payments, Mr. Cash's vested options will remain exercisable for a period of 90 days following such termination and, to the extent not exercised during such period, will terminate, (ii) if Mr. Cash voluntarily terminates his employment with us or his employment is terminated by us due to his repeated misconduct, he will be entitled to exercise his vested options for a period of 90 days following such termination and (iii) in the event Mr. Cash's employment with us is terminated due to his death or disability, his options will become fully vested and will remain exercisable through December 26, 2008. In the event Mr. Cash becomes entitled to Non-Solicitation Payments, such payments would be made through December 26, 2007. The remaining material terms of Mr. Cash's agreement are substantially identical to Mr. Carlsen's agreement.

Option / SAR Grants in the Last Year

    No options to purchase ordinary shares were granted to our named executive officers during the year ended December 31, 2003. In accordance with the terms of the options granted to the named executive officers in 2001, the per share exercise price of such options decreased by $0.32, the aggregate amount of dividends paid by the Company on its common shares in 2003.

    A portion of each named executive's 2002 bonus payment was made in the form of restricted share units on March 1, 2003. Mr. LeStrange received 100% of this bonus in the form of restricted share units. Messrs. Carlsen and Kroner received 50% of their bonuses in the form of restricted share units. Messrs. Bell and Cash received 25% of their bonuses in the form of restricted share units.

    The following table sets forth information concerning the number and potential realizable value of the restricted share units granted to each of the named executive officers during the year ended December 31, 2003:

                                                                                                  Potential Realizable Value at
                                                  Percent of                                         Assumed Annual Rates of
                                  Number of     Total Options/    Exercise                           Stock Price Appreciation
                                  Securities     SARs Granted     or Base                              for Option/SAR Term
                                  Underlying     to Employees      Price       Expiration     -------------------------------------
Name                             SARs Granted   in Fiscal Year     ($/Sh)         Date          0% ($)        5% ($)       10% ($)
----                             ------------   --------------    --------   -------------    ----------    ----------   ----------
Kenneth J. LeStrange.........       45,637           15.2%         $0.00     March 1, 2006    $1,014,509    $1,174,421   $1,350,312
Steven W. Carlsen............       20,536            6.8%          0.00     March 1, 2006       456,509       528,467      607,614
James R. Kroner..............       17,114            5.7%          0.00     March 1, 2006       380,411       440,408      506,367
Thomas D. Bell...............        4,564            1.5%          0.00     March 1, 2006       101,456       117,448      135,038
David S. Cash................        3,993            1.3%          0.00     March 1, 2006        88,763       102,754      118,143

Aggregated Option/SAR Exercises in the Last Year and Year-End Option/SAR
Values

    The following table sets forth information concerning the number and potential value of unexercised options (both options which are presently exercisable and options which are not presently exercisable) held by each of the named executive officers as of December 31, 2003:

                                                                         Number of Shares Underlying     Value of Unexercised In-
                                                                                 Unexercised                     the-Money
                                                                           Options and Restricted         Options and Restricted
                                                                          Share Units at 2003 Year-      Share Units at 2003 Year-
                                                                                     End                          End (1)
                                                                        ----------------------------    ---------------------------
Name                                                                    Exercisable    Unexercisable    Exercisable   Unexercisable
----                                                                    -----------    -------------    -----------   -------------
Kenneth J. LeStrange ................................................     437,636         702,093       $6,070,011     $10,636,166
Steven W. Carlsen ...................................................     262,581         195,592        3,641,998       3,117,010
James R. Kroner .....................................................     218,817         162,993        3,034,992       2,597,516
Thomas D. Bell ......................................................     175,056         121,266        2,428,027       1,771,779
David S. Cash .......................................................     175,056         120,695        2,428,027       1,752,622

---------------
(1) The value of unexercised in-the-money options at 2003 year-end has been calculated by multiplying the difference between the exercise price per share and the closing share price at December 31, 2003 by the number of options. The value of unexercised in-the-money restricted share units at 2003 year-end has been calculated by multiplying the closing share price at December 31, 2003 by the number of restricted share units.

    No compensation intended to serve as an incentive for performance to occur over a period longer than one year was paid to any of the executive officers named above during 2001 pursuant to a long-term incentive plan.

    2002 Amended and Restated Stock Option Plan. In February 2003 our board of directors and shareholders approved an amendment and restatement of the Endurance Specialty Holdings Ltd. 2002 Amended and Restated Stock Option Plan (the "2002 Option Plan"). Our employees and officers, as well as employees and officers of our subsidiaries, in each case, who are selected by the Compensation Committee of our board of directors or its designee, are eligible to participate in the 2002 Option Plan. The purpose of the 2002
Option Plan is to provide a means through which we and our subsidiaries, as applicable, may attract able persons to enter and remain in our and our subsidiaries' employ, and to provide a means whereby those employees upon whom the responsibilities of our successful administration and management rest, and whose present and potential contributions to our welfare are of importance, can acquire and maintain share ownership, thereby strengthening their commitment to our welfare and that of our subsidiaries, and promoting an identity of interests between our shareholders and those employees. The 2002 Option Plan authorizes the issuance of options, tandem share appreciation rights, stand-alone share appreciation rights, restricted shares, phantom shares, share bonuses or other equity incentive awards covering up to 4,986,975 ordinary shares, subject to adjustment in certain circumstances. At December 31, 2003, options to purchase 3,436,881 ordinary shares were outstanding.

    Options may be either "Incentive Stock Options" as that term is defined in
Section 422 of the Code, or options which do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"). An Incentive Stock Option must expire within ten years from the date it is granted (five years in the case of options granted to holders of more than 10% of our shares). Incentive Stock Options are not exercisable until one year after the date of grant. The exercise price of an Incentive Stock Option must be at least equal to the fair market value of the shares on the date such Incentive Stock Option is granted (110% of fair market value in the case of options granted to holders of more than 10% of our shares) and may be paid in cash, in shares valued at their then fair market value or by such other means as the Compensation Committee may prescribe. In addition, we may grant Non-Qualified Stock options, the exercise price of which may be below, equal to or above the fair market value of our shares on the date of grant.

    In addition to Incentive Stock Options and Non-Qualified Stock Options, we may grant reload options in the event a participant, while in our employ, exercises an option by the delivery of shares which the participant has held for a period of at least six months, or in the event a participant's tax withholding obligations upon the exercise of options are satisfied by the participant's delivery of shares or by our withholding shares. Such reload options entitle the participant to purchase that number of shares equal to the number of shares so delivered to, or withheld by, us, provided that the total number of shares covered by reload options may not exceed the number of shares subject to the original option. The exercise price per share subject to reload options will be the fair market value of a share on the date such reload option is granted, and the duration or reload options will be no longer than ten years from the date of grant of the underlying option to which the grant of the reload option relates. Other specific terms and conditions applicable to reload options will be determined by the Compensation Committee.

    The Compensation Committee may grant a share appreciation right in connection with all or any portion of an option as well as independent of any option grant. A share appreciation right entitles the participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Compensation Committee. The excess amount will be payable in ordinary shares, in cash or in a combination thereof, as determined by the Compensation Committee.

    The Compensation Committee may grant restricted shares, phantom shares, share bonuses or other equity incentive awards as payment of a bonus, as payment of any other compensation obligation, upon the occurrence of a special event or as otherwise determined by the Compensation Committee. Vesting and restrictions on the ability to exercise such equity incentive awards may be conditioned upon the achievement of one or more goals relating to completion of service by the participant or the achievement of one or more financial goals by the Company, as determined by the Compensation Committee in its discretion. Recipients of restricted shares may have voting rights and may receive dividends on the granted shares prior to the time the restrictions lapse.

    In the event of a "Change in Control" of the Company (as defined in the 2002 Option Plan), equity incentive awards issued and outstanding under the 2002 Option Plan shall immediately vest and become either immediately exercisable or payable in cash.

Compensation Committee Report on Executive Compensation

    The Compensation Committee oversees our compensation and benefit policies, including administration of annual bonus awards and long-term incentive plans. Our compensation policies are designed with the goal of maximizing shareholder value over the long term. The Compensation Committee believes that this goal is best realized by utilizing a compensation program which serves to attract and retain superior executive talent by providing management with performance-based incentives and closely aligning the financial interests of management with those of our shareholders.

    The Company's compensation program combines three components: base salary, annual bonuses and long-term compensation in the form of options and share ownership. The level of compensation is based on numerous factors, including achievement of underwriting results and financial objectives established by our Compensation Committee and our board of directors. Incentive awards provide for the granting to our executive officers, and certain other principal employees, of various types of incentive awards, some of which may be stock-based. The Company's incentive awards typically vest over a four year period in order to foster executive continuity.

    Salary and incentive compensation awards are reviewed regularly for competitiveness and are determined in large part by reference to compensation levels for comparable positions at comparable companies based in Bermuda, the United States and the United Kingdom. The Compensation Committee is aware of the unique circumstances which relate to the attraction and retention of superior executives in Bermuda, and has designed a compensation program to achieve that result, while at the same time implementing integrated compensation policies for its employees in differing geographic locations.

    Mr. LeStrange's base salary for 2003 was governed by the employment agreement between him and the Company. Mr. LeStrange's bonus award for 2002 was determined based upon the same measures used for other members of senior management of the Company, including the Company's underwriting performance and the achievement of certain strategic, financial and operational goals in 2002.

    The Compensation Committee is comprised of the following members:

    Jonathan J. Coslet
    Anthony J. DiNovi
    Bryon G. Ehrhart
    Charles G. Froland
    Robert A. Spass

                       PRINCIPAL AND SELLING SHAREHOLDERS


    The following table sets forth information as of January 26, 2004 regarding beneficial ownership of our common shares by:

    o each person known by us to beneficially own on an economic basis 5% or more of our outstanding common shares;

    o   each shareholder that is selling ordinary shares in this offering;

    o   each of our directors;

    o   each of our executive officers; and

    o   all of our directors and executive officers as a group.

    The information provided in the table below with respect to each selling shareholder has been obtained from that selling shareholder. Since the date that we received the information from the selling shareholders, one or more selling shareholders identified below may have sold, transferred or otherwise disposed of all or a substantial portion of the ordinary shares held by it in one or a series of transactions exempt from registration under the Securities Act. Information regarding the selling shareholders may change from time to time and any changed information will be set forth in the final prospectus to the extent required. When we refer to the "selling shareholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling shareholders' interest. The inclusion of shares in the following table does not necessarily mean that the selling shareholders will sell all or any of their shares. In addition, because a selling shareholder is not obligated to sell the ordinary shares held by it, we cannot assure you that the numbers and percentages reflected under the column headed "Beneficial Ownership of Principal and Selling Shareholders After the Offering" will reflect the actual beneficial ownership of our outstanding ordinary shares upon consummation of this offering. Beneficial ownership is based upon 63,912,000 ordinary shares outstanding as of January 22, 2004 and assumes no exercise of the underwriters' over-allotment option.

                                                                                              Number of
                                                                  Beneficial Ownership of     Ordinary
                                                                   Principal and Selling       Shares      Beneficial Ownership of
                                                                        Shareholders         Covered by     Principal and Selling
                                                                        Prior to the            this             Shareholders
                                                                        Offering(1)          Prospectus       After the Offering
                                                                  -----------------------    ----------    ------------------------
Name and Address of Beneficial Owner(2)                             Number     Percentage      Number        Number      Percentage
---------------------------------------                           ----------   ----------    ----------    -----------   ----------
Aon Corporation(3)............................................    16,031,316      23.6%       1,477,124     14,554,192      21.4%
Capital Z Financial Services
  Fund II, L.P.(4)............................................     6,299,600       9.6%         554,348      5,745,252       8.7%
Perry Corp.(5)................................................     5,506,700       8.6%         652,174      4,854,526       7.6%
Thomas H. Lee entities(6).....................................    10,552,045      16.4%       1,304,348      9,247,697      14.3%
Texas Pacific Group(7)........................................    10,547,045      16.4%       1,304,348      9,242,697      14.3%
Kenneth J. LeStrange(8).......................................       647,092       1.0%              --        647,092       1.0%
Thomas D. Bell(9).............................................       176,562         *               --        176,562         *
Steve W. Carlsen(10)..........................................       269,356         *               --        269,356         *
David S. Cash(11).............................................       176,373         *               --        176,373         *
James R. Kroner(12)...........................................       258,163         *               --        258,163         *
John T. Baily(13).............................................         6,000         *               --          6,000         *
William H. Bolinder(14).......................................         5,500         *               --          5,500         *
David L. Cole(15).............................................         5,000         *               --          5,000         *
Jonathan J. Coslet(16)........................................         5,000         *               --          5,000         *
Anthony J. DiNovi(17).........................................    10,369,055      16.2%       1,281,717      9,087,338      14.2%
Bryon G. Ehrhart(18)..........................................         8,500         *               --          8,500         *
Charles G. Froland(19)........................................         5,000         *               --          5,000         *
Richard C. Perry(20)..........................................     5,506,700       8.6%         652,174      4,854,526       7.6%
Robert A. Spass(21)...........................................        13,700         *               --         13,700         *
Richard J. Sterne(22).........................................         6,000         *               --          6,000         *
All directors and executive
  officers as a group.........................................    17,458,001      26.8%       1,933,891     15,524,110     23.8%

---------------
*    Less than 1%.
(1) Includes the outstanding ordinary shares and assumes full conversion into ordinary shares of all outstanding class A shares and the exercise of all warrants outstanding for ordinary shares as well as the exercise of all options and vested at January 26, 2004 with respect to each shareholder. The bye-laws of Endurance Holdings generally provide that any shareholder owning, directly, indirectly or, in the case of U.S. persons, by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. See "Description of Share Capital -- Voting Adjustments."
(2) Unless otherwise stated, the address for each beneficial owner is c/o Endurance Specialty Holdings Ltd., Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.
(3) Includes 379,851 ordinary shares (of which 49,546 are covered by this prospectus) held by Aon Corporation; 1,769,471 ordinary shares (of which 230,801 are covered by this prospectus) and warrants exercisable for 783,085 ordinary shares held by Combined Insurance Company of America; 75,000 ordinary shares (of which 9,783 are covered by this prospectus) and warrants exercisable for 27,065 ordinary shares held by Combined Life Assurance Company of Europe Limited; 115,000 ordinary shares (of which 15,000 are covered by this prospectus) and warrants exercisable for 41,495 ordinary shares held by London General Insurance Company Limited; 150,000 ordinary shares (of which 19,565 are covered by this prospectus) and warrants exercisable for 54,125 ordinary shares held by Resource Life Insurance Company; 100,000 ordinary shares (of which 13,043 are covered by this prospectus) and warrants exercisable for 36,085 ordinary shares held by Sterling Life Insurance Company, Inc.; and 8,735,294 ordinary shares (of which 1,139,386 are covered by this prospectus) and warrants exercisable for 3,157,395 ordinary shares held by Combined Specialty Insurance Company. Aon is deemed to beneficially own 607,500 ordinary shares held by the Aon Pension Plan. The address of the beneficial owner is 200 East Randolph Street, Chicago, Illinois 60601.

(4) Includes 4,227,475 ordinary shares (of which 479,487 are covered by this prospectus) held by Capital Z Financial Services Fund II, LP; 22,525 ordinary shares (of which 2,555 are covered by this prospectus) held by Capital Z Financial Services Private Fund II, LP; and warrants exercisable for 2,049,600 ordinary shares held by Capital Z Investments, LLC, an affiliate of the management company of Capital Z. The sole general partner of Capital Z Financial Services Fund II and Capital Z Financial Services Private Fund II is Capital Z Partners, L.P. The sole general partner of Capital Z Partners, L.P. is Capital Z Partners, Ltd.
     No individual has voting or investment power over the securities held of record by Capital Z. The principal business address of each of these entities is 54 Thompson Street, New York, New York 10012. Capital Z disclaims beneficial ownership of the warrants held by Capital Z Investments.
(5) Includes 4,031,292 ordinary shares (of which 476,087 are covered by this prospectus) and vested options exercisable to purchase 3,650 ordinary shares held by Perry Partners International, Inc., and 1,470,408 ordinary shares (of which 176,087 are covered by this prospectus) and vested options exercisable to purchase 1,350 ordinary shares held by Perry Partners, L.P. The address of the beneficial owner is 599 Lexington
     Avenue, 36th Floor, New York, New York 10022. Richard Perry has voting and investment power over the securities beneficially owned by Perry Corp.
(6) Includes vested options exercisable to purchase 5,000 ordinary shares held by THL Advisors (Alternative) V, L.P.; 7,708,020 ordinary shares (of which 1,005,392 are covered by this prospectus) and warrants exercisable for 421,665 class A shares held by Thomas H. Lee (Alternative) Fund V, L.P.; 1,999,920 shares (of which 260,859 are covered by this prospectus) and warrants exercisable for 109,405 class A shares held by Thomas H. Lee (Alternative) Parallel Fund V, L.P.; 106,210 ordinary shares (of which 13,854 are covered by this prospectus) and warrants exercisable for 5,810 class A shares held by Thomas H. Lee (Alternative) Cayman Fund V, L.P.; 15,340 ordinary shares (of which 2,001 are covered by this prospectus) and warrants exercisable for 840 class A shares held by US Bank, N.A. (successor to State Street Bank and Trust Company), not personally, but solely as Trustee under the 1997 Thomas H. Lee Nominee Trust; 12,350 ordinary shares (of which 1,611 are covered by this prospectus) and warrants exercisable for 675 class A shares held by Thomas H. Lee Investors Limited Partnership; 51,750 ordinary shares (of which 6,750 are covered by this prospectus) and warrants exercisable for 2,825 class A shares held by Putnam Investments Employees' Securities Co. I LLC; 46,205 ordinary shares (of which 6,027 are covered by this prospectus) and warrants exercisable for 2,530 class A shares held by Putnam Investments Employees' Securities Co. II LLC; and 60,205 ordinary shares (of which 7,853 are covered by this prospectus) and warrants exercisable for 3,295 class A shares held by Putnam Investments Holdings, LLC. The address for the Thomas
     H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P. and Thomas H. Lee (Alternative) Cayman Fund V, L.P. is c/o Walkers, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands. The address for the 1997 Thomas H. Lee Nominee Trust and Thomas H. Lee Investors Limited Partnership is 75 State Street, Boston, Massachusetts 02109. The address for Putnam Investments Employees' Securities Company I, LLC, Putnam Investments Employees' Securities Company II, LLC and Putnam Investments Holdings LLC is One Post Office Square, Boston, Massachusetts 02109. No individual at THL has voting or investment control over the shares owned of record by Thomas H. Lee (Alternative) Fund V, L.P., Thomas
     H. Lee (Alternative) Parallel Fund V, L.P., Thomas H. Lee (Alternative) Cayman Fund V, L.P. and Thomas H. Lee Investors Limited Partnership. Thomas
     H. Lee has voting and investment control over shares owned of record by US Bank, N.A. as Trustee under the 1997 Thomas H. Lee Nominee Trust. No individual at Putnam Investments has voting or investment control over shares owned of record by Putnam Investments Employees' Securities Co. I LLC, Putnam Investments Employees' Securities Co. II LLC and Putnam Investments Holdings, LLC.
(7) Includes 157,210 ordinary shares (of which 20,505 are covered by this prospectus) and warrants exercisable for 11,465 class A shares held by TPG Dutch Parallel III, C.V.; 781,605 ordinary shares (of which 101,949 are covered by this prospectus) and warrants exercisable for 42,420 class A shares held by TPG Endurance Investments (Cayman), L.P.; and 9,061,185 ordinary shares (of which 1,181,894 are covered by this prospectus) and warrants exercisable for 493,160 ordinary shares held by TPG Endurance Partners (Cayman), L.P. The address of the beneficial owner is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

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(8)  Includes 194,000 ordinary shares owned by Mr. LeStrange, vested options exercisable for 437,636 ordinary shares and restricted share units exercisable for 15,056 ordinary shares, in each case as of January 26, 2004 or within the 60 day period following January 26, 2004.
(9) Represents vested options exercisable for 175,056 ordinary shares and restricted share units exercisable for 1,506 ordinary shares, in each case as of January 26, 2004 or within the 60 day period following
     January 26, 2004.
(10) Represents vested options exercisable for 262,581 ordinary shares and restricted share units exercisable for 6,775 ordinary shares, in each case as of January 26, 2004 or within the 60 day period following January 26, 2004.
(11) Represents vested options exercisable for 175,056 ordinary shares and restricted share units exercisable for 1,506 ordinary shares, in each case as of January 26, 2004 or within the 60 day period following January 26, 2004.
(12) Includes 33,700 ordinary shares owned by Mr. Kroner, vested options exercisable for 218,817 ordinary shares and restricted share units exercisable for 5,646 ordinary shares, in each case as of January 26, 2004 or within the 60 day period following January 26, 2004.
(13) Includes 1,000 ordinary shares owned by Donna Baily, the wife of Mr.
     Baily, and vested options exercisable to purchase 5,000 ordinary shares.
(14) Includes 500 ordinary shares and vested options exercisable to purchase 5,000 ordinary shares.
(15) Includes vested options exercisable to purchase 5,000 ordinary shares.
     Mr. Cole, one of our Directors, is the Chairman, President and Chief Executive Officer of Virginia Surety Company, Inc., an affiliate of Aon. Mr. Cole disclaims beneficial ownership of any of the common shares owned by Aon.
(16) Includes vested options exercisable to purchase 5,000 ordinary shares.
     Mr. Coslet, one of our directors, is a senior partner of TPG. Mr. Coslet disclaims beneficial ownership of any of the common shares owned by TPG.
(17) Includes vested options exercisable to purchase 5,000 ordinary shares held by THL Advisors (Alternative) V, L.P.; 7,708,020 ordinary shares (of which 1,005,392 are covered by this prospectus) and warrants exercisable for 421,665 class A shares held by Thomas H. Lee (Alternative) Fund V, L.P.; 1,999,920 ordinary shares (of which 260,859 are covered by this prospectus) and warrants exercisable for 109,405 class A shares held by Thomas H. Lee (Alternative) Parallel Fund V, L.P.; 106,210 ordinary shares (of which 13,854 are covered by this prospectus) and warrants exercisable for 5,810 class A shares held by Thomas H. Lee (Alternative) Cayman Fund V, L.P.; and 12,350 (of which 1,611 are covered by this prospectus) ordinary shares and warrants exercisable for 675 class A shares held by Thomas H. Lee Investors Limited Partnership. Mr. DiNovi, one of our directors, is a managing director of Thomas H. Lee Advisors, LLC, and the general partner of THL. Mr. DiNovi disclaims beneficial ownership of these shares other than to the extent of his pecuniary interest therein. Mr. DiNovi disclaims beneficial ownership of any additional common shares owned by the Thomas H. Lee entities.
(18) Includes vested options exercisable to purchase 5,000 ordinary shares.
     Mr. Ehrhart, one of our directors, is the Executive Vice President of Aon Re Inc. and President of Aon Re Services, Inc., each of which are affiliates of Aon. Mr. Ehrhart disclaims beneficial ownership of any of the common shares owned by Aon.
(19) Includes vested options exercisable to purchase 5,000 ordinary shares.
     Mr. Froland, one of our directors, is a Managing Director of GM Asset Management. First Plaza Group Trust and GM Capital Partners I, L.P., affiliates of GM Asset Management, hold 851,940 and 1,148,060 common shares, respectively. Mr. Froland disclaims beneficial ownership of any of the common shares held by the GM entities.
(20) Mr. Perry, one of our directors, is the President and Chief Executive Officer of Perry Corp., and, in that capacity, has voting and investment power over the securities beneficially owned by Perry Corp.
(21) Includes vested options exercisable to purchase 5,000 ordinary shares.
     Mr. Spass, one of our directors, is a partner at Capital Z Financial Services, an affiliate of Capital Z. Mr. Spass disclaims beneficial ownership of any of the common shares owned by Capital Z.
(22) Includes vested options exercisable to purchase 5,000 ordinary shares.
     Mr. Sterne, one of our directors, is a managing director of Lightyear Capital, LLC, an affiliate of LY-Endurance. LY-Endurance, LLC holds 2,500,000 common shares. Mr. Sterne disclaims beneficial ownership of any of the common shares held by LY-Endurance.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Transactions and Relationships with Initial Investors

    Aon and Zurich participated in our initial private placement, investing $227 million and $100 million, respectively. On September 27, 2002, we purchased Zurich's interests in the Company. As a result, Zurich ceased to be an affiliate during 2002.

    Certain of our founding shareholders, including Aon, received 9,292,490 warrants issued on December 31, 2001 with a total estimated fair value of $51.9 million. See "Description of Share Capital -- Warrants." Certain of our founding shareholders also received $29 million in the aggregate for assistance with Endurance Bermuda's private placement completed on December 14, 2001.

    During the year ended December 31, 2003, the Company was party to agreements with various affiliates of Aon as follows:

    Underwriting Activities. In the normal course of business, the Company enters into reinsurance contracts with various subsidiaries of Aon. Such contracts resulted in net premiums earned of $301,000, losses and loss expenses of $223,000 and acquisition expenses of $33,000 for the year ended December 31, 2003. During the year ended December 31, 2003, an affiliate of Aon produced 29.4% of the Company's gross premiums written. Gross premiums written excludes $400.3 million of gross premiums acquired from HartRe.

         For the year ended December 31, 2002, such contracts resulted in net premiums earned of $30.7 million, losses and loss expenses of $17.5 million and acquisition expenses of $7.0 million for the year ended December 31, 2002. As of December 31, 2002, there were related reinsurance premiums receivable of $45.4 million. During the year ended December 31, 2002, an affiliate of Aon produced 36.6% of the Company's gross premiums written. For purposes of these related party calculations, gross premiums written excludes premiums acquired in business combination transactions.

         Analytical services. The Company utilized certain analytical services and licensed technology from an affiliate of Aon during the year ended December 31, 2002. Fees incurred of $109,000 pursuant to the agreement were included in general and administrative expenses for the year ended December 31, 2002. This agreement was terminated in 2002.

         Financial accounting and administrative services. An affiliate of Aon performed certain financial accounting and administrative services for the Company during the year ended December 31, 2002. Fees incurred of $260,000 pursuant to the agreement were included in general and administrative expenses. This agreement was terminated in 2002.

         Investment management services. The Company utilized the services of a wholly-owned subsidiary of Zurich to perform portions of its short-term investment and cash management and provide investment accounting services. Under the terms of the investment management agreement, which is subject to the Company's investment guidelines and other restrictions, the Company pays a fee based on the value of its cash and investment portfolio. The Company expensed related investment management and accounting fees of $277,000 during the year ended December 31, 2002 and $22,000 during the year ended December 31, 2001.

         Office services. The Company rented office space and received limited administrative services from various Bermuda based subsidiaries of Zurich until April 5, 2002. Rent and office services fees for the year ended December 31, 2002 of $419,000 were paid and the expense is recorded in general and administrative expenses. Rent and office services fees of $40,000 were expensed during the period ended December 31, 2001. This arrangement was terminated in 2002.


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                          DESCRIPTION OF SHARE CAPITAL


    The following summary of our bye-laws is qualified in its entirety by the provisions of such bye-laws, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. All references in this section to "bye-laws" are intended to refer to the amended and restated bye-laws of Endurance Holdings. As of January 23, 2004, there were 61 record holders of our ordinary shares, and 8 record holders of warrants currently exercisable for ordinary shares and 10 record holders of warrants currently exercisable for class A shares.

    Endurance Holdings has authorized share capital of 120,000,000 shares, par value $1.00 per share, of which 63,912,000 ordinary shares were outstanding as of December 31, 2003. The following summary of our share capital is qualified in its entirety by reference to our memorandum of association and our bye-laws, the amended and restated shareholders agreement, the registration rights agreement and the warrants, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Ordinary Shares

    In general, subject to the adjustments regarding voting set forth in "-- Voting Adjustments" below, holders of our ordinary shares have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. Holders of our ordinary shares are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Holders of our ordinary shares have no preemptive, redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of our ordinary shares are entitled to share equally and ratably in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares.

    Pursuant to the amended and restated shareholders agreement, certain of our shareholders may designate persons to be nominated for election to our board of directors by all shareholders of Endurance Holdings. See "-- Amended and Restated Shareholders Agreement -- Composition of Board and Board Committees."

Class A Shares

    Holders of our class A shares have the same rights as the holders of ordinary shares, except they have no right to vote on any matters put before the shareholders of Endurance Holdings. The holders of class A shares may convert their class A shares into ordinary shares at any time, provided that certain voting percentage limits are not breached and that adverse tax consequences to Endurance Holdings do not result from such conversion.

Voting Adjustments

    In general, and except as provided below, shareholders have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. If, and so long as, the "controlled shares" (as defined below) of any person would otherwise represent more than 9.5% of the voting power of all of the shares entitled to vote generally at a meeting of shareholders, then the votes conferred by the shares of such person's "control group" (as defined below) shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the controlled shares of such person shall not exceed such 9.5% limitation. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group." "Controlled shares" in reference to any person means all ordinary shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code) or, in the case of a U.S. person (as defined in our bye-laws), constructively (within the meaning of Section 958(b) of the Code). "Control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person.

    In addition, if, and so long as, the shares held directly by any "related group" would otherwise exceed the 9.5% limitation, then the votes conferred by the shares held directly by members of such "related group"

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shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares held directly by such related group shall not exceed the 9.5% limitation. The reduction in votes is generally to be applied proportionately among all directly held shares of such related group. "Related group" means a group of shareholders that are investment vehicles and are under common control or management.

    For purposes of applying these provisions, shareholders will be entitled to direct that our board (i) treat them (and certain affiliates) as U.S. persons, and/or (ii) treat them (and certain related shareholders) as one person for purposes of determining a shareholder's control group.

    The amount of any reduction of votes that occurs by operation of the above limitations will generally be allocated proportionately among all other shareholders of Endurance Holdings. Consequently, under these provisions certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share.

    In addition, our board may adjust a shareholder's voting rights to the extent that the board reasonably determines in good faith that it is necessary to do so to avoid adverse tax consequences or materially adverse legal or regulatory treatment to us, any subsidiary or any shareholder or its affiliates. This adjustment may result in a shareholder having voting rights in excess of one vote per share. Therefore, a shareholder's voting rights might increase above 5% of the aggregate voting power of the outstanding ordinary shares, thereby possibly resulting in the shareholder becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act. In addition, the reallocation of your votes could result in you becoming subject to filing requirements under Section 16 of the Exchange Act. The bye-laws of Endurance Holdings also provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders.

    We also have the authority under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to the bye-laws. If, after a reasonable cure period, a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, Endurance Holdings, in its reasonable discretion, may reduce or eliminate the shareholder's voting rights.

Amended and Restated Shareholders Agreement

    General. We entered into a shareholders agreement with all of our founding shareholders at the time of the exchange offer in July of 2002. In February of 2003, our founding shareholders approved an amended and restated shareholders agreement. This agreement will generally terminate upon the consent among us and our founding shareholders and warrant holders of 75% of the aggregate number of our shares outstanding, on a fully diluted basis, held by parties to the agreement at the time or upon our liquidation or dissolution.

    The amended and restated shareholders agreement, together with the bye-laws, define the rights and obligations of founding shareholders party to the agreement with respect to our corporate governance, the transfer of our ordinary shares and related matters. This agreement may be amended only with our consent and the consent of the parties to the agreement holding common shares (including common shares obtainable upon conversion of warrants) representing at least 66 2/3% of the common shares, on a fully diluted basis, held by shareholders and warrant holders who are parties to that agreement. Amendments require the prior written consent of each shareholder or warrant holder who is a party to the amended and restated shareholders agreement if such amendment or waiver would (i) rescind, alter, amend or waive any of the provisions governing the requirements for amending or waiving the agreement,
(ii) provide a benefit to the consenting shareholders and/or warrant holders not shared on a proportionate basis with all shareholders and/or warrant holders at that time or (iii) operate to the detriment of the shareholders and/or warrant holders that do not consent relative to the shareholders and/or warrant holders that do consent.

    Composition of Board and Board Committees. Pursuant to the amended and restated shareholders agreement, affiliates of Aon, THL, TPG, GM, Lightyear Capital, Capital Z, Perry Capital and Metro Center Investments Pte Ltd. have the right to nominate nine designees as candidates for election to our twelve member board of directors, through the Nominating Committee of the board of directors. In addition, the amended and restated shareholders agreement sets the size of the Nominating Committee of our board of

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directors at five directors, with each of Aon, THL and TPG having the right to select from our existing directors one member of this committee. The amended and restated shareholders agreement also sets the size of the Underwriting Committee of the board of directors at three, with THL and TPG having the right to select from our existing directors two of these members. Finally, the amended and restated shareholders agreement also requires that the Audit Committee and the Compensation Committee of our board of directors each have at least one member selected from our existing directors by each of Aon, Capital Z, THL and TPG; however, Aon and Capital Z cannot designate a majority of the members of these committees. See "Management -- Board and Board Committee Designations under the Amended and Restated Shareholders Agreement."

Registration Rights Agreement

    We entered into a registration rights agreement in conjunction with our exchange offer in July of 2002 with all of our founding shareholders. Pursuant to the terms of this agreement, shareholders that collectively hold at least 10% of the securities eligible for registration rights outstanding as of the date of the agreement will have the rights to require us, subject to specified exceptions, on five occasions, to register under the Securities Act any common shares owned by such shareholders. Under certain circumstances, if we propose to register the sale of any of our securities under the Securities Act, shareholders who are a party to the registration rights agreement and so request will have the right to participate proportionately in such sale. We have filed the registration statement of which this prospectus forms a part as a result of receiving a demand for registration from certain of our shareholders under the registration rights agreement.

    If the managing underwriters advise us that, in their opinion, the number of securities requested to be included in an offering pursuant to the registration rights agreement exceeds the number which can be sold without adversely affecting the marketability of the offering and within a price range acceptable to the holders of a majority of the securities requesting registration, we will first include those securities requested to be included, that in the opinion of the underwriters, can be sold without adversely affecting the marketability of the offering, pro rata among the holders thereof on the basis of the amount of securities owned by each holder. Under certain circumstances, we may postpone the filing or the effectiveness of a registration statement if we reasonably believe that, in the absence of such postponement, we would be required under state or federal securities laws to disclose any material non-public information.

    The registration rights agreement also provides, that as required by the managing underwriters, neither we, nor the shareholders party to that agreement, will offer, sell, or otherwise dispose of any ordinary shares or other securities convertible or exchangeable for ordinary shares for 90 days following the date of the corresponding underwriting agreement.

Bye-laws

    In addition to the provisions of the bye-laws described above under "-- Voting Adjustments," the following summarizes some of the other important provisions of the bye-laws of Endurance Holdings.

    Our Board of Directors and Corporate Action. Endurance Holdings' bye-laws provide that the board of directors shall consist of not less than two nor more than 20 directors, as determined by the shareholders at an annual general meeting of the shareholders, divided into three approximately equal classes. At the 2003 annual general meeting, our shareholders resolved that our board of directors would consist of 12 directors. Our board of directors is comprised of four Class I directors whose initial term will expire at our 2006 annual shareholders' meeting, four Class II directors whose initial term will expire at our 2004 annual shareholders' meeting and four Class III directors whose initial term will expire at our 2005 annual shareholders' meeting. See "Management -- Directors and Executive Officers." After the initial terms of these directors, the term of each class of directors elected shall be three years. Directors may only be removed prior to the expiration of such director's term at a special meeting of shareholders called for that purpose. The appointment or removal of a director requires the simple majority of votes cast, in person or by proxy, at the general meeting at which the proposal is put forth.

    A special general meeting of shareholders may be convened by Endurance Holdings' board of directors or the President of Endurance Holdings. Pursuant to the Companies Act a special general meeting of

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shareholders may also be convened at the request of shareholders holding at the date of the deposit of the request not less than 10% of the paid up voting share capital of Endurance Holdings.

    Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required to authorize corporate action. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. Unless otherwise fixed at a different number, a majority of the directors in office shall constitute a quorum, but in no event may a quorum consist of less than two directors.

    Shareholder Action. At any general meeting, four or more persons present in person or by proxy and representing more than 50% of our shareholders' aggregate voting power shall constitute a quorum for the transaction of business. In general, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

    Acquisition of Ordinary Shares by Endurance Holdings. Endurance Holdings' bye-laws provide that we have the option, but not the obligation, to require a shareholder to sell its ordinary shares for their fair market value to us, to other shareholders or to third parties if we determine, based on the written advice of legal counsel, that failure to exercise our option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares. Our right to require a shareholder to sell its ordinary shares to us will be limited to the purchase of a number of ordinary shares that will permit avoidance of those adverse tax consequences.

    Transfer Restrictions. Endurance Holdings' directors may decline to register the transfer of any ordinary shares if the transfer is in favor of five persons or more jointly, the shares have not been fully paid or the transferor fails to comply with all applicable laws and regulations governing the transfer. No shareholder may transfer any non-publicly traded ordinary shares unless the transfer is approved by a majority of either the board of directors or the appropriately delegated committee, and the transferring shareholder complies with various other requirements, including providing the directors 30 days' written notice, obtaining an agreement by the proposed transferee to be bound by the terms of the amended and restated shareholders agreement, obtaining a letter certifying that the transfer may be effected without registration and that the transferee will adhere to all applicable laws and rules. Unless such a transfer will result in adverse tax consequences to either Endurance Holdings, its subsidiaries or certain of its shareholders, the directors may not unreasonably withhold their consent to any transfer.

    Tax Liability Resulting from Acts of Shareholders. Our bye-laws provide certain protections against adverse tax consequences to us resulting from laws that apply to our shareholders. If a shareholder's death or non-payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to us, (i) the shareholder or its executor or administrator is required to indemnify us against any tax liability that we incur as a result, (ii) we will have a lien on any dividends or any other distributions payable to the shareholder by us to the extent of the tax liability, and (iii) if any amounts not covered by our lien on dividends and distributions are owed to us by the shareholder as a result of our tax liability, we have the right to refuse to register any transfer of the shareholder's shares.

    Certain Subsidiaries. Endurance Holdings' bye-laws require that the boards of directors of Endurance Holdings' non-U.S. subsidiaries be comprised of the persons who have been elected as director designees by the shareholders of Endurance Holdings. A majority of the director designees for each of Endurance Holdings' non-U.S. subsidiaries must be directors of Endurance Holdings.

    Endurance Holdings' shareholders will elect separate slates of director designees for each of our non-U.S. subsidiaries. Under Endurance Holdings' bye-laws, Endurance Holdings must vote shares it holds in its non-U.S. subsidiaries to elect the slates of director designees as the directors of these non-U.S. subsidiaries. Accordingly, the only persons eligible to be elected as directors of Endurance Holdings' non-U.S. subsidiaries are those persons who first have been elected by the shareholders of Endurance Holdings as director designees in accordance with our bye-laws (including after giving effect to any limitation

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on voting rights). The bye-law provisions addressing the removal of directors of Endurance Holdings' non-U.S. subsidiaries also obligate Endurance Holdings to vote shares it holds in these non-U.S. subsidiaries in favor of removal of any director designees in accordance with a resolution duly adopted by the shareholders of Endurance Holdings.

Warrants

    The following table shows the number of warrants outstanding to purchase ordinary shares at December 31, 2003:

                                                               Warrants to       Percentage of
                                                                 Acquire            Common       Exercise
     Warrant Holder                                         Common Shares (1)     Shares (2)       Price        Expiration
     --------------                                         -----------------    -------------   --------    -----------------
     Aon (3).............................................       4,099,200             5.7%        $19.68     December 14, 2011
     Capital Z (4).......................................       2,049,600             2.9%         19.68     December 14, 2011
     TPG (5).............................................         547,045             0.8%         19.68     December 14, 2011
     Thomas H. Lee
      Entities (6) ......................................         547,045             0.8%         19.68     December 14, 2011
                                                                ---------            ----
     Total...............................................       7,242,890            10.2%

---------------
(1) Includes warrants exercisable for ordinary shares as of December 31, 2003.
(2) Percentages are based upon 63,912,000 ordinary shares outstanding as of December 31, 2003 plus 7,242,890 common shares issuable upon exercise of outstanding warrants, not including the exercise of options to purchase ordinary shares. If all outstanding warrants were immediately exercised for cash, Aon, TPG, Thomas H. Lee entities and Capital Z would own, on an economic basis, 21.7%, 14.8%, 14.8% and 8.9% of common shares outstanding.
(3) Includes warrants exercisable for 783,035 ordinary shares held by Combined Insurance Company of America; warrants exercisable for 27,065 ordinary shares held by Combined Life Assurance Company of Europe Limited; warrants exercisable for 41,495 ordinary shares held by London General Insurance Company Limited; warrants exercisable for 54,125 ordinary shares held by Resource Life Insurance Company; warrants exercisable for 36,085 ordinary shares held by Sterling Life Insurance Company, Inc.; and warrants exercisable for 3,157,395 ordinary shares held by Combined Specialty Insurance Company.
(4) Includes warrants exercisable for 2,049,600 ordinary shares held by an affiliate of the management company of Capital Z. Capital Z disclaims beneficial ownership of these warrants.
(5) Includes warrants exercisable for 493,160 ordinary shares held by TPG Endurance Partners (Cayman), L.P. Includes warrants exercisable for 11,465 class A shares held by TPG Dutch Parallel III, C.V.; and warrants exercisable for 42,420 class A shares held by TPG Endurance Investments (Cayman), L.P.
(6) Includes warrants exercisable for 421,665 class A shares held by Thomas H. Lee (Alternative) Fund V, L.P.; warrants exercisable for 109,405 class A shares held by Thomas H. Lee (Alternative) Parallel Fund V, L.P.; warrants exercisable for 5,810 class A shares held by Thomas H. Lee (Alternative) Cayman Fund V, L.P.; warrants exercisable for 840 class A shares held by US Bank, N.A. as Trustee under the 1997 Thomas H. Lee Nominee Trust; warrants exercisable for 675 class A shares held by Thomas H. Lee Investors Limited Partnership; warrants exercisable for 2,825 class A shares held by Putnam Investments Employees' Securities Company Co. I LLC; warrants exercisable for 2,530 class A shares held by Putnam Investments Employees' Securities Co. II LLC; and warrants exercisable for 3,295 class A shares held by Putnam Investments Holdings, LLC.

    The holders of warrants for ordinary shares may exercise their warrants in whole or in part for ordinary shares. Warrant holders also have the option to exercise their warrants on a cashless basis, in which case the warrant holder will receive a reduced number of ordinary shares which have an aggregate fair value equal to the total exercise price of the warrant shares being purchased upon conversion. The exercise price and number of shares issuable upon exercise of each warrant will be subject to adjustment in respect of events that may have a dilutive effect on its underlying share ownership interest. The registration rights agreement contains registration rights for warrant holders similar to those applicable to holders of our ordinary shares. See "-- Registration Rights Agreement."

Anti-takeover Provisions

    Endurance Holdings' bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.

    For example, our bye-laws contain the following provisions that could have such an effect:

    o election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

    o the total voting power of any shareholder owning more than 9.5% of our ordinary shares will be reduced to 9.5% of the total voting power of our ordinary shares;

    o our directors may, in their discretion, decline to record the transfer of any ordinary shares on our share register, unless the instrument of transfer is in favor of less than five persons jointly or if they are not satisfied that all required regulation approvals for such transfer have been obtained; and

    o we have the option, but not the obligation, to require a shareholder to sell the shareholder's ordinary shares to us, to another shareholder or to third parties at fair market value if we determine, based on the advice of legal counsel, that failure to exercise such option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares.

Insurance Regulations Concerning Change of Control

    Many insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by insurance authorities of any proposed acquisition of an insurance company that is domiciled or, in some cases, having such substantial business that it is deemed to be commercially domiciled in that jurisdiction. See "Regulatory Matters -- U.K. Regulation -- Change of Control," and "Regulatory Matters -- U.S. Regulation -- Changes of Control."

Differences in Corporate Law

    You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to United States corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us which differ in certain respects from provisions of the State of Delaware corporate law. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

    Duties of Directors. Under Bermuda law, at common law, members of a board of directors owe a fiduciary due to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

    o   a duty to act in good faith in the best interests of the company;

    o a duty not to make a personal profit from opportunities that arise from the office of director;

    o   a duty to avoid conflicts of interest; and

    o a duty to exercise powers for the purpose for which such powers were intended. The Companies Act imposes a duty on directors and officers of a Bermuda company:

        -- to act honestly and in good faith with a view to the best interests of the company; and

        -- to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

    In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

    The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Endurance Holdings' bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance Holdings, against any director or officer of Endurance Holdings for any act or failure to act in the performance of such director's or officer's duties, except this waiver does not extend to any claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of fraud or dishonesty on the part of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.

    Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

    The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

    A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

    Interested Directors. Under Bermuda law and Endurance Holdings' bye-laws, any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be accountable to us for any benefit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, Endurance Holdings' bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest, but the resolution will fail unless it is approved by a majority of the disinterested directors voting on the resolution. Under Delaware law, such transaction would not be voidable if
(1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

    Voting Rights and Quorum Requirements. Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, four or more persons present in person or by proxy and representing more than 50% of our shareholders' aggregate voting power shall constitute a quorum for the transaction of business. In general, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

    Any individual who is a shareholder of Endurance Holdings and who is present at a meeting may vote in person, as may any corporate shareholder which is present by a duly authorized representative. Our bye-laws also permit votes by proxy, provided the instrument appointing the proxy, together with evidence of its due execution, is satisfactory to our board of directors.

    In order to avoid adverse tax consequences to us and our shareholders, our bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. Person by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group." A "control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person. "Controlled shares" means all ordinary shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code), or, in the case of a U.S. person, constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a "related group." A "related group" means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes is generally allocated proportionately among members of the shareholder's "control group" or "related group", as the case may be. The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of Endurance Holdings who were not members of these groups so long as such reallocation does not cause any person to become a 9.5% shareholder.

    Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. The bye-laws of Endurance Holdings also provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders. See "-- Voting Adjustments."

    Under Delaware law, unless otherwise provided in the company's certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

    Dividends. Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, Endurance Bermuda's ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints. See "Regulatory Matters -- Bermuda -- Minimum Solvency Margin and Restrictions on Dividends and Distributions."

    Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

    Amalgamations, Mergers and Similar Arrangements. We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit the Company and would be conducive to attaining the Company's objectives contained within its memorandum of association. We may, with the approval of a majority of votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

    Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

    Takeovers. Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

    Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Endurance Holdings' bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance Holdings, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of any fraud or dishonesty of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

    Indemnification of Directors and Officers. Under Bermuda law and Endurance Holdings' bye-laws, Endurance Holdings may indemnify its directors, officers or any other person appointed to a committee of the board of directors and any resident representative (and their respective heirs, executors or administrators) against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by law, incurred or suffered by such person by reason of any act done, conceived in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

    Inspection of Corporate Records. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

    Shareholder Proposals. Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

    Calling of Special Shareholders Meetings. Under Endurance Holdings' bye-laws, a special general meeting may be called by the board of directors or by the President of Endurance Holdings. Under Bermuda law a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of Endurance Holdings as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bye-laws to call a special meeting of stockholders.

    Staggered Board of Directors. Bermuda law does not contain statutory provisions specifically mandating staggered board of directors arrangements for a Bermuda exempted company. Such provisions, however, may validly be provided for in the bye-laws governing the affairs of such a company. Delaware law permits corporations to have a staggered board of directors.

    Amendment of Memorandum of Association. Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters the company's business objects may require approval of the Minister, who may grant or withhold approval at his or her discretion.

    Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

    Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company's stock, the holders of the outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, should be entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

    Amendment of Bye-laws. Endurance Holdings' bye-laws provide that the bye-laws may only be rescinded, altered or amended, upon approval by a resolution of Endurance Holdings' board of directors and by a simple majority of votes cast by its shareholders.

    Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

Listing

    Our ordinary shares are listed on the NYSE under the trading symbol "ENH."

Transfer Agent and Registrar

    The transfer agent and registrar for the ordinary shares is Equiserve, Inc.

                              CERTAIN INDEBTEDNESS


    On August 13, 2002, Endurance Holdings entered into a $108 million revolving credit facility, and a $192 million term loan facility. On August 8, 2003, Endurance Holdings and its lenders amended the three-year term loan facility and amended and restated the revolving credit facility. The amendments extended the revolving credit facility for an additional year, increased the size of the revolving credit facility to $500 million and revised certain representations and covenants in the three-year term loan facility and the letter of credit and revolving credit facility. The lenders under the amended and restated revolving credit facility are JPMorgan Chase Bank, Bank One, Bank of Bermuda, Bank of New York, Bank of Nova Scotia, Barclays Bank, Comerica Bank, Commerzbank, Credit Lyonnais, Deutsche Bank, Fleet National Bank, Goldman Sachs, ING Bank, Lloyds TSB, Merrill Lynch, Royal Bank of Scotland and Wachovia Bank. The administrative agent under the amended and restated letter of credit and revolving credit facility is JPMorgan Chase Bank. The lending syndicate under the term loan facility consists of JPMorgan Chase Bank, The Bank of New York, Barclays Bank Plc, Comerica Bank, Credit Lyonnais New York Branch, The Bank of Bermuda Limited and The Bank of N.T. Butterfield & Son Limited.

    As of December 31, 2003, we had $103.0 million of principal outstanding under our term loan facility after repayment of $50.6 million in conjunction with our initial public offering and a scheduled repayment of $38.4 million on September 30, 2003. In addition, as of December 31, 2003, we had letters of credit totaling $183.3 million outstanding under our revolving credit facility.

    Proceeds of the revolving credit facility and the term loan facility may be used by us or our subsidiaries for general corporate purposes and working capital requirements. The revolving credit facility also provides for the issuance of standby letters of credit. The amounts due under each facility are unsecured obligations. Endurance Holdings guaranteed the obligations of any of our subsidiaries under the revolving credit facility.

    The interest rate for revolving loans under the revolving credit facility is the prime rate or LIBOR plus an applicable margin of 0% for prime rate loans and 0.40% for LIBOR loans. The interest rate for term loans under the revolving credit facility is an applicable margin over the prime rate of 0.25% or LIBOR of 0.65%. In addition, the revolving credit facility requires payment of a facility fee of 0.10% of the revolving credit facility commitments or the outstanding amount under term loans and letters of credit, as applicable. We must also pay a utilization fee equal to 0.125% of the total amount outstanding on the revolving credit facility or term loans, as applicable, at any time the aggregate amount of our revolving loans exceeds $200 million. We are also required to pay a fee with respect to the daily stated amount of letters of credit issued under the revolving credit facility calculated in the same manner as the interest rate for revolving LIBOR loans.

    The term loan facility bears interest at either the prime rate plus an applicable margin that ranges from 0.000% to 0.375% or LIBOR plus an applicable margin that ranges from 0.875% to 1.375%, in each case based upon the Company's leverage ratio on a consolidated basis and other conditions provided in the credit agreement. Currently, the remaining $103 million outstanding under the term loan bears interest at an effective rate of 3.5% per annum. We must apply all of the cash proceeds, net of the underwriting discount and our estimated offering expenses, of any public debt we or any of our subsidiaries issue and 25% of the net cash proceeds, up to a maximum of $55 million, of any equity securities we or any of our subsidiaries may issue to the outstanding principal under the term loan facility. In connection with our initial public offering, we repaid $50.6 million of our principal indebtedness under the term loan facility.

    The revolving credit facility requires that the outstanding principal of revolving loans be repaid in full or converted to term loans on August 11, 2004. Term loans under the revolving credit facility must be repaid in full on August 5, 2005. Under the term loan facility, we are committed to making repayments of $76.8 million by September 30, 2004 and $26.2 million by September 30, 2005. These payments will be reduced or not need to be made if we prepay the outstanding loans under the term loan facility. If necessary, we anticipate using dividends from Endurance Bermuda to make such principal payments.

    The revolving credit facility and the term loan facility require compliance with certain customary restrictive covenants. These include certain financial covenants, such as a leverage ratio (no greater than

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0.35:1.00 at any time), a consolidated tangible net worth covenant (no less than $1.0 billion at any time), and unencumbered liquid assets (no less than $400 million or outstanding indebtedness, whichever is greater, at any time). In addition, each of the Company's regulated insurance subsidiaries that has a claims paying rating from A.M. Best must maintain a rating of at least B++ at all times. The terms of these facilities restrict the declaration or payment of dividends if the Company is already in default or the payment or declaration would cause a default under the terms of the loan facilities. These facilities also include other covenants restricting such activities as:

    o   changes in business;

    o   consolidation or merger with another entity;

    o   disposal of assets;

    o   incurrence of additional indebtedness;

    o   incurrence of liens on our property;

    o   issuance of preferred or preference equity securities;

    o   dissolution or liquidation;

    o   transactions with affiliates; and

    o   changes of control.

    Endurance Holdings entered into an interest rate swap agreement effective March 27, 2003 in which it has exchanged floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the initial $100 million drawn on the term loan facility.


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                        SHARES ELIGIBLE FOR FUTURE SALE


    We can make no prediction as to the effect, if any, that market sales of our ordinary shares or the availability of ordinary shares for sale will have on the market price prevailing from time to time. The sale of substantial amounts of ordinary shares in the public market, including by the selling shareholders named in this prospectus, could adversely affect the prevailing market price of the ordinary shares and our ability to raise equity capital in the future.

Sale of Restricted Shares

    As of January 26, 2004, we had an aggregate of 63,912,000 outstanding ordinary shares. All of the ordinary shares to be sold pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer.

Lock-Up Agreements

    We, our directors and executive officers, all of our warrant holders and certain of our founding shareholders have agreed with the underwriters not to, directly or indirectly, dispose of or hedge any of their ordinary shares or securities convertible into or exchangeable for ordinary shares, whether owned currently or acquired later, for a period of 90 days from the date of this
prospectus, without the prior written consent of     , subject to certain
exceptions. Immediately following this offering, shareholders subject to lock-up agreements will own common shares and warrants exercisable for common
shares, representing approximately     % of the then outstanding common
shares, or approximately     % if the underwriters' over-allotment option is
exercised in full. Endurance Holdings may, however, grant options to purchase ordinary shares under its existing stock option plan and issue ordinary shares upon the conversion of outstanding class A shares, the exercise of warrants for ordinary shares or class A shares, or the exercise of outstanding options under the existing stock option plan as long as the holder of such ordinary shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement.

Rule 144

    In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our ordinary shares for at least one year, including a person who is an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    o   1% of the number of shares of ordinary shares then outstanding; or

    o the average weekly trading volume of the ordinary shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to a sale, subject to restrictions specified in Rule 144.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

    Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without regard to the volume, manner-of-sale or other limitations contained in Rule 144.

Stock Options/Restricted Share Units

    The Company had granted options to purchase a total of 1,717,186 ordinary shares and 134,776 restricted share units that were fully vested as of December 31, 2003.


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    We have filed a registration statement on Form S-8 under the Securities
Act to register ordinary shares issued or reserved for issuance under the 2002 Option Plan. Accordingly, shares registered under such registration statement are available for sale in the open market, unless such shares are subject to vesting restrictions with us.

Amended and Restated Shareholders Agreement

    We entered into a shareholders agreement with all of our founding shareholders at the time of the exchange offer in July of 2002. In February of 2003, our existing shareholders approved an amended and restated shareholders agreement. This agreement will generally terminate upon the consent among us and our founding shareholders and warrant holders of 75% of the aggregate number of our shares outstanding, on a fully diluted basis, held by parties to the agreement at the time or upon our liquidation or dissolution.

    The amended and restated shareholders agreement, together with the bye-laws, define the rights and obligations of founding shareholders party to the agreement with respect to the transfer of ordinary shares, our corporate governance and related matters. This agreement may be amended only with our consent and the consent of the parties to the agreement holding common shares (including common shares obtainable upon conversion of warrants) representing at least 66 2/3% of the common shares, on a fully diluted basis, held by shareholders and warrant holders who are parties to the agreement. Amendments require the prior written consent of each shareholder or warrant holder who is a party to the agreement at the time if such amendment or waiver would (i) rescind, alter, amend or waive any of the provisions governing the method of amending or waiving the agreement, (ii) provide a benefit to the consenting shareholders and/or warrant holders not shared on a proportionate basis with all shareholders and/or warrant holders at that time or (iii) operate to the detriment of the shareholders and/or warrant holders that do not consent relative to the shareholders and/or warrant holders that do consent.

Registration Rights Agreement

    We entered into a registration rights agreement in conjunction with our exchange offer in July of 2002 with all of our founding shareholders. Pursuant to the terms of this agreement, the registration statement, of which this prospectus forms a part, fulfills the requirement of one of the five occasions, subject to specified exceptions, under which shareholders that collectively hold at least 10% of the securities eligible for registration rights outstanding as of the date of the agreement have the right to require us to register under the Securities Act any ordinary shares owned by such shareholders. Under certain circumstances, if we propose to register the sale of any of our securities under the Securities Act, shareholders who are a party to the registration rights agreement and so request will have the right to participate proportionately in such sale. We have filed the registration statement of which this prospectus forms a part as a result of receiving a demand for registration from certain of our shareholders under the registration rights agreement.

    If the managing underwriters advise us that, in their opinion, the number of securities requested to be included in an offering pursuant to the registration rights agreement exceeds the number which can be sold without adversely affecting the marketability of the offering and within a price range acceptable to the holders of a majority of the securities requesting registration, we will first include those securities requested to be included, that in the opinion of the underwriters, can be sold without adversely affecting the marketability of the offering, pro rata among the holders thereof on the basis of the amount of securities owned by each holder. Under certain circumstances, we may postpone the filing or the effectiveness of a registration statement if we reasonably believe that, in the absence of such postponement, we would be required under state or federal securities laws to disclose any material non-public information.

    The registration rights agreement also provides, that as required by the managing underwriters, neither we, nor the shareholders party to that agreement, will offer, sell, or otherwise dispose of any ordinary shares or other securities convertible or exchangeable for ordinary shares for 90 days following the date of the corresponding underwriting agreement.


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                          MATERIAL TAX CONSIDERATIONS


    This following summary does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase ordinary shares. Prospective investors should consult their professional advisors concerning the possible tax consequences of the subscription, purchase, ownership, sale or redemption of ordinary shares under the laws of their countries of citizenship, residence, ordinary residence or domicile.

Certain Bermuda Tax Considerations

    The following is a summary of certain Bermuda income tax considerations under current law and is based upon the advice of Appleby Spurling & Kempe, our Bermuda counsel.

    Currently, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. Currently, there is no Bermuda withholding or other tax on principal interest or dividends paid to holders of the ordinary shares, other than holders ordinarily resident in Bermuda, if any. There can be no assurance that we or our shareholders will not be subject to any such tax in the future.

    Endurance Bermuda has received written assurance dated December 7, 2001 and Endurance Holdings has received written assurance dated July 18, 2002 from the Minister under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, that if there is enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of that tax would not be applicable to Endurance Bermuda or Endurance Holdings or to any of their respective operations, shares, debentures or obligations until March 28, 2016; provided, that the assurance is subject to the condition that it will not be construed to prevent the application of such tax to people ordinarily resident in Bermuda, or to prevent the application of any taxes payable by Endurance Bermuda or Endurance Holdings in respect of real property or leasehold interests in Bermuda held by them. There can be no assurance that we will not be subject to any such tax after March 28, 2016.

Certain United Kingdom Tax Considerations

    Endurance U.K. is a company incorporated in the United Kingdom and is, therefore, resident in the United Kingdom for United Kingdom corporation tax purposes and will be subject to United Kingdom corporation tax on its worldwide profits. The current rate of United Kingdom corporation tax is generally 30% on profits of whatever description. Currently, no United Kingdom withholding tax applies to dividends paid by Endurance U.K.

Certain United States Federal Income Tax Considerations

    The following discussion is a summary of certain U.S. federal income tax considerations relating to Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. and the ownership of our ordinary shares by investors who acquire such shares in the offering.

    This summary is based upon the Code, the regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, judicial decisions, the tax treaty between the United States and Bermuda (the "Bermuda Treaty") and the tax treaty between the United States and the United Kingdom (the "U.K. Treaty"), all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this registration statement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of such investor's investment or tax circumstances, or to investors subject to special tax rules, such as tax-exempt organizations, dealers in securities, banks, insurance companies, persons that hold ordinary shares that are a hedge or that are hedged

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against interest rate or insurance risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. This summary assumes that an investor will acquire our ordinary shares in this offering and hold our ordinary shares as capital assets, which generally means as property held for investment. Prospective investors should consult their tax advisors concerning the consequences, in their particular circumstances, of the ownership of ordinary shares under U.S. federal, state, local and other tax laws.

    For U.S. federal income tax purposes and for purposes of the following discussion, a "U.S. Person" means (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any of its political subdivisions, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust.

United States Taxation of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S.

    We intend to operate Endurance Holdings, Endurance Bermuda and Endurance U.K. in such a manner that they will not be considered to be conducting business within the United States for purposes of U.S. federal income taxation. Whether business is being conducted in the United States is an inherently factual determination. Because the Code, regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, there can be no assurance that the IRS will not contend successfully that Endurance Holdings, Endurance Bermuda and/or Endurance U.K. are or will be engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax (at a current maximum rate of 35%), as well as a 30% branch profits tax in certain circumstances, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is entitled to deductions and credits only if it timely files a U.S. federal income tax return. Endurance Holdings, Endurance Bermuda and Endurance U.K. intend to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax.

    If Endurance Bermuda is entitled to the benefits under the Bermuda Treaty, it will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Whether business is being conducted in the United States through a permanent establishment is an inherently factual determination. Endurance Bermuda intends to conduct its activities so as not to have a permanent establishment in the United States, although there can be no assurance that it will achieve this result. An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens.

    Foreign insurance companies that conduct an insurance business within the United States must maintain a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If Endurance Bermuda is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty, either because it fails to satisfy one of the limitations on Bermuda Treaty benefits described above or because Endurance Bermuda is considered to have a U.S. permanent establishment, a significant portion of Endurance Bermuda's premium and investment income could be subject to U.S. federal income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is not clear whether it applies to other income, such as investment income. If Endurance Bermuda is considered to be engaged in the conduct of an insurance business in the United States

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and is entitled to the benefits of the Bermuda Treaty, but the Bermuda Treaty is interpreted so as not to apply to investment income, a significant portion of Endurance Bermuda's investment income could be subject to U.S. federal income tax even if Endurance Bermuda does not maintain a permanent establishment in the United States.

    Under the U.K. Treaty, Endurance U.K., if entitled to the benefits of the U.K. Treaty, will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Endurance U.K. intends to conduct its activities in a manner so that it does not have a permanent establishment in the United States, although we cannot predict whether we will achieve this result. Endurance U.K. will be entitled to the benefits of the U.K. Treaty if (i) during at least half of the days during the relevant taxable period, at least 50% of Endurance U.K.'s stock is beneficially owned, directly or indirectly, by citizens or residents of the United States and the United Kingdom, and less than 50% of Endurance U.K.'s gross income for the relevant taxable period is paid or accrued, directly or indirectly, to persons who are not U.S. or U.K. residents in the form of payments that are deductible for purposes of U.K. taxation or (ii) with respect to specific items of income, profit or gain derived from the United States, if such income, profit or gain is considered to be derived in connection with, or incidental to, Endurance U.K.'s business conducted in the United Kingdom.

    Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. withholding tax at a rate of 30% of the gross amount of certain "fixed or determinable annual or periodical gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments), subject to reduction by applicable treaties.

    The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of tax applicable to premiums paid to Endurance Bermuda is 4% for casualty insurance premiums and 1% for reinsurance premiums. The excise tax does not apply to premiums paid to Endurance U.K., provided that Endurance U.K. is entitled to the benefits of the U.K. Treaty, and certain other requirements are met.

    Endurance U.S. is a New York State corporation and will be subject to taxation in the United States at regular corporate rates. Dividends paid by Endurance U.S. Holdings Corp. to Endurance Bermuda will be subject to U.S. withholding tax at the rate of 30%.

    Personal Holding Companies. Endurance Holdings and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income earned from U.S. sources if any of them are considered to be a PHC for U.S. federal income tax purposes. A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation's gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of "PHC income." PHC income includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents. For purposes of the 50% test, each partner of an investment partnership who is an individual will be treated as owning his/her proportionate share of any stock owned by the partnership. Additionally, certain entities (such as tax-exempt organizations and pension funds) will be treated as individuals. The PHC rules contain an exception for foreign corporations that are classified as Foreign Personal Holding Companies (as discussed below).

    If Endurance Holdings or any subsidiary were a PHC in a given taxable year, such corporation would be subject to PHC tax (at the highest marginal rate on ordinary income applicable to individuals) on its "undistributed PHC income."

    Although Endurance Holdings believes, based upon information made available to us regarding our existing shareholder base, that neither it nor any of its subsidiaries will be a PHC immediately following the offering, we cannot predict that this will be the case because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Endurance Holdings' shareholder base and the gross income of Endurance Holdings or any of its subsidiaries and other

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
circumstances that could change the application of the PHC rules to Endurance Holdings and its subsidiaries. In addition, if Endurance Holdings or any of its subsidiaries were to become PHCs we cannot be certain that the amount of PHC income will be immaterial.

United States Taxation of Holders of Ordinary Shares

Shareholders Who Are U.S. Persons

    Dividends. Distributions with respect to ordinary shares will be treated as ordinary dividend income to the extent of Endurance Holdings' current or accumulated earnings and profits as determined for U.S. federal income tax purposes, subject to the discussion below relating to the potential application of the "controlled foreign corporation," "related person insurance income," "passive foreign investment company" and "foreign personal holding company" rules. Recently enacted legislation reduces the applicable tax rate on certain dividends received by an individual shareholder from the higher marginal income tax rates imposed on ordinary income to 15 percent (in the case of an individual subject to the highest marginal tax rate) (the "Reduced Rate") for purposes of both the regular tax and the alternative minimum tax. The Reduced Rate applies to, among other things, dividends paid with respect to stock of a foreign corporation which is readily tradable on an established U.S. securities market, provided that the foreign corporation is not considered a FPHC, PFIC or foreign investment company. Since the ordinary shares have been trading on the NYSE since February 28, 2003, any dividends paid with respect to such stock to an individual shareholder after such time and before January 1, 2009 should be entitled to the Reduced Rate, provided that Endurance Holdings is not considered a PFIC or FPHC as discussed below or a foreign investment company.

    Distributions with respect to Endurance Holdings' ordinary shares will not be eligible for the dividends-received deduction allowed to U. S. corporations under the Code. The amount of any distribution in excess of the current and accumulated earnings and profits of Endurance Holdings will first be applied to reduce a holder's tax basis in the ordinary shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of such holder's ordinary shares.

    Classification of Endurance Holdings, Endurance U.K. or Endurance Bermuda as a Controlled Foreign Corporation. Each "10% U.S. Shareholder" of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if "10% U.S. Shareholders" own more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. Person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign corporation in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. For purposes of determining whether a corporation is a CFC, and therefore whether the 50% (or 25%, in the case of insurance income) and 10% ownership tests have been satisfied, "own" means owned directly, indirectly through foreign entities or is considered as owned by application of certain constructive ownership rules. Due to the anticipated dispersion of Endurance Holdings' share ownership among holders, its bye-law provisions that impose limitations on the concentration of voting power of its ordinary shares and authorize the board to repurchase such shares under certain circumstances and other factors, no U.S. Person that owns shares in Endurance Holdings directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a CFC. (These bye-law provisions are described in "Risk Factors -- Risks Related to Ownership of Our Ordinary Shares" and "Description of Share Capital -- Bye-laws"). There can be no assurance, however, that the IRS will not challenge the effectiveness of these provisions for purposes of preventing CFC and 10% U.S. Shareholder status and that a court will not sustain such challenge.

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    RPII Companies.  The CFC rules also apply to certain insurance companies that earn "related person insurance income." For purposes of applying the CFC rules to foreign corporations that earn RPII, a different definition of "controlled foreign corporation," as discussed below, applies.

    RPII is defined as any "insurance income" attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII Shareholder" of the foreign corporation or a "related person" to such RPII Shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company.

    For purposes of the RPII rules, "related person" means someone who controls or is controlled by the RPII Shareholder or someone who is controlled by the same person or persons which control the RPII Shareholder. "Control" is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of constructive ownership rules, more than 50%, measured by vote or value, of the stock of the corporation.

    For purposes of inclusion of Endurance U.K.'s or Endurance Bermuda's RPII in the income of a RPII Shareholder, to the extent required under the RPII rules, the term "RPII Shareholder" means any U.S. Person who owns, directly or indirectly through foreign entities, any amount (rather than stock possessing 10% or more of the total combined voting power) of Endurance U.K.'s or Endurance Bermuda's stock. Endurance U.K. or Endurance Bermuda will be treated as a CFC for RPII purposes if such persons collectively own directly, indirectly through foreign entities or by application of the constructive ownership rules 25% or more of the stock of Endurance U.K. or Endurance Bermuda by vote or value.

    RPII Exceptions. The special RPII rules do not apply if (i) direct or indirect insureds and persons related to such insureds, whether or not U.S. Persons, own, directly or indirectly, less than 20% of the voting power and less than 20% of the value of the stock of Endurance U.K. or Endurance Bermuda, as applicable (the "20% Ownership Exception"), (ii) RPII, determined on a gross basis, is less than 20% of Endurance U.K.'s or Endurance Bermuda's gross insurance income for the taxable year, as applicable (the "20% Gross Income Exception"), (iii) Endurance U.K. or Endurance Bermuda elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to RPII and meets certain other requirements or (iv) Endurance U.K. or Endurance Bermuda elects to be treated as a U.S. corporation. Endurance Bermuda and Endurance U.K. intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. Although we believe that our RPII has not in the recent past equaled or exceeded 20% of our gross insurance income, and do not expect it to do so in the foreseeable future, it is possible that neither Endurance Bermuda nor Endurance U.K. will be successful in qualifying under this exception.

    If none of these exceptions applies, each U.S. Person who owns shares in Endurance Holdings (and therefore, indirectly in Endurance U.K. and Endurance Bermuda) on the last day of Endurance Holdings' taxable year, will be required to include in its gross income for U.S. federal income tax purposes its share of RPII of Endurance U.K. and/or Endurance Bermuda for the entire taxable year. This inclusion will be determined as if such RPII were distributed proportionately only to such U.S. Persons holding ordinary shares at that date. The inclusion will be limited to the current-year earnings and profits of Endurance U.K. or Endurance Bermuda, as applicable, reduced by the shareholder's pro rata share, if any, of certain prior-year deficits in earnings and profits.

    Computation of RPII. In order to determine how much RPII each of Endurance U.K. and Endurance Bermuda has earned in each taxable year, Endurance Holdings intends to obtain and rely upon information from Endurance U.K.'s and Endurance Bermuda's insureds and reinsureds to determine whether any of the insureds, reinsureds or other persons related to such insureds or reinsureds own Endurance Holdings' ordinary shares and are U.S. Persons. Endurance Holdings may not be able to determine whether any of the underlying insureds of the insurance companies to which Endurance U.K. and Endurance Bermuda provide insurance or reinsurance are U.S. shareholders or related persons to such shareholders. Consequently, Endurance Holdings may not be able to determine accurately the gross amount of RPII earned by Endurance U.K. or Endurance Bermuda in a given taxable year. For any taxable year in which Endurance U.K.'s or Endurance Bermuda's gross RPII is 20% or more of its gross insurance income for the year, Endurance Holdings may also seek information from its shareholders to determine whether direct or indirect owners of Endurance Holdings' ordinary shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons. To the extent Endurance Holdings is unable to determine whether a direct or indirect owner of shares is a U.S. Person, Endurance Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all shareholders identified as U.S. Persons.

    Apportionment of RPII to United States Shareholders. Every RPII Shareholder who owns shares of Endurance Holdings on the last day of any taxable year of Endurance Holdings in which Endurance U.K.'s or Endurance Bermuda's, as the case may be, RPII for that year equals or exceeds 20% of Endurance U.K.'s or Endurance Bermuda's gross insurance income and to whom the 20% Ownership Exception does not apply should expect that for such year it will be required to include in gross income its share of Endurance U.K.'s or Endurance Bermuda's RPII for the portion of the taxable year during which Endurance U.K. or Endurance Bermuda, as the case may be, was a CFC under the RPII provisions, even if such RPII Shareholder did not own the shares throughout such period. A RPII Shareholder who owns Endurance Holdings' shares during the taxable year, but not on the last day of such taxable year will not be required to include any RPII into income, whether or not distributed.

    Basis Adjustments. A RPII Shareholder's tax basis in its Endurance Holdings ordinary shares will be increased by the amount of any RPII that the shareholder includes in income. Any distributions made by Endurance Holdings out of previously taxed RPII income will be exempt from further tax in the hands of the RPII Shareholder. The RPII Shareholder's tax basis in its Endurance Holdings ordinary shares will be reduced by the amount of any distributions that are excluded from income under this rule.

    Information Reporting. Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required with respect to (i) a person who is treated as a RPII Shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last of that year and
(iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation, and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which Endurance Holdings determines that gross RPII constitutes 20% or more of Endurance U.K.'s or Endurance Bermuda's gross insurance income and the 20% Ownership Exception does not apply, Endurance Holdings intends to mail to all U.S. Persons registered as holders of its ordinary shares IRS Form 5471, completed with information from Endurance Holdings, for attachment to the U.S. federal income tax returns of such shareholders. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described above. Failure to file IRS Form 5471 may result in penalties.

    Tax-Exempt Shareholders. Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income.

    Dispositions of Ordinary Shares. Subject to the discussion below relating to the potential application of Code section 1248 or the "PFIC" rules, any gain or loss realized by a U.S. Person on the sale or other disposition of ordinary shares of Endurance Holdings will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized upon such sale or exchange and such person's tax basis in the shares. If the holding period for these ordinary shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations. Moreover, gain, if any, generally will be U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

    Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned directly, indirectly through certain foreign entities or constructively 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as ordinary income to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. Section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes and would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% U.S. Shareholder or whether RPII constitutes 20% or more of the corporation's gross insurance income or the 20% Ownership Exception applies. Proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC or that would be taxed as an insurance company if it were a domestic corporation. The Company believes, however, that the application of Code section 1248 under the RPII rules should not apply to the disposition of ordinary shares because Endurance Holdings is not directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the U.S. Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of ordinary shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of ordinary shares.

    Uncertainty as to Application of RPII. Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and their application to Endurance U.K. and Endurance Bermuda is uncertain. These provisions include the grant of authority to the U.S. Treasury to prescribe "such regulations as may be necessary to carry out the purposes of this subsection, including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." In addition, there can be no assurance that the IRS will not challenge any determinations by Endurance U.K. or Endurance Bermuda as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Prospective investors should consult their tax advisors as to the effects of these uncertainties.

    Passive Foreign Investment Companies. In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" or (ii) 50% or more of its assets produce passive income.

    If Endurance Holdings were characterized as a PFIC during a given year, U.S. Persons owning ordinary shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such shareholders made a "qualified electing fund election" or "mark-to-market" election. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

    For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.

    This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. Endurance Holdings expects for purposes of the PFIC rules that each of Endurance U.K. and Endurance Bermuda will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business. Accordingly, neither should be treated as a PFIC for U.S. federal income tax purposes for the year ended December 31, 2003. The PFIC statutory provisions contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received "directly its proportionate share of the income . . ." and as if it "held its proportionate share of the assets . . ." of any other corporation in which it owns at least 25% by value of the shares. While no explicit guidance is provided by the statutory language, under this look-through rule Endurance Holdings should be deemed to own the assets and to have received the income of its insurance subsidiaries directly for purposes of determining whether it qualifies for the insurance exception and, consequently, that Endurance Holdings should not be treated as a PFIC for U.S. federal income tax purposes for the year ended December 31, 2003. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provision. There can be no assurance, however, that the IRS will not challenge this position or that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

    Foreign Personal Holding Companies. A foreign corporation will be classified as a FPHC for U.S. federal income tax purposes if, (i) at any time during the taxable year, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of the corporation's shares measured by voting power or value and (ii) at least 60% of its gross income for the year is FPHC income. For purposes of the 50% test, each partner of an investment partnership who is an individual will be treated as owning his/her proportionate share of any shares owned by the partnership. If Endurance Holdings or any of its subsidiaries were to become FPHCs, shareholders of Endurance Holdings who are U.S. Persons would be taxed on their proportionate share of the "undistributed foreign personal holding company income" of each such FPHC as a dividend, even if no cash dividend were actually paid. In such event, subsequent cash distributions would first be treated as a tax-free return of any previously taxed and undistributed amounts. Moreover, each shareholder who owns, directly or indirectly, 10% or more of the value of a FPHC is required to file IRS Form 5471.

    Although Endurance Holdings believes, based upon information made available to us regarding our existing shareholder base, that neither it nor any of its subsidiaries will be a FPHC immediately following the offering, we cannot be certain that they will not become FPHCs immediately following the offering or in the future because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Endurance Holdings' shareholder base, the gross income of Endurance Holdings or any of its subsidiaries and other circumstances that could change the application of the FPHC rules to Endurance Holdings and its subsidiaries. In addition, if Endurance Holdings or any of its subsidiaries were to become FPHCs we cannot be certain that the amount of FPHC income will be immaterial.

    Other. Except as discussed below with respect to backup withholding, dividends paid by Endurance Holdings will not be subject to U.S. withholding tax.

Shareholders Who Are Non-U.S. Persons

    Subject to certain exceptions, non-U.S. Persons will be subject to U.S. federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, ordinary shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the United States. Nonresident alien individuals will not be subject to U.S. estate tax with respect to the ordinary shares.

All Shareholders

    Information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to payments of dividends on the ordinary shares to U.S. Persons. Thus, you may be subject to backup withholding with respect to dividends paid by such persons unless you (i) are a corporation, non-U.S. Person or come within certain other exempt categories and, when required, demonstrate this fact, or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

    Backup withholding is not an additional tax and may be credited against your regular U.S. federal income tax liability or otherwise you may be entitled to a refund for any such tax withheld.

Proposed U.S. Tax Legislation

    Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there is no currently pending legislative proposal which, if enacted, would have a material adverse effect on us, our subsidiaries or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, our subsidiaries or our shareholders.

                                  UNDERWRITING


    Endurance Holdings, the selling shareholders and the underwriters named below have entered into a purchase agreement with respect to the ordinary shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ordinary shares indicated in the
following table.      are acting as joint bookrunning managers of this
offering and, together with     , are acting as the representatives of the
underwriters.

     Underwriter                                            Number of Ordinary Shares
     -----------                                            -------------------------
     Total..............................................

    The underwriters are committed to take and pay for all of the ordinary shares being offered, if any are taken, other than the ordinary shares covered by the option described below unless and until this option is exercised.

    The underwriters are offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ordinary shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

    If the underwriters sell more ordinary shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,050,000 ordinary shares from the selling shareholders to cover such sales. They may exercise that option for 30 days. If any ordinary shares are purchased pursuant to this option, the underwriters will severally purchase ordinary shares in approximately the same proportion as set forth in the table above.

    The following table shows the per ordinary share and the total underwriting discount to be paid to the underwriters by the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase an additional 1,050,000 ordinary shares.

     Public offering price...........................................
     Underwriting discount...........................................
     Proceeds, before expenses, to selling shareholders..............

    Ordinary shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at
a discount of up to        per ordinary share from the public offering price.
Any such securities dealers may resell any ordinary shares purchased from the underwriters to certain other brokers or dealers at a discount of up to per ordinary share from the offering price. If all the ordinary shares are not sold at the public offering price, the representative may change the public offering price and the other selling terms.

    Endurance Holdings, its directors and executive officers, all of its warrant holders and certain of its founding shareholders have agreed with the underwriters not to, directly or indirectly, dispose of or hedge any of their ordinary shares or securities convertible into or exchangeable for ordinary shares, whether owned currently or acquired later, during the period from the date of this prospectus continuing through the date 90 days after the date of
this prospectus, without the prior written consent of         , subject to
certain exceptions. Endurance Holdings may, however, grant options to purchase ordinary shares under its existing stock option plan and issue ordinary shares upon the exercise of its outstanding warrants, or the exercise of outstanding options under the existing stock option plan as long as the holder of such ordinary shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement. See "Shares Eligible for Future Sale -- Lock-Up Agreements" for a discussion of certain transfer restrictions.

    The underwriters do not expect to sell more than 5% of the ordinary shares in the aggregate to accounts over which they exercise discretionary authority.

    In connection with the offering, the underwriters may purchase and sell ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ordinary shares from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Neither Endurance Holdings, the selling shareholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of ordinary shares.

    Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and , prior to the expiry of a period of six months from the closing date, will not offer or sell any ordinary shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000 ("FSMA")) received by it in connection with the issue or sale of any ordinary shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

    The ordinary shares may not be offered or sold to any individuals or legal entities in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the course of their business or profession, which includes banks, securities, intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises, which, as an ancillary activity, regularly trade or invest in securities. This document may not be distributed to any individuals or legal entities in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the course of their business or profession, which includes banks, securities, intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it will not offer or sell the ordinary shares, nor will it make the ordinary shares the subject of an invitation for subscription or purchase, not will it circulate or distribute this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "Singapore Securities and Futures Act"), (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Singapore Securities and Futures Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Securities and Futures Act.

    Each underwriter has acknowledged and agreed that the ordinary shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, to Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriters may offer ordinary shares in Japan to a list of 49 offerees in accordance with the above provisions.

    No offer to sell the ordinary shares has been or will be made in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the ordinary shares other than with respect to the ordinary shares intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

    A prospectus in electronic format may be made available on the websites maintained by one or more of the representatives of the underwriters of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of ordinary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

    Endurance Holdings and the selling shareholders estimate that their respective portion of the total expenses for this offering, exclusive of underwriting discount, but including legal, accounting and printing costs and various other fees associated with the registration and listing of ordinary
shares, will be approximately $     and $    .

    Endurance Holdings and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to these liabilities.

    The underwriters and their affiliates have from time to time provided, and expect to provide in the future, investment banking and commercial banking and financial advisory services to Endurance Holdings and its subsidiaries in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

                                 LEGAL MATTERS


    Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York is representing us in connection with this offering. The validity of the issuance of the ordinary shares under Bermuda law will be passed upon by Appleby Spurling & Kempe, Hamilton, Bermuda.


                                    EXPERTS

    Ernst & Young, independent auditors, have audited our consolidated financial statements and schedules at December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002, and for the period from November 30, 2001 to December 31, 2001, as set forth in their reports. We have included our financial statements and schedules in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young's reports, given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed a Registration Statement on Form S-1 with the Commission regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. We are also subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the Commission. We also furnish to our shareholders annual reports, which include financial statements audited by our independent certified public accountants, and other reports which the law requires us to send to our shareholders. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the reports, and other information we file with the Commission at the Commission's public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., in Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission. The site's internet address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows:

                       Endurance Specialty Holdings Ltd.
                            Office of the Secretary
                                Wellesley House
                               90 Pitts Bay Road
                            Pembroke, HM 08 Bermuda
                                  441-278-0400

    Our ordinary shares are listed on the NYSE under the symbol "ENH". You can inspect and copy reports, proxy statements and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005.

                      ENFORCEABILITY OF CIVIL LIABILITIES
         UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS


    Endurance Holdings was incorporated under the laws of Bermuda. In addition, some of its directors and officers reside outside the United States, and all or a substantial portion of their assets and its assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. based directors and officers or to recover against Endurance Holdings, or such directors and officers or obtain judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws against them. However, Endurance Holdings may be served with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of ordinary shares made hereby by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent irrevocably appointed for that purpose.

    We have been advised by Appleby Spurling & Kempe, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

    In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling & Kempe that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

    We have received from the BMA their permission for the issue and free transferability of the ordinary shares in the Company being offered pursuant to this prospectus, as long as the shares are listed on the NYSE, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors ...........................................   F-2
Consolidated Balance Sheets at December 31, 2003 and 2002 ................   F-3
Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2003 and 2002 and the period from November 30, 2001
  to December 31, 2001....................................................   F-4
Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2003 and 2002 and the period from November 30, 2001
  to December 31, 2001....................................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31,
  2003 and 2002 and the period from November 30, 2001 to December 31, 2001   F-6
Notes to the Consolidated Financial Statements for the years ended
  December 31, 2003 and 2002 and the period from November 30, 2001 to
  December 31, 2001.......................................................   F-7

                         REPORT OF INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
ENDURANCE SPECIALTY HOLDINGS LTD.

We have audited the accompanying consolidated balance sheets of Endurance Specialty Holdings Ltd. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 2003 and 2002, and for the period from November 30, 2001 to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Endurance Specialty Holdings Ltd. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years ended December 31, 2003 and 2002, and for the period from November 30, 2001 to December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2(i) to the consolidated financial statements, in 2002 the Company changed its method of accounting for stock-based employee compensation.



/s/ Ernst & Young
Hamilton, Bermuda
January 22, 2004

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 2003 and 2002
         (In thousands of United States dollars, except share amounts)

                                                           2003          2002
                                                        ----------   -----------
                       ASSETS
Cash and cash equivalents ..........................    $  150,923   $   256,840
Fixed maturity investments available for sale, at
  fair value (amortized cost: $2,497,152 and
  $1,358,027 at December 31, 2003 and 2002,
  respectively).....................................     2,523,309     1,406,409
Premiums receivable, net (includes $nil and $45,368
  from related parties at December 31, 2003 and
  2002, respectively)...............................       518,539       264,355
Deferred acquisition costs .........................       183,387        81,676
Prepaid reinsurance premiums .......................         2,335         7,501
Accrued investment income ..........................        20,434        11,209
Intangible assets ..................................        32,407        14,344
Other assets .......................................        27,630        12,260
                                                        ----------   -----------
Total assets .......................................    $3,458,964    $2,054,594
                                                        ==========   ===========
                     LIABILITIES
Reserve for losses and loss expenses ...............    $  833,158   $   200,840
Reserve for unearned premiums ......................       824,685       403,305
Reinsurance balances payable .......................        23,977        16,443
Bank debt ..........................................       103,029       192,000
Net payable for investments purchased ..............            --         6,470
Other liabilities ..................................        29,300        18,036
                                                        ----------   -----------
Total liabilities ..................................     1,814,149       837,094
                                                        ==========   ===========
                SHAREHOLDERS' EQUITY
Common shares
 Ordinary -- 63,912,000 issued and outstanding
   (2002 -- 54,061,185).............................        63,912        54,061
 Class A -- nil issued and outstanding (2002 --
   938,815).........................................            --           939
Additional paid-in capital .........................     1,189,570     1,009,415
Accumulated other comprehensive income .............        46,068        50,707
Retained earnings ..................................       345,265       102,378
                                                        ----------   -----------
Total shareholders' equity .........................     1,644,815     1,217,500
                                                        ----------   -----------
Total liabilities and shareholders' equity .........    $3,458,964   $ 2,054,594
                                                        ==========   ===========

        See accompanying notes to the consolidated financial statements.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
  (In thousands of United States dollars, except share and per share amounts)

                                                                                               2003          2002           2001
                                                                                           -----------    -----------   -----------
Revenues
 Gross premiums written and acquired...................................................    $ 1,601,997    $   798,760   $       376
                                                                                           ===========    ===========   ===========
 Net premiums written and acquired.....................................................      1,597,844        764,918           376
 Change in unearned premiums...........................................................       (423,897)      (395,429)         (375)
                                                                                           -----------    -----------   -----------
 Net premiums earned (includes $0.3 million and $30.7 million from related parties in
   2003 and 2002, respectively)........................................................      1,173,947        369,489             1
 Net investment income.................................................................         71,010         42,938           838
 Net foreign exchange gains............................................................          9,883          2,312            --
 Net realized gains on sales of investments............................................          5,718          6,730            --
                                                                                           -----------    -----------   -----------
Total revenues.........................................................................      1,260,558        421,469           839
                                                                                           -----------    -----------   -----------
Expenses
 Losses and loss expenses (includes $0.2 million and $17.5 million from related parties
   in 2003 and 2002, respectively).....................................................        663,696        204,455            --
 Acquisition expenses (includes $nil and $7.0 million from related parties in 2003 and
   2002, respectively).................................................................        230,549         64,013            --
 General and administrative expenses...................................................        100,657         49,999           527
 Amortization of intangibles...........................................................          3,237            809            --
 Interest expense......................................................................          4,238            984            --
                                                                                           -----------    -----------   -----------
Total expenses.........................................................................      1,002,377        320,260           527
                                                                                           -----------    -----------   -----------
Income before income taxes.............................................................        258,181        101,209           312
 Income tax benefit....................................................................          5,256            857            --
                                                                                           -----------    -----------   -----------
Net income.............................................................................        263,437        102,066           312
                                                                                           -----------    -----------   -----------
Other comprehensive (loss) income
 Holding gains (losses) on investments arising during
   the period (net of applicable deferred income taxes
   in 2003 -- $1,256 and 2002 -- $1,337)...............................................        (15,097)        53,775            --
 Foreign currency translation adjustments..............................................         17,060          3,662            --
 Net loss on derivatives designated as cash flow
   hedge...............................................................................           (884)            --            --
 Reclassification adjustment for net realized gains
   included in net income..............................................................         (5,718)        (6,730)           --
                                                                                           -----------    -----------   -----------
Other comprehensive (loss) income......................................................         (4,639)        50,707            --
                                                                                           -----------    -----------   -----------
Comprehensive income...................................................................    $   258,798    $   152,773   $       312
                                                                                           ===========    ===========   ===========
Per share data
 Weighted average number of common and common equivalent shares outstanding:
   Basic...............................................................................     62,932,775     58,698,630    39,629,630
                                                                                           ===========    ===========   ===========
   Diluted.............................................................................     65,899,925     58,857,664    39,629,630
                                                                                           ===========    ===========   ===========
 Basic earnings per share..............................................................    $      4.19    $      1.74   $      0.01
                                                                                           ===========    ===========   ===========
 Diluted earnings per share............................................................    $      4.00    $      1.73   $      0.01
                                                                                           ===========    ===========   ===========

        See accompanying notes to the consolidated financial statements.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
                    (In thousands of United States dollars)

                                                                                                 2003          2002         2001
                                                                                              ----------    ----------   ----------
Common shares
 Balance, beginning of period.............................................................    $   55,000    $   60,000   $       --
 Issuance of common shares................................................................         9,662            --       60,000
 Repurchase of common shares..............................................................          (750)       (5,000)          --
                                                                                              ----------    ----------   ----------
 Balance, end of period...................................................................        63,912        55,000       60,000
                                                                                              ----------    ----------   ----------
Additional paid-in capital
 Balance, beginning of period.............................................................     1,009,415     1,102,000           --
 Issuance of common shares................................................................       197,110            --    1,140,000
 Fair value of warrants issued............................................................            --            --       51,945
 Issuance of restricted share units.......................................................         3,109            --           --
 Private offering costs...................................................................            --            --      (89,945)
 Public offering costs....................................................................        (3,820)           --           --
 Repurchase of common shares..............................................................       (19,545)      (95,000)          --
 Stock-based compensation expense.........................................................         3,301         2,415           --
                                                                                              ----------    ----------   ----------
 Balance, end of period...................................................................     1,189,570     1,009,415    1,102,000
                                                                                              ----------    ----------   ----------
Accumulated other comprehensive income
 Cumulative foreign currency translation adjustments:
   Balance, beginning of period...........................................................         3,662            --           --
   Foreign currency translation adjustments...............................................        17,060         3,662           --
                                                                                              ----------    ----------   ----------
   Balance, end of period.................................................................        20,722         3,662           --
                                                                                              ----------    ----------   ----------
 Unrealized holding gains on investments:
   Balance, beginning of period...........................................................        47,045            --           --
   Net unrealized holding gains arising during the period, net of reclassification
    adjustment............................................................................       (20,815)       47,045           --
                                                                                              ----------    ----------   ----------
   Balance, end of period.................................................................        26,230        47,045           --
                                                                                              ----------    ----------   ----------
 Accumulated derivative loss on cash flow hedging
   instruments:
   Balance, beginning of period...........................................................            --            --           --
   Net change from current period hedging transactions....................................        (1,952)           --           --
   Net derivative loss reclassified to earnings...........................................         1,068            --           --
                                                                                              ----------    ----------   ----------
   Balance, end of period.................................................................          (884)           --           --
                                                                                              ----------    ----------   ----------
 Total accumulated other comprehensive income.............................................        46,068        50,707           --
                                                                                              ----------    ----------   ----------
Retained earnings
 Balance, beginning of period.............................................................       102,378           312           --
 Net income...............................................................................       263,437       102,066          312
 Issuance of restricted share units in lieu of dividends..................................           (45)           --           --
 Dividends on common shares...............................................................       (20,505)           --           --
                                                                                              ----------    ----------   ----------
 Balance, end of period...................................................................       345,265       102,378          312
                                                                                              ----------    ----------   ----------
Total shareholders' equity................................................................    $1,644,815    $1,217,500   $1,162,312
                                                                                              ==========    ==========   ==========

        See accompanying notes to the consolidated financial statements.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
                    (In thousands of United States dollars)

                                                                                                2003          2002          2001
                                                                                            -----------    -----------   ----------
Cash flows provided by (used in) operating activities:
 Net income.............................................................................    $   263,437    $   102,066   $      312
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization........................................................         35,758         11,903           --
   Net realized gains on sales of investments...........................................         (5,718)        (6,730)          --
   Deferred taxes.......................................................................         (6,634)           344           --
   Stock-based compensation expense.....................................................          3,301          2,415           --
   Premiums receivable, net.............................................................         65,718       (175,477)        (320)
   Deferred acquisition costs...........................................................        (15,558)       (70,107)         (56)
   Prepaid reinsurance premiums.........................................................          5,166         13,989           --
   Accrued investment income............................................................         (9,225)       (11,209)          --
   Other assets.........................................................................          3,236         (6,915)      (2,225)
   Reserve for losses and loss expenses.................................................        580,673        200,840           --
   Reserve for unearned premiums........................................................          6,863        314,372          375
   Reinsurance balances payable.........................................................          7,534        (18,778)          --
   Other liabilities....................................................................          8,686         21,964          548
                                                                                            -----------    -----------   ----------
Net cash provided by (used in) operating activities.....................................        943,237        378,677       (1,366)
                                                                                            -----------    -----------   ----------
Cash flows used in investing activities:
 Proceeds from sales of fixed maturity investments......................................      1,176,968        346,842           --
 Proceeds from maturities and calls on fixed maturity investments.......................        322,218             --           --
 Purchases of fixed maturity investments................................................     (2,651,110)    (1,707,031)          --
 Purchases of fixed assets..............................................................        (16,767)        (4,436)          --
 Net cash acquired in HartRe acquisition................................................         45,638             --           --
 Purchase of net assets -- LaSalle acquisition..........................................         (1,532)       (11,640)          --
                                                                                            -----------    -----------   ----------
Net cash used in investing activities...................................................     (1,124,585)    (1,376,265)          --
                                                                                            -----------    -----------   ----------
Cash flows provided by financing activities:
 Issuance of common shares..............................................................        206,582             --    1,200,000
 Offering costs paid....................................................................         (3,820)        (1,864)     (36,136)
 Repurchase of common shares............................................................        (20,295)      (100,000)          --
 Proceeds from bank debt................................................................             --        192,000           --
 Bank debt repaid.......................................................................        (88,971)            --           --
 Dividends paid.........................................................................        (20,505)            --           --
                                                                                            -----------    -----------   ----------
Net cash provided by financing activities...............................................         72,991         90,136    1,163,864
                                                                                            -----------    -----------   ----------
Effect of exchange rate changes on cash and cash equivalents............................          2,440          1,794           --
                                                                                            -----------    -----------   ----------
Net (decrease) increase in cash and cash equivalents....................................       (105,917)      (905,658)   1,162,498
Cash and cash equivalents, beginning of period..........................................        256,840      1,162,498           --
                                                                                            -----------    -----------   ----------
Cash and cash equivalents, end of period................................................    $   150,923    $   256,840   $1,162,498
                                                                                            ===========    ===========   ==========

        See accompanying notes to the consolidated financial statements.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

1.   Organization

    Endurance Specialty Holdings Ltd. ("Endurance Holdings") was organized on June 27, 2002 under the laws of Bermuda to act as a holding company of providers of property and casualty insurance and reinsurance on a worldwide basis.

    Endurance Holdings' wholly-owned subsidiary, Endurance Specialty Insurance Ltd. ("Endurance Bermuda"), was organized in Bermuda on November 30, 2001. On December 14, 2001, Endurance Bermuda completed a private offering of 60 million common shares for gross cash proceeds of $1.2 billion. Under the terms of an Exchange Offer dated July 22, 2002, the shareholders of Endurance Bermuda transferred their interest in Endurance Bermuda to Endurance Holdings in exchange for an identical shareholding in Endurance Holdings. The Exchange Offer represented a business combination of companies under common control and was accounted for at historical cost. On March 5, 2003, the Company consummated the initial public offering of its ordinary shares resulting in the issuance of an additional 9.6 million ordinary shares for net proceeds of $201.5 million.

    Endurance Holdings writes specialty lines of insurance and reinsurance on a global basis through its three wholly-owned operating subsidiaries:
Endurance Bermuda, based in Bermuda; Endurance Worldwide Insurance Limited ("Endurance U.K."), based in London, England; and Endurance Reinsurance Corporation of America ("Endurance U.S."), based in New York.

2.   Summary of significant accounting policies

    The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States ("U.S. GAAP") and include the accounts of Endurance Holdings and its wholly-owned subsidiaries, which are collectively referred to herein as the "Company". All intercompany transactions and balances have been eliminated on consolidation. Certain comparative information has been reclassified to conform with the 2003 presentation. The following are the significant accounting and reporting policies adopted by the Company:

            (a) Premiums and related expenses. Premiums written and ceded are earned on a pro-rata basis over the terms of the risk period. For contracts and policies written on a losses occurring basis, the risk period is generally the same as the contract or policy term. For contracts written on a policies attaching basis, the risk period is based on the terms of the underlying contracts and policies. Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. The portion of the premiums written and ceded applicable to the unexpired terms of the underlying contracts and policies are recorded as unearned premiums and prepaid reinsurance premiums, respectively. Acquisition expenses are costs that vary with and are directly related to the production of new and renewal business, and consist principally of commissions and brokerage expenses. These costs are deferred and amortized over the periods in which the related premiums are earned. Deferred acquisition costs are limited to their estimated realizable value based on the related unearned premiums. Anticipated net investment income is considered in determining the recoverability of deferred acquisition costs.

            (b) Reserve for losses and loss expenses. The reserve for losses and loss expenses includes reserves for unpaid reported losses and for losses incurred but not reported. The reserve for unpaid reported losses and loss expenses is established by management based on reports from brokers, ceding companies and insureds and consultations with legal counsel, and represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

2.   Summary of significant accounting policies -- (Continued)

        Company. The reserve for incurred but not reported losses and loss expenses is established by management based on estimates of ultimate losses and loss expenses. Inherent in the estimates of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled. Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are recorded in earnings in the period in which they become known.

            (c) Investments. Investments in fixed maturity securities are designated as available for sale and are carried at fair value, with related net unrealized gains or losses excluded from earnings and included in shareholders' equity as a component of accumulated other comprehensive income. Fair value is generally based on listed market prices. If listed market prices are not available, fair value is determined based on other relevant factors, including broker or dealer price quotations and valuation pricing models that take into account time value and volatility factors underlying the financial instruments. Realized gains and losses on the sale of investments are recognized in earnings using the specific identification method. Investments are reviewed for declines in value that are considered to be other-than-temporary, and if applicable, such adjustments are included in earnings as a component of realized losses. Interest on fixed maturity securities is recorded in net investment income when earned and adjusted for any amortization of premium or discount.

            (d) Cash equivalents. Cash equivalents include highly liquid short-term deposits and securities with maturities of ninety days or less at the time of purchase.

            (e) Intangible assets. Identifiable intangible assets and goodwill that arise from business combinations are accounted for in accordance with Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". Identifiable intangible assets are amortized in accordance with their useful lives. Goodwill and intangible assets with indefinite useful lives are not amortized but are tested for impairment annually or more often if impairment indicators arise.

            (f) Offering and incorporation costs. Offering costs incurred in connection with common share offerings, including investment banking fees, legal fees and the fair value of warrants issued to certain sponsors, are deducted from the proceeds of the offerings. Incorporation costs not related to the raising of capital are expensed as incurred and are included in general and administrative expenses.

            (g) Foreign exchange. Assets and liabilities of foreign operations whose functional currency is not the United States dollar are translated at exchange rates in effect at the balance sheet date. Revenues and expenses of such foreign operations are translated at average exchange rates during the year. The effect of the translation adjustments for foreign operations is included in accumulated other comprehensive income.

        Other monetary assets and liabilities denominated in foreign currencies are revalued at the exchange rates in effect at the balance sheet date with the resulting foreign exchange gains and losses included in earnings. Revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date.

            (h) Income taxes. The Company utilizes the liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effect of temporary differences

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

2.   Summary of significant accounting policies -- (Continued)

        between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance against deferred tax assets is established if and when management estimates that a portion of the deferred tax asset may not be realized in the near term.

            (i) Stock-based employee compensation plans. The Company has a stock-based employee compensation plan (the "Option Plan"), which is described more fully in Note 13. Prior to 2002, the Company accounted for the Option Plan under the recognition and measurement provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is recorded in 2001 earnings because all options granted under the Option Plan had an exercise price equal to or greater than the fair value of the underlying common stock on the date of grant. Effective January 1, 2002, the Company adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", prospectively to all employee awards granted, modified, or settled after January 1, 2002. Awards under the Option Plan vest over periods of up to five years. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2003 and 2002 is less than that which would have been recognized if the fair value based method had been applied to all awards granted.

        The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

                                                                                                   2003       2002       2001
                                                                                                 --------   --------    -------
    Net income, as reported .................................................................    $263,437   $102,066    $   312
    Add: Stock-based employee compensation expense included in reported net income, net of
      related tax effects....................................................................       3,301      2,415         --
    Deduct: Total stock-based employee compensation expense determined under fair value
      based method for all awards, net of related tax effects................................      (6,019)    (4,317)    (7,512)
                                                                                                 --------   --------    -------
    Pro forma net income ....................................................................    $260,719   $100,164    $(7,200)
                                                                                                 ========   ========    =======
    Earnings per share:
    Basic -- as reported ....................................................................    $   4.19   $   1.74    $  0.01
                                                                                                 ========   ========    =======
    Basic -- pro forma ......................................................................    $   4.14   $   1.71    $ (0.18)
                                                                                                 ========   ========    =======
    Diluted -- as reported ..................................................................    $   4.00   $   1.73    $  0.01
                                                                                                 ========   ========    =======
    Diluted -- pro forma ....................................................................    $   3.96   $   1.70    $ (0.18)
                                                                                                 ========   ========    =======

            (j) Earnings per share. Basic earnings per common share are calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per common share are based on the weighted average number of common shares and dilutive potential common shares outstanding during the period of calculation using the treasury stock method.

            (k) Use of estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

2.   Summary of significant accounting policies -- (Continued)

        financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   Investments

    The amortized cost, fair value and related gross unrealized gains and losses on fixed maturity investments at December 31, 2003 and 2002 are as follows:

                                                                                                 Gross        Gross
December 31, 2003                                                                Amortized    Unrealized    Unrealized      Fair
-----------------                                                                  Cost          Gains        Losses        Value
                                                                                ----------    ----------    ----------   ----------
U.S. government and agency securities .......................................   $  862,945      $ 8,969      $(2,029)    $  869,885
Non U.S. government securities ..............................................      216,469        2,231       (2,477)       216,223
Corporate securities ........................................................      344,575       12,304       (1,732)       355,147
Mortgage-backed securities ..................................................      764,457        8,497       (2,687)       770,267
Asset-backed securities .....................................................      308,706        3,875         (794)       311,787
                                                                                ----------      -------      -------     ----------
                                                                                $2,497,152      $35,876      $(9,719)    $2,523,309
                                                                                ==========      =======      =======     ==========

                                                                                                 Gross        Gross
December 31, 2002                                                                Amortized    Unrealized    Unrealized      Fair
  -----------------                                                                Cost          Gains        Losses        Value
                                                                                ----------    ----------    ----------   ----------
U.S. government and agency securities .......................................   $  387,454      $14,646       $(246)     $  401,854
Non U.S. government securities ..............................................      151,308        2,670          (8)        153,970
Corporate securities ........................................................      161,623       12,176          (8)        173,791
Mortgage-backed securities ..................................................      490,326       13,711         (36)        504,001
Asset-backed securities .....................................................      167,316        5,515         (38)        172,793
                                                                                ----------      -------       -----      ----------
                                                                                $1,358,027      $48,718       $(336)     $1,406,409
                                                                                ==========      =======       =====      ==========

    Those fixed maturity investments bearing unrealized losses as of December 31, 2003 and their fair values are summarized as follows:

                                                               Unrealized     Fair
                                                                 Losses       Value
                                                               ----------   --------
    U.S. government and agency securities .................     $(2,029)    $208,028
    Non U.S. government securities ........................      (2,477)     163,535
    Corporate securities ..................................      (1,732)      94,365
    Mortgage-backed securities ............................      (2,687)     217,312
    Asset-backed securities ...............................        (794)      47,570
                                                                -------     --------
                                                                $(9,719)    $730,810
                                                                =======     ========

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

3.   Investments -- (Continued)

    The following table summarizes the composition of the fixed maturity portfolio by investment ratings assigned by rating agencies:

    Ratings
    -------                                                  Fair Value   Percentage
                                                             ----------   ----------
    U.S. government and agency securities ...............    $  869,885      34.5%
    AAA / Aaa ...........................................     1,303,447      51.7%
    AA / Aa .............................................        89,668       3.5%
    A / A ...............................................       260,309      10.3%
                                                             ----------     ------
                                                             $2,523,309     100.0%
                                                             ==========     ======

    Contractual maturities of fixed maturity securities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             Amortized       Fair
                                                                Cost         Value
                                                             ----------   ----------
    Due within one year .................................    $   65,187   $   65,768
    Due after one year through five years ...............       891,142      902,815
    Due after five years through ten years ..............       387,089      392,931
    Due after ten years .................................        80,571       79,741
    Mortgage-backed securities ..........................       764,457      770,267
    Asset-backed securities .............................       308,706      311,787
                                                             ----------   ----------
                                                             $2,497,152   $2,523,309
                                                             ==========   ==========

    The components of net investment income for the periods ended December 31, 2003, 2002 and 2001 are as follows:

                                                                                                       2003       2002     2001
                                                                                                      -------   -------    ----
    Fixed maturity investments ...................................................................    $70,091   $43,846    $ --
    Cash and cash equivalents ....................................................................      3,495       479     860
                                                                                                      -------   -------    ----
                                                                                                       73,586    44,325     860
    Investment expenses ..........................................................................     (2,576)   (1,387)    (22)
                                                                                                      -------   -------    ----
    Net investment income ........................................................................    $71,010   $42,938    $838
                                                                                                      =======   =======    ====

    The analysis of realized gains (losses) on sales of investments for the years ended December 31, 2003 and 2002 respectively, is as follows:

                                                                     2003      2002
                                                                    -------   ------
    Gross realized gains .......................................    $13,562   $6,863
    Gross realized losses ......................................     (7,844)    (133)
                                                                    -------   ------
    Net realized gains on sales of investments .................    $ 5,718   $6,730
                                                                    =======   ======

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

4.   Reserve for losses and loss expenses

    Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss expenses resulting from catastrophic events based upon the Company's historical claims experience is inherently difficult because of the Company's short operating history and the possible severity of catastrophe claims. Therefore, the Company utilizes both proprietary and commercially available models, as well as historical reinsurance industry catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

    Several aspects of the Company's casualty insurance and reinsurance operations complicate the actuarial reserving techniques for loss reserves as compared to other insurance and reinsurance operations. Among these aspects are the differences in the Company's policy forms from more traditional forms, the lack of complete historical data for losses of the same type intended to be covered by the policies and contracts written by the Company, and the expectation that a portion of losses in excess of the Company's attachment levels will be low frequency and high severity in nature, limiting the utility of claims experience of other insureds for similar claims.

    The Company uses statistical and actuarial methods to estimate ultimate expected losses and loss expenses. The period of time from the occurrence of a loss, the reporting of a loss to the Company, and the settlement of the Company's liability may be several years. During this period, additional facts and trends will be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of incurred but not reported reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and there can be no assurance that losses and loss expenses will not exceed the total reserves.

    Activity in the reserve for losses and loss expenses for the years ended December 31, 2003 and 2002 is summarized as follows:

                                                                   2003       2002
                                                                 --------   --------
    Reserve for losses and loss expenses, January 1 .........    $200,840   $     --
    Incurred related to:
      Current year...........................................     699,613    204,455
      Prior years............................................     (35,917)        --
                                                                 --------   --------
    Total incurred ..........................................     663,696    204,455
                                                                 --------   --------
    Paid related to:
      Current year...........................................     (46,317)    (4,680)
      Prior years............................................     (40,532)        --
                                                                 --------   --------
    Total paid ..............................................     (86,849)    (4,680)
                                                                 --------   --------
    Acquired reserves (Note 8) ..............................      51,645         --
    Foreign exchange losses .................................       2,384      1,065
                                                                 --------   --------
    Net reserve for losses and loss expenses, December 31 ...     831,716    200,840
    Losses and loss expenses recoverable ....................       1,442         --
                                                                 --------   --------
    Reserve for losses and loss expenses, December 31 .......    $833,158   $200,840
                                                                 ========   ========

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

4.   Reserve for losses and loss expenses -- (Continued)

    The reduction in incurred losses related to prior years was the result of favorable development and settlement of losses incurred in 2002. Favorable development was experienced across most of the Company's business segments, most notably in the Company's Property Individual Risk and Property Catastrophe Reinsurance segments, as the actual loss reports received during 2003 related to 2002 events were significantly lower than anticipated.

    A significant portion of the Company's contracts and policies cover excess layers for high frequency exposures. Underwriting results and ultimate claims payments for this type of coverage are therefore not typically reported to the Company until later in the contract and policy lives. As a result, the level of losses paid to date is not indicative of expected future results.

    The Company was incorporated on November 30, 2001 and wrote only three insurance policies during the period ended December 31, 2001. Given the absence of reported loss events during the period, the Company did not establish a loss and loss expense reserve at December 31, 2001.

5.   Reinsurance

    The effects of reinsurance on premiums written and earned during the years ended December 31, 2003 and 2002 and period ended December 31, 2001 are as follows:

                                                                                                                     Period Ended
                                                                       Year Ended               Year Ended           December 31,
                                                                    December 31, 2003        December 31, 2002           2001
                                                                ------------------------   --------------------    ----------------
                                                                  Written       Earned      Written     Earned     Written   Earned
                                                                ----------    ----------   --------    --------    -------   ------
Direct ......................................................   $  383,870    $  289,974   $196,927    $ 86,585     $376       $ 1
Assumed and acquired ........................................    1,218,127       893,308    601,833     309,245       --        --
Ceded .......................................................       (4,153)       (9,335)   (33,842)    (26,341)      --        --
                                                                ----------    ----------   --------    --------     ----       ---
                                                                $1,597,844    $1,173,947   $764,918    $369,489     $376       $ 1
                                                                ==========    ==========   ========    ========     ====       ===

    During the year ended December 31, 2003, the Company recorded reinsurance recoveries of $1,442,000 (2002 -- nil) relating to losses incurred in the Property Individual Risk and Casualty Treaty Reinsurance segments.

    Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. The Company remains primarily liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet the obligations assumed under the reinsurance agreements.

    During the year ended December 31, 2002, the Company recorded an allowance of $654,000 for estimated uncollectible premiums receivable. At December 31, 2003 and 2002, the balance of the allowance for estimated uncollectible premiums receivable remained at $654,000.

6.   Debt and financing arrangements

    On August 13, 2002, the Company entered into a $192 million three-year term loan facility and a one-year $108 million letter of credit and revolving credit facility with a syndicate of commercial banks.

    On August 8, 2003, the Company and its lenders amended the three-year term loan facility and amended the letter of credit and revolving credit facility. The amendments extended the letter of credit and revolving credit facility for an additional year, increased the size of the letter of credit and revolving credit facility to $500 million and revised certain representations and covenants in the three-year term loan facility and the letter of credit and revolving credit facility.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

6.   Debt and financing arrangements -- (Continued)

    Interest rates on the term loan are LIBOR plus a spread that is based on the Company's debt to capital ratio. The interest rate applied to the outstanding balance averaged 2.60% during the year ended December 31, 2003 (2002 - 2.73%). The amended letter of credit and revolving credit facility expires on August 11, 2004, at which point any revolving credit balance will be converted into a six-month term loan. The amended agreements contain certain covenants including requirements that debt, as defined in the agreements, to shareholders' equity does not exceed a ratio of 0.35:1; consolidated tangible net worth must exceed $1.0 billion; and the Company's unencumbered cash and investment grade assets must exceed the greater of $400 million or outstanding debt and letters of credit. In addition, the Company must apply 25% of the cash proceeds received from any sale of equity securities and 100% of the cash proceeds from any debt offerings to the repayment of outstanding principal of term loans outstanding under the term loan facility. The Company was in compliance with all covenants of these agreements at December 31, 2003.

    In accordance with the terms of the Company's term loan facility, the Company prepaid $50.6 million of the outstanding principal on the term loan facility on March 5, 2003 with a portion of the proceeds from the Company's initial public offering of its ordinary shares. In addition, the Company made a further scheduled principal payment of $38.4 million on its term loan facility on September 26, 2003.

    At December 31, 2003, the Company had $103.0 million of the term loan outstanding. In addition, letters of credit totaling $183.3 million were outstanding at December 31, 2003. Under the terms of the term loan facility, the Company is required to make further repayments of $76.8 million by September 30, 2004 and $26.2 million by September 30, 2005. The Company recorded interest expense of $4.2 million for the year ended December 31, 2003 and at December 31, 2003, the fair value of the borrowings approximates the carrying value.

    As part of its overall strategy to manage interest rate exposure, the Company has entered into an interest rate swap contract to hedge the variable cash outflows related to the term loan facility. The contract became effective on March 27, 2003 and provides for the exchange of floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount of the $100 million drawn down on the term loan facility on September 27, 2002. The agreement has been designated as a "cash flow hedge" under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and accordingly, the changes in fair value of the derivative are recorded in other comprehensive income and recognized as a component of interest expense in the statement of income when the variable interest expense affects earnings.

    At December 31, 2003 the fair value of the interest rate swap amounted to a liability of $884,000 and is included on the balance sheet as a component of other liabilities; the estimated net amount of the existing loss that is expected to be reclassified into earnings in the next twelve months is $882,000. The fair value of the interest rate swap was estimated by calculating the net present value of expected future cash flows based on market rates at December 31, 2003.

    The Company made interest payments of $5.1 million during the year ended December 31, 2003
(2002 -- nil).

7.   Segment reporting

    The determination of the Company's business segments is based on how the Company monitors the performance of its underwriting operations. The Company has six reportable business segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and aerospace and other specialty lines.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.   Segment reporting -- (Continued)

   o Property Per Risk Treaty Reinsurance -- reinsures individual property risks of ceding companies on a treaty basis.

   o Property Catastrophe Reinsurance -- reinsures catastrophic perils for ceding companies on a treaty basis.

   o Casualty Treaty Reinsurance -- reinsures third party liability exposures from ceding companies on a treaty basis.

   o Property Individual Risk -- insurance and facultative reinsurance of commercial properties.

   o Casualty Individual Risk -- insurance and facultative reinsurance of third party liability exposures.

   o Aerospace and Other Specialty Lines -- insurance and reinsurance of aerospace lines and to a lesser extent of unique opportunities, including a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others.

    Because the Company does not manage its assets by segment, investment income and total assets are not allocated to the individual segments. Management measures segment results on the basis of the combined ratio that is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated based on each segment's proportional share of gross premiums written and acquired.

    The following table provides a summary of the segment revenues and results for the year ended December 31, 2003:

                                                                                      Property Per     Property      Casualty
                                                                                      Risk Treaty    Catastrophe      Treaty
                                                                                      Reinsurance    Reinsurance    Reinsurance
                                                                                      ------------   -----------    -----------
    Revenues
      Gross premiums written and acquired.........................................      $469,290       $183,594      $390,265
                                                                                        --------       --------      --------
      Net premiums written and acquired...........................................       469,290        184,303       387,497
                                                                                        --------       --------      --------
      Net premiums earned.........................................................       296,551        174,158       284,843
                                                                                        --------       --------      --------
    Expenses
      Losses and loss expenses....................................................       179,031         33,393       178,725
      Acquisition expenses........................................................        74,454         19,807        76,643
      General and administrative expenses.........................................        25,021         13,738        22,537
                                                                                        --------       --------      --------
                                                                                         278,506         66,938       277,905
                                                                                        --------       --------      --------
    Underwriting income ..........................................................      $ 18,045       $107,220      $  6,938
                                                                                        ========       ========      ========
    Loss ratio                                                                              60.4%          19.2%         62.7%
    Acquisition expense ratio ....................................................          25.1%          11.4%         26.9%
    General and administrative expense ratio .....................................           8.4%           7.9%          7.9%
                                                                                        --------       --------      --------
    Combined ratio ...............................................................          93.9%          38.5%         97.5%
                                                                                        --------       --------      --------

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.   Segment reporting -- (Continued)

                                                                                                                 Aerospace and
                                                                              Property           Casualty       Other Specialty
                                                                           Individual Risk   Individual Risk         Lines
                                                                           ---------------   ---------------    ---------------
    Revenues
      Gross premiums written and acquired..............................       $ 85,863           $214,392          $258,593
                                                                              --------           --------          --------
      Net premiums written and acquired................................         83,929            214,232           258,593
                                                                              --------           --------          --------
      Net premiums earned..............................................         65,408            173,266           179,721
                                                                              --------           --------          --------
    Expenses
      Losses and loss expenses.........................................         23,317            118,515           130,715
      Acquisition expenses.............................................          7,058             19,069            33,518
      General and administrative expenses..............................          7,955             16,882            14,524
                                                                              --------           --------          --------
                                                                                38,330            154,466           178,757
                                                                              --------           --------          --------
    Underwriting income ...............................................       $ 27,078           $ 18,800          $    964
                                                                              ========           ========          ========
    Loss ratio ........................................................           35.6%              68.4%             72.7%
    Acquisition expense ratio .........................................           10.8%              11.0%             18.7%
    General and administrative expense ratio ..........................           12.2%               9.7%              8.1%
                                                                              --------           --------          --------
    Combined ratio ....................................................           58.6%              89.1%             99.5%
                                                                              --------           --------          --------

    The following table provides a summary of the segment revenues and results for the year ended December 31, 2002:

                                                                                      Property Per     Property      Casualty
                                                                                      Risk Treaty    Catastrophe      Treaty
                                                                                      Reinsurance    Reinsurance    Reinsurance
                                                                                      ------------   -----------    -----------
    Revenues
     Gross premiums written and acquired .........................................      $168,054       $178,120      $203,566
                                                                                        --------       --------      --------
      Net premiums written and acquired...........................................       168,054        145,453       203,566
                                                                                        --------       --------      --------
      Net premiums earned.........................................................        59,453        114,823        84,355
                                                                                        --------       --------      --------
    Expenses
      Losses and loss expenses....................................................        35,577         42,804        56,070
      Acquisition expenses........................................................        14,607         16,885        20,597
      General and administrative expenses.........................................        10,520         11,150        12,743
                                                                                        --------       --------      --------
                                                                                          60,704         70,839        89,410
                                                                                        --------       --------      --------
    Underwriting income (loss) ...................................................      $ (1,251)      $ 43,984      $ (5,055)
                                                                                        ========       ========      ========
    Loss ratio ...................................................................          59.8%          37.3%         66.5%
    Acquisition expense ratio ....................................................          24.6%          14.7%         24.4%
    General and administrative expense ratio .....................................          17.7%           9.7%         15.1%
                                                                                        --------       --------      --------
    Combined ratio ...............................................................         102.1%          61.7%        106.0%
                                                                                        --------       --------      --------

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.   Segment reporting -- (Continued)

                                                                                                                 Aerospace and
                                                                              Property           Casualty       Other Specialty
                                                                           Individual Risk   Individual Risk         Lines
                                                                           ---------------   ---------------    ---------------
    Revenues
      Gross premiums written and acquired..............................        $62,934           $106,903           $79,183
                                                                               -------           --------           -------
      Net premiums written and acquired................................         61,759            106,903            79,183
                                                                               -------           --------           -------
      Net premiums earned..............................................         33,907             44,292            32,659
                                                                               -------           --------           -------
    Expenses
      Losses and loss expenses.........................................         13,283             33,958            22,763
      Acquisition expenses.............................................          3,406              3,978             4,540
      General and administrative expenses..............................          3,939              6,692             4,955
                                                                               -------           --------           -------
                                                                                20,628             44,628            32,258
                                                                               -------           --------           -------
    Underwriting income (loss) ........................................        $13,279           $   (336)          $   401
                                                                               =======           ========           =======
    Loss ratio ........................................................           39.2%              76.7%             69.7%
    Acquisition expense ratio .........................................           10.0%               9.0%             13.9%
    General and administrative expense ratio ..........................           11.6%              15.1%             15.2%
                                                                               -------           --------           -------
    Combined ratio ....................................................           60.8%             100.8%             98.8%
                                                                               -------           --------           -------

    The following table reconciles total segment results to consolidated income before income taxes for the years ended December 31, 2003 and 2002, respectively:

                                                                   2003       2002
                                                                 --------   --------
    Total underwriting income ...............................    $179,045   $ 51,022
    Net investment income ...................................      71,010     42,938
    Net foreign exchange gains ..............................       9,883      2,312
    Net realized gains on sales of investments ..............       5,718      6,730
    Amortization of intangibles .............................      (3,237)      (809)
    Interest expense ........................................      (4,238)      (984)
                                                                 --------   --------
    Consolidated income before income taxes .................    $258,181   $101,209
                                                                 ========   ========

    During the period ended December 31, 2001, the Company wrote three insurance policies, all of which are included in the property individual risk business segment.

    The following table provides the geographic distribution of gross premiums written and acquired for the years ended December 31, 2003 and 2002, respectively and the period ended December 31, 2001:

                                                                                                     2003        2002      2001
                                                                                                  ----------   --------    ----
    United States ............................................................................    $1,065,893   $561,000    $376
    Worldwide ................................................................................       383,670    160,897      --
    Europe ...................................................................................        80,001     32,939      --
    Japan ....................................................................................        27,062     13,081      --
    Canada ...................................................................................        14,790      7,487      --
    Other ....................................................................................        30,581     23,356      --
                                                                                                  ----------   --------    ----
    Total gross premiums written and acquired ................................................    $1,601,997   $798,760    $376
                                                                                                  ==========   ========    ====

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

7.   Segment reporting -- (Continued)

    The Company attributes gross premiums written and acquired to the geographic region in which the risks originate.

8.   Business combinations

    On May 15, 2003, the Company completed a transaction with The Hartford Fire Insurance Company and HartRe Company, L.L.C. (collectively, "HartRe") to assume the majority of the in-force reinsurance business of HartRe, to acquire exclusive renewal rights to that business and to hire certain employees of HartRe necessary for the operation of the assumed business. The transaction was structured as a bordereaux quota share retrocession of the majority of HartRe's reinsurance business, a purchase of HartRe's renewal rights with respect to such business and an agreement with respect to the claims handling for the business. The effective date of the arrangement was April 1, 2003.

    Some of the contracts included in HartRe's in-force reinsurance business were proportionally assumed by the Company from the original inception dates of the underlying contracts. The Company did not assume any of HartRe's historical reinsurance liabilities from expired policies.

    The primary reasons for the transaction were to acquire potentially profitable business, to increase the Company's presence in the U.S. domestic reinsurance marketplace and to increase the U.S. based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS No. 141, "Business Combinations".

    The initial purchase price payable by the Company was $30.5 million and the fair value of the net assets acquired was $30.3 million, resulting in $0.2 million of goodwill. The fair value of net assets acquired is summarized as follows:

                                    ASSETS
    Cash ................................................................   $ 70,876
    Premiums receivable, net ............................................    319,902
    Acquisition cost of in-force contracts ..............................     86,153
    Other identifiable intangible assets ................................     19,563
                                                                            --------
       Assets acquired ..................................................    496,494
                                                                            --------
                                 LIABILITIES
    Unearned premiums ...................................................    414,517
    Reserve for losses and loss expenses ................................     51,645
                                                                            --------
       Liabilities acquired .............................................    466,162
                                                                            --------
       Net assets acquired ..............................................   $ 30,332
                                                                            ========

    Other identifiable intangible assets include the fair value of the customer lists, including the underwriter relationships, and the non-solicit and non-compete rights purchased. These other identifiable assets are estimated to have finite lives of up to ten years and they are being amortized over such periods.

    The acquisition cost of in-force contracts are included in deferred acquisition costs in the consolidated balance sheet and are amortized over the remaining terms of the related in-force contracts. The related amortization expense in the year ended December 31, 2003 of $64.5 million is included in acquisition expenses in the consolidated statement of income.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

8.   Business combinations -- (Continued)

    In addition to the initial purchase price, Endurance U.S. may be required to pay further amounts to HartRe. Such contingent amounts are based on the actual acquired premiums collected and on the renewal and profitability of the in-force business acquired. Upon renewal of the business acquired over the two years following April 1, 2003, commissions are due at a range of 1-5% of premiums depending on the line of business. Contingent renewal commissions are only payable to the extent they exceed $10 million for the first year following closing and $5 million for the second year following closing. The $10 million and $5 million amounts are guaranteed and constitute part of the initial purchase price. In addition, a profit sharing commission will be paid if the net loss ratio of the acquired business associated with the property treaty, property catastrophe, and aviation lines is less than a blended target loss ratio for the acquired business. The contingent profit commission will be equal to 50% of underwriting profits generated by the difference between the ultimate loss ratio and target loss ratio multiplied by the earned premiums for the acquired business. At December 31, 2003, a large proportion of the in-force contracts acquired had not yet come up for renewal, and as such, amounts potentially payable to HartRe based on renewals were not yet determinable. At December 31, 2003, based on the acquired premiums collected and earnings of the acquired business to date, the Company estimates that an additional
$6.3 million could become payable in respect of contingent profit and renewal commissions. Contingent profit and renewal commissions will be recorded in the period in which the contingencies are deemed materially resolved, and will be recorded as additional goodwill.

    Operating results of the HartRe business acquired have been included in the consolidated financial statements from April 1, 2003, which is the effective date of the retrocession agreement. As required by SFAS No. 141, the following selected unaudited pro forma information is provided to present a summary of the combined results of the Company and the HartRe business acquired assuming the transaction had been effected on January 1, 2002. The unaudited pro forma data is for informational purposes only and does not necessarily represent results that would have occurred if the transaction had taken place on the basis assumed above.

                                                             Year Ended
                                               -------------------------------------
                                               December 31, 2003   December 31, 2002
                                                  (unaudited)         (unaudited)
                                               -----------------   -----------------
    Net premiums written and acquired .....       $1,874,374           $1,025,861
    Total revenues ........................       $1,345,974           $  522,223
    Total expenses ........................       $1,074,885           $  404,901
    Net income ............................       $  271,089           $  117,322
    Basic earnings per share ..............       $     4.31           $     2.00
    Diluted earnings per share ............       $     4.11           $     1.99

    On May 16, 2002, the Company completed a transaction with LaSalle Re Limited ("LaSalle"), its parent, LaSalle Re Holdings Limited, and the ultimate parent of LaSalle, Trenwick Group Ltd. LaSalle is a Bermuda domiciled reinsurance company. The transaction was structured as a bordereaux quota share retrocession agreement, effective April 1, 2002, a purchase of renewal rights, a transfer and purchase agreement and an administrative services agreement. The Company did not assume any of LaSalle's historical reinsurance liabilities. The primary reasons for the transaction were to increase the Company's presence in the property catastrophe marketplace and to increase the Bermuda-based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS No. 141, "Business Combinations".

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

8.   Business combinations -- (Continued)

    The initial purchase price payable by the Company was $25.6 million and the fair value of the net assets acquired was $24.7 million, resulting in $0.9 million of initial goodwill recorded in 2002. The goodwill generated relates entirely to the property catastrophe reinsurance business segment.

    The fair value of net assets acquired is summarized as follows:

                                    ASSETS
    Premiums receivable, net ............................................   $ 72,643
    Prepaid reinsurance premiums ........................................     21,490
    Acquisition cost of in-force contracts ..............................     11,513
    Other identifiable intangible assets ................................     14,205
    Other assets ........................................................        440
                                                                            --------
       Assets acquired ..................................................    120,291
                                                                            --------
                                 LIABILITIES
    Unearned premiums ...................................................     88,558
    Reinsurance balances payable ........................................      5,575
    Accrued liabilities .................................................      1,410
                                                                            --------
       Liabilities acquired .............................................     95,543
                                                                            --------
       Net assets acquired ..............................................   $ 24,748
                                                                            ========

    Other identifiable intangible assets include the fair value of the customer lists, including the underwriter relationships, and the non-solicit and non-compete rights purchased. These other identifiable assets are estimated to have finite lives of up to ten years and they are being amortized over such periods.

    The acquisition cost of in-force contracts was included in deferred acquisition costs in the consolidated balance sheet and has been amortized pro-rata over the remaining terms of the related in-force contracts. The related amortization expense for the year ended December 31, 2003 is $1.0 million (2002 -- $10.5 million) and is included in acquisition expenses in the consolidated statement of income.

    In addition to the initial purchase price, during the year ended
December 31, 2003, the Company paid to LaSalle further commissions of $1.3 million based on the profitability of the April 1, 2002 in-force contracts acquired in accordance with the terms of the bordereaux quota share retrocession agreement. This profit sharing commission has been recorded in 2003 as an increase in goodwill. There are no further amounts payable to LaSalle under any of the agreements.

    Operating results of the LaSalle business acquired have been included in the consolidated financial statements from April 1, 2002, which is the effective date of the retrocession agreement. As required by SFAS No. 141, the following selected unaudited pro forma information is being provided to present a summary of the combined results of the Company and the LaSalle business acquired assuming the transaction had been effected on January 1, 2002. The unaudited pro forma data is for informational purposes only and does not necessarily represent results that would have occurred if the transaction had taken place on the basis assumed above. Results recorded for the year ended December 31, 2003 would not have been impacted by this assumption.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

8.   Business combinations -- (Continued)

    Year Ended December 31, 2002 -- unaudited
    -----------------------------------------
    Net premiums written ................................................   $790,010
    Total revenues ......................................................   $446,561
    Total expenses ......................................................   $331,643
    Net income ..........................................................   $115,775
    Basic earnings per share ............................................   $   1.97
    Diluted earnings per share ..........................................   $   1.97

    Estimated amortization expense on the other identifiable intangible assets arising from the HartRe and LaSalle acquisitions for the next five years as of December 31, 2003 is as follows:

    Year Ended December 31,                                                   Amount
    ----------------------                                                    ------
    2004 .................................................................   $ 3,651
    2005 .................................................................     3,339
    2006 .................................................................     3,276
    2007 .................................................................     3,276
    2008 .................................................................     3,276
                                                                             -------
                                                                             $16,818
                                                                             =======

9.   Commitments and contingencies

    Concentrations of credit risk. As of December 31, 2003, substantially all the Company's cash and investments were held by two custodians. The Company's investment guidelines limit the amount of credit exposure to any one issuer other than the U.S. Treasury.

    Major production sources. During the year ended December 31, 2003, the Company obtained 77% of its gross premiums written through three brokers: Aon Corporation ("AON") -- 29.4%, Marsh & McLennan Companies, Inc. -- 26.7%, and Willis Companies -- 21.1%. Gross premiums written exclude gross premiums acquired from HartRe (see Note 8).

    Letters of credit. As of December 31, 2003, the Company's bankers had issued letters of credit of $183.3 million in favor of certain ceding companies.

    Investment commitments. As of December 31, 2003, the Company had committed cash and cash equivalents and fixed maturity investments of $202.8 million in favor of certain ceding companies to collateralize obligations. In addition, as of December 31, 2003, fixed maturity investments with a fair value of $3.2 million were on deposit with U.S. state regulators.

    Employment agreements. The Company has entered into employment agreements with certain officers that provide for option awards, executive benefits and severance payments under certain circumstances.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

9.   Commitments and contingencies -- (Continued)

    Operating Leases. The Company leases office space and office equipment under operating leases. Future minimum lease commitments at December 31, 2003 are as follows:

    Year Ended December 31,                                                   Amount
    ----------------------                                                    ------
    2004 .................................................................   $ 5,468
    2005 .................................................................     5,366
    2006 .................................................................     4,907
    2007 .................................................................     4,811
    2008 .................................................................     4,855
    2009 and thereafter ..................................................    23,713
                                                                             -------
                                                                             $49,120
                                                                             =======

    Total rent expense under operating leases for the year ended December 31, 2003 was $3,837,000 (2002 -- $895,000).

10.  Shareholders' equity

    The Company's share capital at December 31, 2003 is comprised as follows:

    Authorized:
      120,000,000 common shares of $1.00 par value each
    Issued, outstanding and fully paid:
      63,912,000 Ordinary common shares of $1.00 par value each...........   $63,912
                                                                             =======

    The Company's share capital at December 31, 2002 is comprised as follows:

    Authorized:
      120,000,000 common shares of $1.00 par value each
    Issued, outstanding and fully paid:
      54,061,185 Ordinary common shares of $1.00 par value each...........   $54,061
    938,815 Class A common shares of $1.00 par value each ................       939
                                                                             -------
                                                                             $55,000
                                                                             =======

    During 2003, all Class A common shareholders converted their Class A common shares on a one-for-one basis into Ordinary common shares.

    On August 20, 2003, the Company repurchased 750,000 of its ordinary shares at $27.06 per share. The closing market price per share on August 19, 2003 was $27.90.

    On March 5, 2003, Endurance Holdings completed an initial public offering which resulted in the issuance of 9,600,000 of its ordinary shares. The ordinary shares are listed for trading on the New York Stock Exchange under the symbol "ENH". Total proceeds received net of underwriting discounts and other offering expenses were $201.5 million. Net proceeds have been credited to shareholders' equity. Pursuant to the terms of its term loan facility, upon consummation of the public offering, the Company repaid $50.6 million of its outstanding principal under the term loan (see Note 6). The Company invested the remaining net proceeds of the offering in fixed maturity investments.

    In conjunction with the capitalization of the Company, certain shareholders have been issued warrants. On December 14, 2001, 9,292,490 warrants were issued with a total estimated fair value of $51.9 million.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

10.  Shareholders' equity -- (Continued)

The fair value of each warrant issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, of approximately 19%, was derived from an average of the historical ten-year volatility of two insurance industry indices. An allowance of 30% was provided to recognize the start-up nature of the Company's operations and for the illiquidity associated with the private status of the Company's shares. The other assumptions used in the option-pricing model are as follows: risk-free interest rate of 4.5%, expected life of ten years and a dividend yield of nil.

    At December 31, 2003, 7,242,890 warrants are outstanding. Such warrants are exercisable for Ordinary and Class A common shares as follows:

    Ordinary common shares .............................................   6,641,960
    Class A common shares ..............................................     600,930
                                                                           ---------
                                                                           7,242,890
                                                                           =========

    These warrants, which have an exercise price of $19.68 per share, became exercisable upon capitalization of the Company on December 14, 2001, and expire on December 14, 2011.

11.  Earnings per share

    The Company follows SFAS No. 128, "Earnings per Share", to account for its weighted average shares. Basic earnings per common share are calculated by dividing net income available to holders of Endurance Holdings' ordinary shares and class A shares (collectively referred to as "common shares") by the weighted average number of common shares outstanding. In addition to the actual common shares outstanding, the weighted average number of common shares included in the basic earnings per common share calculation also includes the fully vested restricted share units discussed in Note 13. Diluted earnings per common share are based on the weighted average number of common shares and dilutive potential common shares outstanding during the period of calculation using the treasury stock method. The following tables set forth the computation of basic and diluted earnings per share for the years ended December 31, 2003 and 2002, respectively and the period from November 30, 2001 to December 31, 2001:

                                                                                          2003           2002          2001
                                                                                       -----------   -----------    -----------
    Numerator:
      Net income available to common shareholders                                      $   263,437   $   102,066    $       312
                                                                                       -----------   -----------    -----------
    Denominator:
      Weighted average shares -- basic
       Ordinary shares outstanding.................................................     62,820,625    58,698,630     39,629,630
       Vested restricted share units outstanding...................................        112,150            --             --
                                                                                       -----------   -----------    -----------
                                                                                        62,932,775    58,698,630     39,629,630
    Share equivalents
       Unvested restricted share units.............................................          2,172            --             --
       Warrants....................................................................      2,117,685       159,034             --
       Options                                                                             847,293            --             --
                                                                                       -----------   -----------    -----------
      Weighted average shares -- diluted...........................................     65,899,925    58,857,664     39,629,630
                                                                                       -----------   -----------    -----------
    Basic earnings per common share ...............................................    $      4.19   $      1.74    $      0.01
                                                                                       -----------   -----------    -----------
    Diluted earnings per common share .............................................    $      4.00   $      1.73    $      0.01
                                                                                       -----------   -----------    -----------

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

11.  Earnings per share -- (Continued)

    The Company declared dividends of $0.12 per common share on November 14, 2003, $0.12 per common share on August 8, 2003 and $0.08 per common share on May 15, 2003.

12.  Related party transactions

    Certain founding shareholders, including Aon and Zurich Financial Services Group ("Zurich"), received warrants (see Note 10). Certain founding shareholders also received $29 million, in the aggregate, for assistance with the Company's private offering completed on December 14, 2001. Zurich ceased to be an affiliate upon the repurchase of shares by the Company on September 27, 2002 (see Note 10).

    During the years ended December 31, 2003 and 2002, and the period ended December 31, 2001, the Company was party to agreements with various affiliates of Aon and Zurich as follows (Zurich excluded from 2003 data):

         Underwriting activities. In the normal course of business, the Company enters into reinsurance contracts with various subsidiaries of Aon and Zurich. Such contracts resulted in net premiums earned of $0.3 million and losses and loss expenses of $0.2 million for the year ended
    December 31, 2003. As of December 31, 2003, there were no related reinsurance premiums receivable. During the year ended December 31, 2003, an affiliate of Aon produced 29.4% of the Company's gross premiums written.

         For the year ended December 31, 2002, such contracts resulted in net premiums earned of $30.7 million, losses and loss expenses of $17.5 million and acquisition expenses of $7.0 million for the year ended December 31, 2002. As of December 31, 2002, there were related reinsurance premiums receivable of $45.4 million. During the year ended December 31, 2002, an affiliate of Aon produced 36.6% of the Company's gross premiums written. For purposes of these related party calculations, gross premiums written excludes premiums acquired in business combination transactions - see Note 8.

         Analytical services. The Company utilized certain analytical services and licensed technology from an affiliate of Aon during the year ended December 31, 2002. Fees incurred of $109,000 pursuant to the agreement were included in general and administrative expenses for the year ended December 31, 2002. This agreement was terminated in 2002.

         Financial accounting and administrative services. An affiliate of Aon performed certain financial accounting and administrative services for the Company during the year ended December 31, 2002. Fees incurred of $260,000 pursuant to the agreement were included in general and administrative expenses. This agreement was terminated in 2002.

         Investment management services. The Company utilized the services of a wholly-owned subsidiary of Zurich to perform portions of its short-term investment and cash management and provide investment accounting services. Under the terms of the investment management agreement, which is subject to the Company's investment guidelines and other restrictions, the Company pays a fee based on the value of its cash and investment portfolio. The Company expensed related investment management and accounting fees of $277,000 during the year ended December 31, 2002 (2001 -- $22,000).

         Office services. The Company rented office space and received limited administrative services from various Bermuda based subsidiaries of Zurich until April 5, 2002. Rent and office services fees for the year ended December 31, 2002 of $419,000 were paid and the expense is

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

12.  Related party transactions -- (Continued)

    recorded in general and administrative expenses. Rent and office services fees of $40,000 were expensed during the period ended December 31, 2001. This arrangement was terminated in 2002.

13.  Stock-based employee compensation plans

    The Company has a stock-based employee compensation plan (the "Option Plan") which provides for the grant of options to purchase the Company's common shares, share appreciation rights, restricted shares, share bonuses and other equity incentive awards to key employees. Under the terms of the Option Plan, a total of 4,986,975 common shares have been reserved for issuance. At December 31, 2003, 3,605,290 options had been granted with vesting dates between December 14, 2001 and July 14, 2007. Activity with respect to the Option Plan for the years ended December 31, 2003 and 2002 and period ended December 31, 2001 was as follows:

                                                                                               2003         2002        2001
                                                                                             ---------   ---------    ---------
    Options outstanding, beginning of period ............................................    3,291,631   2,662,290           --
    Options granted .....................................................................      204,250     738,750    2,662,290
    Options forfeited ...................................................................      (47,000)   (109,409)          --
    Options exercised ...................................................................      (12,000)         --           --
                                                                                             ---------   ---------    ---------
    Options outstanding, end of period ..................................................    3,436,881   3,291,631    2,662,290
                                                                                             =========   =========    =========
    Exercisable options, end of period ..................................................    1,717,186     775,030      313,640
                                                                                             =========   =========    =========

    The weighted average remaining contract life of options outstanding at December 31, 2003 is 8.12 years. The weighted average exercise price of options granted, forfeited and exercised during the year ended December 31, 2003 is $24.28, $19.92 and $19.82, respectively. The exercise price for all options granted through December 31, 2002 under the Option Plan was $19.68 per share. The range of exercise prices for all options outstanding at December 31, 2003 under the Option Plan is $19.68 -- $31.66 per share. The weighted average exercise price of options outstanding at December 31, 2003 is $19.95. There were no options that expired during the years ended December 31, 2003 and 2002 or during the period ended December 31, 2001. The maximum term of an option is 10 years.

    The weighted average fair value of options granted during 2003 was $9.62 per share (2002 -- $6.23 per share; 2001 -- $5.59 per share). The fair value of each option issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumptions used, of approximately 20% (2002 -- 19%, 2001 -- 19%), was derived from an average of the historical ten-year volatility of two insurance industry indices. In 2002, an allowance of 20% to 30% (2001 -- 30%) was made to recognize the start-up nature of the Company's operations and for the illiquidity associated with the private status of the Company's shares. No such allowance was applied in 2003. The other assumptions used in the option-pricing model were as follows: risk free interest rate of 3.7% to 3.9% (2002 -- 3.8% to 5.2%, 2001 -- 4.5%), expected life of ten years (2002 and 2001 -- ten years) and a dividend yield of nil (2002 and 2001 -- nil).

    On March 1, 2003, the Company settled $3.1 million of its 2002 annual bonus obligations to certain employees with grants of 133,389 fully vested restricted share units. The restricted share units will be automatically settled over a three year period. At the Company's exclusive option, the restricted share units may be settled in cash, ordinary shares or in a combination thereof. The fair value of the restricted share units at the date of grant was equal to the 2002 bonus obligation recognized during the year ended December 31, 2002, and as such, no additional compensation expense has been recognized in 2003. Holders of restricted

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

13.  Stock-based employee compensation plans -- (Continued)

share units receive additional incremental restricted share units when the Company pays dividends on its common shares.

14.  Pension Plan

    The Company provides pension benefits to eligible employees through various defined contribution plans sponsored by the Company. Under the Company's defined contribution plans, the Company makes contributions to its employees' accounts in amounts ranging from 4% to 10% of its employees' eligible earnings. In addition, under certain defined contribution plans, employee contributions may be supplemented by matching contributions made by the Company based on the level of employee contribution. Lastly, the Company may provide additional matching contributions, depending on its annual financial performance. The employee and Company contributions in the defined contribution plans are invested at the election of each employee in one or more of several investment portfolios offered by a third party investment advisor. Contributions for the year ended December 31, 2003 resulted in an expense of $1,980,000 being recorded in earnings (2002 -- $611,000).

15.  Statutory requirements and dividend restrictions

    As a holding company, Endurance Holdings relies on dividends from Endurance Bermuda to provide cash flow required for debt service and dividends to shareholders. Endurance Bermuda's ability to pay dividends and make capital distributions is subject to certain regulatory restrictions based principally on the amount of Endurance Bermuda's premiums written and net reserves for losses and loss expenses, subject to an overall minimum of $100 million. In addition, Endurance Bermuda is required to maintain a minimum statutory liquidity ratio. At December 31, 2003, Endurance Bermuda's statutory capital and surplus was $1.5 billion and the minimum amount of statutory capital and surplus required to be maintained was $0.6 billion.

    Under the jurisdiction of the United Kingdom's Financial Services Authority ("FSA"), Endurance U.K. must maintain a margin of solvency at all times, which is determined based on the type and amount of insurance business written. The FSA regulatory requirements impose no explicit restrictions on Endurance U.K.'s ability to pay a dividend, but Endurance U.K. would have to notify the FSA 28 days prior to any proposed dividend payment. At December 31, 2003 and 2002, these requirements had been met.

    Endurance U.S. is subject to regulation by the New York State Insurance Department and may pay no dividend during its first two years of operations without the prior approval of the New York State Insurance Department.

16.  Taxes

    The Company is not required to pay any income or capital gains taxes in Bermuda. The Company has received an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 of Bermuda, as amended, that in the event any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to the Company until March 28, 2016 provided that the assurance is subject to the condition that it will not prevent the application of any taxes payable by the Company in respect of real property or leasehold interests in Bermuda held by it. Endurance Bermuda intends to operate in a manner such that it will owe no United States tax other than premium excise tax and withholding taxes on certain investments.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

16.  Taxes -- (Continued)

    The Company's subsidiaries based in the United Kingdom and United States are subject to income taxes in their respective jurisdictions.

    The income tax benefit was as follows for the years ended December 31, 2003 and 2002, respectively:

                                                                        2003    2002
                                                                       ------   ----
    Current income tax benefit ....................................    $   20   $487
    Deferred income tax benefit ...................................     5,236    370
                                                                       ------   ----
                                                                       $5,256   $857
                                                                       ======   ====

    The actual income tax expense/benefit attributable to income for the years ended December 31, 2003 and 2002 differed from the amount computed by applying the combined effective rate of 0% under Bermuda law to income before income tax benefit, as a result of the following:

                                                                        2003    2002
                                                                       ------   ----
    Computed expected tax expense .................................    $   --   $ --
    Tax benefit effect of foreign taxes ...........................     5,256    857
                                                                       ------   ----
                                                                       $5,256   $857
                                                                       ======   ====

    Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities. Net deferred income tax assets and liabilities consisted of the following as of December 31, 2003 and 2002:

                                                                    2003       2002
                                                                  --------   -------
    Deferred income tax assets:
      Unearned premiums.......................................    $ 14,105   $    --
      Loss reserves...........................................       3,440        --
      Net operating loss carry forward........................       5,120        --
      Other...................................................         451       993
                                                                  --------   -------
                                                                    23,116       993
    Deferred income tax liabilities:
      Deferred acquisition costs..............................     (15,856)       --
      Net unrealized investment gains.........................        (514)   (1,337)
      Other...................................................        (456)       --
                                                                  --------   -------
                                                                   (16,826)   (1,337)
                                                                  --------   -------
    Net deferred income tax asset (liability) ................    $  6,290   $  (344)
                                                                  ========   =======

    The Company paid income taxes totaling $20,000 for the year ended
December 31, 2003. There were no payments of income tax made prior to 2003. Net operating loss carryforwards in the amount of $16.0 million begin expiring in 2023.

    There was no income tax provision for the period ended December 31, 2001 and no deferred income tax assets or liabilities as of December 31, 2001.

    A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the remaining deferred tax assets.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

         For the Years Ended December 31, 2003 and 2002, and the Period
                  from November 30, 2001 to December 31, 2001
   (Amounts in tables expressed in thousands of United States dollars, except share and per share amounts)

17.  Condensed unaudited quarterly financial data

    The following is a summary of the unaudited quarterly data for the year ended December 31, 2003:

                                                                               Quarter      Quarter       Quarter         Quarter
                                                                                Ended        Ended         Ended           Ended
                                                                              March 31,    June 30,    September 30,   December 31,
                                                                                 2003        2003          2003            2003
                                                                              ---------    --------    -------------   ------------
Net premiums earned .......................................................    $189,653    $292,466      $335,830        $355,998
Net investment income .....................................................      14,356      16,666        18,736          21,252
Net foreign exchange gains ................................................       2,506       2,088         2,123           3,166
Net realized gains (losses) on sales of investments .......................       4,404       3,513          (932)         (1,267)
                                                                               --------    --------      --------        --------
Total revenue .............................................................    $210,919    $314,733      $355,757        $379,149
                                                                               ========    ========      ========        ========
Losses and loss expenses ..................................................    $104,145    $165,531      $198,665        $195,355
                                                                               ========    ========      ========        ========
Acquisition expenses ......................................................    $ 34,560    $ 57,481      $ 69,382        $ 69,126
                                                                               ========    ========      ========        ========
Net income ................................................................    $ 51,201    $ 66,791      $ 56,543        $ 88,902
                                                                               ========    ========      ========        ========
Basic earnings per share ..................................................    $   0.88    $   1.03      $   0.88        $   1.39
                                                                               ========    ========      ========        ========
Diluted earnings per share ................................................    $   0.86    $   0.99      $   0.83        $   1.31
                                                                               ========    ========      ========        ========

    The following is a summary of the unaudited quarterly data for the year ended December 31, 2002:

                                                                               Quarter      Quarter       Quarter         Quarter
                                                                                Ended        Ended         Ended           Ended
                                                                              March 31,    June 30,    September 30,   December 31,
                                                                                 2002        2002          2002            2002
                                                                              ---------    --------    -------------   ------------
Net premiums earned .......................................................    $17,632      $75,130      $111,520        $165,207
Net investment income .....................................................      5,618       10,249        13,488          13,583
Net foreign exchange gains (losses) .......................................       (285)       1,403           (11)          1,205
Net realized gains on sales of investments ................................         --          892         2,796           3,042
                                                                               -------      -------      --------        --------
Total revenue .............................................................    $22,965      $87,674      $127,793        $183,037
                                                                               =======      =======      ========        ========
Losses and loss expenses ..................................................    $ 9,571      $36,293      $ 69,282        $ 89,309
                                                                               =======      =======      ========        ========
Acquisition expenses ......................................................    $ 2,708      $12,069      $ 18,527        $ 30,709
                                                                               =======      =======      ========        ========
Net income ................................................................    $ 3,257      $31,320      $ 28,911        $ 38,578
                                                                               =======      =======      ========        ========
Basic earnings per share ..................................................    $  0.05      $  0.52      $   0.48        $   0.70
                                                                               =======      =======      ========        ========
Diluted earnings per share ................................................    $  0.05      $  0.52      $   0.48        $   0.69
                                                                               =======      =======      ========        ========

                 GLOSSARY OF SELECTED INSURANCE AND OTHER TERMS

Acquisition expense ratio....................  Financial ratio calculated by dividing acquisition expenses
                                               by net premiums earned.

Attachment point.............................  The amount of loss retained by the cedent (per occurrence or
                                               in the aggregate, as the case
                                               may be) above which excess of
                                               loss insurance or reinsurance
                                               becomes operative.

Broker.......................................  An intermediary who negotiates contracts of insurance or
                                               reinsurance on behalf of an
                                               insured party, receiving a
                                               commission from the insurer or
                                               reinsurer for placement and
                                               other services rendered.

Broker-market participant....................  An insurer or reinsurer that markets and sells insurance or
                                               reinsurance principally through
                                               brokers or other intermediaries
                                               rather than through its own
                                               employees.

Capacity.....................................  The percentage of surplus, or the dollar amount of exposure,
                                               that an insurer or reinsurer is
                                               willing or able to place at
                                               risk. Capacity may apply to a
                                               single risk, a program, a line
                                               of business or an entire book
                                               of business. Capacity may be
                                               constrained by legal
                                               restrictions, corporate
                                               restrictions or indirect
                                               restrictions.

Captive insurance companies or captives......  An insurance company formed to insure the risks of its parent
                                               entity or entities.

Case reserves................................  Contract specific loss reserves established with respect to
                                               specific, individual, known or
                                               reported claims. Case reserves
                                               also include amounts
                                               established by management in
                                               excess of the amounts reported
                                               to the Company by brokers,
                                               ceding companies and insureds.

Casualty insurance or reinsurance............  Insurance or reinsurance which is primarily concerned with the
                                               losses caused by injuries to
                                               third persons, i.e., not the
                                               insured, or to property owned
                                               by third persons and the legal
                                               liability imposed on the
                                               insured resulting therefrom. It
                                               includes, but is not limited
                                               to, employers' liability,
                                               workers' compensation, public
                                               liability, automobile
                                               liability, personal liability
                                               and aviation liability
                                               insurance. It excludes certain
                                               types of losses that by law or
                                               custom are considered as being
                                               exclusively within the scope of
                                               other types of insurance or
                                               reinsurance, such as fire or
                                               marine.

Catastrophe..................................  A severe loss, typically involving multiple claimants.
                                               Common perils include
                                               earthquakes, hurricanes,
                                               hailstorms, severe winter
                                               weather, floods, fires,
                                               tornadoes, explosions and other
                                               natural or man-made disasters.
                                               Catastrophe losses may also
                                               arise from acts of war, acts of
                                               terrorism and political
                                               instability.

Catastrophe loss.............................  Loss and directly identified loss adjustment expenses from
                                               catastrophes.

Catastrophe reinsurance......................  A form of excess of loss reinsurance which, subject to a
                                               specified limit, indemnifies
                                               the ceding company for the
                                               amount of loss in excess of a
                                               specified retention with
                                               respect to an accumulation of
                                               losses resulting from a
                                               catastrophic event. The actual
                                               reinsurance document is called
                                               a "catastrophe cover." These
                                               reinsurance contracts are
                                               typically designed to cover
                                               property insurance losses but
                                               can be written to cover other
                                               types of insurance losses such
                                               as from workers' compensation
                                               policies.

Cede; cedent; ceding company.................  When an insurer reinsures some or all of its liability with
                                               another insurer, it "cedes"
                                               business and is referred to as
                                               the "ceding company."

Ceded premiums payable.......................  Reinsurance premium that a ceding company is obligated to
                                               pay to a reinsurer but which
                                               has not yet been paid.

Claim........................................  Request by an insured or reinsured for indemnification
                                               by an insurance company or a
                                               reinsurance company for loss
                                               incurred from an insured peril
                                               or event.

Claims-made basis............................  Insurance or reinsurance coverage with respect to claims
                                               reported during the policy
                                               period.

Combined ratio...............................  The sum of the loss ratio, the acquisition expense ratio and
                                               the general and administrative
                                               expense ratio. A combined ratio
                                               under 100% generally indicates
                                               an underwriting profit. A
                                               combined ratio over 100%
                                               generally indicates an
                                               underwriting loss.

Correlation..................................  The degree to which events or financial results tend to
                                               correspond to each other.

CRESTA zone..................................  Areas worldwide where natural hazards, such as floods,
                                               hurricanes and tornadoes,
                                               occur. Insurers use them to
                                               classify areas susceptible to
                                               particular risks.

Deductible...................................  The amount of loss that an insured retains.

Deferred acquisition expenses................  Primarily commissions and premium taxes, which vary with
                                               and are primarily related to
                                               the production of business, are
                                               deferred and amortized to
                                               achieve a matching of revenues
                                               and expenses when reported in
                                               financial statements prepared
                                               in accordance with U.S. GAAP.

Direct insurance.............................  Insurance sold by an insurer that contracts with the
                                               insured, as distinguished from
                                               reinsurance.

Directors' and officers' liability...........  Insurance which covers liability for corporate
                                               directors and officers for
                                               wrongful acts, subject to
                                               applicable exclusions, terms
                                               and conditions of the policy.

Earned premiums or premiums earned...........  That portion of property and casualty premiums written that
                                               applies to the expired portion
                                               of the policy term.
                                               Earned premiums are recognized
                                               as revenues under both SAP and
                                               U.S. GAAP.

Excess of loss...............................  Reinsurance or insurance that indemnifies the reinsured or
                                               insured against all or a
                                               specified portion of losses
                                               over a specified currency
                                               amount or "retention."

Exclusions...................................  Provisions in an insurance or reinsurance policy excluding
                                               certain risks or otherwise
                                               limiting the scope of coverage.

Exposure.....................................  The possibility of loss. A unit of measure of the amount of
                                               risk a company assumes.

Facultative reinsurance......................  The reinsurance of all or a portion of the insurance
                                               provided by a single policy.
                                               Each policy reinsured is
                                               separately negotiated.

Frequency....................................  The number of claims occurring during a given coverage period.

General and administrative expense ratio.....  Financial ratio calculated by dividing general and
                                               administrative expenses by net
                                               premiums earned.

Gross premiums written and acquired..........  Total premiums for insurance written and assumed reinsurance
                                               during a given period.

Incurred but not reported ("IBNR") reserves..  Reserves for estimated losses and loss expenses that have
                                               been incurred but not yet
                                               reported to the insurer or
                                               reinsurer. IBNR includes
                                               reserves for loss expenses not
                                               allocated to specific claims.

Liability insurance..........................  See casualty insurance.

Limits.......................................  The maximum amounts that an insurer or reinsurer will
                                               insure or reinsure in a given
                                               area of coverage.
                                               The term also refers to the
                                               maximum amount of benefit
                                               payable for a given situation
                                               or occurrence.

Loss; losses.................................  An occurrence that is the basis for submission and/or payment
                                               of a claim. Losses may be
                                               covered, limited or excluded
                                               from coverage, depending on the
                                               terms of the policy.

Loss expenses................................  The expenses of settling claims, including legal and
                                               other fees and the portion of
                                               general expenses allocated to
                                               claim settlement costs.

Loss ratio...................................  Financial ratio calculated by dividing net losses and loss
                                               expenses by net premiums
                                               earned.

Loss ratio cap...............................  Provision in a reinsurance contract limiting the amount of
                                               loss to be assumed by the
                                               reinsurer under any one
                                               contract.

Loss reserves................................  Liabilities established by insurers and reinsurers to
                                               reflect the estimated cost of
                                               claims incurred that the
                                               insurer or reinsurer will
                                               ultimately be required to pay
                                               in respect of insurance or
                                               reinsurance it has written.
                                               Reserves are established for
                                               losses and for loss expenses,
                                               and consist of case reserves
                                               and IBNR reserves. As the term
                                               is used in this prospectus,
                                               "loss reserves" is meant to
                                               include reserves for both
                                               losses and for loss expenses.

Losses incurred..............................  The total losses sustained by an insurer or reinsurer under a
                                               policy or policies, whether
                                               paid or unpaid. Incurred losses
                                               include a provision for IBNR.

Losses occurring basis.......................  Insurance or reinsurance coverage with respect to losses
                                               that occur during the policy
                                               period.

Maximum aggregate limitations................  The maximum amount recoverable under an insurance or
                                               reinsurance policy, regardless
                                               of the number or size of
                                               claims.

Monoline.....................................  Insurance that applies to one kind of coverage.

National Association of Insurance
  Commissioners ("NAIC").....................  An organization of the insurance commissioners or
                                               directors of all 50 states and
                                               the District of Columbia
                                               organized to promote
                                               consistency of regulatory
                                               practice and statutory
                                               accounting standards throughout
                                               the United States.

Net premiums earned..........................  The portion of net premiums written during or prior to a
                                               given period that was actually
                                               recognized as income during
                                               such period.

Net premiums written and acquired............  Direct written premiums plus assumed reinsurance premiums
                                               less premiums ceded to
                                               reinsurers.

Per occurrence limitations...................  The maximum amount recoverable under an insurance or
                                               reinsurance policy as a result
                                               of any one event, regardless of
                                               the number of claims.

Per risk limitations.........................  The maximum amount which may be claimed in association with
                                               damage to or loss of any one
                                               "risk". A "risk" in this
                                               context may mean a building, a
                                               group of buildings or an
                                               object, based on the definition
                                               used in the particular policy.

Policies attaching basis.....................  Reinsurance coverage with respect to the policies written
                                               by the ceding company during
                                               the reinsurance contract
                                               period.

Policies attaching contracts.................  Reinsurance contracts written on a policies attaching basis.

Potential loss...............................  As used in this prospectus, expected ultimate net earned
                                               premiums, including
                                               reinstatement premiums, less
                                               acquisition costs and less
                                               expected ultimate net losses.

Premiums.....................................  The amount charged during the term on policies and contracts
                                               issued, renewed or reinsured by
                                               an insurance company or
                                               reinsurance company.

Probable maximum loss........................  The largest probable loss on any given insurance policy or
                                               coverage, as determined by past
                                               experience and information.

Professional liability.......................  Insurance that provides coverage for attorneys,
                                               doctors, accountants and other
                                               professionals.

Property insurance or reinsurance............  Insurance or reinsurance that provides coverage to a person
                                               with an insurable interest in
                                               tangible property for that
                                               person's property loss, damage
                                               or loss of use.

Property per risk treaty reinsurance.........  Reinsurance on a treaty basis of individual property risks
                                               insured by a ceding company.

Proportional reinsurance.....................  A generic term describing all forms of reinsurance in which
                                               the reinsurer shares a
                                               proportional part of both the
                                               original premiums and the
                                               losses of the reinsured.

Proportional treaties........................  Reinsurance treaties which assume a proportional share of
                                               the risks and premiums taken on
                                               by the ceding company.

Quota share agreements.......................  Reinsurance agreements wherein the insurer cedes an agreed-
                                               upon fixed percentage of
                                               liabilities, premiums and
                                               losses for each policy covered
                                               on a pro rata basis.

Qualifying quota shares......................  A reinsurance arrangement under which premiums paid by a
                                               Lloyd's syndicate to a
                                               reinsurer qualify under the
                                               Lloyd's Bye-laws to be set-off
                                               against the syndicate's
                                               aggregate premiums received,
                                               thereby increasing the
                                               syndicate's underwriting
                                               capacity.

Rates........................................  Amounts charged per unit of insurance and reinsurance.

Reinstatement................................  A ceding company's right and, typically, obligation to
                                               reinstate the portion of
                                               coverage exhausted by prior
                                               claims. Reinstatement
                                               provisions typically limit the
                                               amount of aggregate coverage
                                               for all claims during the
                                               contract period and often
                                               require additional premium
                                               payments.

Reinsurance..................................  The practice whereby one insurer, called the reinsurer,
                                               in consideration of a premium
                                               paid to that reinsurer, agrees
                                               to indemnify another insurer,
                                               called the ceding company, for
                                               part or all of the liability of
                                               the ceding company under one or
                                               more policies or contracts of
                                               insurance which it has issued.

Reinsurance agreement........................  A contract specifying the terms of a reinsurance transaction.

Reported losses..............................  Claims or potential claims that have been identified to a
                                               reinsurer by a ceding company
                                               or to an insurer by an insured.

Retention....................................  The amount of exposure a policyholder company retains on
                                               any one risk or group of risks.
                                               The term may apply to an
                                               insurance policy, where the
                                               policyholder is an individual,
                                               family or business, or a
                                               reinsurance policy, where the
                                               policyholder is an insurance
                                               company.

Retrocessional coverage......................  A transaction whereby a reinsurer cedes to another
                                               reinsurer, the
                                               retrocessionaire, all or part
                                               of the reinsurance that the
                                               first reinsurer has assumed.
                                               Retrocessional reinsurance does
                                               not legally discharge the
                                               ceding reinsurer from its
                                               liability with respect to its
                                               obligations to the reinsured.
                                               Reinsurance companies cede
                                               risks to retrocessionaires for
                                               reasons similar to those that
                                               cause primary insurers to
                                               purchase reinsurance: to reduce
                                               net liability on individual
                                               risks, to protect against
                                               catastrophic losses, to
                                               stabilize financial ratios and
                                               to obtain additional
                                               underwriting capacity.

Risk-based Capital ("RBC")...................  A measure adopted by the NAIC and enacted by states for
                                               determining the minimum
                                               statutory capital and surplus
                                               requirements of insurers with
                                               required regulatory and company
                                               actions that apply when an
                                               insurer's capital and surplus
                                               is below these minimums.

Self-insure..................................  That portion of the risk retained by a person for its
                                               own account.

Statutory accounting practices ("SAP").......  The practices and procedures prescribed or permitted by
                                               domiciliary state insurance
                                               regulatory authorities in the
                                               United States for recording
                                               transactions and preparing
                                               financial statements. Statutory
                                               accounting practices generally
                                               reflect a modified going
                                               concern basis of accounting.

Statutory policyholders' surplus or surplus..  As determined under SAP, the amount remaining after all
                                               liabilities, including loss
                                               reserves, is subtracted from
                                               all admitted assets. Admitted
                                               assets are assets of an insurer
                                               prescribed or permitted by a
                                               state to be recognized on the
                                               statutory balance sheet.
                                               Statutory surplus is also
                                               referred to as "surplus" or
                                               "surplus as regards
                                               policyholders" for statutory
                                               accounting purposes.

Submission...................................  An unprocessed application for
                                               (i) insurance coverage
                                               forwarded to a primary insurer
                                               by a prospective policyholder
                                               or by a broker on behalf of
                                               such prospective policyholder,
                                               (ii) reinsurance coverage
                                               forwarded to a reinsurer by a
                                               prospective ceding insurer or
                                               by a broker or intermediary on
                                               behalf of such prospective
                                               ceding insurer or (iii)
                                               retrocessional coverage
                                               forwarded to a retrocessionaire
                                               by a prospective ceding
                                               reinsurer or by a broker or
                                               intermediary on behalf of such
                                               prospective ceding reinsurer.

Treaty reinsurance...........................  The reinsurance of a specified type or category of risks
                                               defined in a reinsurance
                                               agreement (a "treaty") between
                                               a primary insurer or other
                                               reinsured and a reinsurer.
                                               Typically, in treaty
                                               reinsurance, the primary
                                               insurer or reinsured is
                                               obligated to offer and the
                                               reinsurer is obligated to
                                               accept a specified portion of
                                               all of that type or category of
                                               risks originally written by the
                                               primary insurer or reinsured.

U.S. GAAP....................................  United States generally accepted accounting principles
                                               as defined by the American
                                               Institute of Certified Public
                                               Accountants or statements of
                                               the Financial Accounting
                                               Standards Board. U.S. GAAP is
                                               the basis of accounting used by
                                               the Company for reporting to
                                               shareholders.

U.S. Person..................................  For U.S. federal income tax purposes, (i) a citizen or
                                               resident of the United States,
                                               (ii) a corporation, partnership
                                               or other entity created or
                                               organized in the United States
                                               or under the laws of the United
                                               States or of any of its
                                               political subdivisions, (iii)
                                               an estate the income of which
                                               is subject to U.S. federal
                                               income tax without regard to
                                               its source or (iv) a trust if a
                                               court within the United States
                                               is able to exercise primary
                                               supervision over the
                                               administration of the trust and
                                               one or more U.S. persons have
                                               the authority to control all
                                               substantial decisions of the
                                               trust.

Umbrella liability...........................  A form of insurance protection against losses in excess of
                                               amounts covered by other
                                               liability insurance policies or
                                               amounts not covered by the
                                               usual liability policies.

Underwriter..................................  An employee of an insurance or reinsurance company who
                                               examines, accepts or rejects
                                               risks and classifies accepted
                                               risks in order to charge an
                                               appropriate premium for each
                                               accepted risk. The underwriter
                                               is expected to select business
                                               that will produce an average
                                               risk of loss no greater than
                                               that anticipated for the class
                                               of business.

Underwriting.................................  The insurer's or reinsurer's process of reviewing
                                               applications for insurance
                                               coverage, and the decision
                                               whether to accept all or part
                                               of the coverage and
                                               determination of the applicable
                                               premiums; also refers to the
                                               acceptance of that coverage.

Underwriting gain or underwriting loss.......  The pre-tax profit or loss experienced by a property and
                                               casualty insurance company or
                                               reinsurance company after
                                               deducting losses and loss
                                               expenses and operating expenses
                                               from net earned premiums. This
                                               profit or loss calculation
                                               includes reinsurance assumed
                                               and ceded but excludes
                                               investment income.

Unearned premium.............................  The portion of premiums written that is allocable to the
                                               unexpired portion of the policy
                                               term.

Workers' compensation........................  A system (established under state and federal laws) under
                                               which employers provide
                                               insurance for benefit payments
                                               to their employees for work-
                                               related injuries, deaths and
                                               diseases, regardless of fault.

Working layer................................  Reinsurance which absorbs the losses immediately above the
                                               reinsured's retention layer. A
                                               working layer reinsurer will
                                               pay up to a certain dollar
                                               amount of losses over the
                                               insured's retention, at which
                                               point a higher layer reinsurer
                                               (or the ceding company) will be
                                               liable for additional losses.
                                               The coverage terms of a working
                                               layer typically assume an
                                               element of loss frequency.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The following table sets forth the various expenses payable by us (including any fees and expenses of the selling shareholders that we are obligated to pay) in connection with the offering of the ordinary shares being registered hereby. All of the fees set forth below are estimates except for the SEC registration fee and the NASD fee.

     SEC registration fee..............................................    $22,096.74
     NASD fee..........................................................             *
     Blue sky fees and expenses........................................             *
     Printing expenses.................................................             *
     Legal fees and expenses...........................................             *
     Accounting fees and expenses......................................             *
     Transfer agent and registrar fees.................................             *
     Miscellaneous fees and expenses...................................             *
                                                                           ----------
      Total............................................................             *
                                                                           ==========

---------------
*   To be completed by amendment

Item 14. Indemnification of Directors and Officers

    The Bye-laws of the Registrant provide for the indemnification of the Registrant's officers and directors, members of a (duly constituted) committee and any resident representative (and their respective heirs, executors or administrators), each referred to as an Indemnified Person, against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by Bermuda law, incurred or suffered by such party by reason of any act done, conceived in or omitted in the conduct of the Registrant's business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act 1981 (the "Companies Act") as in effect from time to time in Bermuda.

    The Registrant's bye-laws state that an Indemnified Person shall be indemnified out of the funds of the Registrant against all liabilities incurred by him or her by reason of any act done, conceived in or omitted in the conduct of the Registrant's business or in the discharge of his or her duties, in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with the application under the Companies Act in which relief is granted to him or her by the court.

    In addition, each shareholder and the Registrant agree to waive any claim or right of action he or it may have at any time, whether individually or by or in the right of the Registrant against any Indemnified Person on account of any action taken by such person in the performance of his duties with or for the Registrant; provided that such waiver shall not extend to any claims or rights of action which would render it void pursuant to the Companies Act 1981 as in effect from time to time in Bermuda, that arises out of fraud or dishonesty on the part of such Indemnified Person or with respect to the recovery of any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

    The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company's bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

    Reference is made to the form of Purchase Agreement to be filed as Exhibit
1.1 hereto for provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of the Registrant against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    Reference is also made to the Registration Rights Agreement, dated as of July 22, 2002, filed as Exhibit 10.2 hereto, which provides that, under certain circumstances (i) the Company is obligated to indemnify the selling shareholders and (ii) the selling shareholders are obligated to indemnify the Company, against certain liabilities and legal expenses arising from a violation of the Securities Act.

Item 15. Recent Sales of Unregistered Securities

    Since its formation, the Registrant has issued unregistered securities as described below. None of the transactions involved any underwriters, underwriting discounts or commissions, or any public offering and the Registrant believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder, or Regulation S for offerings of securities outside of the United States. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

    On December 14, 2001, Endurance Specialty Insurance Ltd. ("Endurance Bermuda") sold 59,061,185 ordinary shares and 938,815 class A shares to certain accredited investors for an aggregate price of $1.2 billion and issued warrants exercisable for 8,691,560 ordinary shares and 600,930 class A shares. The sales of shares and warrants were made in reliance on Section 4(2) of the Exchange Act.

    On July 22, 2002, the Registrant exchanged 59,061,185 ordinary shares and 938,815 class A shares of the Registrant for an equal number of common shares of Endurance Bermuda. In addition, outstanding warrants exercisable for 8,691,560 ordinary shares and 600,930 class A shares of Endurance Bermuda were exchanged for the same number of ordinary warrants and class A warrants of the Registrant. This exchange was made in reliance on Section 4(2) of the Securities Act.

    On December 17, 2002, the Registrant issued fully paid additional shares. These shares were issued to the existing holders of ordinary shares and class A shares in the ratio of four additional shares for each existing share held by them. This issuance had the effect of increasing the number of common shares. No consideration was paid for this issuance.

Item 16. Exhibits and Financial Statement Schedules

    (a)  Exhibits

  Exhibit
  Number                                                     Description of Document
----------    ---------------------------------------------------------------------------------------------------------------------
    1.1       Form of Purchase Agreement*
    3.1       Memorandum of Association. Incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Registration
              Statement on Form S-1 filed on January 28, 2003.
    3.2       Amended and Restated Bye-laws. Incorporated herein by reference to Exhibit 3.2 to Amendment No. 3 to the Registration
              Statement on Form S-1 filed on February 27, 2003.
    4.1       Specimen Ordinary Share Certificate. Incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the
              Registration Statement on Form S-1 filed on February 10, 2003.
    4.2       Specimen Class A Share Certificate. Incorporated herein by reference to Exhibit 4.2 to Amendment No. 2 to the
              Registration Statement on Form S-1 filed on February 10, 2003.
    4.3       Form of Warrant for Ordinary Shares. Incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to the
              Registration Statement on Form S-1 filed on January 28, 2003.
    4.4       Amendment to Form of Warrant for Ordinary Shares. Incorporated herein by reference to Exhibit 4.4 to Amendment No. 3 to the Registration Statement on Form S-1 filed on February 27, 2003.
    4.5       Form of Warrant for Class A Shares. Incorporated herein by reference to Exhibit 4.5 to Amendment No. 1 to the
              Registration Statement on Form S-1 filed on January 28, 2003.
    5.1       Opinion of Appleby, Spurling & Kempe*
    8.1       Opinion of Appleby, Spurling & Kempe as to certain tax matters*
   10.1       Amended and Restated Shareholders Agreement among the Registrant and each of the persons listed on Schedule A thereto. Incorporated herein by reference to Exhibit 10.1 to Amendment No. 3 to the Registration Statement on Form S-
              1 filed on January 28, 2003.

  Exhibit
  Number                                                     Description of Document
----------    ---------------------------------------------------------------------------------------------------------------------
   10.2       Registration Rights Agreement, dated as of July 22, 2002, among the Registrant and each of the persons listed on
              Schedule A thereto. Incorporated herein by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement
              on Form S-1 filed on January 28, 2003.
   10.3       Credit Agreement, dated as of August 13, 2002, among the Registrant, various lending institutions and JPMorgan Chase
              Bank as Administrative Agent. Incorporated herein by reference to Exhibit 10.8 to Amendment No. 1 to the Registration
              Statement on Form S-1 filed on January 28, 2003.
   10.4       Amended and Restated Credit Agreement, dated as of August 8, 2003, among the Company, various lending institutions and JP Morgan Chase Bank, as Administrative Agent. Incorporated herein by reference to Exhibit 10.1 to the Quarterly
              Report on Form 10-Q for the Quarter Ended June 30, 2003.
   10.5       Term Loan Agreement, dated as of August 13, 2002 among the Registrant, various lending institutions and JPMorgan
              Chase Bank as Administrative Agent, as amended on September 26, 2002. Incorporated herein by reference to Exhibit
              10.9 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
   10.6       Second Amendment to the Term Loan Agreement, dated as of August 13, 2002 among the Registrant, various lending institutions and JPMorgan Chase Bank as Administrative Agent, dated as of January 31, 2003. Incorporated herein by reference to Exhibit 10.10 to Amendment No. 2 to the Registration Statement on Form S-1 filed on February 10, 2003.
   10.7       Third Amendment to the Term Loan Agreement, dated as of August 8, 2003, among the Company, various lending institutions and JP Morgan Chase Bank, as Administrative Agent. Incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2003.
   10.8       Purchase Agreement, dated as of May 15, 2003, by and among Hartford Fire Insurance Company, HartRe Company, L.L.C.
              and Endurance Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.1 to the Current
              Report on Form 8-K filed on May 21, 2003.
   10.9       Quota Share Retrocession Agreement, dated as of May 15, 2003, by and between Hartford Fire Insurance Company and
              Endurance Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.2 to the Current Report on Form 8-K filed on May 21, 2003.
   10.10      Bill of Sale and Assignment Agreement, dated as of May 15, 2003, by and between Hartford Fire Insurance Company and
              Endurance Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.3 to the Current Report on Form 8-K filed on May 21, 2003.
   10.11      Claims Handling Agreement, dated as of May 15, 2003, by and between Hartford Fire Insurance Company and Endurance
              Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.4 to the Current Report on Form 8-
              K filed on May 21, 2003.
   10.12      Trust Agreement, dated as of May 15, 2003, by and among Hartford Fire Insurance Company, Endurance Reinsurance
              Corporation of America and The Bank of New York. Incorporated herein by reference to Exhibit 99.5 to the Current
              Report on Form 8-K filed on May 21, 2003.
   10.13      Share Purchase Agreement, dated as of August 20, 2003, between Teachers Insurance and Annuity Association of America
              and Endurance Specialty Holdings Ltd. Incorporated herein by reference to Exhibit 99.1 to the Current Report on
              Form 8-K filed on August 26, 2003.
   10.14      Underlease, dated July 18, 2003, between Centre Solutions (Bermuda) Limited and Endurance Specialty Insurance Ltd.
              Incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarter Ended
              September 30, 2003.
   10.15      2002 Amended and Restated Stock Option Plan. Incorporated herein by reference to Exhibit 10.11 to Amendment No. 3 to the Registration Statement on Form S-1 filed on February 27, 2003.
   10.16      2003 Non-Employee Director Equity Incentive Plan. Incorporated herein by reference to Exhibit 10.12 to the
              Registration Statement on Form S-1 filed on February 27, 2003.

  Exhibit
  Number                                                     Description of Document
----------    ---------------------------------------------------------------------------------------------------------------------
   10.17      Employment Agreement between the Registrant and Kenneth J. LeStrange. Incorporated herein by reference to Exhibit
              10.3 to Amendment No. 3 to the Registration Statement on Form S-1 filed on February 27, 2003.
   10.18      Employment Agreement between the Registrant and Steven W. Carlsen.*
   10.19      Employment Agreement between the Registrant and James R. Kroner.*
   10.20      Employment Agreement between the Registrant and David S. Cash.*
   10.21      Employment Agreement between the Registrant and Thomas D. Bell.*
   21.1       Subsidiaries of the Registrant
   23.1       Consent of Independent Auditor
   23.2       Independent Auditor's Report on Schedules
   24.1       Power of Attorney (included as part of the signature page)
   99.1       Form F-N*

---------------
*   To be filed by amendment.

Item 17. Undertakings

    (a) Insofar as indemnification for liabilities existing under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda on the 27th day of January, 2004.

                                        ENDURANCE SPECIALTY HOLDINGS LTD.


                                        By: /s/ Kenneth J. LeStrange
                                            ------------------------------------
                                            Name: Kenneth J. LeStrange
                                            Title: Chairman of the Board


                               POWER OF ATTORNEY

    We, the undersigned officers, directors and authorized representatives of Endurance Specialty Holdings Ltd., hereby severally constitute and appoint Kenneth J. LeStrange, our true and lawful attorney with full power to him, with full power of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Endurance Specialty Holdings Ltd. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney, or his substitute or substitutes, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

               SIGNATURE                                  TITLE                                       DATE
               ---------                                  -----                                       ----
/s/ Kenneth J. LeStrange                       Chairman of the Board, Chief                     January 27, 2004
--------------------------------------         Executive Officer, President
Name: Kenneth J. LeStrange                             and Director

/s/ James R. Kroner                              Chief Financial Officer                        January 27, 2004
--------------------------------------                 and Director
Name: James R. Kroner                          (Principal Financial Officer
                                                 and Principal Accounting
                                                         Officer)

/s/ John T. Baily                                        Director                               January 27, 2004
--------------------------------------
Name: John T. Baily

/s/ William H. Bolinder                                  Director                               January 27, 2004
--------------------------------------
Name: William H. Bolinder

/s/ David L. Cole                                        Director                               January 27, 2004
--------------------------------------
Name: David L. Cole

/s/ Jonathan J. Coslet                                   Director                               January 27, 2004
--------------------------------------
Name: Jonathan J. Coslet

               SIGNATURE                                  TITLE                                       DATE
               ---------                                  -----                                       ----
/s/ Anthony J. DiNovi                                    Director                               January 27, 2004
--------------------------------------
Name: Anthony J. DiNovi

/s/ Bryon G. Ehrhart                                     Director                               January 27, 2004
--------------------------------------
Name: Bryon G. Ehrhart

/s/ Charles G. Froland                                   Director                               January 27, 2004
--------------------------------------
Name: Charles G. Froland

/s/ Richard C. Perry                                     Director                               January 27, 2004
--------------------------------------
Name: Richard C. Perry

/s/ Robert A. Spass                                      Director                               January 27, 2004
--------------------------------------
Name: Robert A. Spass

/s/ Richard J. Sterne                                    Director                               January 27, 2004
--------------------------------------
Name: Richard J. Sterne

                                                                     SCHEDULE I


               ENDURANCE SPECIALTY HOLDINGS LTD. AND SUBSIDIARIES

        SUMMARY OF INVESTMENTS OTHER THAN INVESTMENTS IN RELATED PARTIES

                              AT DECEMBER 31, 2003
                    (in thousands of United States dollars)

                                                                                                                         Amount at
                                                                                                                           Which
                                                                                                                          Shown on
                                                                                              Amortized      Market     the Balance
                                                                                                Cost         Value         Sheet
                                                                                             ----------    ----------   -----------
Type of Investment
------------------
Fixed Maturities:
U.S. government and government agencies and authorities..................................    $  862,945    $  869,885    $  869,885
U.S. states, municipalities and political subdivisions...................................        49,634        49,608        49,608
Foreign governments......................................................................       166,835       166,615       166,615
Corporate bonds..........................................................................       344,575       355,147       355,147
U.S. asset backed securities.............................................................       308,706       311,787       311,787
U.S. mortgage backed securities..........................................................       764,457       770,267       770,267
                                                                                             ----------    ----------    ----------
Total Fixed Maturities...................................................................    $2,497,152    $2,523,309    $2,523,309
                                                                                             ==========    ==========    ==========

                                                                    SCHEDULE II


                       ENDURANCE SPECIALTY HOLDINGS LTD.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                          BALANCE SHEETS - PARENT ONLY

                           DECEMBER 31, 2003 AND 2002
          (In thousands of United States dollars except share amounts)

                                                            2003         2002
                                                         ----------   ----------
                        ASSETS
Cash and cash equivalents ...........................    $    5,586   $       --
Fixed maturity investments available for sale, at
  fair value
(amortized cost: $105,300 at December 31, 2003) .....       105,166           --
Investment in subsidiary ............................     1,633,022    1,408,177
Accrued investment income ...........................           892           --
Amounts due from subsidiaries .......................         3,087           --
Other assets ........................................           688        1,884
                                                         ----------   ----------
Total assets ........................................    $1,748,441   $1,410,061
                                                         ==========   ==========
                     LIABILITIES
Bank debt ...........................................       103,029      192,000
Amounts due to subsidiaries .........................            --          561
Other liabilities ...................................           597           --
                                                         ----------   ----------
Total liabilities ...................................       103,626      192,561
                                                         ----------   ----------
                 SHAREHOLDERS' EQUITY
Common shares
 Ordinary - 63,912,000 issued and outstanding (2002
   - 54,061,185).....................................        63,912       54,061
 Class A - nil issued and outstanding (2002 -
   938,815)..........................................            --          939
Additional paid-in capital ..........................     1,189,570    1,009,415
Accumulated other comprehensive income ..............        46,068       50,707
Retained earnings ...................................       345,265      102,378
                                                         ----------   ----------
Total shareholders' equity ..........................     1,644,815    1,217,500
                                                         ----------   ----------
Total liabilities and shareholders' equity ..........    $1,748,441   $1,410,061
                                                         ==========   ==========


        See accompanying notes to the consolidated financial statements.

                                                                    SCHEDULE II


                       ENDURANCE SPECIALTY HOLDINGS LTD.

             CONDENSED FINANCIAL INFORMATION OF REGISTRANT, Cont'd.

                       STATEMENTS OF INCOME - PARENT ONLY

            FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE
               PERIOD FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
  (In thousands of United States dollars, except share and per share amounts)

                                                                                                          2003        2002     2001
                                                                                                        --------    --------   ----
Revenues
 Net investment income..............................................................................    $  2,358    $      4    $--
 Net realized gains on sales of investments.........................................................         507          --     --
                                                                                                        --------    --------    ---
Total revenues......................................................................................       2,865           4     --
                                                                                                        --------    --------    ---
Expenses
 General and administrative expenses................................................................       7,264         112     --
 Interest expense...................................................................................       4,238         984     --
                                                                                                        --------    --------    ---
Total expenses......................................................................................      11,502       1,096     --
                                                                                                        --------    --------    ---
Net loss before equity in net income of subsidiaries................................................      (8,637)     (1,092)    --
Equity in net income of subsidiaries................................................................     272,074     103,158     --
                                                                                                        --------    --------    ---
Net income..........................................................................................    $263,437    $102,066    $--
                                                                                                        ========    ========    ===


        See accompanying notes to the consolidated financial statements.

                                                                    SCHEDULE II


                       ENDURANCE SPECIALTY HOLDINGS LTD.

             CONDENSED FINANCIAL INFORMATION OF REGISTRANT, Cont'd.

                     STATEMENTS OF CASH FLOWS - PARENT ONLY

            FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE
               PERIOD FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
                    (In thousands of United States dollars)

                                                                                                         2003        2002      2001
                                                                                                      ---------    ---------   ----
Cash flows used in operating activities:
 Net income.......................................................................................    $ 263,437    $ 102,066    $--
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization..................................................................        1,476           --     --
   Net realized gains on sales of investments.....................................................         (507)          --     --
   Stock-based compensation expense...............................................................        1,565        2,415     --
   Equity in net income of subsidiary.............................................................     (272,074)    (103,158)    --
   Accrued investment income......................................................................         (892)          --     --
   Other assets...................................................................................        1,196       (1,884)    --
   Other liabilities..............................................................................          597           --     --
                                                                                                      ---------    ---------    ---
Net cash used in operating activities.............................................................       (5,202)        (561)    --
                                                                                                      ---------    ---------    ---
Cash flows used in investing activities:
 Proceeds from sales of fixed maturity investments................................................       91,218           --     --
 Proceeds from maturities and calls on fixed maturity investments.................................       19,300           --     --
 Purchases of fixed maturity investments..........................................................     (216,787)          --     --
 Investments in subsidiary........................................................................      (50,000)     (92,000)    --
 Dividends received from subsidiary...............................................................       93,609
 Net amounts loaned to subsidiaries...............................................................       (3,363)          --     --
                                                                                                      ---------    ---------    ---
Net cash used in investing activities.............................................................      (66,023)     (92,000)    --
                                                                                                      ---------    ---------    ---
Cash flows provided by financing activities:
 Proceeds from subsidiary borrowing...............................................................           --          561     --
 Issuance of common shares........................................................................      206,582           --     --
 Repurchase of common shares......................................................................      (20,295)    (100,000)    --
 Proceeds from bank debt..........................................................................           --      192,000     --
 Bank debt repaid.................................................................................      (88,971)          --     --
 Dividends paid...................................................................................      (20,505)          --     --
                                                                                                      ---------    ---------    ---
Net cash provided by financing activities.........................................................       76,811       92,561     --
                                                                                                      ---------    ---------    ---
Net increase in cash and cash equivalents.........................................................        5,586           --     --
Cash and cash equivalents, beginning of period....................................................           --           --     --
                                                                                                      ---------    ---------    ---
Cash and cash equivalents, end of period..........................................................    $   5,586    $      --    $--
                                                                                                      =========    =========    ===


        See accompanying notes to the consolidated financial statements.

                                                                   SCHEDULE III


               ENDURANCE SPECIALTY HOLDINGS LTD. AND SUBSIDIARIES

                      SUPPLEMENTARY INSURANCE INFORMATION

            FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE
               PERIOD FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
                    (In thousands of United States dollars)

YEAR ENDED DECEMBER 31, 2003

                                                      Reserve for
                                         Deferred      Losses and                   Net          Net       Losses and
                                        Acquisition       Loss       Unearned    Premiums     Investment      Loss
               Segment                     Costs        Expenses     Premiums     Earned      Income (1)    Expenses
               -------                  -----------   -----------    --------   ----------    ----------   ----------
Property Per Risk Treaty Reinsurance     $ 75,137       $188,757     $277,621   $  296,551     $    --      $179,031
Property Catastrophe Reinsurance....        5,062         62,725       45,878      174,158          --        33,393
Casualty Treaty Reinsurance.........       61,067        236,521      223,135      284,843          --       178,725
Property Individual Risk............        5,982         36,117       48,937       65,408          --        23,317
Casualty Individual Risk............       11,467        152,473      103,718      173,266          --       118,515
Aerospace and Other Specialty Lines.       24,672        156,565      125,396      179,721          --       130,715
Not Allocated to Segments...........           --             --           --           --      71,010            --
                                         --------       --------     --------   ----------     -------      --------
Total...............................     $183,387       $833,158     $824,685   $1,173,947     $71,010      $663,696
                                         ========       ========     ========   ==========     =======      ========


                                        Amortization
                                        of Deferred        Other          Net
                                        Acquisition      Operating      Premiums
               Segment                     Costs       Expenses (2)     Written
               -------                  ------------   ------------    ----------
Property Per Risk Treaty Reinsurance      $ 74,454       $ 25,021      $  469,290
Property Catastrophe Reinsurance....        19,807         13,738         184,303
Casualty Treaty Reinsurance.........        76,643         22,537         387,497
Property Individual Risk............         7,058          7,955          83,929
Casualty Individual Risk............        19,069         16,882         214,232
Aerospace and Other Specialty Lines.        33,518         14,524         258,593
Not Allocated to Segments...........            --             --              --
                                          --------       --------      ----------
Total...............................      $230,549       $100,657      $1,597,844
                                          ========       ========      ==========

---------------
(1) Because the Company does not manage its assets by segment, investment income is not allocated to the individual segments.
(2) General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated to segments based on each segment's proportional share of gross premiums written and acquired.

                                                                   SCHEDULE III


               ENDURANCE SPECIALTY HOLDINGS LTD. AND SUBSIDIARIES

                      SUPPLEMENTARY INSURANCE INFORMATION

            FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE
               PERIOD FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
                    (In thousands of United States dollars)

YEAR ENDED DECEMBER 31, 2002

                                                      Reserve for                                                      Amortization
                                         Deferred      Losses and                  Net         Net       Losses and    of Deferred
                                        Acquisition       Loss       Unearned   Premiums    Investment      Loss       Acquisition
               Segment                     Costs        Expenses     Premiums    Earned     Income (1)    Expenses        Costs
               -------                  -----------   -----------    --------   --------    ----------   ----------    ------------
Property Per Risk Treaty Reinsurance      $29,493       $ 34,843     $108,601   $ 59,453     $    --      $ 35,577       $14,607
Property Catastrophe Reinsurance....        4,337         40,122       37,303    114,823          --        42,804        16,885
Casualty Treaty Reinsurance.........       31,967         56,070      119,211     84,355          --        56,070        20,597
Property Individual Risk............        3,247         13,283       29,055     33,907          --        13,283         3,406
Casualty Individual Risk............        5,854         33,958       62,611     44,292          --        33,958         3,978
Aerospace and Other Specialty Lines.        6,778         22,564       46,524     32,659          --        22,763         4,540
Not Allocated to Segments...........           --             --           --         --      42,938            --            --
                                          -------       --------     --------   --------     -------      --------       -------
Total...............................      $81,676       $200,840     $403,305   $369,489     $42,938      $204,455       $64,013
                                          =======       ========     ========   ========     =======      ========       =======


                                           Other          Net
                                         Operating     Premiums
               Segment                  Expenses (2)    Written
               -------                  ------------   --------
Property Per Risk Treaty Reinsurance      $10,520      $168,054
Property Catastrophe Reinsurance....       11,150       145,453
Casualty Treaty Reinsurance.........       12,743       203,566
Property Individual Risk............        3,939        61,759
Casualty Individual Risk............        6,692       106,903
Aerospace and Other Specialty Lines.        4,955        79,183
Not Allocated to Segments...........           --            --
                                          -------      --------
Total...............................      $49,999      $764,918
                                          =======      ========

---------------
(1) Because the Company does not manage its assets by segment, investment income is not allocated to the individual segments.
(2) General and administrative expenses incurred by segments are allocated directly. Remaining corporate overhead is allocated to segments based on each segment's proportional share of gross premiums written and acquired.

                                                                    SCHEDULE IV


               ENDURANCE SPECIALTY HOLDINGS LTD. AND SUBSIDIARIES

                                  REINSURANCE

            FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002, AND THE
               PERIOD FROM NOVEMBER 30, 2001 TO DECEMBER 31, 2001
                    (In thousands of United States dollars)

                                                                                                                         Percentage
                                                                                  Ceded to      Assumed                   of Amount
                                                                                   Other      from Other       Net         Assumed
                                                                       Gross     Companies     Companies      Amount       to Net
                                                                      --------   ---------    ----------    ----------   ----------
Year ended December 31, 2003:
 Property and liability insurance.................................    $383,870    $ 4,153     $1,218,127    $1,597,844       76%
Year ended December 31, 2002:
 Property and liability insurance.................................    $196,927    $33,842     $  601,833    $  764,918       79%
Period ended December 31, 2001:
 Property and liability insurance.................................    $    376    $    --     $       --    $      376        0%

                                 EXHIBIT INDEX

  Exhibit
  Number                                                     Description of Document
----------    ---------------------------------------------------------------------------------------------------------------------
    1.1       Form of Purchase Agreement*
    3.1       Memorandum of Association. Incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Registration
              Statement on Form S-1 filed on January 28, 2003.
    3.2       Amended and Restated Bye-laws. Incorporated herein by reference to Exhibit 3.2 to Amendment No. 3 to the Registration
              Statement on Form S-1 filed on February 27, 2003.
    4.1       Specimen Ordinary Share Certificate. Incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the
              Registration Statement on Form S-1 filed on February 10, 2003.
    4.2       Specimen Class A Share Certificate. Incorporated herein by reference to Exhibit 4.2 to Amendment No. 2 to the
              Registration Statement on Form S-1 filed on February 10, 2003.
    4.3       Form of Warrant for Ordinary Shares. Incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to the
              Registration Statement on Form S-1 filed on January 28, 2003.
    4.4       Amendment to Form of Warrant for Ordinary Shares. Incorporated herein by reference to Exhibit 4.4 to Amendment No. 3 to the Registration Statement on Form S-1 filed on February 27, 2003.
    4.5       Form of Warrant for Class A Shares. Incorporated herein by reference to Exhibit 4.5 to Amendment No. 1 to the
              Registration Statement on Form S-1 filed on January 28, 2003.
    5.1       Opinion of Appleby, Spurling & Kempe*
    8.1       Opinion of Appleby, Spurling & Kempe as to certain tax matters*
   10.1       Amended and Restated Shareholders Agreement among the Registrant and each of the persons listed on Schedule A thereto. Incorporated herein by reference to Exhibit 10.1 to Amendment No. 3 to the Registration Statement on Form S-
              1 filed on January 28, 2003.
   10.2       Registration Rights Agreement, dated as of July 22, 2002, among the Registrant and each of the persons listed on
              Schedule A thereto. Incorporated herein by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement
              on Form S-1 filed on January 28, 2003.
   10.3       Credit Agreement, dated as of August 13, 2002, among the Registrant, various lending institutions and JPMorgan Chase
              Bank as Administrative Agent. Incorporated herein by reference to Exhibit 10.8 to Amendment No. 1 to the Registration
              Statement on Form S-1 filed on January 28, 2003.
   10.4       Amended and Restated Credit Agreement, dated as of August 8, 2003, among the Company, various lending institutions and JP Morgan Chase Bank, as Administrative Agent. Incorporated herein by reference to Exhibit 10.1 to the Quarterly
              Report on Form 10-Q for the Quarter Ended June 30, 2003.
   10.5       Term Loan Agreement, dated as of August 13, 2002 among the Registrant, various lending institutions and JPMorgan
              Chase Bank as Administrative Agent, as amended on September 26, 2002. Incorporated herein by reference to Exhibit
              10.9 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.
   10.6       Second Amendment to the Term Loan Agreement, dated as of August 13, 2002 among the Registrant, various lending institutions and JPMorgan Chase Bank as Administrative Agent, dated as of January 31, 2003. Incorporated herein by reference to Exhibit 10.10 to Amendment No. 2 to the Registration Statement on Form S-1 filed on February 10, 2003.
   10.7       Third Amendment to the Term Loan Agreement, dated as of August 8, 2003, among the Company, various lending institutions and JP Morgan Chase Bank, as Administrative Agent. Incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2003.
   10.8       Purchase Agreement, dated as of May 15, 2003, by and among Hartford Fire Insurance Company, HartRe Company, L.L.C.
              and Endurance Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.1 to the Current
              Report on Form 8-K filed on May 21, 2003.

  Exhibit
  Number                                                     Description of Document
----------    ---------------------------------------------------------------------------------------------------------------------
   10.9       Quota Share Retrocession Agreement, dated as of May 15, 2003, by and between Hartford Fire Insurance Company and
              Endurance Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.2 to the Current Report on Form 8-K filed on May 21, 2003.
   10.10      Bill of Sale and Assignment Agreement, dated as of May 15, 2003, by and between Hartford Fire Insurance Company and
              Endurance Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.3 to the Current Report on Form 8-K filed on May 21, 2003.
   10.11      Claims Handling Agreement, dated as of May 15, 2003, by and between Hartford Fire Insurance Company and Endurance
              Reinsurance Corporation of America. Incorporated herein by reference to Exhibit 99.4 to the Current Report on Form 8-
              K filed on May 21, 2003.
   10.12      Trust Agreement, dated as of May 15, 2003, by and among Hartford Fire Insurance Company, Endurance Reinsurance
              Corporation of America and The Bank of New York. Incorporated herein by reference to Exhibit 99.5 to the Current
              Report on Form 8-K filed on May 21, 2003.
   10.13      Share Purchase Agreement, dated as of August 20, 2003, between Teachers Insurance and Annuity Association of America
              and Endurance Specialty Holdings Ltd. Incorporated herein by reference to Exhibit 99.1 to the Current Report on
              Form 8-K filed on August 26, 2003.
   10.14      Underlease, dated July 18, 2003, between Centre Solutions (Bermuda) Limited and Endurance Specialty Insurance Ltd.
              Incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarter Ended
              September 30, 2003.
   10.15      2002 Amended and Restated Stock Option Plan. Incorporated herein by reference to Exhibit 10.11 to Amendment No. 3 to the Registration Statement on Form S-1 filed on February 27, 2003.
   10.16      2003 Non-Employee Director Equity Incentive Plan. Incorporated herein by reference to Exhibit 10.12 to the
              Registration Statement on Form S-1 filed on February 27, 2003.
   10.17      Employment Agreement between the Registrant and Kenneth J. LeStrange. Incorporated herein by reference to Exhibit
              10.3 to Amendment No. 3 to the Registration Statement on Form S-1 filed on February 27, 2003.
   10.18      Employment Agreement between the Registrant and Steven W. Carlsen.*
   10.19      Employment Agreement between the Registrant and James R. Kroner.*
   10.20      Employment Agreement between the Registrant and David S. Cash.*
   10.21      Employment Agreement between the Registrant and Thomas D. Bell.*
   21.1       Subsidiaries of the Registrant
   23.1       Consent of Independent Auditor
   23.2       Independent Auditor's Report on Schedules
   24.1       Power of Attorney (included as part of the signature page)
   99.1       Form F-N*




---------------
*   To be filed by amendment.

                                                                   Exhibit 21.1


                         SUBSIDIARIES OF THE REGISTRANT

                          Subsidiaries                                               Jurisdiction of Organization
----------------------------------------------------------------    ---------------------------------------------------------------
Endurance Specialty Insurance Ltd.                                  Bermuda
Endurance U.S. Holding Corp.                                        Delaware
Endurance Reinsurance Corporation of America                        New York
Endurance Worldwide Holdings Limited                                United Kingdom
Endurance Worldwide Insurance Limited                               United Kingdom

                                                                   Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated January 22, 2004 in the Registration Statement (Form S-1 No. 333-000000) and the related Prospectus of Endurance Specialty Holdings Ltd. for the registration of 8,050,000 shares of its common stock.


/s/ Ernst & Young
---------------------------
Hamilton, Bermuda
January 22, 2004

                                                                   Exhibit 23.2


                         REPORT OF INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS

ENDURANCE SPECIALTY HOLDINGS LTD.

We have audited the consolidated financial statements of Endurance Specialty Holdings Ltd. and subsidiaries as of December 31, 2003 and 2002, and for the years ended December 31, 2003 and 2002 and for the period from November 30, 2001 to December 31, 2001, and have issued our report thereon dated January 22, 2004 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2(i) to the consolidated financial statements, in 2002 the Company changed its method of accounting for stock-based employee compensation.


/s/ Ernst & Young
Hamilton, Bermuda
January 22, 2004